     As filed with the Securities and Exchange Commission on April 12, 2000
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              GLOBAL CROSSING LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                          --------------------------

             Bermuda                         4813                       98-0189783
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer Identification
Incorporation or Organization)    Classification Code Number)             Number)

                                  Wessex House
                                 45 Reid Street
                             Hamilton HM12, Bermuda
                                 (441) 296-8600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ---------------

                             CT Corporation System
                                 1633 Broadway
                            New York, New York 10019
                                 (212) 479-8200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------

                                   Copies to:

          D. Rhett Brandon, Esq.
       Caroline B. Gottschalk, Esq.               Joseph A. Coco, Esq.
        Simpson Thacher & Bartlett      Skadden, Arps, Slate, Meagher & Flom LLP
           425 Lexington Avenue                    Four Times Square
         New York, New York 10017               New York, New York 10036
              (212) 455-2000                         (212) 735-3000

                                ---------------
        Approximate date of commencement of proposed sale to the public:
   As soon as possible after this Registration Statement is declared effective and all other conditions to the mergers contemplated by the Agreement and Plan of Merger, dated as of February 22, 2000, described in the enclosed Information Statement/Prospectus have been satisfied or waived.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed maximum  Proposed maximum
 Title of each class of securities                         aggregate         aggregate         Amount of
                to                     Amount to be        offering          offering        registration
           be registered              registered (1)    price per unit         price            fee (2)
---------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per      70,413,237      Not applicable    Not applicable       $611,036
  share ..........................        shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based on the maximum number of shares to be issued in connection with the mergers, calculated as the sum of (i) the product of (a) 9,261,000, the aggregate number of shares of Common Stock, par value $0.01 per share, of IPC Communications, Inc. outstanding on April 4, 2000 (other than shares held in treasury of IPC Communications, Inc. and shares owned by the Registrant which shall be canceled in the mergers) assuming exercise of all stock options and warrants (whether or not currently exercisable) and (b) 5.417, the number of shares of Common Stock of the Registrant issuable in respect of each share of Common Stock of IPC Communications, Inc. and (ii) the product of (a) 17,100,000, the aggregate number of shares of Common Stock, par value $0.01 per share, of IXnet, Inc. outstanding on April 4, 2000 (other than shares held in treasury of IXnet, Inc., shares owned by IPC Communications, Inc. and shares owned by the Registrant which shall be canceled in the mergers) assuming exercise of all stock options and warrants (whether or not currently exercisable) and (b) 1.184, the number of shares of Common Stock of the Registrant issuable in respect of each share of Common Stock of IXnet, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, and based upon (i) the average of the high and low sales prices of Common Stock of IPC Communications, Inc. as reported on the American Stock Exchange on April 10, 2000 ($179) and (ii) the average of the bid and ask price of Common Stock of IXnet, Inc. as reported on the Nasdaq National Market on April 10, 2000 ($38.41).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this document is not complete and may be changed. A        +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. We may not sell these securities until + +that registration statement is effective. This document is not an offer to +
+sell these securities, and it is not soliciting an offer to buy these         +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to completion, dated April 12, 2000

  IPC Communications, Inc.            IXnet, Inc.
                                    88 Pine Street
       88 Pine Street             New York, NY 10005
     New York, NY 10005

                                         , 2000

Dear Stockholder:

  We are pleased to inform you of the pending mergers involving IPC Communications, Inc., IXnet, Inc. and Global Crossing Ltd. which were unanimously approved by the IPC and IXnet boards of directors. Under the terms of the mergers, each share of IPC will be converted into the right to receive
5.417 shares of Global Crossing common stock, and each share of IXnet will be converted into the right to receive 1.184 shares of Global Crossing common stock.

  Global Crossing common stock is traded on the Nasdaq National Market under the symbol "GBLX." On April 11, 2000, the closing price for the common stock on the Nasdaq National Market was $33.00 per share.

  The holders of more than a majority of the outstanding shares of each of IPC and IXnet common stock have agreed to the mergers. Therefore, we are not asking you for a proxy and you are requested not to send us a proxy.

  The boards of directors of IPC and IXnet are furnishing this document to you to provide you with important information about the mergers. This document is also a prospectus of Global Crossing relating to the shares of Global Crossing common stock to be issued in the mergers.

                              Sincerely,

                              [ signature ]

                              Richard W. Smith
                              Chairman of the Board
                              IPC Communications, Inc.
                              IXnet, Inc.

  See "Risk Factors" beginning on page 32 for some of the matters you should consider.


 Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the shares of Global Crossing common stock to be issued in the mergers or determined if this document is truthful or complete. Any representative to the contrary is a criminal offense.


  This document is dated       , 2000 and was first mailed to stockholders on
or about      , 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Graphic Representation of the Mergers.....................................   1
Questions & Answers about the Mergers.....................................   2
Summary...................................................................   3
  Overview................................................................   3
  The companies...........................................................   3
  What you will receive in the mergers....................................   4
  Ownership of Global Crossing after the mergers..........................   5
  Tax consequences........................................................   5
  Board approvals.........................................................   5
  Interests of members of IPC's and IXnet's boards of directors and
   management in the mergers..............................................   5
  Opinions of financial advisors..........................................   6
  The consents; no further stockholder approval required..................   6
  Appraisal rights........................................................   6
  Conditions to the completion of the mergers.............................   7
  Termination of the merger agreement.....................................   7
  Regulatory matters......................................................   7
  Accounting treatment....................................................   7
  Trading of Global Crossing common stock.................................   7
  Selected historical financial information...............................   8
  Recent financial accounting developments................................  21
  Selected unaudited pro forma financial information......................  22
  Comparative per share data..............................................  29
  Market prices and dividends.............................................  30
Risk Factors..............................................................  32
Cautionary Statement Regarding Forwarding-Looking Statements..............  40
The Mergers...............................................................  41
  What you will receive in the mergers....................................  41
  Background of the mergers...............................................  41
  Recommendation of the IPC and IXnet boards of directors; Reasons for mergers................................................................  43
  Opinions of IXnet's and IPC's financial advisors........................  44
  Interests of members of IPC's and IXnet's boards of directors and management in the merger...............................................  65
  Certain United States federal income tax and Bermuda tax consequences...  67
  Regulatory approvals....................................................  73
  Anticipated accounting treatment........................................  74
  Litigation..............................................................  74
  Quotation on the Nasdaq National Market.................................  74
  Resales of Global Crossing common stock.................................  75
The Merger Agreement......................................................  76
  The mergers.............................................................  76
  Effective time of the mergers...........................................  77
  Exchange procedures.....................................................  77
  Fractional shares.......................................................  78
  Stock options...........................................................  78
  Representations and warranties..........................................  78
  Covenants...............................................................  79
  Additional agreements...................................................  81

                                                                          Page
                                                                          ----

  Access to information..................................................  82
  Reasonable best efforts................................................  82
  Benefit plans..........................................................  82
  Indemnification and insurance..........................................  82
  No solicitation........................................................  83
  Conditions to the completion of the mergers............................  84
  Termination of the merger agreement....................................  84
  Other expenses.........................................................  85
  Amendments; waivers....................................................  85

Related Agreements.......................................................  86
  Consent and voting agreement...........................................  86
  Waiver and amendment agreement.........................................  88
  Registration rights agreement..........................................  88

Global Crossing and IPC..................................................  89

IXnet....................................................................  89
  Overview...............................................................  89
  The IXnet solution.....................................................  90
  Business strategy......................................................  92
  Services...............................................................  92
  Sales and marketing....................................................  93
  Customers..............................................................  95
  Customer service.......................................................  95
  Competition............................................................  95
  Legal proceedings......................................................  96
  Intellectual property..................................................  96
  Employees..............................................................  96
  Properties.............................................................  96

IXnet: Management Discussion and Analysis of Financial Condition and
Results of Operations....................................................  98
  Overview...............................................................  98
  Components of revenues.................................................  99
  Pricing policies.......................................................  99
  Long-term agreements...................................................  99
  Components of costs and expenses....................................... 100
  Acquisitions and strategic agreements.................................. 101
  Results of operations.................................................. 103
  Quarterly results...................................................... 106
  Liquidity and capital resources........................................ 107
  Cash flows............................................................. 108
  Commitments, capital expenditures and future financing requirements.... 109
  Other possible strategic relationships and acquisitions................ 110
  Foreign exchange rate risk............................................. 110
  Interest rate risk..................................................... 110
  Effects of recently issued accounting standards........................ 111
  Year 2000 update....................................................... 111

Regulatory Environment................................................... 112
  United States regulatory considerations................................ 112
  International regulatory considerations................................ 113
  Expansion into other foreign countries................................. 114

                                                                          Page
                                                                          ----
Information Regarding Directors, Executive Officers and 5% Shareholders
 of Global Crossing...................................................... 115

Stock Ownership of Management, Directors and 5% Stockholders of IPC...... 117

Stock Ownership of Management, Directors and 5% Stockholders of IXnet.... 120

Description of Global Crossing Capital Stock............................. 122
  General................................................................ 122
  Voting and transfer restrictions....................................... 122
  Distributions.......................................................... 123
  Global Crossing registration rights agreement.......................... 123
  Transfer agent......................................................... 123

Some Differences Between Rights of Stockholders of IPC and IXnet and
 Rights of Shareholders of Global Crossing............................... 124
  Size and classification of the board of directors...................... 124
  Removal of directors; vacancies; alternate directors................... 124
  Meeting of shareholders/stockholders................................... 125
  Action by written consent and resolutions of
   shareholders/stockholders............................................. 125
  Vote required for extraordinary corporate transactions................. 125
  Interested director transactions....................................... 126
  Transfer restrictions.................................................. 127
  Business combinations with interested stockholders..................... 127
  Shareholder/stockholder suits.......................................... 127
  Dissenters' rights..................................................... 128
  Dividends.............................................................. 129
  Voting................................................................. 129
  Preemptive rights...................................................... 129
  Amendments to corporate governance documents........................... 129
  Limitations on directors' liability.................................... 130
  Rights of inspection................................................... 130
  Repurchase of untraced shares.......................................... 131
  Indemnification of officers and directors.............................. 131
  Indemnification of Global Crossing by shareholders for
   some taxes and other impositions...................................... 132
  Indemnification of shareholders by Global Crossing for some taxes...... 132
  Listing................................................................ 132

Legal Matters............................................................ 133

Experts.................................................................. 133

Service of Process and Enforcement of Liabilities........................ 134

Submission of Future Stockholder Proposals............................... 134
  IPC.................................................................... 134
  IXnet.................................................................. 134

Incorporation by Reference............................................... 134
  Global Crossing........................................................ 134
  IPC.................................................................... 134

Where You Can Find More Information...................................... 135
  Global Crossing........................................................ 135
  IPC.................................................................... 135
  IXnet.................................................................. 136

IXnet Financial Statements............................................... F-1

                                                                           Page
                                                                           ----
 ANNEX A   Agreement and Plan of Merger, dated February 22, 2000........  A-1
 ANNEX B   Consent and Voting Agreement, dated February 22, 2000........  B-1
 ANNEX C-1 Opinion of Salomon Smith Barney Inc. to the board of directors of IXnet,
           dated February 22, 2000......................................  C-1-1
 ANNEX C-2 Opinion of Salomon Smith Barney Inc. to the board of directors of IPC,
           dated February 22, 2000......................................  C-2-1
 ANNEX D-1 Opinion of Donaldson, Lufkin & Jenrette Securities
           Corporation to
           the board of directors of IXnet, dated February 22, 2000.....  D-1-1
 ANNEX D-2 Opinion of Donaldson, Lufkin & Jenrette Securities
           Corporation to
           the board of directors of IPC, dated February 22, 2000.......  D-2-1

                     Graphic Representation of the Mergers

 The following chart describes the mergers as a result of which IPC and IXnet will become wholly-owned subsidiaries of Global Crossing. For a written description of the mergers, see "The Mergers" on page 41.

                                          [FLOW CHART APPEARS HERE]


                          THE IPC Merger
       PHASE I                                                        PHASE II

[IPC Communications, Inc.              [IPC Information Systems, Inc.           [Global Crossing Ltd.]
     [Delaware]]                                 [Delaware]]                         [Bermuda]

[line that shows 100%                  [line that shows IPC Information         [line that shows 100%
  ownership of IPC                      Systems, Inc. owning 84.3%               ownership of Georgia
Information Systems, Inc.               of IXnet, Inc. [Delaware]]               Merger Sub Corporation [Delaware]]
[Delaware]]

[line that shows IPC                                         [line that shows Georgia Merger Sub
Communications, Inc.                                          Corporation merging into IPC
merging into IPC                                              Information Systems, Inc.]
Information Systems, Inc.]

[line that shows IPC
Information Systems, Inc. [Delaware]
owning 84.3% of IXnet, Inc.,
[Delaware]]

  Description:                                        Description:

 .  IPC Communications, Inc. merges                    .  Georgia Merger Sub Corporation merges with
    with IPC Information Systems, Inc. IPC               IPC Systems. IPC Systems is the
   Systems is the surviving entity.                      surviving entity and becomes 100% owned by
 .  IPC stockholders receive one share                    Global Crossing Ltd.
   of IPC Systems common stock for each
   share of IPC common stock.                         .  IPC Systems stockholders receive 5.417 shares of
                                                         Global Crossing common stock
                                                         for each share of IPC Systems common stock.

  The IXnet Merger                                                               After the Mergers

     PHASE III                                                                       PHASE IV
     ---------                                                                       --------

                                                                                [Global Crossing Ltd.
[Global Crossing Ltd.                                                               [Bermuda]]
      [Bermuda]]

[line that shows                                                                [line that shows 100%
100% ownership                                                                  ownership of IPC
of IPC Information                                                              Information Systems,
Systems, Inc. [Delaware]]                                                       Inc. [Delaware]]

[line that shows IPC Information       [line that shows IPC Information         [line that shows 100%
Systems, Inc. [Delaware]               Systems, Inc. [Delaware] owning          ownership of IXnet, Inc.
owning 84.3% of IXnet, Inc.            100% of Idaho Merger Sub Corporation     [Delaware]]
[Delaware]]                            [Delaware]]




           [line that shows Idaho Merger
           Sub Corporation merging into
           IXnet, Inc.]

Description:

 . Idaho Merger Sub Corporation merges with IXnet, Inc. IXnet is the surviving entity and becomes 100% owned by Global Crossing.

 . IXnet stockholders receive 1.184 shares of Global Crossing common stock for each share of IXnet common stock.

                     Questions & Answers About the Mergers
Q: What are the mechanics of the mergers?

A: First, IPC will merge into IPC Systems, a wholly-owned subsidiary of IPC. Then IPC Systems will merge with a wholly-owned subsidiary of Global Crossing, so that IPC Systems will become a wholly-owned subsidiary of Global Crossing. We refer to this first series of mergers as the "IPC merger". Second, IXnet will merge with a wholly-owned subsidiary of IPC Systems, so that IXnet will become an indirect wholly-owned subsidiary of Global Crossing. We refer to this merger as the "IXnet merger".

Q:  What will I be entitled to receive in connection with the mergers?

A: If you are an IPC stockholder, each share of IPC common stock you own will be canceled and converted into the right to receive 5.417 shares of Global Crossing common stock. If you are an IXnet stockholder, each share of IXnet common stock you own will be canceled and converted into the right to receive 1.184 shares of Global Crossing common stock.

Q:  Will I receive a dividend on my shares after the mergers?

A: Global Crossing does not currently pay cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

Q:  Will I recognize gain or loss in connection with the mergers?

A: No. We expect the mergers to qualify as tax-free reorganizations for United States federal income tax purposes. In general, IPC and IXnet stockholders will not recognize any gain or loss on the exchange of their common stock in the mergers, except to the extent they receive cash instead of fractional shares.

Q:  Do I need to vote in connection with the mergers?

A: No. IPC stockholders that own approximately 67.3% of IPC have given their written consents approving the IPC merger. In addition, IPC Systems, which owns approximately 84.3% of IXnet, has given its written consent as majority stockholder of IXnet approving the IXnet merger. These written consents are sufficient under Delaware law to proceed with and complete the mergers without your vote.

Q:  Do I have appraisal rights?

A: No. Under Delaware law, which governs the mergers, neither IPC nor IXnet stockholders are entitled to appraisal rights.

Q:  When do you expect to complete the mergers?

A: We expect to complete the mergers in the second quarter of 2000. However, we may not be able to complete the mergers by that time if we have not yet obtained the necessary regulatory approvals.

Q:  What do I need to do to get my Global Crossing shares?

A: After the mergers are completed, Global Crossing will send you written instructions for exchanging your stock certificates. You should not send in your stock certificates now.

Q:  Whom should I call with questions?

A:  IPC stockholders:

  Investor Relations--IPC
  (212) 825-9060

  IXnet stockholders:

  Investors Relations--IXnet
  (212) 412-6400

                                    SUMMARY

   This summary highlights selected information from this document. It does not contain all the information that is important to you. We urge you to read carefully the entire document and the other documents incorporated by reference in this document to fully understand the mergers. More information on IXnet is included in this document beginning on page 89. For a guide as to where you can obtain more information on Global Crossing, IPC and IXnet see "Where You Can Find More Information" on page 135.

Overview

   Global Crossing, IPC, IPC Systems, IXnet, a wholly-owned subsidiary of Global Crossing and a wholly- owned subsidiary of IPC Systems entered into a merger agreement on February 22, 2000. Under the terms of the merger agreement, at the closing, (1) IPC stockholders will be entitled to receive 5.417 shares of Global Crossing common stock for each share of IPC common stock and (2) IXnet stockholders will be entitled to receive 1.184 shares of Global Crossing common stock for each share of IXnet common stock. Upon completion of the mergers, IPC Systems, which will be the successor to IPC, and IXnet will become wholly- owned subsidiaries of Global Crossing. In this document, we refer to the number of shares of Global Crossing common stock that each IPC or IXnet stockholder will be entitled to receive in the mergers for each IPC or IXnet share as the "exchange ratio".

The companies

 Global Crossing

   Global Crossing is building and offering services over the world's first integrated global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of Global Crossing's currently announced systems, the Global Crossing network and its telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   Global Crossing is included in both the S&P 500 index and the Nasdaq 100 index. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California, Morristown, New Jersey and Rochester, New York.

   Global Crossing is incorporated in Bermuda, and the address of its principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Its telephone number is 441-296-8600. You may visit Global Crossing at its web site located at www.globalcrossing.com.

   Recent Developments. Global Crossing is currently engaged in two concurrent offerings of its common stock and preferred stock. The common stock offering involves selling shareholders. Global Crossing expects that the aggregate gross proceeds of the common stock offering, if consummated, to Global Crossing will be approximately $709.5 million and the aggregate gross proceeds of the preferred stock offering, if consummated, will be approximately $1.0 billion. Neither offering is conditioned on the closing of the other. Global Crossing will use the net proceeds from the offerings for general corporate purposes, including repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of its capital stock and any other purposes that Global Crossing may specify. Global Crossing expects that the offerings will close on or about April 14, 2000.

   On March 2, 2000, Global Crossing announced plans to create a new class of common stock that will track the performance of its complex web hosting business operated by its wholly-owned subsidiary, GlobalCenter Inc. The creation of this new class of common stock will be subject to shareholder approval. Global Crossing expects to complete its initial public offering of this stock in the summer of 2000, subject to market conditions.

   Global Crossing's subsidiary, Asia Global Crossing, intends to do an initial public offering of shares of its common stock and to file a registration statement under the Securities Act of 1933 in respect of the proposed offering. Asia Global Crossing intends to use the net proceeds from the offering primarily to make additional capital investments in its operations and for general corporate purposes. Asia Global Crossing anticipates that the offering will be completed in the summer of 2000, subject to market conditions.

   The statements in the two paragraphs immediately above do not constitute an offer of any securities for sale. The offerings, if made, will be made only by means of a prospectus contained in a registration statement as filed with the SEC.

 IPC

   IPC is the leading provider of integrated telecommunications equipment and services that facilitate the execution of transactions by the worldwide financial services community. These transactions involve the trading of equity and debt securities, commodities, currencies and other financial instruments. IPC designs, manufactures, installs and services turret systems which provide desktop access to time-sensitive communications and data. In addition, through its subsidiary, IXnet, IPC operates a high performance intelligent global network, the IXnet Extranet, providing a variety of voice, data and content distribution services specifically designed to meet the specialized communications requirements of the financial services community. IPC's primary customers include securities and investment banking firms, merchant and commercial banks, interdealer brokers, foreign exchange and commodity brokers and dealers, securities and commodity exchanges, mutual and hedge fund companies, asset managers and insurance companies. IPC uses an integrated approach to marketing its products and services, leveraging its established customer base throughout the financial sector.

   IPC is incorporated in Delaware, and the address of its principal executive offices is Wall Street Plaza, 88 Pine Street, New York, New York 10005. Its telephone number is 212-825-9060. You may visit IPC at its web site located at www.ipc.com.

 IXnet (Page 89)

   IXnet is a leading provider of communications services to the worldwide financial services community. IXnet has built and operates the IXnet Extranet connecting financial services firms and their business partners as well as multiple offices within the same firm using a global seamless network. Through the IXnet Extranet, IXnet's customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   IXnet provides services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and fully outsourced network solutions. In addition, IXnet aggregates, hosts and distributes financial oriented content, such as news, research, analytics and market data, for information service providers, enabling them to efficiently reach this community.

   IXnet is incorporated in Delaware, and the address of its principal executive offices is Wall Street Plaza, 88 Pine Street, New York, New York 10005. Its telephone number is 212-412-6400. You may visit IXnet at its web site located at www.ixnet.com.

What you will receive in the mergers (Page 41)

 What IPC stockholders will receive in the IPC merger:

   When the IPC merger is completed, each IPC share of common stock will be canceled, and each IPC stockholder will receive for each share of IPC common stock 5.417 shares of Global Crossing common stock.

 What IXnet stockholders will receive in the IXnet merger:

   When the IXnet merger is completed, each IXnet share will be canceled, and each IXnet stockholder will receive for each share of IXnet common stock 1.184 shares of Global Crossing common stock.

Ownership of Global Crossing after the mergers

   Global Crossing will issue approximately 57,410,879 shares of common stock in the mergers. These shares will represent approximately 6.9% of the outstanding shares of Global Crossing common stock immediately after the mergers. This information is based on the number of outstanding shares of common stock of IPC and IXnet on April 4, 2000 and the number of outstanding shares of Global Crossing common stock on February 18, 2000, without taking into account shares issuable upon exercise of stock options or warrants.

Tax consequences (Page 67)

   We expect the mergers to qualify as tax-free reorganizations for United States federal income tax purposes. In general, IPC and IXnet stockholders will not recognize any gain or loss on the exchange of their common stock in the mergers, except to the extent they receive cash instead of fractional shares.

   There will be no Bermuda tax of any kind payable in respect of the exchange of shares in the mergers. We urge IPC and IXnet stockholders to consult their own tax advisors to discuss the tax consequence of the mergers.

Board approvals

   The IPC board of directors and the IXnet board of directors have unanimously approved the merger agreement. For a description of the IPC and IXnet boards of directors' reasons for approving the mergers, see page 43.

Interests of members of IPC's and IXnet's boards of directors and management in the mergers (Page 65)

   Some IPC and IXnet directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of other IPC or IXnet stockholders. These interests include employment agreements and stock options. You should be aware of these interests because they may conflict with yours. Specifically, these interests include:

  . David A. Walsh, Chief Executive Officer of IXnet, will become head of global sales and marketing at Global Crossing when the mergers are complete;

  . Global Crossing has agreed to cause the surviving corporations in the mergers to honor certain employment, change in control, severance, retirement or termination agreements with current or former officers, directors or employees of those corporations or their subsidiaries;

  . Global Crossing has agreed to grant to David Walsh, as soon as practicable following the closing of the mergers, an option to purchase 1,000,000 shares of Global Crossing common stock; Global Crossing has also agreed to grant to certain officers and employees of IXnet and IPC options to purchase 3,000,000 shares of Global Crossing Common Stock; and

  . 14 senior executives of IPC and IXnet, including David Walsh, have entered into an agreement with Global Crossing under which:

    . only 50% of their unvested options for IPC common stock, which would otherwise have vested at the effective time of the mergers, and 25% of their unvested options for IXnet common stock will become vested at the effective time of the mergers;

    . David Walsh has agreed, as of the effective time of the mergers, to relinquish vesting with respect to 50% of his currently fully vested options for IXnet common stock;

    . one third of the remaining unvested options of those 14 senior executives of IPC and IXnet, including David Walsh, will vest on each of the first three anniversary dates of the closing date of the mergers; and

    . if an excise tax is imposed on any of the 14 senior executives by reason of the accelerated vesting of the options, Global Crossing has agreed to reimburse the executives in the aggregate amount of up to $20,000,000.

Opinions of financial advisors

   In connection with the mergers, each of the IXnet and IPC boards of directors received written opinions, dated February 22, 2000, from:

    . Salomon Smith Barney Inc., which we refer to as "Salomon Smith Barney". Salomon Smith Barney's opinion to the IXnet board of directors addressed the fairness, from a financial point of view, to the holders of IXnet common stock of the IXnet exchange ratio, subject to the assumptions, limitations and qualifications included in its opinion. Salomon Smith Barney's opinion to the IPC board of directors addressed the fairness, from a financial point of view, to the holders of IPC common stock of the IPC exchange ratio, subject to the assumptions, limitations and qualifications included in its opinion; and

    . Donaldson, Lufkin & Jenrette Securities Corporation, which we refer to as "DLJ". DLJ's opinion to the IPC board of directors was to the effect that, based upon and subject to the assumptions, limitations and qualifications included in its opinion, the IPC exchange ratio of 5.417 shares of Global Crossing common stock for each share of IPC common stock was fair from a financial point of view to the holders of IPC common stock, other than Citicorp Venture Capital Ltd. and its affiliates. DLJ's opinion to the IXnet board of directors was to the effect that, based upon and subject to the assumptions, limitations and qualifications included in its opinion, the IXnet exchange ratio of 1.184 shares of Global Crossing common stock for each share of IXnet common stock was fair from a financial point of view to the holders of IXnet common stock other than IPC.

   The full text of Salomon Smith Barney's opinions is attached to this document as Appendices C-1 and C-2. The full text of DLJ's opinions is attached to this document as Appendices D-1 and D-2. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney's and DLJ's opinions are directed to the IXnet and IPC boards of directors and do not constitute recommendations to any stockholders as to any matters relating to the proposed mergers.

The consents; no further stockholder approval required

   We are not asking you to vote on the mergers. On February 22, 2000, IPC stockholders that own approximately 67.3% of IPC's voting power gave their written consents to the IPC merger. Also on February 22, 2000, IPC Systems, which owns approximately 84.3% of IXnet, gave its written consent to the IXnet merger. These written consents are sufficient under Delaware law to proceed with and complete the mergers without any further stockholder vote.

Appraisal rights

   Under the Delaware General Corporation Law, neither IPC nor IXnet stockholders are entitled to appraisal rights in connection with the mergers.

Conditions to the completion of the mergers (Page 84)

   The completion of the mergers depends on the satisfaction or waiver of a number of conditions, including the following:

  . approval of the Global Crossing common stock to be issued in the mergers for trading on the Nasdaq National Market or any other national securities exchange on which the Global Crossing common stock may be listed upon official notice of issuance;

  . expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  .  the absence of legal prohibitions to the mergers;

  . receipt of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties that are necessary in connection with the transactions contemplated by the merger agreement, other than those which are not material to Global Crossing, IPC or IXnet or, if not obtained, would not reasonably be expected to result in a material adverse effect on Global Crossing, IPC or IXnet and their respective subsidiaries;

  .  receipt of opinions with respect to the tax-free nature of the mergers;
     and

  . material compliance by Global Crossing, IPC and IXnet with their obligations, and truth and correctness of the representations made by each of them, under the merger agreement.

Termination of the merger agreement (Page 84)

  1. Global Crossing, IPC and IXnet may agree to terminate the merger agreement at any time if all three companies agree.

  2. Global Crossing, IPC or IXnet may also terminate the merger agreement if:

    . any governmental entity, domestic or foreign, permanently enjoins, restrains or otherwise prohibits the IPC or IXnet merger and that action is final;

    .  the mergers are not completed by December 31, 2000; or

    . any party materially breaches any representation, warranty, covenant or other agreement in the merger agreement and that breach has not been or cannot be cured within 20 business days of notice.

   Neither IPC nor IXnet may terminate the merger agreement to accept a competing acquisition proposal.

Regulatory matters (Page 73)

   The completion of the mergers is subject to regulatory requirements, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. The completion of the mergers is also subject to obtaining required regulatory approvals from governmental entities, including the Federal Communications Commission, some state public utilities commissions and some foreign telecommunications regulators and competition authorities. The mergers may still be completed even in the absence of obtaining all necessary approvals if those approvals are not material to Global Crossing or are not reasonably expected to have a material adverse effect on IPC, IXnet or Global Crossing.

Accounting treatment (Page 74)

   Global Crossing anticipates that the mergers will be accounted for using the purchase method of accounting.

Trading of Global Crossing common stock (Page 74)

   Global Crossing's common stock is currently trading on the Nasdaq National Market and the Bermuda Stock Exchange. The shares of Global Crossing common stock to be issued in the mergers will also trade on the Nasdaq National Market and the Bermuda Stock Exchange.

                   Selected historical financial information

                                Global Crossing

   Global Crossing acquired Global Marine Systems on July 2, 1999 and Frontier on September 28, 1999.

   On November 24, 1999, Global Crossing formed, together with Softbank Corp. and Microsoft Corporation, a new joint venture company called Asia Global Crossing. Global Crossing has contributed to Asia Global Crossing its 57.75% ownership interest in Pacific Crossing and its development rights in East Asia Crossing. Among other things, each of Softbank and Microsoft contributed $175 million in cash to Asia Global Crossing. Also on November 24, 1999, Global Crossing acquired Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc. On January 12, 2000, Global Crossing formed a joint venture with Hutchison Whampoa Limited, called Hutchison Global Crossing, and issued $400 million aggregate liquidation preference of Global Crossing's 6 3/8% cumulative convertible preferred stock, series B, to Hutchison Whampoa.

   In the following tables, we provide selected historical financial information for (1) Global Crossing, (2) Global Marine Systems, (3) Frontier,
(4) Racal Telecom and (5) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa which has been contributed into the Hutchison Global Crossing joint venture. We do not provide any separate historical financial information relating to the Asia Global Crossing joint venture, as all relevant historical financial information is reflected in the historical financial information of Global Crossing.

   The selected historical financial information presented in the following tables has been derived from the audited and unaudited financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings for the periods presented. This information is only a summary, and you should read it together with the more detailed historical financial information included or incorporated by reference in this document. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page 135.

Global Crossing selected historical financial information

   The table below shows the selected historical financial information for Global Crossing. This information has been prepared using the consolidated financial statements of Global Crossing as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from financial statements audited by Arthur Andersen, independent public accountants, which are incorporated by reference in this document. Global Crossing derived the remaining data from unaudited condensed consolidated financial statements.

   In reading the following selected historical financial information, please note the following:

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier for the period from September 30, 1999, date of acquisition, through December 31, 1999; and the results of Racal Telecom for the period from November 24, 1999; date of acquisition, through December 31, 1999. The consolidated balance sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier and Racal Telecom.

  . During the year ended December 31, 1999, Global Crossing recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up

     Activities". See the "Cumulative effect of change in accounting principles" item in the statement of operations data.

  . During the years ended December 31, 1999 and 1998, Global Crossing recognized $51 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the statement of operations data.

  . On December 15, 1999, Global Crossing issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, Global Crossing completed its acquisition of Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, Global Crossing's wholly-owned subsidiary, Global Crossing Holdings Ltd., issued two series of senior unsecured notes, which we refer to in this document as the "new senior notes". The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million, and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The new senior notes are guaranteed by Global Crossing. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, Global Crossing issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, Global Crossing completed the acquisition of Frontier in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, Global Crossing completed its acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, Global Crossing entered into a definitive agreement to merge with U S WEST, Inc. On July 18, 1999, Global Crossing and U S WEST agreed to terminate their merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid Global Crossing a termination fee of $140 million in cash and returned 2,231,076 shares of Global Crossing's common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, Global Crossing recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the statements of operations data includes a charge for the termination of the advisory services agreement as of June 30, 1998. Global Crossing acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to Global Crossing under a related advance agreement. As a result of this transaction, Global Crossing recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, Global Crossing recognized as an expense approximately $2 million of advisory fees incurred before the termination of the contract.

  . Global Crossing granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the balance sheet data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue and amounts relating to the termination of the advisory services agreement. This definition is consistent with financial covenants contained in Global Crossing's major financial agreements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, which we refer to as "GAAP". Global Crossing's calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                     Global Crossing Ltd. and Subsidiaries
             (in thousands, except share and per share information)


                                                                  Period from
                                                                 March 19, 1997
                             Year Ended        Year Ended     (Date of Inception)
                          December 31, 1999 December 31, 1998 to December 31, 1997
                          ----------------- ----------------- --------------------
Statement of Operations
 Data:
Revenue.................     $ 1,664,824       $   419,866        $       --
                             -----------       -----------        -----------
Expenses:
 Cost of sales..........         850,483           178,492                --
 Operations,
  administration and
  maintenance...........         133,202            18,056                --
 Sales and marketing....         149,119            26,194              1,366
 Network development....          26,153            10,962                 78
 General and
  administrative........         210,107            26,303              1,618
 Stock related expense
  ......................          51,306            39,374                --
 Depreciation and
  amortization..........         124,294               541                 39
 Goodwill and
  intangibles
  amortization..........         127,621               --                 --
 Termination of advisory
  services agreement ...             --            139,669                --
                             -----------       -----------        -----------
                               1,672,285           439,591              3,101
                             -----------       -----------        -----------
Operating loss..........          (7,461)          (19,725)            (3,101)
Equity in income (loss)
 of affiliates..........          15,708            (2,508)               --
Minority interest.......          (1,338)              --                 --
Other income (expense):
 Interest income........          67,407            29,986              2,941
 Interest expense.......        (139,077)          (42,880)               --
 Other income, net......         180,765               --                 --
Provision for income
 taxes..................        (126,539)          (33,067)               --
                             -----------       -----------        -----------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............         (10,535)          (68,194)              (160)
Extraordinary loss on
 retirement of debt.....         (45,681)          (19,709)               --
                             -----------       -----------        -----------
Loss before cumulative
 effect of change in
 accounting principle...         (56,216)          (87,903)              (160)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................         (14,710)              --                 --
                             -----------       -----------        -----------
Net loss................         (70,926)          (87,903)              (160)
Preferred stock
 dividends..............         (66,642)          (12,681)           (12,690)
Redemption of preferred
 stock..................             --            (34,140)                --
                             -----------       -----------        -----------
Net loss applicable to
 common shareholders....     $  (137,568)      $  (134,724)       $   (12,850)
                             ===========       ===========        ===========
Net Loss Per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
Basic and diluted.......     $     (0.15)      $     (0.32)       $     (0.04)
                             ===========       ===========        ===========
Extraordinary item
 Basic and diluted......     $     (0.09)      $     (0.06)       $       --
                             ===========       ===========        ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......     $     (0.03)      $       --         $       --
                             ===========       ===========        ===========
Net loss applicable to
 common shareholders
 Basic and diluted......     $     (0.27)      $     (0.38)       $     (0.04)
                             ===========       ===========        ===========
Shares used in computing
 basic and diluted loss
 per share..............     502,400,851       358,735,340        325,773,934
                             ===========       ===========        ===========
Other Operating Data:
Cash from operating
 activities.............     $   506,084       $   208,727        $     5,121
Cash used for investing
 activities.............      (4,009,977)         (430,697)          (428,743)
Cash from financing
 activities.............       4,330,799         1,027,110            425,075
Adjusted EBITDA ........     $   708,181       $   364,948        $   343,233

                     Global Crossing Ltd. and Subsidiaries
                                 (in thousands)

                                                       December 31,
                                              ---------------------------------
                                                 1999         1998       1997
                                              -----------  ----------  --------
Balance sheet data:
Current assets including cash and cash
 equivalents and restricted cash and cash
 equivalents................................  $ 2,946,533  $  976,615  $ 27,744
Long term restricted cash and cash
 equivalents................................      138,118     367,600       --
Long term accounts receivable...............       52,052      43,315       --
Capacity available for sale.................          --      574,849       --
Property and equipment, net ................    6,026,053     433,707   518,519
Other assets................................      661,442      65,757    25,934
Investment in and advances to/from
 affiliates, net............................      323,960     177,334       --
Goodwill and intangibles, net...............    9,557,422         --        --
                                              -----------  ----------  --------
Total assets................................  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========
Current liabilities.........................  $ 1,852,593  $  256,265  $ 90,817
Long term debt..............................    5,018,544   1,066,093   312,325
Deferred revenue............................      383,287      25,325       --
Deferred credits and other..................      796,606      34,174     3,009
                                              -----------  ----------  --------
Total liabilities...........................    8,051,030   1,381,857   406,151
Minority interest...........................      351,338         --        --
Mandatorily redeemable and cumulative
 convertible preferred stock ...............    2,084,697     483,000    91,925
Shareholders' equity
 Common stock...............................        7,992       4,328     3,258
 Treasury stock.............................     (209,415)   (209,415)      --
 Other shareholders' equity.................    9,578,927   1,067,470    71,023
 Accumulated deficit........................     (158,989)    (88,063)     (160)
                                              -----------  ----------  --------
Total shareholders' equity..................    9,218,515     774,320    74,121
                                              -----------  ----------  --------
Total liabilities and shareholders' equity..  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========

Global Marine Systems selected historical financial information

   The table below shows selected historical financial information for Global Marine Systems presented in United States GAAP. This information has been prepared using the combined financial statements of Global Marine Systems as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999. The combined income statement data below for each of the three fiscal years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from United Kingdom GAAP financial statements audited by KPMG Audit Plc, chartered accountants, which are incorporated by reference in this document. The combined income statement data below for each of the fiscal years ended March 31, 1996 and 1995 and the combined balance sheet data as of March 31, 1997, 1996 and 1995 were derived from management accounts.

   The unaudited translations of Global Marine Systems' sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                      For the Years Ended March 31,
                         ----------------------------------------------------------------------------------------
                                   1999                1998            1997            1996            1995
                         ------------------------ --------------- --------------- --------------- ---------------
                                                                                            (unaudited)
                                                              (in thousands)
Operating revenues...... $347,335 (Pounds)209,997 (Pounds)170,953 (Pounds)181,987 (Pounds)147,996 (Pounds) 79,778
Income from continuing
 operations.............   47,051          28,447          13,843          18,992          26,923          10,829
Total assets............  753,333         466,749         441,899         380,635         359,148         235,459
Long-term obligations... $261,923 (Pounds)162,282 (Pounds)198,055 (Pounds)163,209 (Pounds)167,454 (Pounds) 54,900

Frontier selected historical financial information

   The table below shows selected historical financial information for Frontier. This information has been prepared using the consolidated financial statements of Frontier as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the five-year period ending December 31, 1998 and the consolidated balance sheet data as of December 31, 1994 through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, of which the financial statements for the three-year period ending December 31, 1998 are incorporated by reference in this document. Global Crossing derived the remaining data from unaudited consolidated financial statements, which are incorporated by reference in this document.

   Revenues have been impacted by the following acquisitions for the periods presented:

  . On February 27, 1998, Frontier acquired GlobalCenter Inc., a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Frontier acquired all of the outstanding shares of GlobalCenter and issued 6.4 million shares to effect this merger. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

  . In August 1995, Frontier merged with ALC Communications Corporation. Frontier exchanged two shares of its common stock for each ALC common share. The total shares issued by Frontier to effect the merger were
     69.2 million. In March 1995, Frontier acquired American Sharecom Inc. Frontier acquired all of the outstanding shares of American Sharecom for approximately 8.7 million shares of Frontier common stock. These transactions were accounted for as poolings of interests and, accordingly, historical information has been restated to include ALC and American Sharecom.

  . In 1995, Frontier paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. and Schneider Communications' 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, Frontier acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash, and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

   The following extraordinary, unusual or infrequently occurring items have impacted net income for the periods presented:

  . During the nine-month period ended September 30, 1999, Frontier recorded a $74.5 million charge for costs related to the merger with Global Crossing. These charges primarily include investment banker fees, legal fees, accelerated restricted stock compensation and other direct costs.

  . In the first quarter of 1998, Frontier recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker fees, legal fees and other direct costs.

  . In October 1997, Frontier recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and discontinuing some product lines. The provision for asset and lease impairments primarily relates to long-term assets and some lease obligations Frontier was in the process of disposing of or exiting.

  . In March 1997, Frontier recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of Frontier's major carrier customer's one-plus traffic volume to other networks and Frontier's overall network integration efforts.

  . In November 1996, Frontier recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of specified Frontier pension plans and a $20.8 million charge primarily to the write-off of unrecoverable product development costs for its conference calling product line.

  . In December 1996, Frontier, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  . Frontier's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC Communications.

  . Frontier determined in 1995 that Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation", was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. As a result of the discontinuance of FAS 71, Frontier recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million, as of September 30, 1995. Frontier also recorded a $9.0 million loss on the early extinguishment of debt in 1995.

                     Frontier Corporation and Subsidiaries
                  (in thousands, except per share information)

                           Nine Months   Nine Months
                              Ended         Ended                    Year Ended December 31,
                          September 30, September 30, ----------------------------------------------------------
                              1999          1998         1998        1997        1996        1995        1994
                          ------------- ------------- ----------  ----------  ----------  ----------  ----------
                                  (unaudited)
Consolidated Statements
 of Income:
Revenues................   $ 1,995,556   $1,938,522   $2,593,558  $2,374,809  $2,588,519  $2,150,328  $1,667,545
Costs and expenses......     1,835,514    1,708,518    2,276,162   2,288,651   2,220,296   1,865,492   1,341,919
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Operating income........       160,042      230,004      317,396      86,158     368,223     284,836     325,626
Interest expense........        48,739       39,516       55,318      48,239      43,312      53,572      50,216
Other income, net of
 other expense..........        19,643       33,480       45,025      38,070      15,850      14,991      20,922
Income taxes............        77,181       96,634      129,560      44,188     142,556     101,126     109,078
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............        53,765      127,334      177,543      31,801     198,205     145,129     187,254
Extraordinary items.....           --           --           --          --          --     (121,208)        --
Cumulative effect of
 changes in accounting
 principles.............           --        (1,755)      (1,755)        --       (8,018)     (1,477)     (7,197)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Consolidated net
 income.................        53,765      125,579      175,788      31,801     190,187      22,444     180,057
Dividends on preferred
 stock..................          (510)        (754)      (1,005)     (1,019)     (1,182)     (1,191)     (1,187)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income applicable to
 common stock...........   $    53,255   $  124,825   $  174,783  $   30,782  $  189,005  $   21,253  $  178,870
                           ===========   ==========   ==========  ==========  ==========  ==========  ==========
Earnings per common
 share:
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles
 Basic..................                              $     1.03  $      .18  $     1.19  $      .94  $     1.26
 Diluted................                                    1.02         .18        1.18         .88        1.16
Cash dividends declared
 per common share.......   $      .100   $     .668   $      .89  $     .875  $     .855  $     .835  $     .815
Consolidated Balance
 Sheets (at period end):
Current assets..........   $   644,023                $  566,674  $  490,305  $  477,761  $  524,200  $  673,826
Property, plant and
 equipment, net.........     2,189,138                 1,677,559   1,046,884     975,982     883,046   1,034,442
Goodwill and customer
 base, net..............     7,794,241                   484,015     517,754     538,296     550,081     222,442
Deferred and other
 assets.................       431,614                   330,495     432,977     237,353     154,088     130,084
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total assets...........   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========
Current liabilities.....   $   750,974                $  567,697  $  492,978  $  424,397  $  506,073  $  305,698
Long-term debt..........     1,800,651                 1,350,821     934,681     677,570     618,867     661,549
Other long-term
 liabilities............        31,928                       --          --          --          --          --
Deferred income taxes...           --                     40,046      10,927       2,542      15,644      98,217
Deferred employee
 benefits obligation....        89,596                    81,925      74,965      57,573      58,385      46,001
Shareholder's equity....     8,385,867                 1,018,254     974,369   1,067,310     912,446     949,329
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total liabilities and
  shareholders' equity..   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========

Racal Telecom selected historical financial information

   The table below shows selected historical financial information for Racal Telecom prepared in United States GAAP. This information has been prepared using the combined financial statements of Racal Telecom as of the dates indicated and for each of the fiscal years in the three-year period ended March 31, 1999. The combined income statement data below for each of the two years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by Deloitte & Touche, chartered accountants, which are incorporated by reference in this document. Racal Telecom derived the remaining data from unaudited combined financial statements.

   The unaudited translations of Racal Telecom's sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                         For the Years Ended March 31,
                          ------------------------------------------------------------
                                     1999                   1998            1997
                          ---------------------------  --------------- ---------------
                          (unaudited)
                                                (in thousands)
Revenues................   $492,130   (Pounds)295,800  (Pounds)273,000 (Pounds)260,000
Income (loss) from
 continuing operations..    (30,450)          (18,300)          12,100          16,000
Total assets............    656,250           401,200          355,900         311,700
Long-term obligations...   $118,920   (Pounds) 72,700  (Pounds) 86,400 (Pounds)101,200

HCL Holdings selected historical financial information

   The table below shows selected historical financial information for HCL Holdings prepared in United States GAAP. This information has been prepared using the combined financial statements of HCL Holdings as of the dates indicated and for each of the years in the three-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The combined financial information below as of and for each of the three years ended December 31, 1998 were derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are incorporated by reference in this document. The combined financial information below as of and for the nine months ended September 30, 1999 and 1998 were derived from unaudited combined financial statements.

                          For the Nine   For the Nine
                          Months Ended   Months Ended    For the Years Ended December 31,
                          September 30,  September 30, --------------------------------------
                              1999           1998          1998          1997         1996
                          -------------  ------------- ------------  ------------  ----------
                                  (unaudited)
                                                   (in thousands)
Revenues................  HK$  615,940    HK$735,933   HK$  950,120  HK$1,262,106  HK$790,995
Income (loss) from
 continuing operations..      (190,748)     (177,318)      (279,526)     (356,847)   (153,626)
Total assets............     2,364,497                    1,857,539     1,369,610     705,687
Long-term obligations...  HK$3,022,594                 HK$2,306,024  HK$1,403,847  HK$704,586

   The unaudited translations of HCL Holdings' Hong Kong dollar amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                     For the Nine  For the Year
                                                     Months Ended     Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                            (unaudited)
                                                           (in thousands)
      Revenues......................................   $ 79,429      $122,664
      Income (loss) from continuing operations......    (24,598)      (36,088)
      Total assets..................................    304,401       239,794
      Long-term obligations.........................   $389,123      $297,690

                                      IPC

   The table below shows the selected historical financial information for IPC. This information has been prepared using the consolidated financial statements of IPC as of the dates indicated and for each of the fiscal years in the period from September 30, 1995 through September 30, 1999. The statement of operations and statement of cash flow data for the three years ended September 30, 1999, 1998 and 1997 and the balance sheet data as of September 30, 1999 and 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, which are incorporated by reference in this document. The statement of operations and statement of cash flow data for the two years ended September 30, 1996 and 1995, as well as the balance sheet data as of September 30, 1997, 1996 and 1995, have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, which are not included nor incorporated by reference in this document. The statement of operations, statement of cash flows and balance sheet data for the quarter ended December 31, 1999 and 1998 have been derived from unaudited financial statements, which are incorporated by reference in this document.

   In reading the following selected historical financial information, please note the following:

  . On April 30, 1998, IPC merged with Arizona Acquisition Corp., which was formed at the direction of (1) Cable Systems Holding LLC and one of its subsidiaries and (2) the investment fund of Lawrence Smith & Horey III, L.P., now known as Allegra Capital Partners III, L.P. IPC accounted for that merger as a leveraged recapitalization. Certain stockholders of IPC, including Richard P. Kleinknecht, elected to retain IPC common stock in the IPC merger with Arizona Acquisition Corp. instead of receiving cash. Accordingly, the historical cost basis of IPC's assets and liabilities have not been impacted by that merger.

  . EBITDA consists of income from operations before depreciation and amortization. For fiscal year 1998, IPC excluded from the calculation $10.6 million of non recurring change in control expense from the merger with Arizona Acquisition Corp. For fiscal year 1999, IPC excluded from the calculation the $9.1 million stock compensation charge. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of IPC's operating results and is not intended to represent cash flow or results of operations under GAAP for the periods indicated. EBITDA is not necessarily comparable to similarly titled measures of other companies. IPC's EBITDA will not necessarily be available to pay its interest expense due to limitations that began in fiscal year 1998 on IPC's ability to utilize foreign tax credits and net operating losses for federal income tax purposes, for certain state income tax purposes, including

     New York State, where a substantial portion of IPC's revenues and net income have been generated, and its inability to deduct the losses of IXnet which have been material to the income of its other operations. See "EBITDA" under the statement of operations data.

  . IPC's EBITDA has been reduced by $20.8 million for the fiscal year ended September 30, 1999; $13.3 million for the fiscal year ended September 30, 1998; $9.6 million for the fiscal year ended September 30, 1997; and $4.4 million for the fiscal year ended September 30, 1996, in each case related to the operations of IXnet.

  . In fiscal year 1998, IPC declared a two-for-one stock split effected in the form of a 100% stock dividend. All prior period share information has been restated for the stock split. See "basic (loss) earnings per share", "basic weighted average shares outstanding", "diluted (loss) earnings per share" and "diluted weighted average shares outstanding" in the statement of operations data. See also "shares issued and outstanding" in the balance sheet data.

  . IPC has reclassified certain previous year amounts to conform to the current year presentation.

                                          Three Months Ended
                                             December 31,                Year Ended September 30,
                                          -------------------- -------------------------------------------------
                                            1999       1998      1999       1998      1997      1996      1995
                                          ---------  --------- ---------  --------  --------  --------  --------
                                             (unaudited)
                                                      (in thousands, except per share amounts)
Statement of Operations Data:
Revenues................................  $  83,480  $ 67,750  $ 339,192  $295,817  $270,058  $249,508  $206,254
Gross profit (excluding depreciation and
 amortization)..........................     21,753    23,953    107,951   106,759    74,761    75,269    63,705
Selling, general and administrative
 expense................................     18,911    12,594     58,047    53,345    48,100    38,528    28,326
Research and development expense........      2,912     2,401      9,786     8,276     8,490    10,512     9,512
Depreciation & amortization.............     10,783     5,661     30,110    15,690     8,630     6,021     3,840
Stock compensation charge...............      1,363       --       9,079       --        --        --        --
Change in control expense...............        --        --         --     10,640       --        --        --
                                          ---------  --------  ---------  --------  --------  --------  --------
(Loss) income from operations...........    (12,216)    3,297        929    18,808     9,541    20,208    22,027
Interest income (expense) net...........     (6,795)   (6,191)   (27,263)  (10,337)   (1,844)     (678)      233
Other income (expense)..................        196        76        451        (2)      417       591       226
Provision for income taxes..............      1,241       841     (7,968)   (6,191)   (4,280)   (7,992)   (9,219)
                                          ---------  --------  ---------  --------  --------  --------  --------
Net (loss) income.......................  $ (16,489) $ (3,659) $ (32,456) $  2,278  $  3,834  $ 12,129  $ 13,267
                                          =========  ========  =========  ========  ========  ========  ========
Basic (loss) earnings per share.........  $   (1.95) $  (0.45) $   (3.97) $   0.14  $   0.18  $   0.57  $   0.63
Basic weighted average shares
 outstanding............................      8,467     8,076      8,172    15,774    21,328    21,180    21,012
Diluted (loss) earnings per share ......  $   (1.95) $  (0.45) $   (3.97) $   0.14  $   0.18  $   0.57  $   0.63
Diluted weighted average shares
 outstanding............................  $   8,467  $  8,076  $   8,172  $ 15,941  $ 21,408  $ 21,230  $ 21,012

Statement of Cash Flows Data:
Net cash provided by (used in) operating
 activities.............................     (8,141)    5,928  $  12,313  $ 46,762  $ 24,681  $(14,737) $  7,343
Net cash used in investing activities...    (26,179)  (45,015)  (124,272)  (25,828)  (15,009)  (12,737)   (8,506)
Net cash provided by (used in) financing
 activities.............................      4,746    19,097    127,882     6,344   (10,043)   13,785    14,337

Other Data:
EBITDA..................................        (70)    8,958     40,118    45,138    18,171    26,229    25,867

                             December 31,                    September 30,
                          ------------------  ----------------------------------------------
                            1999      1998      1999      1998      1997     1996     1995
                          --------  --------  --------  --------  -------- -------- --------
                             (unaudited)        (in thousands, except per share amounts)
                           (in thousands)
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $ 13,760  $  8,173  $ 43,946  $ 28,084  $  1,465 $  2,306 $ 15,786
Marketable securities...    48,553       --     54,857       --        --       --       --
Working capital.........    71,707     6,546    88,807    51,136    46,398   50,807   46,851
Total assets............   395,209   277,191   413,209   241,642   158,897  141,877  128,036
Long-term debt, net of
 current portion........   231,342   203,383   227,584   188,223     2,133      --       --
Capital lease
 obligations............    23,634    18,258    21,916    16,952    13,323    4,369      --
Minority interest.......    22,261       --     25,828       --        --       --       --
Stockholders' equity
 (deficit)..............   (15,185)  (70,293)     (379)  (66,541)   77,628   71,715   58,504
Book value (deficit) per
 share..................  $  (1.76) $  (8.70) $  (0.04) $  (8.24) $   3.63 $   3.38 $   2.78
Shares issued and
 outstanding............     8,625     8,076     8,577     8,076    21,380   21,236   21,044

                                     IXnet

   The table below shows the selected historical financial information for IXnet. This information has been prepared using the consolidated and combined financial statements of IXnet as of the dates indicated and for each of the fiscal years in the period from September 30, 1995 through September 30, 1999. The statement of operations and statement of cash flows data for the three years ended September 30, 1999, 1998 and 1997 and the balance sheet data as of September 30, 1999 and 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, which are included in this document. The statement of operations and statement of cash flows data for the year ended September 30, 1996 and the balance sheet data as of September 30, 1997 have been derived from IXnet's audited consolidated financial statements which do not appear in this document. The statement of operations and statement of cash flows data for the three months ended December 31, 1999 and 1998 have been derived from IXnet's unaudited consolidated financial statements which are included in this document. The statement of operations and statement of cash flows data for the year ended September 30, 1995 and the balance sheet data as of September 30, 1996 and 1995, as well as December 31, 1998, have been derived from IXnet's unaudited consolidated financial statements which do not appear in this document.

   In reading the following selected historical financial information, please note the following:

  . The "special charge" item in the statement of operations data represents bonuses and payments for cancellation of stock options in connection with IPC's leveraged recapitalization. See Note 5 of the notes to IXnet's consolidated and combined financial statements on page F-21.

  . EBITDA represents operating loss before interest, income taxes, depreciation and amortization expenses. EBITDA is not a measurement of financial performance under GAAP, is not intended to represent cash flow from operations and should not be considered as an alternative to net loss as an indicator of IXnet's operating performance or to cash flows as a measure of liquidity. IXnet believes that EBITDA is widely used by analysts, investors and others in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies. EBITDA for the year ended September 30, 1999 and the three months ended December 31, 1999 excludes the stock compensation charge of $9.1 million and $1.4 million, respectively.

  . In the "note payable to parent" item of the balance sheet data, the September 30, 1999 figure represents amounts due to IPC and is net of the capitalization to paid-in capital of $73.0 million as of March 31, 1999.

                          Three Months Ended
                              December 31,                 Year Ended September 30,
                          --------------------  --------------------------------------------------
                            1999       1998       1999      1998      1997     1996       1995
                          ---------  ---------  --------  --------  --------  -------  -----------
                              (unaudited)                                              (unaudited)
                                       (in thousands, except per share amounts)
Statement of Operations
 Data:
Revenue.................  $  23,125  $  12,752  $ 73,615  $ 35,853  $ 17,838  $ 3,459    $  --
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......     24,745     12,458    73,097    35,652    19,823    4,406       500
Sales and marketing
 expense................      5,805      2,092    13,063     8,455     4,172    1,057       --
General and
 administrative
 expense................      4,476      1,215     8,312     5,001     3,439    2,868       229
Depreciation and
 amortization...........      8,211      3,922    21,575     9,060     3,460      998       --
Special charge..........        --         --        --      1,350       --       --        --
Stock compensation
 charge.................      1,363        --      9,079       --        --       --        --
                          ---------  ---------  --------  --------  --------  -------    ------
Loss from operations....    (21,475)    (6,935)  (51,511)  (23,665)  (13,056)  (5,870)     (729)
Interest expense, net...     (1,160)    (1,825)   (6,999)   (3,527)   (2,040)    (247)       (3)
Other income, net.......         99         46       336        26       117      --         49
                          ---------  ---------  --------  --------  --------  -------    ------
Loss before provision
 for income taxes.......    (22,536)    (8,714)  (58,174)  (27,166)  (14,979)  (6,117)     (683)
Provision for income
 taxes..................        312        123     1,293       473       229       62       --
                          ---------  ---------  --------  --------  --------  -------    ------
Net loss................  $ (22,848) $  (8,837) $(59,467) $(27,639) $(15,208) $(6,179)   $ (683)
                          =========  =========  ========  ========  ========  =======    ======
Basic and diluted loss
 per share..............  $   (0.45) $   (0.21) $  (1.35) $  (0.64) $  (0.35) $ (0.14)   $(0.02)
Basic and diluted
 weighted average common
 shares outstanding.....     51,075     43,100    44,085    43,100    43,100   43,100    43,100


Statement of Cash Flows
 Data:
Cash used in operating
 activities.............   $(19,880) $  (6,280) $(29,114) $(15,093) $(14,669) $(6,240)   $ (576)
Cash used in investing
 activities.............    (25,299)   (38,262)  (87,278)  (13,772)   (3,495)  (4,858)      --
Cash provided by
 financing activities...     47,054     47,054   181,895    29,829    16,604    7,591     5,735
Other Data:
EBITDA..................    (11,901)    (3,013)  (20,857)  (14,605)   (9,596)  (4,872)     (729)
Capital expenditures....     10,487      3,549    24,208    12,930     3,495    4,858       --


                             December 31,                       September 30,
                          --------------------  --------------------------------------------------
                            1999       1998       1999      1998      1997     1996       1995
                          ---------  ---------  --------  --------  --------  -------  -----------
                              (unaudited)                                         (unaudited)
                                                    (in thousands)
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $   7,397  $   3,692  $ 39,020  $  1,255  $    525  $ 1,616    $5,159
Total assets............    241,715    121,068   248,038    60,332    27,646   13,703     6,431
Note payable to parent..     70,661     88,812    52,122    43,629    20,072    7,026     1,474
Notes payable, net of
 current portion........      4,233     10,032     4,854       --        --       --        --
Lease obligations, net
 of current portion.....     16,522     12,453    15,412    11,570     9,576    3,429       --
Total stockholder's
 equity (deficit).......    101,638    (21,064)  122,869   (14,959)   (8,581)     890     4,845

                    Recent financial accounting developments

   During the third and fourth quarters of 1999, changes in Global Crossing's business activities, together with a newly effective accounting standard, caused Global Crossing to modify some of its practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect Global Crossing's cash flows.

   As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, Global Crossing has accounted for revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts. Previously, Global Crossing had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

   With the consummation of the Frontier acquisition on September 28, 1999, service offerings became a significant source of Global Crossing's revenue. Consequently, Global Crossing initiated service contract accounting for Global Crossing's subsea systems during the fourth quarter, because Global Crossing, since that date, no longer holds subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter of 1999, Global Crossing has depreciated investments in both subsea and terrestrial systems over their remaining economic lives and has recognized revenue related to service contracts over the terms of the contracts. Global Crossing has recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

   During the fourth quarter of 1999, Global Crossing's global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, Global Crossing began offering its customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, Global Crossing will modify its future capacity purchase agreements and its network management in a manner that precludes the use of sales-type lease accounting.

   Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, Global Crossing anticipates that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, Global Crossing will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, Global Crossing will recognize revenue without deferral upon payment and activation.

   Global Crossing notes that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, Global Crossing believes that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on its results of operations.

                              Global Crossing Ltd.
               Selected unaudited pro forma financial information

   The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", has been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of Global Crossing's 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999 and
(7) the offering of Global Crossing's 7% cumulative convertible preferred stock completed on December 15, 1999 had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million in cash received in connection with the formation of the Asia Global Crossing joint venture or (b) the IPC and IXnet mergers.

   Global Crossing has prepared the pro forma financial information using the purchase method of accounting. Global Crossing expects that it will have reorganization and restructuring expenses and potential synergies relating to the acquisitions of Global Marine Systems and Racal Telecom, the Hutchison Global Crossing joint venture and the acquisition of Frontier's long distance business and increased opportunities to earn more revenue as a result of those transactions. The unaudited pro forma information does not reflect these expenses and synergies.

   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Global Marine Systems, Frontier and Racal Telecom acquisitions and the Hutchison Global Crossing joint venture had taken place earlier or the future results that the companies will experience after completion of these transactions.

   You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, which are incorporated by reference in this document.

                         Pro Forma Global Crossing Ltd.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1999
                                 (in thousands)

                                         Global        Hutchison      Global
                                        Crossing    Global Crossing  Crossing
                                      Historical(1) Adjustments(2)   Pro Forma
                                      ------------- --------------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments.......................   $ 1,726,793     $(50,000)    $ 1,676,793
 Accounts receivable, net...........       966,973          --          966,973
 Other assets and prepaid costs.....       252,767          --          252,767
                                       -----------     --------     -----------
   Total Current Assets.............     2,946,533      (50,000)      2,896,533
Restricted cash and cash
 equivalents........................       138,118          --          138,118
Accounts receivable.................        52,052          --           52,052
Property and equipment, net.........     6,026,053      (83,800)      5,942,253
Goodwill and other intangibles,
 net................................     9,557,422          --        9,557,422
Investment in and advances to/from
 affiliates, net....................       323,960      538,800         862,760
Other assets, net...................       661,442          --          661,442
                                       -----------     --------     -----------
   Total Assets.....................   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs.........   $   275,361     $    --      $   275,361
 Accounts payable and accrued
  liabilities.......................       944,780        5,000         949,780
 Accrued interest and preferred
  dividends.........................        66,745          --           66,745
 Deferred revenue...................       127,367          --          127,367
 Income taxes payable...............       140,034          --          140,034
 Current portion of long term
  debt..............................         5,496          --            5,496
 Other current liabilities..........       292,810          --          292,810
                                       -----------     --------     -----------
   Total Current Liabilities........     1,852,593        5,000       1,857,593
 Long term debt.....................     5,018,544          --        5,018,544
 Deferred revenue...................       383,287          --          383,287
 Deferred credits and other.........       796,606          --          796,606
                                       -----------     --------     -----------
   Total Liabilities................     8,051,030        5,000       8,056,030
                                       -----------     --------     -----------
MINORITY INTEREST...................       351,338          --          351,338
                                       -----------     --------     -----------
MANDATORILY REDEEMABLE AND
 CUMULATIVE CONVERTIBLE PREFERRED
 STOCK:
 10 1/2% Mandatorily Redeemable
  Preferred Stock, 5,000,000 shares
  issued and outstanding as of
  December 31, 1999, $100
  liquidation preference per
  share.............................       485,947          --          485,947
                                       -----------     --------     -----------
 6 3/8% Cumulative Convertible
  Preferred Stock, 10,000,000
  shares issued and outstanding as
  of December 31, 1999, $100
  liquidation preference per
  share.............................       969,000      400,000       1,369,000
                                       -----------     --------     -----------
 7% Cumulative Convertible
  Preferred Stock, 2,600,000 and no
  shares issued and outstanding as
  of December 31, 1999, $250
  liquidation preference per
  share.............................       629,750          --          629,750
                                       -----------     --------     -----------
SHAREHOLDERS' EQUITY:
 Common stock, 3,000,000,000 shares
  authorized, par value $.01,
  799,137,142 issued as of December
  31, 1999..........................         7,992          --            7,992
 Treasury stock, 22,033,758
  shares............................      (209,415)         --         (209,415)
 Other shareholders' equity.........     9,578,927          --        9,578,927
 Accumulated deficit................      (158,989)         --         (158,989)
                                       -----------     --------     -----------
                                         9,218,515          --        9,218,515
                                       -----------     --------     -----------
   Total Liabilities and
    Shareholder's Equity............   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========

                        Pro Forma Global Crossing Ltd.
        Unaudited Pro Forma Condensed Combined Statements of Operations

                     For the Year Ended December 31, 1999
              (in thousands, except share and per share amounts)

                                                     Global
                          Global     Global Marine   Marine                                                       Racal
                         Crossing       Systems      Systems        Frontier     Frontier       Racal Telecom    Telecom
                       Historical(3) Historical(4) Adjustments    Historical(8) Adjustments     Historical(13)  Adjustments
                       ------------- ------------- -----------    ------------- -----------     -------------  ------------
Operating
Revenues...........     $ 1,664,824    $173,498     $    --        $1,995,556    $     --         $306,019      $     --
                        -----------    --------     --------       ----------    ---------        --------      ---------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....       1,369,064     127,165          --         1,551,234          --          286,442            --
 Stock-related
 expense...........          51,306         --           --            10,412      (10,412)(9)         --             --
 Merger expenses...             --          --           --            74,519          --           24,600            --
 Depreciation and
 amortization......         124,294      12,817          --           173,600          --           52,716            --
 Goodwill and
 intangibles
 amortization......         127,621         812         (812)(5)       25,749      (25,749)(10)        --          55,843 (14)
                                                      19,690 (5)                   303,774 (10)
                        -----------    --------     --------       ----------    ---------        --------      ---------
                          1,672,285     140,794       18,878        1,835,514      267,613         363,758         55,843
                        -----------    --------     --------       ----------    ---------        --------      ---------
Operating income
(loss).............          (7,461)     32,704      (18,878)         160,042     (267,613)        (57,739)       (55,843)
Equity in income
(loss) of
affiliates.........          15,708       4,539          --            17,235          --             (560)           --
Minority interest..          (1,338)        --           --               --           --              --             --
Other income
(expense):
 Interest
 expense...........        (139,077)     (6,869)     (24,000)(6)      (48,739)         --          (30,908)       (96,363)(15)
 Interest income...          67,407         511          --             4,754          --            3,856            --
 Other income
 (expenses)........         180,765         143          --            (2,346)         --              369            --
                        -----------    --------     --------       ----------    ---------        --------      ---------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........         116,004      31,028      (42,878)         130,946     (267,613)        (84,982)      (152,206)
 (Provision)
 benefit for
 income taxes......        (126,539)    (11,885)       7,200 (7)      (77,181)         --           30,116         23,115 (16)
                        -----------    --------     --------       ----------    ---------        --------      ---------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (10,535)     19,143      (35,678)          53,765     (267,613)        (54,866)      (129,091)
 Preferred stock
 dividends.........         (66,642)        --           --              (510)         510 (11)        --             --
                        -----------    --------     --------       ----------    ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (77,177)     19,143      (35,678)          53,255     (267,103)        (54,866)      (129,091)
 Diluted earnings
 adjustment........             --          --           --               270         (270)(12)        --             --
                        -----------    --------     --------       ----------    ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle..........     $   (77,177)   $ 19,143     $(35,678)      $   53,525    $(267,373)       $(54,866)     $(129,091)
                        ===========    ========     ========       ==========    =========        ========      =========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........     $     (0.15)
                        ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........     502,400,851
                        ===========
                         Hutchison
                           Global                       Global
                          Crossing       Financing     Crossing
                       Adjustments(2) Adjustments(17)  Pro Forma
                       -------------- --------------- ----------------
Operating
Revenues...........       $    --        $     --     $ 4,139,897
                       -------------- --------------- ----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....            --              --       3,333,905
 Stock-related
 expense...........            --              --          51,306
 Merger expenses...            --              --          99,119
 Depreciation and
 amortization......            --              --         363,427
 Goodwill and
 intangibles
 amortization......            --              --         506,928
                       -------------- --------------- ----------------
                               --              --       4,354,685
                       -------------- --------------- ----------------
Operating income
(loss).............            --              --        (214,788)
Equity in income
(loss) of
affiliates.........        (15,825)            --            (143)
                           (21,240)            --
Minority interest..                            --          (1,338)
Other income
(expense):
 Interest
 expense...........            --           93,577       (495,695)
                                          (243,316)
 Interest income...            --              --          76,528
 Other income
 (expenses)........            --              --         178,931
                       -------------- --------------- ----------------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (149,739)      (456,505)
 (Provision)
 benefit for
 income taxes......            --           (7,200)      (162,374)
                       -------------- --------------- ----------------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (156,939)      (618,879)
 Preferred stock
 dividends.........        (25,529)       (108,936)      (201,107)
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (62,594)       (265,875)      (819,986)
 Diluted earnings
 adjustment........            --              --
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle..........       $(62,594)      $(265,875)   $  (819,986)
                       ============== =============== ================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........                                   $     (1.07)
                                                      ================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........                                   767,355,151 (18)
                                                      ================

                        Pro Forma Global Crossing Ltd.

           Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

 (1) This column represents the historical financial position of Global Crossing as of December 31, 1999, including the assets acquired in the Frontier merger and the Global Marine Systems and Racal Telecom acquisitions.

 (2) On January 12, 2000, Global Crossing and Hutchison Whampoa Limited formed a joint venture called Hutchison Global Crossing. This joint venture is owned in equal parts by Global Crossing and Hutchison Whampoa. In exchange for its 50% interest, Hutchison Whampoa contributed to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets previously held by Hutchison Telecommunications Limited. In exchange for its 50% interest, Global Crossing contributed to the joint venture international telecommunications capacity rights on its network and know-how related to Internet data centers valued at $350 million and $50 million in cash. In addition, Global Crossing issued to Hutchison Whampoa $400 million aggregate liquidation preference of Global Crossing's 6 3/8% cumulative convertible preferred stock, series B, convertible into Global Crossing common stock. The Hutchison Global Crossing joint venture is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.

                                                             (in thousands)
                                                             --------------
Total Consideration
  Cash contributed.......................................             $ 50,000
  6 3/8% Cumulative Convertible Preferred Stock, Series
   B.....................................................              400,000
  Estimated cost of capacity contributed.................               83,800
  Global Crossing transaction costs......................                5,000
                                                                      --------
Total consideration......................................              538,800
Less:Historical net tangible book value of HCL Holdings:
  Historical HCL Holdings net liabilities at December 31,
  1999...................................................  $(149,393)
  Cash contributed.......................................     50,000
  Estimated cost of capacity contributed.................     83,800
                                                           ---------
  Adjusted net tangible book value.......................    (15,593)
  50% ownership interest.................................      7,797
                                                           ---------
                                                                        (7,796)
                                                                      --------
Total Goodwill...........................................             $546,596
                                                                      ========

   Global Crossing has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. Global Crossing is in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. Global Crossing currently anticipates that goodwill associated with the transaction will be amortized over a 25-year life.

   These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the year ended December 31, 1999.

 (3) This column represents the historical results of operations for the year ended December 31, 1999, including the results of Global Marine Systems operations for the six months ended December 31, 1999, the results of Frontier operations for the three months ended December 31, 1999 and Racal Telecom for the period from November 24, 1999 to December 31, 1999.

 (4) This column represents the historical results of operations of Global Marine Systems for the six months ended June 30, 1999.

 (5) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill in the Global Marine Systems acquisition), which Global Crossing has estimated to be approximately $693 million. Global Crossing is amortizing goodwill and other intangible assets on the straight-line method over 3-25 years. The initial purchase price allocation is based on current estimates. Global Crossing will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

 (6) This amount reflects the assumed interest expense, at an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine Systems.

 (7) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine Systems.

 (8) This column represents Frontier's historical results of operations for the nine months ended September 30, 1999.

 (9) This adjustment assumes Frontier's stock related expenses would not have been incurred had the Frontier merger occurred at the earliest date presented.

(10) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which Global Crossing has estimated to be approximately $7.7 billion. Global Crossing is amortizing goodwill and other intangible assets on a straight-line method over 6-25 years. The initial purchase price allocation is based on current estimates. Global Crossing will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(11) This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

(12) To eliminate diluted earnings adjustment due to the combined net loss position.

(13) This column represents Racal Telecom's results from operations in United States GAAP, the disposal of the Racal Translink and Racal Fieldforce divisions of Racal Telecommunications Limited which Global Crossing did not acquire and pro forma adjustments to reflect the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions. Global Crossing summarizes these adjustments in the table below:

                            Racal Telecom Pro Forma
        Unaudited Pro Forma Condensed Combined Statements of Operations

            For the period from January 1, 1999 to November 23, 1999
                                 (in thousands)

                                                              US GAAP and     Racal
                                            BV Acquisition     Accounting    Telecom    Racal
                                            and Carve-Out        Policy      Interim   Telecom
                              Historical(a)  Adjustments     Adjustments(d) Period(e) Pro Forma
                              ------------  --------------   -------------- --------- ---------
   Operating Revenues......     $390,578      $(110,354)(c)     $(22,447)    $47,937  $306,019
                                                    305 (b)
                                --------      ---------         --------     -------  --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative........      355,110        (99,595)(c)        1,737      53,544   311,042
                                                    246 (b)
    Depreciation and
     amortization..........       61,774        (11,978)(c)       (3,340)      6,265    52,716
                                                     (5)(b)
                                --------      ---------         --------     -------  --------
                                 416,884       (111,332)          (1,603)     59,809   363,758
                                --------      ---------         --------     -------  --------
   Operating income
    (loss).................      (26,306)         1,283          (20,844)    (11,872)  (57,739)
   Equity in income (loss)
    of affiliates..........         (560)           --               --                   (560)
   Other income (expense):
    Interest expense.......      (30,905)            (3)(b)          --          --    (30,908)
    Interest income........          --           3,089 (c)          --          767     3,856
    Other income
     (expense).............       76,390        (76,021)(c)          --          --        369
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item,
    taxes and cumulative
    effect of changes in
    accounting principle...       18,619        (71,652)         (20,844)    (11,105)  (84,982)
    (Provision) benefit for
     income taxes..........        3,563            (70)(b)       18,918       7,705    30,116
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item and
    cumulative effect of
    changes in accounting
    principle..............     $ 22,182      $ (71,722)        $ (1,926)    $(3,400) $(54,866)
                                ========      =========         ========     =======  ========

  (a) This column represents the combined historical results of operations of Racal Telecommunications Limited, Racal Telecommunications Networks Limited, Racal Internet Services Limited and Racal Telecommunications Inc., which we refer to as "Racal Telecom", in accordance with United Kingdom GAAP translated into United States dollars for the 41 weeks ended October 15, 1999.

  (b) Global Crossing is treated as having acquired the business and assets of Racal Network Services BV as that company was in the process of being reorganized into Racal Telecommunications Networks Limited in the course of 1999. These adjustments reflect the financial position and results of operations of Racal Network Services BV as if this transaction had been completed as of the dates or at the beginning of the periods presented.

  (c) In July 1999, the Racal Telecom business was separated into three divisions: Racal Telecom, Racal Translink and Racal Fieldforce. On October 1, 1999, the Racal Translink and Racal Fieldforce businesses were sold to another company within the Racal Electronics plc group. This adjustment eliminates the results of operations of Racal Translink and Racal Fieldforce, reflects the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions and adjusts the profit on disposal of these operations. No taxation liabilities were incurred on the disposal as this disposal was to another Racal Electronics plc group company.

  (d) The Racal Telecom combined financial statements are prepared in accordance with United Kingdom GAAP which differ in certain material respects from United States GAAP. The differences that are material are disclosed in the notes to the combined financial statements, incorporated by reference. In addition, an adjustment has been made to treat sales of dark fiber made by Racal Telecom after July 1, 1999 as operating leases, recognizing income over the period of the service provision in accordance with the provision of FASB Interpretation No 43.

  (e) This column represents Racal Telecom's historical results from October 16, 1999 to November 23, 1999.

(14) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill), which Global Crossing has preliminarily estimated to be $1.6 billion. Global Crossing has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. Global Crossing is in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. Global Crossing currently anticipates that goodwill associated with the transaction will be amortized over a 25-year life.

(15) This amount reflects the assumed interest expense, at a 9% interest rate, including the amortization of deferred financing fees, incurred on the $1.1 billion debt issued to finance the acquisition of Racal Telecom assumed issued as of the earliest date presented.

(16) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Racal Telecom.

(17) These adjustments represent the assumed interest expenses, including amortization of deferred financing fees and the resulting tax adjustment, in connection with the issuance and assumed repayment of existing debt related to the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, Global Crossing's 6 3/8% cumulative convertible preferred stock and Global Crossing's 7% cumulative convertible preferred stock. In connection with the issuance of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, Global Crossing incurred approximately $29.7 million in financing fees. The financing fees will be amortized over the life of the debt.

(18) Pro forma per share data are based on the number of Global Crossing's common shares that would have been outstanding had the Frontier merger occurred at the earliest date presented. Global Crossing issued 355,181,000 shares in connection with the Frontier merger.

                           Comparative per share data

   Presented below is the loss before extraordinary item and cumulative effect of changes in accounting principle per share, book value per common share and cash dividends per common share data for Global Crossing, IPC and IXnet on an historical basis and a pro forma basis. Combined historical consolidated financial information of Global Crossing, IPC and IXnet has been combined using the purchase method of accounting for business combinations.

   The unaudited IPC equivalent pro forma information was calculated by multiplying the corresponding Unaudited Pro Forma Global Crossing consolidated data by the exchange ratio of 5.417. The unaudited IXnet equivalent pro forma information was calculated by multiplying the corresponding Unaudited Pro Forma Global Crossing consolidated data by the exchange ratio of 1.184. This information shows how each share of IPC and IXnet common stock would have participated in net earnings and book value of Global Crossing if the mergers had been completed at January 1, 1999. These amounts, however, do not necessarily reflect future per share levels of net earnings or book value of Global Crossing.

   In reviewing the following data please note that IPC's and IXnet's historical fiscal year ends September 30, 1999 and Global Crossing historical and all pro forma data is for the fiscal year ended December 31, 1999.

                                                For the 1999 Three months ended
                                                 fiscal year December 31, 1999
                                                ------------ ------------------
Global Crossing historical:
Loss per share:
 Basic.........................................   $ (0.27)             NA
 Diluted.......................................     (0.27)             NA
Book value per common share....................     11.54              NA
Cash dividends declared per common share.......      0.00              NA

IPC historical:
Loss per share:
 Basic.........................................     (3.97)         $(1.95)
 Diluted.......................................     (3.97)          (1.95)
Book value per common share....................     (0.04)          (1.76)
Cash dividends declared per common share.......      0.00            0.00

IXnet historical:
Loss per share:
 Basic.........................................     (1.35)           (.45)
 Diluted.......................................     (1.35)           (.45)
Book value per common share....................      2.41           (1.99)
Cash dividends declared per common share.......      0.00            0.00

Unaudited Global Crossing equivalent pro forma
Loss per share:
 Basic.........................................     (1.41)             NA
 Diluted.......................................     (1.41)             NA
Book value per common share....................     14.55              NA

Unaudited IPC equivalent pro forma
Loss per share:
 Basic.........................................     (7.64)             NA
 Diluted.......................................     (7.64)             NA
Book value per common share....................     78.82              NA

Unaudited IXnet equivalent pro forma
Loss per share:
 Basic.........................................     (1.67)             NA
 Diluted.......................................     (1.67)             NA
Book value per common share....................   $ 17.23              NA

                          Market prices and dividends

   The Global Crossing common stock trades on both the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX". The IPC common stock is listed on the American Stock Exchange under the symbol "IPI". The IXnet common stock trades on the Nasdaq National Market under the symbol "EXNT".

   The table below shows, for the calendar quarters indicated, the reported high and low bid prices of Global Crossing common stock and IXnet common stock as reported on the Nasdaq National Market and the reported high and low sales prices of IPC common stock as reported on the American Stock Exchange, based on published financial sources. To date, Global Crossing, IPC and IXnet have not paid cash dividends on their common stock. Share amounts and values for Global Crossing common stock take into account the two-for-one stock split in the form of a stock dividend effective March 9, 1999. Share amounts and values for IPC common stock take into account the two-for-one stock split in the form of a 100% stock dividend effective June 25, 1998. The third quarter 1998 information for Global Crossing covers the period between August 14, the date of the initial public offering of the Global Crossing common stock, through September
30. The second quarter 1998 information for IPC covers the period between May 7, the date of the initial public offering of the IPC common stock, through June 30. The third quarter 1999 information for IXnet covers the period between August 12, the date of the initial public offering of the IXnet common stock, through September 30.

                                      Global
                                     Crossing          IPC           IXnet
                                   Common Stock   Common Stock   Common Stock
                                   ------------- --------------- -------------
                                   Market Price   Market Price   Market Price
                                   ------------- --------------- -------------
                                    High   Low    High     Low    High   Low
                                   ------ ------ ------- ------- ------ ------
Calendar 1998
First Quarter.....................    --     --  $ 10.44 $  9.88    --     --
Second Quarter....................    --     --    13.50    9.56    --     --
Third Quarter..................... $13.41 $ 8.00   11.75    6.88    --     --
Fourth Quarter....................  24.28   8.00    7.00    4.75    --     --
Calendar 1999
First Quarter.....................  62.63  18.94   21.50    4.94    --     --
Second Quarter....................  64.25  39.63   70.75   19.00    --     --
Third Quarter.....................  50.00  20.25   74.00   36.00  24.56  13.75
Fourth Quarter....................  55.75  24.81   77.50   51.00  36.25  13.50
Calendar 2000
First Quarter.....................  61.81  38.00  299.25   66.00  69.00  27.00
Second Quarter (through April 11,
 2000)............................ $42.00 $32.25 $211.56 $169.00 $47.13 $37.75

   From the date of the merger agreement through April 11, 2000, the Global Crossing common stock has traded within a range from $61.00 to $32.25.

   The following table presents trading information for the Global Crossing common stock, IPC common stock and IXnet common stock on February 18, 2000 and April 11, 2000. February 18, 2000 was the last full trading day before our announcement of the signing of the merger agreement. April 11, 2000 was the last practicable trading day for which information was available before the date of this document. The equivalent pro forma price of IPC and IXnet common stock is also presented below for each price. The equivalent pro forma price for each date was determined by multiplying the per share price of Global Crossing common stock on that date by the exchange ratio. We cannot assure you what the market prices of the Global Crossing common stock will be on the merger date. You should obtain current market quotations.

                                 Global Crossing     IPC       IPC Equivalent
                                  Common Stock   Common Stock    Pro Forma
                                 --------------- ------------ ----------------
Closing price on February 18,
 2000...........................     $52.38        $140.00        $283.74
Closing price on April 11,
 2000...........................     $33.00        $172.00        $178.76
                                 Global Crossing    IXnet     IXnet Equivalent
                                  Common Stock   Common Stock    Pro Forma
                                 --------------- ------------ ----------------
Closing price on February 18,
 2000...........................     $52.38        $ 52.50        $ 62.02
Closing price on April 11,
 2000...........................     $33.00        $ 38.19        $ 39.07

   Global Crossing does not anticipate paying cash dividends on its common stock in the foreseeable future. The terms of some debt instruments of Global Crossing limit its ability to pay cash dividends. Future cash dividends, if any, will be at the discretion of the Global Crossing board of directors and will depend upon, among other things, Global Crossing's operations, capital requirements and surplus, general financial condition, contractual restrictions and those other factors the Global Crossing board of directors may deem relevant. See "Global Crossing's Management Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated in this document by reference to Global Crossing's annual report on Form 10-K for the year ended December 31, 1999.

                                  RISK FACTORS

   Shareholders of Global Crossing, IPC and IXnet should consider the following factors, in addition to the other information contained in this document. In the section "Risk Factors Relating to the Mergers" below, "we", "us" or "our" refers to Global Crossing, IPC and IXnet. In the section "Risk Factors Relating to Global Crossing's Business" below, "we", "us" or "our" refers to Global Crossing.

Risk Factors Relating to the Mergers

 We cannot assure you of the successful integration of IPC's and IXnet's businesses or of other newly acquired businesses or of the achievement of expected benefits.

   We expect that the mergers will result in benefits arising out of the distribution of sophisticated IP and data services via the Global Crossing network. Achieving the benefits of the mergers will depend in part upon the integration of the businesses of Global Crossing, IPC and IXnet in an efficient manner. Likewise, achieving the benefits of other newly acquired businesses will depend in part on the integration of those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in a timely manner. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. We cannot assure you that the combined company will realize any of the anticipated benefits of the mergers or any other acquisitions.

 Because the market price of the Global Crossing common stock will vary, IPC and IXnet stockholders cannot be sure of the value of the Global Crossing common stock to be received in the mergers.

   IPC and IXnet stockholders will receive a fixed number of shares of Global Crossing common stock in the mergers, rather than a number of shares of Global Crossing common stock with a particular fixed market value. The market values of the Global Crossing common stock, the IPC common stock and the IXnet common stock at the time of the mergers may vary significantly from their market values on the date the merger agreement was executed or the date of this document. Any decrease in the price of Global Crossing common stock before the completion of the mergers will directly reduce the value of the Global Crossing common stock that IPC and IXnet stockholders will receive in the mergers. Variations in the market value of the Global Crossing common stock may be the result of changes in the business, operations or prospects of Global Crossing, IPC or IXnet, market assessments of the likelihood that the mergers will be consummated, the timing of the mergers and the prospects for the post-merger operations of the combined company, regulatory and tax considerations, general market and economic conditions and other factors beyond the control of Global Crossing, IPC or IXnet. Because the exchange ratios will not be adjusted to reflect any changes in the market value of the Global Crossing, IPC or IXnet common stock, the market value of the shares of Global Crossing common stock issued in the mergers and the market value of the shares of IPC and IXnet common stock surrendered in the mergers may be higher or lower than the market values of those shares on the date of the merger agreement or the date of this document.

Risk Factors Relating to Global Crossing's Business

 It may be difficult to evaluate our business because we have a limited operating history.

   We were organized in March 1997 and, with the exception of our Frontier, Global Marine Systems and Racal Telecom subsidiaries, have a limited operating history. Because of this limited history and our rapid growth through successive acquisitions, it may be difficult for potential investors to evaluate the performance of our operations. In particular, comparisons of our results of operations from one period to another may not be fully indicative of our current ability to conduct our business.

 We may encounter difficulties in completing our cable systems currently under development.

   Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our cable systems currently under development, as well as on achieving substantial capacity sales on these systems once they become operational and on our other operational systems. The construction of these systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control, including:

  .  our ability to manage their construction effectively;

  . our ability to obtain all construction and operating permits and licenses;

  .  third party contractors performing their obligations on schedule; and

  . our ability to enter into favorable construction contracts with a limited number of suppliers.

   These factors may significantly delay or prevent completion of one or more of our systems currently under development, which could have a material adverse effect on our business, financial condition and results of operations.

   We cannot assure you that each of these systems will be completed at the cost and in the time frame currently estimated by us, or even at all. Although we award contracts for construction of our systems to suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule and to provide guarantees in respect of completion dates and system design specifications, we cannot assure you that the actual construction costs or the time required to complete these systems will not exceed our current estimates. These circumstances could have a material adverse effect on our business, financial condition and results of operations.

 Our revenue growth plan depends on product and service expansion.

   We intend to grow revenue and profits by:

  .  introducing new services and products;

  .  developing or acquiring additional cable systems; and

  .  upgrading capacity on our planned systems.

   Our inability to effect these expansions of our products and services could have a material adverse effect on our business, financial condition and results of operations.

 We face competition which may reduce demand for our products and services.

   The international telecommunications industry is highly competitive. We compete primarily on the basis of price, availability, service quality and reliability, customer service and the location of our systems and services. The ability of our competitors to provide comparable products and services at similar prices could have a material adverse effect on demand for our products and services. In addition, much of our planned growth is predicated upon the growth in demand for international telecommunications capacity and services. We cannot assure you that this anticipated demand growth will occur.

 We are growing rapidly in a changing industry.

   Our strategy is to be the premier provider of global broadband telecommunications services for both wholesale and retail customers. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .  the easing of regulatory constraints;

  .  the privatization of established carriers;

  .  the expansion of telecommunications infrastructure;

  . the growth in demand for bandwidth caused by expansion of Internet and data transmissions;

  .  the globalization of the world's economies; and

  .  the changing technology for wired, wireless and satellite communication.

   We cannot assure you that we will succeed in adapting to the rapid changes in the international telecommunications industry.

 We may have difficulty in obtaining the additional financing required to develop our business.

   In order to further implement our aggressive growth strategy, we anticipate that we will require substantial additional equity and debt financing. Under our business plan, we and our affiliates expect to require significant additional financing by the end of 2000 to build out the Global Crossing network and provide additional services to our customers. Obtaining additional financing will be subject to a number of factors, including the following:

  .  the state of operations of our company;

  . our actual or anticipated results of operations, financial condition and cash flows;

  . investor sentiment towards companies with substantial international operations; and

  .  generally prevailing market conditions.

   If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders will be reduced and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities would have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us. In the event that we are unable to raise sufficient financing on satisfactory terms and conditions in the future, our company would be adversely affected.

 We face price declines that could adversely affect our business.

   Advances in fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology have caused prices for telecommunications capacity and services to go down even further. If there is less demand than we project or a bigger drop in prices than we project, there could be a material adverse effect on our business, financial condition and results of operations. We cannot assure you, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

 We confront several system risks that could affect our operations.

   Each of our systems is and will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operation, administration, maintenance and repair of our systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We cannot assure you that our systems will continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

   Each of our undersea systems either has or is expected to have a design life of generally 25 years, while each of our terrestrial systems either has or is expected to have a design life of at least 20 years. The economic lives of these systems, however, are expected to be shorter than their design lives, and we cannot assure you of the actual useful life of any of these systems. A number of factors will ultimately affect the useful life of each of our systems, including, among other things:

  .  quality of construction;

  .  unexpected damage or deterioration; and

  .  technological or economic obsolescence.

   Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

 Our success depends on our ability to maintain, hire and successfully integrate key personnel.

   Our future success depends on the skills, experience and efforts of our officers and key technical and sales employees. In particular, our senior management has significant experience in the telecommunications and Internet industries, and the loss of any of them could negatively affect our ability to execute our business strategy. In addition, we cannot assure you that we will be able to integrate new management into our existing operations. Competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled and qualified personnel. We do not have "key person" life insurance policies covering any of our employees.

 We face risks associated with international operations.

   Because we will derive substantial revenue from international operations and intend to have substantial physical assets in several jurisdictions along our routes, our business is subject to risks inherent to international operations, including:

  .  political and economic conditions;

  .  unexpected changes in regulatory environments;

  .  exposure to different legal standards; and

  .  difficulties in staffing and managing operations.

   We have not experienced any material adverse effects with respect to our foreign operations arising from these factors. However, problems associated with these risks could arise in the future. Finally, managing operations in multiple jurisdictions may place further strain on our ability to manage our overall growth.

 Because many of our customers deal predominantly in foreign currencies, we may be exposed to exchange rate risks and our net income may suffer due to currency translations.

   We primarily invoice for our services in United States dollars; however, most of our customers and many of our prospective customers derive their revenue in currencies other than United States dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that those currencies devalue relative to the United States dollar. Furthermore, those customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into United States dollars. In that event, the affected customers may not be able to pay us in United States dollars. In addition, where we invoice for our services in currencies other than United States dollars, our net income may suffer due to currency translations in the event that those currencies devalue relative to the United States dollar and we do not elect to enter into currency hedging arrangements in respect of those payment obligations.

 Our operations are subject to regulation in the United States and abroad and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with applicable regulatory requirements or obtain and maintain those licenses and permits, we may not be able to conduct our business.

   In the United States, our intrastate, interstate and international telecommunications networks and services are subject to regulation at the federal, state and local levels. We also have facilities and provide services in numerous countries in Europe, Latin America and Asia. Our operations in those countries are subject to regulation at the national level and, in some cases, at the state, provincial and local levels.

  . Our interstate and international operations in the United States are governed by the Communications Act of 1934, as amended by the Telecommunications Act of 1996 and by the Submarine Cable Landing License Act of 1921. There are several ongoing proceedings at the Federal Communications Commission and in the federal courts regarding the implementation of various aspects of the Telecommunications Act. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in the United States and may have a material adverse effect on our operations.

  . The intrastate activities of our local telephone service companies are regulated by the states in which they do business. A number of states in which we operate are conducting proceedings related to the provision of services in a competitive telecommunications environment. These proceedings may affect the manner in which we are permitted to provide our services in one or more states and may have a material adverse effect on our operations.

  . Our operations outside the United States are governed by the laws of the countries in which we operate. The regulation of telecommunications networks and services outside the United States varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent or is applied in an unequal or discriminatory fashion. Our inability or failure to comply with the telecommunications laws or regulations of one or more countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a material adverse effect on our operations.

  . In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. We must also comply with a variety of regulatory obligations. Our failure to obtain or maintain necessary licenses and authorizations, or to comply with the obligations imposed upon license holders in one or more countries, may result in sanctions, including the revocation of authority to provide services in one or more countries.

 We depend on third parties for many functions. If the services of those third parties are not available to us, we may not be able to conduct our business.

   We depend and will continue to depend upon third parties to:

  .  construct some of our systems and provide equipment and maintenance;

  . provide access to a number of origination and termination points of our systems in various jurisdictions;

  . construct and operate landing stations in a number of those jurisdictions;

  .  acquire rights of way;

  . provide terrestrial capacity to our customers through contractual arrangements; and

  . act as joint venture participants with regard to some of our current and potential future systems.

   We cannot assure you that third parties will perform their contractual obligations or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations. If they fail to perform their obligations, we may not be able to conduct our business. If any of our joint venture participants experiences a change in strategic direction such that their strategy regarding our mutual joint venture diverges from our own, we may not be able to realize the benefits anticipated to be derived from the joint venture.

 We have substantial leverage which may limit our ability to comply with the terms of our indebtedness and may restrict our ability to operate.

   Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including:

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

  . payments of principal and interest on borrowing may leave us with insufficient cash resources for our operations; and

  . restrictive debt covenants may impair our ability to obtain additional financing.

   We have incurred a high level of debt. As of December 31, 1999, we and our consolidated subsidiaries had a total of $8,051 million of total liabilities, including approximately $5,056 million in senior indebtedness, of which $1,295 million was secured. As of that date, we additionally had outstanding convertible preferred stock with a face value of $1,650 million. Our subsidiary, Global Crossing Holdings, also has mandatorily redeemable preferred stock outstanding with a face value of $500 million. In addition, our Pacific Crossing joint venture entered into an $850 million non-recourse credit facility, under which it had incurred $750 million of indebtedness as of December 31, 1999.

   Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries have entered into a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions.

   In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, including:

   .  sales of some assets;

   .  sales of equity;

   .  negotiations with our lenders to restructure applicable indebtedness; or

   .  other options available to us under applicable law.

 Our principal shareholders may be able to influence materially the outcome of shareholder votes.

   As of March 3, 2000, Pacific Capital Group and its affiliates had an 11.98% beneficial ownership interest in us. We have entered into various transactions with Pacific Capital Group and its affiliates and assumed the on-going development of some of our systems from an affiliate of Pacific Capital Group. Mr. Gary Winnick, Chairman of our board of directors, controls Pacific Capital Group and its subsidiaries. In addition, several of our other officers and directors are affiliated with Pacific Capital Group. Furthermore, as of March 3, 2000, Canadian Imperial Bank of Commerce and its affiliates had a 9.69% beneficial ownership interest in us. Canadian Imperial Bank of Commerce and its affiliates have acted as underwriter, lender or initial purchaser in several of our financial transactions in connection with the development and construction of our systems. Several members of our board of directors are employees of an affiliate of Canadian Imperial Bank of Commerce.

   As of March 3, 2000, Pacific Capital Group and Canadian Imperial Bank of Commerce collectively beneficially owned 21.67% of the outstanding shares of our common stock. Accordingly, Pacific Capital Group and Canadian Imperial Bank of Commerce may be able to influence materially the outcome of matters submitted to a vote of our shareholders, including the election of directors.

 Officers and directors own a substantial portion of us and may have conflicts of interest.

   Our executive officers and directors have substantial equity interests in us. As of March 3, 2000, all of our directors and executive officers as a group collectively beneficially owned 24.72% of our outstanding common stock, including shares beneficially owned by Pacific Capital Group and certain shares beneficially owned by Canadian Imperial Bank of Commerce. Some of these individuals have also received amounts from us due to advisory services fees paid to Pacific Capital Group and its affiliates.

   Some of our directors and executive officers also serve as officers and directors of other companies. Additionally, some of our officers and directors are active investors in the telecommunications industry. Service as one of our directors or officers and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for us and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are our directors and officers and directors and officers of another company. The pursuit of these other business interests could distract these officers from pursuing opportunities on our behalf. These conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.

 We cannot predict our future tax liabilities.

   We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, or (2) some other countries in which we conduct activities or in which our customers are located. However, we base this belief upon:

  .  the anticipated nature and conduct of our business, which may change;
     and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations.

 Our shareholders may be subject to Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company rules.

   We believe that neither we nor any of our non-United States subsidiaries are a foreign personal holding company and do not expect that either we or any of our affiliates will become a foreign personal holding company. However, we cannot assure you in this regard. If one of our shareholders is a United States person and we or one of our non-United States subsidiaries are classified as a foreign personal holding company, then that shareholder would be required to pay tax on its pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding income. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to United States persons under these rules, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

   We believe that we are not a passive foreign investment company and do not expect to become a passive foreign investment company in the future. However, we cannot assure you in this regard. In addition, our expectations are based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. If we were a passive foreign investment company, then any of our shareholders that is a United States person could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon some distributions by us or when that shareholder sold our capital stock at a gain.

   Furthermore, additional tax considerations would apply if we or any of our affiliates were a controlled foreign corporation or a personal holding company.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   Global Crossing, IPC and IXnet have included forward-looking statements throughout this document. These statements describe their attempt to predict future occurrences. Global Crossing, IPC and IXnet use the words "believe", "anticipate", "expect", "intend" and similar expressions to identify forward-looking statements. These statements also include references to cost savings, benefits, revenues and earnings estimated to result from the mergers and estimated costs of combining Global Crossing, IPC and IXnet. Forward-looking statements are subject to a number of risks, assumptions and uncertainties. For Global Crossing, IPC and IXnet, these risks, assumptions and uncertainties, which may cause actual results to differ materially from those predicted by the forward-looking statements, include:

  . the ability to complete systems within the currently estimated time frames and budgets;

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace;

  . changes in the nature of telecommunications regulation in the United States and other countries;

  .  changes in business strategy;

  . the successful integration of Global Crossing, IPC, IXnet and other newly acquired businesses;

  .  the impact of technological change; and

  . other risks referenced from time to time in Global Crossing's, IPC's and IXnet's filings with the SEC.

   This list provides only an example of some of the risks, uncertainties and assumptions that may affect the forward-looking statements of Global Crossing, IPC and IXnet. If any of these risks or uncertainties materialize or fail to materialize, as applicable, or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements.

                                  THE MERGERS

What you will receive in the mergers

   At the effective time of the mergers:

  . each issued and outstanding share of IPC common stock, other than shares owned or held directly or indirectly by Global Crossing or directly by IPC, which will be canceled, will be converted into the right to receive
     5.417 shares of Global Crossing common stock; and

  . each share of IXnet common stock, other than shares owned directly or indirectly by Global Crossing, IPC or IPC Systems or directly by IXnet, which will be canceled, will be canceled and converted into the right to receive 1.184 shares of Global Crossing common stock.

   The exchange ratios in the IPC and IXnet mergers will be fixed.

   Global Crossing will not issue fractional shares of Global Crossing common stock in the mergers. Instead, IPC and IXnet stockholders who would otherwise have been entitled to receive a fraction of a share of Global Crossing common stock will receive cash, without interest, in an amount equal to the product of the fractional part of a share of Global Crossing common stock multiplied by the average closing price of the Global Crossing common stock reported on the Nasdaq National Market for the 20 trading days ending on the trading day immediately preceding the closing of the mergers.

Background of the mergers

   After IXnet's initial public offering, IXnet and IPC management explored various strategic alliances and other investment and financing opportunities for both IXnet and IPC. In late December 1999, IXnet explored with a number of different companies the possibility of making a strategic investment in IXnet. Through an introduction by Salomon Smith Barney, Mr. Thomas J. Casey, Vice Chairman of Global Crossing, spoke with Mr. Richard M. Cashin, Jr., a director of both IPC and IXnet; then Mr. Casey spoke with Mr. David A. Walsh, Chief Executive Officer of IXnet, Mr. James Demitrieus, Chief Financial Officer of IXnet and IPC and Charles F. Auster, Chief Operating Officer of IXnet. Other than Global Crossing, no firm offers for an investment or other transaction materialized.

   On January 3, 2000, IXnet, on its own behalf and on and behalf of its affiliates, entered into a confidentiality agreement with Global Crossing regarding the exchange of information with respect to a possible strategic investment or other possible transaction. Throughout January 2000, IXnet, IPC and Global Crossing exchanged information, conducted due diligence reviews and held several meetings to discuss each of their businesses.

   On January 11, 2000, Mr. Walsh and Mr. Demitrieus spoke with Mr. Gary Winnick, Co-Chairman of Global Crossing, and Mr. Casey regarding a possible transaction. Following these discussions, Global Crossing expressed an interest to continue discussions concerning a proposed business combination with IXnet, IPC or both.

   At a regular meeting of each of the IXnet and IPC boards of directors on February 8, 2000, Mr. Walsh briefed the IXnet and IPC boards of directors on the preliminary discussions with Global Crossing regarding a possible transaction. Mr. Walsh discussed with both the IXnet and IPC boards of directors recent developments in the information systems industry and the potential benefits of a business combination of each company with Global Crossing. Both the IXnet and IPC boards of directors indicated their support of initiatives to enhance stockholder value and authorized Mr. Walsh to continue to pursue the possibility of a business combination with Global Crossing.

   On February 14 and February 15, 2000, executives of IXnet and IPC met with executives from Global Crossing at the offices of Global Crossing in California for preliminary discussions regarding a potential business combination of IPC, IXnet and Global Crossing. On behalf of IPC and IXnet, Mr. Walsh, Mr. Demitrieus and Mr. Auster attended the meeting. Mr. Casey, Mr. Clint Walker, Vice President Corporate Development for Global Crossing, and Mr. Justin O'Neill, Vice President and Assistant General Counsel for Global Crossing, attended the meetings on behalf of Global Crossing. Mr. Winnick participated in some of the discussions.

   On February 16, 2000, the parties continued their discussions regarding a potential business combination. On February 17, 2000, executives from IXnet, IPC and Global Crossing met at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for IXnet and IPC. These meetings included legal, business and financial due diligence.

   An initial draft of the merger agreement was distributed to all parties on February 17, 2000, and an initial draft of a consent and voting agreement was delivered on February 18, 2000, by Simpson Thacher & Bartlett, counsel for Global Crossing. Between February 18 and 21, 2000, Global Crossing, IXnet and IPC management and their respective legal counsel and financial advisors continued to discuss and negotiate the terms of the proposed merger, the merger agreement, the consent and voting agreement and related agreements.

   Concurrently with the negotiations of the merger agreement, each party continued with its legal, business, accounting and financial due diligence review. In addition, Global Crossing and its counsel continued to negotiate the terms of the consent and voting agreement with representatives of Citicorp Venture Capital, on behalf of Cable Systems Holding, David Walsh and the other principal stockholders of IPC and their counsel. On the evening of February 21, 2000, management of Global Crossing, IXnet and IPC reached agreement on the material terms of the merger agreement, including the IPC exchange ratio of
5.417 shares of Global Crossing common stock for each share of IPC common stock and the IXnet exchange ratio of 1.184 shares of Global Crossing common stock for each share of IXnet common stock, and the consent and voting agreement that they would submit to each of their boards of directors for approval.

   On the night of February 21, 2000, the IPC and IXnet boards of directors each had a meeting to consider the proposed mergers. At the board meetings, Skadden, Arps, Slate, Meagher & Flom LLP advised each board of directors of its fiduciary obligations under applicable law. In addition, at the board meetings, executive management of IPC and IXnet presented key aspects of the merger transactions. Also, at the board meetings, each of Salomon Smith Barney and DLJ, both of which had been retained by each of IPC and IXnet to act as financial advisors, separately presented its financial analysis of the exchange ratios provided for in the mergers and delivered orally its opinions, each of which was confirmed by delivery of written opinions dated February 22, 2000, the date of execution of the merger agreement, as to the fairness, from a financial point of view, of the exchange ratios. These opinions are fully described below under the caption "Opinions of IXnet's and IPC's financial advisors" on page 44.

   After an active discussion and review of numerous factors described below under "Reasons for the mergers", each of the IPC and IXnet boards of directors concluded that the mergers were in the best interests of the IPC stockholders, in the case of the IPC board of directors, and the IXnet stockholders, in the case of the IXnet board of directors, and voted unanimously to approve the mergers, the merger agreement and each of the transactions contemplated by the merger agreement, as well as, in the case of the IPC board of directors, the consent and voting agreement. In addition, the IPC board of directors took a separate vote in which only the IPC directors that are unaffiliated with the controlling stockholders of IPC participated. These unaffiliated directors unanimously approved the merger agreement and each of the transactions contemplated by the merger agreement. The IXnet board of directors also took a separate vote in which only the IXnet directors that are unaffiliated with the controlling stockholders of IXnet participated. These unaffiliated directors unanimously approved the merger agreement and each of the transactions contemplated by the merger agreement.

   On the night of February 21, 2000, the Global Crossing board of directors had a meeting to discuss the proposed mergers. After a full discussion, the board of directors decided to reconvene the following morning to vote on the proposed mergers.

   On the morning of February 22, 2000, the Global Crossing board of directors met to continue discussing the proposed mergers. At the board meeting, executive management of Global Crossing, as well as Global Crossing's advisors, made presentations to the Global Crossing board of directors regarding the proposed mergers. The Global Crossing board of directors concluded that the proposed mergers were in the best interests of the Global Crossing shareholders and voted unanimously to approve the mergers, the merger agreement and each of the transactions contemplated by the merger agreement.

   On February 22, 2000, Global Crossing, IXnet and IPC signed the merger agreement and all related agreements and documents. On that date, the parties announced the proposed merger of Global Crossing with IXnet and IPC by a joint press release.

Recommendation of the IPC and IXnet boards of directors; Reasons for the mergers

   On February 21, 2000, the IPC and IXnet boards of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, IPC, IXnet and their stockholders.

   In reaching their respective decisions to approve the merger agreement, the IPC and the IXnet boards of directors consulted with their legal and financial advisors and with senior management and considered a number of factors, including the following material factors:

  . the information and discussions with IPC's and IXnet's management and financial advisors concerning each of IPC's, IXnet's and Global Crossing's businesses, assets, management, competitive position and prospects;

  . the financial condition, cash flows and results of operations of IPC, IXnet and Global Crossing, both on a historical and prospective basis;

  . the opportunity for IPC and IXnet stockholders to participate, as holders of Global Crossing common stock, in a larger, more diversified, Internet and telecommunications company and to benefit from the additional value expected to be generated through the combination of the three companies;

  . the opportunity for IPC stockholders to receive Global Crossing common stock, valued at a premium to the recent market price of the IPC common stock of 102.7% over the closing price on February 18, 2000, the last trading day before public announcement of the mergers, 158.2% over the closing price on January 21, 2000, one month before public announcement of the mergers, and 369.9% over the closing price on December 22, 1999, two months before public announcement of the mergers;

  . the opportunity for IXnet stockholders to receive Global Crossing common stock, valued at a premium to the recent market price of the IXnet common stock of 18.1% over the closing price on February 18, 2000, the last trading day before public announcement of the mergers, 34.6% over the closing price on January 21, 2000, one month before public announcement of the mergers, 181.8% over the closing price on December 22, 1999, two months before the public announcement of the mergers, and 313.4% over the closing price on August 12, 1999, the date of IXnet's initial public offering;

  . the strategic and financial alternatives available to IPC and IXnet in the rapidly changing environment of the industries in which they operate, including remaining as independent companies;

  . the fact that no other party demonstrated sufficient interest in or was expected to yield greater strategic benefits to IPC or IXnet;

  . the separate financial presentations and written opinions to the IXnet and IPC boards of directors by Salomon Smith Barney as to the fairness, from a financial point of view, of the exchange ratios provided for in the mergers, as described below under the subcaptions "--Opinions of IXnet's and IPC's financial advisors--Opinion of Salomon Smith Barney to the IXnet board of directors" and "--Opinion of Salomon Smith Barney to the IPC board of directors" on pages 44 and 48;

  . the separate financial presentations and written opinions to the IPC and IXnet boards of directors by DLJ to the effect that as of that date, based upon and subject to the assumptions, limitations and qualifications included in its opinions, (1) the IPC exchange ratio of
     5.417 shares of Global Crossing common stock for each share of IPC common stock was fair from a financial point of view to the holders of IPC common stock, other than Citicorp Venture Capital and its affiliates and (2) the IXnet exchange ratio of 1.184 shares of Global Crossing common stock for each share of IXnet common stock was fair from a financial point of view to the holders of IXnet common stock, other than IPC; and

  . the fact that the mergers are intended to be a tax-free exchange to IPC and IXnet stockholders.

   The IPC and the IXnet boards of directors also considered potentially negative factors in their deliberations concerning the mergers, including:

  . the risk that anticipated benefits of the mergers for IPC and IXnet stockholders might not be realized as a result of possible changes in the Internet or telecommunications industries or potential difficulties in integrating the businesses of IPC, IXnet and Global Crossing;

  . the fact that the exchange ratios are fixed with no floor which means that IPC and IXnet stockholders will bear the risks of any decrease in the market price if the Global Crossing stock declines during the period before the closing of the mergers;

  . the fact that the possible difficulties of integrating the operations, management and corporate cultures of IPC, IXnet and Global Crossing; and

  . entering into a merger agreement would preclude alternative proposals for IPC and IXnet in light of the consent of the majority stockholders to the mergers.

   The foregoing discussion of the information and factors considered by the IPC and IXnet boards of directors is not intended to be exhaustive. While the IPC and IXnet boards of directors considered each of the foregoing factors in reaching its determination, individual members for the IPC and IXnet board of directors may have attached different importance to each of the factors. In view of the number and wide variety of factors considered in connection with its evaluation of the mergers, the IPC and IXnet boards of directors did not consider it practicable, nor did it attempt, to assign relative weight to the factors considered in reaching its determination. In addition, the IPC and IXnet boards of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the boards of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall evaluation of the reasons described above. IPC's and IXnet's boards of directors considered all these factors as whole, and considered the factors to be favorable to and to support each of their determinations.

Opinions of IXnet's and IPC's financial advisors

 Opinion of Salomon Smith Barney to the IXnet board of directors

   IXnet retained Salomon Smith Barney to act as its financial advisor in connection with the proposed IXnet merger. In connection with its engagement, IXnet requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of IXnet common stock of the IXnet exchange ratio provided for in the IXnet merger. On February 21, 2000, at a meeting of the IXnet board held to evaluate the proposed IXnet merger, Salomon Smith Barney delivered to the IXnet board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 22, 2000, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in the opinion, the IXnet exchange ratio was fair, from a financial point of view, to the holders of IXnet common stock.

   In arriving at its opinion, Salomon Smith Barney:

  .  reviewed the terms of the merger agreement;

  . held discussions with senior officers, directors and other representatives and advisors of IXnet and senior officers, representatives and advisors of Global Crossing concerning the businesses, operations and prospects of IXnet and Global Crossing;

  . examined publicly available business and financial information relating to IXnet and Global Crossing;

  . examined financial forecasts and other information and data for IXnet and Global Crossing which were provided to or otherwise discussed with Salomon Smith Barney by the managements of IXnet and Global Crossing, including information relating to strategic implications and operational benefits anticipated to result from the IXnet merger;

  . reviewed the financial terms of the IXnet merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of IXnet common stock and Global Crossing common stock, the historical and projected earnings and other operating data of IXnet and Global Crossing and the capitalization and financial condition of IXnet and Global Crossing;

  . considered, to the extent publicly available, the financial terms of other transactions recently effected that Salomon Smith Barney considered relevant in evaluating the IXnet merger;

  . analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of IXnet and Global Crossing;

  . evaluated the potential pro forma financial impact of the mergers on Global Crossing; and

  . conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial forecasts and other information and data relating to IXnet and Global Crossing, the managements of IXnet and Global Crossing advised Salomon Smith Barney that they were prepared on bases reflecting the best currently available estimates and judgments of the managements of IXnet and Global Crossing as to the future financial performance of IXnet and Global Crossing and the strategic implications and operational benefits anticipated to result from the IXnet merger. Salomon Smith Barney assumed that the IXnet merger will be treated as a tax-free reorganization for federal income tax purposes.

   Salomon Smith Barney did not express any opinion as to what the value of Global Crossing common stock will be when issued to IXnet stockholders in the IXnet merger or the price at which the Global Crossing common stock will trade after the IXnet merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of IXnet or Global Crossing, and Salomon Smith Barney did not make any physical inspection of the properties or assets of IXnet or Global Crossing.

   In connection with its engagement, Salomon Smith Barney was not requested to, and it did not, solicit third party indications of interest in the acquisition of all or a part of IXnet. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the IXnet merger as compared to any alternative business strategies that might exist for IXnet or the effect of any other transaction in which IXnet might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the IXnet exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the IXnet merger, which was determined through negotiation between IXnet and Global Crossing. No other instructions or limitations were imposed by IXnet on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

   The full text of Salomon Smith Barney's written opinion dated February 22, 2000 to the IXnet board, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Appendix C-1 and is incorporated in this document by reference. We encourage you to read this opinion carefully. Salomon Smith Barney's opinion is directed to the IXnet board and relates only to the fairness of the IXnet exchange ratio from a financial point of view, does not address any other aspect of the IXnet merger or any related transaction and does not constitute a recommendation to any stockholders as to any matters relating to the proposed IXnet merger.

   In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of IXnet and Global Crossing. No company, transaction or business used in those analyses as a comparison is identical to IXnet, Global Crossing or the proposed IXnet merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

   Salomon Smith Barney's opinion and analyses were only one of many factors considered by the IXnet board in its evaluation of the IXnet merger and should not be viewed as determinative of the views of the IXnet board or management with respect to the IXnet exchange ratio or the proposed IXnet merger.

   The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion, dated February 22, 2000, to the IXnet board. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses.

   IXnet analyses

   Public market analysis. Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of the following six publicly traded companies in the backbone/business internet service provider industry:

  .  Digex, Inc.

  .  EQUANT N.V.

  .  Exodus Communications, Inc.

  .  Globix Corporation

  .  PSINet Inc.

  .  Verio Inc.

   Salomon Smith Barney compared enterprise values, calculated as equity market value, plus debt, minority investments, straight preferred stock and out-of-the money convertibles, less investments in unconsolidated affiliates and cash, as a multiple of latest quarter annualized and estimated calendar years 2000 and 2001 revenues. All multiples were based on closing prices on February 18, 2000. Estimated financial data for the selected backbone/business internet service provider companies were based on publicly available research analysts' estimates and estimated financial data for IXnet were based on internal estimates of the management of IXnet.

   Salomon Smith Barney then applied to IXnet's latest quarter annualized and estimated calendar years 2000 and 2001 revenues a range of selected multiples derived from corresponding financial data of a subset of the selected companies which Salomon Smith Barney believed reflected growth characteristics generally similar to those of IXnet. This subset included EQUANT N.V., Globix Corporation, PSInet Inc. and Verio Inc. This analysis resulted in the following implied per share equity reference range for IXnet, as compared to the per share equity value for IXnet implied by the IXnet exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

          Implied per
             share
            equity
           reference                                    Per share equity value
           range for                                     for IXnet implied by
             IXnet                                       IXnet exchange ratio
          -----------                                   ----------------------
         $46.00-$55.00                                          $62.03

   Private market analysis. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following three selected transactions in the backbone/business internet service provider industry:

                 Acquiror                          Target
                 --------                          ------
      .NEXTLINK Communications, Inc.   Concentric Network Corporation
      .McLeodUSA Incorporated          SplitRock Services, Inc.
      .Metromedia Fiber Network, Inc.  AboveNet Communications, Inc.

   Salomon Smith Barney compared enterprise values in the selected transactions as a multiple of latest quarter annualized and estimated calendar years 1999, 2000 and 2001 revenues. All multiples for the selected transactions were based on publicly available financial information.

   Salomon Smith Barney then applied a range of selected multiples of latest quarter annualized and estimated calendar years 1999, 2000 and 2001 revenues derived from the selected transactions to corresponding financial data of IXnet. This analysis resulted in the following implied per share equity reference range for IXnet, as compared to the per share equity value for IXnet implied by the IXnet exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

          Implied per
             share
            equity
           reference                                    Per share equity value
           range for                                     for IXnet implied by
             IXnet                                       IXnet exchange ratio
          -----------                                   ----------------------
         $32.00-$38.00                                          $62.03

   Discounted cash flow analysis. Salomon Smith Barney performed a discounted cash flow analysis of IXnet to estimate the stand-alone unlevered free cash flows that IXnet could generate over fiscal years 2000 through 2009 based on internal estimates of the management of IXnet. The range of estimated terminal values for IXnet was calculated by applying terminal value multiples of 9.5x to 11.5x to IXnet's projected 2009 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. The cash flows and terminal values were discounted to present value using discount rates ranging from 13.0% to 15.0%. This analysis resulted in the following implied per share equity reference range for IXnet, as compared to the per share equity value for IXnet implied by the IXnet exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

          Implied per
             share
            equity
           reference                                    Per share equity value
           range for                                     for IXnet implied by
             IXnet                                       IXnet exchange ratio
          -----------                                   ----------------------
         $48.00-$68.00                                          $62.03

   Other factors. In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

  . historical market prices and trading volumes for IXnet common stock and Global Crossing common stock;

  . the relationship between movements in IXnet common stock and Global Crossing common stock with movements in the common stock of selected companies in similar industries as those in which IXnet and Global Crossing operate and movements in broad stock market indices; and

  .  selected analysts' reports on IXnet and Global Crossing.

 Opinion of Salomon Smith Barney to the IPC board of directors

   IPC retained Salomon Smith Barney to act as co-financial advisor in connection with the proposed IPC merger. In connection with its engagement, IPC requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of IPC common stock of the IPC exchange ratio provided for in the IPC merger. On February 21, 2000, at a meeting of the IPC board held to evaluate the proposed IPC merger, Salomon Smith Barney delivered to the IPC board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 22, 2000, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in the opinion, the IPC exchange ratio was fair, from a financial point of view, to the holders of IPC common stock.

   In arriving at its opinion, Salomon Smith Barney:

  .  reviewed the terms of the merger agreement;

  . held discussions with senior officers, directors and other representatives and advisors of IPC and senior officers, representatives and advisors of Global Crossing concerning the businesses, operations and prospects of IPC and Global Crossing;

  . examined publicly available business and financial information relating to IPC and Global Crossing;

  . examined financial forecasts and other information and data for IPC and Global Crossing which were provided to or otherwise discussed with Salomon Smith Barney by the managements of IPC and Global Crossing, including information relating to strategic implications and operational benefits anticipated to result from the IPC merger;

  . reviewed the financial terms of the IPC merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of IPC common stock and Global Crossing common stock, the historical and projected earnings and other operating data of IPC and Global Crossing, and the capitalization and financial condition of IPC and Global Crossing;

  . considered, to the extent publicly available, the financial terms of other transactions recently effected that Salomon Smith Barney considered relevant in evaluating the IPC merger;

  . analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of IPC and Global Crossing;

  . evaluated the potential pro forma financial impact of the mergers on Global Crossing; and

  . conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial forecasts and other information and data relating to IPC and Global Crossing, the managements of IPC and Global Crossing advised Salomon Smith Barney that they were prepared on bases reflecting the best currently available estimates and judgments of the managements of IPC and Global Crossing as to the future financial performance of IPC and Global Crossing and the strategic implications and operational benefits anticipated to result from the IPC merger. Salomon Smith Barney assumed that the IPC merger will be treated as a tax-free reorganization for federal income tax purposes.

   Salomon Smith Barney did not express any opinion as to what the value of Global Crossing common stock will be when issued to IPC stockholders in the IPC merger or the price at which the Global Crossing common stock will trade after the IPC merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of IPC or Global Crossing, and Salomon Smith Barney did not make any physical inspection of the properties or assets of IPC or Global Crossing.

   In connection with its engagement, Salomon Smith Barney was not requested to, and it did not, solicit third party indications of interest in the acquisition of all or a part of IPC. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the IPC merger as compared to any alternative business strategies that might exist for IPC or the effect of any other transaction in which IPC might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the IPC exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the IPC merger, which was determined through negotiation between IPC and Global Crossing. No other instructions or limitations were imposed by IPC on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

   The full text of Salomon Smith Barney's written opinion dated February 22, 2000 to the IPC board, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Appendix C-2 and is incorporated in this document by reference. We encourage you to read this opinion carefully. Salomon Smith Barney's opinion is directed to the IPC board and relates only to the fairness of the IPC exchange ratio from a financial point of view, does not address any other aspect of the IPC merger or any related transaction and does not constitute a recommendation to any stockholders as to any matters relating to the proposed IPC merger.

   In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of IPC and Global Crossing. No company, transaction or business used in those analyses as a comparison is identical to IPC, Global Crossing or the proposed IPC merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

   Salomon Smith Barney's opinion and analyses were only one of many factors considered by the IPC board in its evaluation of the IPC merger and should not be viewed as determinative of the views of the IPC board or management with respect to the IPC exchange ratio or the proposed IPC merger.

   The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion, dated February 22, 2000, to the IPC board. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses.

   IPC analyses

   Private market analysis. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following four selected transactions in the telecommunications service industry:

                Acquiror                                   Target
                --------                                   ------
      .Intel Corporation                       Shiva Corporation
      .ECI Telecomm Ltd.                       Tadiran Telecommunications Ltd.
      .Ascend Communications, Inc.             Stratus Computer, Inc.
      .RELTEC Corp.                            Rainford Group plc

   Salomon Smith Barney compared enterprise values in the selected transactions as multiples of latest 12 months revenue and earnings before interest and taxes, commonly known as EBIT. All multiples for the selected transactions were based on publicly available financial information for the relevant transaction.

   Salomon Smith Barney then applied a range of selected multiples of latest 12 months revenue and EBIT derived from the selected transactions to corresponding financial data of IPC, excluding its approximate 72.7% equity interest in IXnet. Salomon Smith Barney then added to the resulting implied equity reference range 72.7% of the implied equity reference range derived for IXnet based on the "IXnet analyses--private market analysis" described above in order to estimate an aggregate implied equity reference range for IPC. This analysis resulted in the following implied aggregate per share equity reference range for IPC, as compared to the per share equity value for IPC implied by the IPC exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

         Implied aggregate per share                    Per share equity value
              equity reference                            for IPC implied by
                range for IPC                             IPC exchange ratio
         ---------------------------                    ----------------------
               $157.00-$192.00                                 $283.71

   Discounted cash flow analysis. Salomon Smith Barney performed a discounted cash flow analysis of IPC to estimate the stand-alone unlevered free cash flows that IPC could generate over fiscal years 2000 through 2003 based on internal estimates of the management of IPC. The range of estimated terminal values for IPC was calculated by applying terminal value multiples of 6.0x to 7.0x to IPC's projected 2003 EBITDA. The cash flows and terminal values were discounted to present value using discount rates ranging from 9.5% to 10.5%. Salomon Smith Barney then added to the resulting implied equity reference range 72.7% of the implied equity reference range derived for IXnet based on the "IXnet analyses-- discounted cash flow analysis" described above in order to estimate an aggregate implied equity reference range for IPC. This analysis resulted in the following implied aggregate per share equity reference range for IPC, as compared to the per share equity value for IPC implied by the IPC exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

         Implied aggregate per share                    Per share equity value
              equity reference                            for IPC implied by
                range for IPC                             IPC exchange ratio
         ---------------------------                    ----------------------
               $236.00-$329.00                                 $283.71

   Public market analysis. Salomon Smith Barney performed a public market analysis of IPC by aggregating the implied equity reference range for IPC based on the "IPC analyses--private market analysis" described above and 72.7% of the implied equity reference range for IXnet based on the "IXnet analyses-- public market analysis" described above. This analysis resulted in the following implied aggregate per share equity reference range for IPC, as compared to the per share equity value for IPC implied by the IPC exchange ratio based on the closing price of Global Crossing common stock on February 18, 2000:

         Implied aggregate per share                    Per share equity value
              equity reference                            for IPC implied by
                range for IPC                             IPC exchange ratio
         ---------------------------                    ----------------------
               $217.00-$267.00                                 $283.71

   Other factors. In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

  . historical market prices and trading volumes for IPC common stock and Global Crossing common stock; and

  . the relationship between movements in IPC common stock and Global Crossing common stock with movements in the common stock of selected companies in similar industries as those in which IPC and Global Crossing operate and movements in broad stock market indices.

   Global Crossing analyses

   Public market analysis. Salomon Smith Barney performed a sum-of-the-parts analysis of each of Global Crossing's businesses and derived implied equity reference ranges for those businesses utilizing various methodologies. In arriving at an equity reference range for Global Crossing's network, long distance, local and competitive local exchange carrier businesses and its global center business, Salomon Smith Barney utilized publicly available research analysts' estimates of selected publicly traded companies in those industries. In arriving at an equity reference range for Global Crossing's Racal business, Salomon Smith Barney utilized the purchase price paid by Global Crossing for that business, and in arriving at equity reference ranges for Global Crossing's Hutchison Global Crossing and Asia Global Crossing businesses, Salomon Smith Barney utilized Global Crossing's contributions for its joint venture or partnership interests in those businesses. This analysis resulted in the following implied aggregate per share equity reference range for Global Crossing, as compared to the closing price of Global Crossing common stock on February 18, 2000:

         Implied aggregate per share
              equity reference         Per share closing price of Global Crossing
          range for Global Crossing        common stock on February 18, 2000
         ---------------------------   ------------------------------------------
                $48.00-$64.00                           $52.375

   Discounted cash flow analysis. Salomon Smith Barney performed a discounted cash flow analysis of Global Crossing to estimate the stand-alone unlevered free cash flows that Global Crossing could generate over fiscal years 2000 through 2009 based on publicly available research analysts' estimates. The range of estimated terminal values for Global Crossing was calculated by applying terminal value multiples of 12.0x to 14.0x to Global Crossing's projected 2009 EBITDA. The cash flows and terminal values were discounted to present value using discount rates ranging from 13.0% to 15.0%. This analysis resulted in the following implied aggregate per share equity reference range for Global Crossing, as compared to the closing price of Global Crossing common stock on February 18, 2000:

         Implied aggregate per share
              equity reference         Per share closing price of Global Crossing
          range for Global Crossing        common stock on February 18, 2000
         ---------------------------   ------------------------------------------
                $50.00-$68.00                           $52.375

   Pro forma merger analysis. Salomon Smith Barney analyzed the potential impact of the mergers on Global Crossing's estimated EPS for fiscal years 1999 through 2004. In this analysis, in the case of Global Crossing, Salomon Smith Barney used both publicly available research analysts' estimates and internal estimates of the management of Global Crossing and, in the case of IPC and IXnet, Salomon Smith Barney used internal estimates of the managements of IPC and IXnet, in each case without taking into account cost savings and other potential synergies anticipated by the managements of IPC, IXnet and Global Crossing to result from the mergers. Based on publicly available research analysts' estimates for Global Crossing and internal estimates of the managements of IPC and IXnet, this analysis indicated that the mergers could be dilutive to Global Crossing's EPS in each of the years analyzed. Based on internal estimates of the managements of Global Crossing, IPC and IXnet, this analysis indicated that the mergers could be accretive to Global Crossing's EPS in calendar years 2000 and 2001 and dilutive in the other calendar years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Exchange ratio analyses

   Exchange ratio analysis--IXnet. Salomon Smith Barney calculated the aggregate exchange ratio reference ranges implied by the results derived from the analyses described above for IXnet and Global Crossing and compared these ranges to the IXnet exchange ratio provided for in the IXnet merger. This analysis indicated the following implied approximate exchange ratio reference ranges, as compared to the IXnet exchange ratio provided for in the IXnet merger:

                                                                 IXnet
                                                               discounted
                            IXnet public                          cash
                               market                        flow analysis/
                              analysis/     IXnet private        Global
                               Global      market analysis/     Crossing
                              Crossing     Global Crossing     discounted
                            public market     discounted       cash flow      Proposed
                              analysis    cash flow analysis    analysis    IXnet merger
                            ------------- ------------------ -------------- ------------
   Implied exchange ratio
    range.................. 0.719x-1.146x   0.471x-0.760x    0.706x-1.360x     1.184x

   Exchange ratio analysis--IPC. Salomon Smith Barney calculated the aggregate exchange ratio reference ranges implied by the results derived from the analyses described above for IPC and Global Crossing and compared these ranges to the IPC exchange ratio provided for in the IPC merger. This analysis indicated the following implied approximate exchange ratio reference ranges, as compared to the IPC exchange ratio provided for in the IPC merger:

                                        IPC private   IPC discounted
                                          market         cash flow
                                      analysis/Global analysis/Global
                                         Crossing        Crossing     Proposed
                                      discounted cash discounted cash   IPC
                                       flow analysis   flow analysis   merger
                                      --------------- --------------- --------
   Implied exchange ratio range......  2.309x-3.840x   3.471x-6.580x   5.417x

   Historical exchange ratio analysis--IXnet. Salomon Smith Barney compared the IXnet exchange ratio in the IXnet merger with the historical ratio of the daily closing prices of IXnet common stock and Global Crossing common stock during the one-month and three-month periods preceding February 18, 2000 and over the period from August 11, 1999 to February 18, 2000. This analysis indicated the following implied approximate historical exchange ratio reference ranges, as compared to the IXnet exchange ratio provided for in the IXnet merger:

                                     Range of historical
                                       exchange ratios   Proposed IXnet merger
                                     ------------------- ---------------------
   Implied exchange ratio range.....     0.36x-1.00x            1.184x

   Historical exchange ratio analysis--IPC. Salomon Smith Barney compared the IPC exchange ratio in the IPC merger with the historical ratio of the daily closing prices of IPC common stock and Global Crossing common stock during the one-month, three-month and six-month periods preceding February 18, 2000 and over the period from August 11, 1999 to February 18, 2000. This analysis indicated the following implied approximate historical exchange ratio reference ranges, as compared to the IPC exchange ratio provided for in the IPC merger:

                                         Range of historical
                                           exchange ratios   Proposed IPC merger
                                         ------------------- -------------------
   Implied exchange ratio range.........     1.10x-2.67x           5.417x

   Miscellaneous

   Under the terms of its engagement, IPC and IXnet have agreed to pay Salomon Smith Barney upon completion of the mergers an aggregate financial advisory fee customary in transactions of this nature. IPC and IXnet also have agreed to reimburse Salomon Smith Barney for its reasonable travel and other expenses incurred, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

   In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of IPC, IXnet and Global Crossing for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to IPC, IXnet and Global Crossing unrelated to the proposed mergers, for which services Salomon Smith Barney has received compensation. An affiliate of Citigroup Inc., the parent company of Salomon Smith Barney, beneficially owns approximately 60% of the outstanding shares of IPC common stock, and IPC indirectly owns approximately 73% of the outstanding shares of IXnet common stock. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with IPC, IXnet, Global Crossing and their respective affiliates.

   Salomon Smith Barney is an internationally recognized investment banking firm and was selected by IPC and IXnet based on its experience, expertise and familiarity with IPC, IXnet and Global Crossing and their businesses. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with exchanges and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

 Opinions of DLJ

 Opinion of DLJ to IXnet's board of directors

   IXnet asked DLJ to render an opinion to the IXnet board of directors as to the fairness to IXnet stockholders, other than IPC, from a financial point of view, of the IXnet exchange ratio. On February 21, 2000, DLJ delivered to the IXnet board of directors its oral opinion, which was confirmed in writing on February 22, 2000, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications included in the opinion, the exchange ratio of 1.184 shares of Global Crossing common stock in exchange for each share of IXnet common stock was fair to holders of IXnet common stock, other than IPC, from a financial point of view.

   The full text of the DLJ opinion is attached as Annex D-1 to this document and is incorporated in this document by reference. The summary of the DLJ opinion included in this document is qualified in its entirety by reference to the full text of the DLJ opinion. IXnet stockholders are urged to read the DLJ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with its opinion.

   DLJ prepared its opinion for the IXnet board of directors. The opinion addresses only the fairness from a financial point of view, as of February 22, 2000, of the IXnet exchange ratio to the IXnet stockholders, other than IPC. The DLJ opinion does not address the relative merits of the IXnet merger or any other business strategies being considered by the IXnet board of directors, nor does it express any opinion as to the IXnet board of directors' decision to proceed with the IXnet merger. DLJ expressed no opinion as to the price at which the Global Crossing common stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations among IXnet, Global Crossing and IPC, in which negotiations IXnet and IPC were advised by DLJ. The DLJ opinion did not constitute a recommendation to any IXnet stockholder as to how any stockholder should vote on the IXnet merger.

   IXnet selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the media and communications industries and is familiar with IXnet and its business. DLJ was not retained as an advisor or agent to the stockholders of IXnet or any other person other than IPC. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In arriving at its opinion, DLJ:

  .  reviewed the merger agreement and the exhibits to that agreement;

  . reviewed financial and other information that was publicly available or furnished to it by IXnet and Global Crossing, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of IXnet for the period beginning October 1, 1999, and ending September 30, 2009, prepared by the management of IXnet and certain financial projections of Global Crossing for the period beginning January 1, 2000, and ending December 31, 2004, prepared by the management of Global Crossing;

  . compared certain financial and securities data of IXnet and Global Crossing with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices and trading volumes of IXnet common stock and Global Crossing common stock;

  . reviewed prices and premiums paid in certain other business combinations; and

  . conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

   DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring IXnet or IPC.

   In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by IXnet or Global Crossing or their respective representatives or that was otherwise reviewed by DLJ. DLJ assumed that IXnet was not aware of any information prepared by it or its advisors that might be material to DLJ's opinion that was not made available to DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of IXnet and Global Crossing as to the future operating and financial performance of IXnet and Global Crossing, respectively. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to IXnet.

   The DLJ opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

 Financial analyses performed by DLJ

   The following is a summary of the presentation made by DLJ to the IXnet board of directors on February 21, 2000, in connection with the preparation of the DLJ opinion. The order of analyses and the results described do not represent relative importance or weight given to these analyses or the results by DLJ. No company or transaction used in the following analyses is directly comparable to IXnet, Global Crossing or the merger. In addition, mathematical analysis such as determining the average or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables below should be read in conjunction with the accompanying text.

 Exchange ratio analysis

   DLJ reviewed the daily closing prices of IXnet common stock and Global Crossing common stock over the six months before February 18, 2000, to determine the implied exchange ratio based upon the relative prices of IXnet common stock and Global Crossing common stock at various time intervals during that six month period. Based on February 18, 2000, intraday average prices of $52.00 for IXnet and $55.06 for Global Crossing, the implied exchange ratio was 0.944x. DLJ also analyzed the implied exchange ratio between IXnet common stock and Global Crossing common stock for the average of five days, 20 days, 30 days, three months and six months before February 18, 2000. The implied exchange ratios for these periods were 0.872x, 0.834x, 0.826x, 0.634x and 0.603x, respectively.

 Public comparables analysis of IXnet

   DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for eight publicly traded companies that DLJ believed to be reasonably comparable to IXnet. The companies consisted of:

  .  Digex, Inc.

  .  Equant N.V.

  .  Exodus Communications, Inc.

  .  Globix Corporation

  .  Infonet Services Corporation

  .  PSINet Inc.

  .  Savvis Communications Corp.

  .  Verio Inc.

   DLJ examined the enterprise value and selected financial data of each of the comparable companies as of February 18, 2000 as derived from such companies' public filings and published research analysts' reports prepared by investment banking firms, including DLJ. DLJ defined enterprise value as the value of fully-diluted common equity plus long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds, if any, from the exercise of outstanding options and warrants and the value of certain other non-core assets, including minority interests in other entities. In examining these comparable companies, DLJ analyzed, among other things, the enterprise value of the companies as a multiple of each company's respective last quarter of revenue on an annualized basis, or LQA revenue, as well as estimated 1999, estimated 2000 and estimated 2001 revenue. DLJ's analysis of the comparable companies yielded the following:

  . enterprise value as a multiple of estimated 2000 revenue ranged from 10.0x to 73.6x for the comparable companies with an average of 30.4x and a median of 17.7x, compared to a current value of 24.6x for IXnet; and

  . enterprise value as a multiple of estimated 2001 revenue ranged from 7.6x to 41.6x for the comparable companies with an average of 18.7x and a median of 15.8x, compared to a current value of 16.4x for IXnet.

   Based on this analysis, DLJ selected a reference range of enterprise value multiples and from these multiples, derived an implied per share equity value range and implied exchange ratios for IXnet as follows:

                                                       Implied
                                                       equity        Implied
                                  Enterprise value    value per     exchange
                                 multiple reference    share,      ratio range
                                  range for IXnet     for IXnet     for IXnet
                                 ------------------ ------------- -------------
2000 estimated revenue..........    15.0x-25.0x     $35.69-$59.84      N/A
2001 estimated revenue..........    10.0x-20.0x     $37.42-$75.38      N/A
Reference range.................        N/A         $35.00-$65.00 0.668x-1.241x

 Comparable transactions analysis

   DLJ reviewed 11 selected transactions or proposed transactions involving companies that DLJ believed to be reasonably comparable to IXnet. These transactions were divided between comparable ISP/Web hosting transactions and comparable competitive local exchange carrier, or CLEC, transactions and include both control transactions and minority investments:

   ISP/Web hosting transactions:

     Control transactions:

      .  NEXTLINK Communications, Inc./Concentric Network Corporation

      .  McLeodUSA, Incorporated/Splitrock Services, Inc.

      .  PSINet Inc./Transaction Network Services Inc.

      .  Verio Inc./digitalNATION

     Minority investments:

      .  Hicks, Muse, Tate & Furst/Globix Corporation

   CLEC transactions:

     Control transactions:

      .  RCN Corp./21st Century Telecom Group Inc.

      .  AT&T Canada Inc./MetroNet Communications Corp.

     Minority investments:

      .  Forstmann Little & Co./NEXTLINK Communications, Inc.

      .  Vulcan Ventures Inc./RCN Corp.

      .  Forstmann Little & Co./McLeod USA, Incorporated

      .  Hicks, Muse, Tate & Furst/RCN Corp.

   In examining these transactions, DLJ compared, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LQA revenue and latest twelve months, or LTM, revenue as obtained by DLJ from various public and industry sources. DLJ's analysis of enterprise value as a multiple of LQA revenue of the comparable ISP/Web hosting control transactions yielded a range of multiples of 4.4x to 19.2x with an average of 15.6x and a median of 14.5x, the average excludes the PSI Net/Transaction Network Services transaction because that transaction was determined to be to be less relevant than the other ISP/Web hosting control transactions. Based on LTM revenues, the ISP/Web hosting control transactions yielded a range of multiples of 5.2x to 24.9x with an average of 22.3x and a median of 21.0x, the average excludes the PSI Net/Transaction Network Services transaction because that transaction was determined to be less relevant than the other ISP/Web hosting control transactions. DLJ's analysis of enterprise value as a multiple of LQA revenue of the comparable CLEC control transactions yielded a range of multiples of 9.4x to 40.5x with an average of 27.0x and a median of 22.9x. Based on LTM revenues, the CLEC control transactions yielded a range of multiples of 13.4x to 62.1x with an average of 39.3x and a median of 28.7x.

   Based on this analysis, DLJ selected a reference range of enterprise value multiples and from these multiples, derived an implied per share equity value range and implied exchange ratios for IXnet as follows:

                                                     Implied
                                                     equity
                                Enterprise value    value per   Implied exchange
                               multiple reference     share       ratio range
                                range for IXnet     for IXnet      for IXnet
                               ------------------ ------------- ----------------
LQA Sales.....................    25.0x-40.0x     $40.62-$64.04       N/A
LTM Sales.....................    30.0x-45.0x     $44.12-$65.39       N/A
Reference range...............        N/A         $42.00-$66.00  0.802x-1.260x

 Discounted cash flow analysis of IXnet

   DLJ performed a discounted cash flow analysis of IXnet for the period starting on October 1, 1999 and ending September 30, 2009, using projections and assumptions provided by IXnet's management. DLJ's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal year enterprise value using the discount rates and terminal year EBITDA multiples indicated below. The discounted cash flow value per share of IXnet stock was estimated using weighted average cost of capital discount rates ranging from 14.0% to 18.0% based on estimates of and judgments related to the weighted average cost of capital of IXnet and terminal multiples of estimated EBITDA for IXnet's fiscal year ending September 30, 2009, ranging from 10.0x to 12.0x.

   Based on this analysis, DLJ calculated an implied equity value per share of IXnet ranging from $38.72 to $64.11 and implied exchange ratios for IXnet ranging from 0.739x to 1.224x.

 Comparable premiums paid analysis of IXnet

   DLJ determined the implied premium over the common stock trading prices as of one day, one week and one month before the announcement date of the comparable ISP/Web hosting transactions, as well as all transactions, which DLJ refers to as "all transactions", with enterprise values between $2.0 and $4.0 billion over the past two years. The CLEC transactions were not considered because most involved a minority investment.

   Based on this analysis of the ISP/Web hosting transactions and all transactions, DLJ calculated average premiums paid and then derived implied per share equity values and implied exchange ratios for IXnet as follows:

                  ISP/Web hosting transactions           All transactions
                -------------------------------- --------------------------------
                        Implied equity  Implied          Implied equity  Implied
                Average value per share exchange Average value per share exchange
 Premium Paid   premium    for IXnet     ratio   premium    for IXnet     ratio
 ------------   ------- --------------- -------- ------- --------------- --------
 One Day......   36.4%      $71.63       1.368x   31.1%      $68.81       1.314x
 One Week.....   48.4%      $61.41       1.173x   33.5%      $55.25       1.055x
 One Month....   59.3%      $67.31       1.285x   35.5%      $57.24       1.093x

 Contribution analysis

   DLJ analyzed the respective contributions that IXnet and Global Crossing would make on a pro forma basis to calendar year 1999, estimated 2000 and estimated 2001 total revenue, EBITDA, equity value and enterprise value and compared these analyses to the pro forma equity ownership of the combined company.

                                                      Global
                                                     Crossing IXnet   Combined %
                                                     -------- -----   ----------
      CY 1999 Total Revenue.........................   98.0%   2.0%     100.0%
      CY 2000E Total Revenue........................   97.3%   2.7%     100.0%
      CY 2001E Total Revenue........................   96.9%   3.1%     100.0%

      CY 1999 EBITDA................................  102.7%  (2.7)%    100.0%
      CY 2000E EBITDA...............................  101.0%  (1.0)%    100.0%
      CY 2001E EBITDA...............................   99.3%   0.7%     100.0%

      Current equity value..........................   93.6%   6.4%     100.0%
      Current enterprise value......................   94.2%   5.8%     100.0%

      Pro forma ownership...........................   92.1%   7.9%     100.0%

 Public comparables analysis of Global Crossing

   DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for three publicly traded companies that DLJ believed to be reasonably comparable to Global Crossing. The comparable companies consisted of Energis PLC, Qwest/US WEST and Level 3 Communications, Inc.

   DLJ compared the enterprise value of each of the comparable companies as of February 18, 2000 to certain selected financial data for each of those companies. In examining these comparable companies, DLJ analyzed the enterprise value of the companies as a multiple of each company's LTM and estimated 2000 and 2001 revenue and EBITDA. Estimated 2000 and 2001 revenue and EBITDA for Global Crossing were obtained from its management and estimated 2000 and 2001 revenue and EBITDA for the comparable companies were obtained from DLJ's equity research analysts and from publicly available information:

  . enterprise value as a multiple of LTM revenue ranged from 4.7x to 83.4x for the comparable companies with a median of 28.5x, compared to a current value of 11.7x for Global Crossing;

  . enterprise value as a multiple of estimated 2000 revenue ranged from 4.3x to 44.0x for the comparable companies with a median of 15.7x. compared to a current value of 10.1x for Global Crossing;

  . enterprise value as a multiple of estimated 2001 revenue ranged from 3.8x to 23.2x for the comparable companies with a median of 11.1x. compared to a current value of 8.1x for Global Crossing;

  . enterprise value as a multiple of LTM EBITDA was 13.2x for the comparable companies, compared to a current value of 41.9x for Global Crossing;

  . enterprise value as a multiple of estimated 2000 EBITDA ranged from 10.9x to 72.1x for the comparable companies with a median of 41.5x compared to a current value of 28.5x for Global Crossing; and

  . enterprise value as a multiple of estimated 2001 EBITDA ranged from 9.3x to 43.5x for the comparable companies with a median of 26.4x, compared to a current value of 22.8x for Global Crossing.

   Based on this analysis, DLJ then derived an implied per share equity value range for Global Crossing of $47.00 to $70.00.

 Discounted cash flow analysis of Global Crossing

   DLJ performed a discounted cash flow analysis for the period starting on January 1, 2000 and ending December 31, 2004, using projections and assumptions provided by Global Crossing's management. DLJ's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal year enterprise value using the discount rates and terminal year EBITDA multiples indicated below. The discounted cash flow value per share of Global Crossing's stock was estimated using weighted average cost of capital discount rates ranging from 12.0% to 16.0% based on estimates of and judgments related to the weighted average cost of capital of Global Crossing and terminal multiples of estimated EBITDA for Global Crossing's fiscal year ending December 31, 2004 ranging from 11.0x to 13.0x.

   Based on this analysis, DLJ calculated an implied equity value per share of Global Crossing ranging from $42.13 to $61.86.

   The above summary describes, in summary form, the material elements of the presentation made by DLJ to the IXnet board of directors on February 21, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken in connection with its opinion taken together as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to IXnet that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

 Engagement

   Pursuant to the terms of an engagement agreement dated February 17, 2000, IXnet agreed to pay DLJ fees customary in transactions of this nature. In addition, IXnet agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against certain liabilities and expenses arising out of the merger or the transactions in connection with the merger, including liabilities under United States federal securities laws. DLJ and IXnet management negotiated the terms of the fee arrangement.

 Other relationships

   In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of IXnet and Global Crossing for their own accounts and for the accounts of their customers and because of this may at any time hold a long or short position in IXnet or Global Crossing securities.

   DLJ has performed investment banking and other services for IXnet and Global Crossing in the past and has been compensated for those services, including acting as co-lead manager for the initial public offering of IXnet common stock in August 1999 and acting as co-manager for Global Crossing's offerings of common stock, exchangeable preferred stock and cumulative convertible preferred stock in August 1998, December 1998 and December 1999, respectively.

 Opinion of DLJ to IPC's board of directors

   IPC asked DLJ to render an opinion to the IPC board of directors as to the fairness to IPC stockholders, other than Citicorp Venture Capital and its affiliates, from a financial point of view, of the IPC exchange ratio. On February 21, 2000, DLJ delivered to the IPC board its oral opinion, which was confirmed in writing on February 22, 2000, to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications included in the opinion, the exchange ratio of 5.417 shares of Global Crossing common stock in exchange for each share of IPC common stock was fair to holders of IPC common stock, other than Citicorp Venture Capital and its affiliates, from a financial point of view.

   The full text of the DLJ opinion is attached as Annex D-2 to this document and is incorporated in this document by reference. The summary of the DLJ opinion included in this document is qualified in its entirety by reference to the full text of the DLJ opinion. IPC stockholders are urged to read the DLJ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with its opinion.

   DLJ prepared its opinion for the IPC board. The opinion addresses only the fairness from a financial point of view, as of February 22, 2000, of the IPC exchange ratio to the IPC stockholders, other than Citicorp Venture Capital and its affiliates. The DLJ opinion does not address the relative merits of the IPC merger or any other business strategies being considered by the IPC board of directors, nor does it express any opinion as to the IPC board of directors' decision to proceed with the IPC merger. DLJ expressed no opinion as to the price at which the Global Crossing common stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations among IPC, Global Crossing and IXnet in which negotiations IPC and IXnet were advised by DLJ. The DLJ opinion did not constitute a recommendation to any IPC stockholder as to how any stockholder should vote on the IPC merger.

   IPC selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the media and communications industries and is familiar with IPC and its business. DLJ was not retained as an advisor or agent to the stockholders of IPC or any other person other than IXnet. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In arriving at its opinion, DLJ:

  .  reviewed the merger agreement and the exhibits to that agreement;

  . reviewed financial and other information that was publicly available or furnished to it by IPC and Global Crossing, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of IPC for the period beginning October 1, 1999, and ending September 30, 2009, prepared by the management of IPC, certain financial projections of IXnet for the period beginning October 1, 1999, and ending September 30, 2009, prepared by management of IXnet and certain financial projections of Global Crossing for the period beginning January 1, 2000, and ending December 31, 2004, prepared by the management of Global Crossing;

  . compared certain financial and securities data of IPC, IXnet and Global Crossing with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices and trading volumes of IPC common stock and Global Crossing common stock;

  . reviewed prices and premiums paid in certain other business combinations; and

  . conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

   DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring IPC or IXnet.

   In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by IPC, IXnet or Global Crossing or their respective representatives, or that was otherwise reviewed by DLJ, and DLJ assumed that IPC was not aware of any information prepared by it or its advisors that might be material to DLJ's opinion that was not made available to DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of IPC, IXnet and Global Crossing as to the future operating and financial performance of IPC, IXnet and Global Crossing, respectively. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to IPC.

   The DLJ opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

 Financial analyses performed by DLJ

   The following is a summary of the presentation made by DLJ to the IPC board on February 21, 2000, in connection with the preparation of the DLJ opinion. The order of analyses, and results thereof, described do not represent relative importance or weight given to these analyses, or results thereof, by DLJ. No company or transaction used in the following analysis is directly comparable to IPC, Global Crossing or the merger. In addition, mathematical analysis such as determining the average or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables below should be read in conjunction with the accompanying text.

 Exchange ratio analysis

   DLJ reviewed the daily closing prices of IPC common stock and Global Crossing common stock over the six months before February 18, 2000, to determine the implied exchange ratio based upon the relative prices of IPC common stock and Global Crossing common stock at various time intervals during that six month period. Based on February 18, 2000 intraday average prices of $138.69 for IPC and $55.06 for Global Crossing, the implied exchange ratio was 2.519x. DLJ also analyzed the implied exchange ratio between IPC common stock and Global Crossing common stock for the five days, 20 days, 30 days, three months and six months before February 18, 2000. The implied exchange ratios for these periods were 2.186x, 1.932x, 1.818x, 1.533x and 1.627x, respectively.

 Public comparables analysis

   DLJ analyzed selected historical and projected operating information, stock market data and financial ratios for 10 publicly traded companies that DLJ believed to be reasonably comparable to IPC. The companies consisted of:

  .  Amphenol Corp.

  .  Centigram Communications Corporation

  .  Cooper Industries, Inc.

  .  General Datacomm Industries, Inc.

  .  Glenayre Technologies Inc.

  .  Hubbell Incorporated

  .  Molex Incorporated

  .  Network Equipment Technologies Inc.

  .  Picturetel Corporation

  .  Thomas & Betts Corp.

   DLJ examined the enterprise value and selected financial data of each of the comparable companies as of February 18, 2000 as derived from such companies' public filings and published research analysts' reports prepared by investment banking firms including DLJ. DLJ defined enterprise value as the value of fully-diluted common equity plus long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds, if any, from the exercise of outstanding options and warrants and the value of certain other non-core assets, including minority interests in other entities. In examining these comparable companies, DLJ analyzed, among other things, the enterprise value of the companies as a multiple of each company's respective last twelve months of revenue, or LTM revenue and last twelve months of EBITDA, or LTM EBITDA. DLJ's analysis of the comparable companies yielded the following:

  . enterprise value as a multiple of LTM revenue ranged from 0.5x to 4.0x for the comparable companies with an average of 1.4x and a median of 1.2x, compared to a current value of 4.5x for IPC, the average excludes Molex, Inc. because Molex was deemed to be less relevant than the other comparable companies.

  . enterprise value as a multiple of LTM EBITDA ranged from 5.6x to 18.0x for the comparable companies with an average of 9.0x and a median of 9.6x, compared to a current value of 51.8x for IPC, the average excludes Molex, Inc. because Molex was deemed to be less relevant than the other comparable companies.

   Based on this analysis, DLJ selected a reference range of enterprise value multiples and from these multiples, derived an implied per share equity value range and implied exchange ratios for IPC as follows:

                                                                               Implied
                          Enterprise value                  Implied equity    exchange
                         multiple reference Implied equity  value per share  ratio range
                           range for IPC     value for IPC      for IPC        for IPC
                         ------------------ --------------- --------------- -------------
LTM sales...............     0.8x-1.5x      $ 35.00-$225.00       N/A            N/A
LTM EBITDA..............     5.0x-8.0x      $121.00-$303.00       N/A            N/A
Reference range.........        N/A         $ 75.00-$260.00 $161.04-$318.52 3.075x-6.082x

 Comparable transactions analysis

   DLJ reviewed nine selected transactions or proposed transactions involving companies that DLJ believed to be reasonably comparable to IPC. These transactions were divided between selected transactions, which DLJ refers to as "selected transactions", and other transactions, which DLJ refers to as "other transactions", which although reviewed, DLJ believed to be less comparable than the selected transactions:

   Selected transactions:

  .  Tyco International Ltd./Raychem Corp.

  .  Framatome Connectors International/Berg Electronics Corp.

  .  Moeller Holding GmbH/Felten & Guilleaume Energietechnik
     Aktiengesellschaft

  .  Kohlberg Kravis Roberts/Amphenol Corp.

   Other transactions:

  .  Nortel Networks Corporation / Periphonics, Inc.

  .  World Access Inc. / Telco Systems Corporation

  .  Cable Systems International / IPC Information Systems, Inc.

  .  Comverse Technology Inc. / Boston Technology Inc.

  .  Lucent Technologies Inc. / Octel Communications Corp.

   In examining these transactions, DLJ compared, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue and LTM EBITDA as obtained by DLJ from various public and industry sources. DLJ's analysis of enterprise value as a multiple of LTM revenue of the comparable selected transactions yielded a range of multiples of 0.4x to 2.3x with an average of 1.6x and a median of 1.8x. Based on LTM EBITDA, the selected transactions yielded a range of multiples of 4.1x to 11.5x with an average of 8.7x and a median of 9.6x. DLJ's analysis of enterprise value as a multiple of LTM revenue of the comparable other transactions yielded a range of multiples of 0.9x to 3.6x with an average of 2.3x and a median of 2.4x. Based on LTM EBITDA, the other transactions yielded a range of multiples of 13.8x to 24.3x with an average of 17.7x and a median of 16.5x.

   Based on this analysis, DLJ selected a reference range of enterprise value multiples and from these multiples, derived an implied per share equity value range and implied exchange ratios for IPC as follows:

                          Enterprise value                  Implied equity  Implied exchange
                         multiple reference Implied equity  value per share   ratio range
                           range for IPC     value for IPC      for IPC         for IPC
                         ------------------ --------------- --------------- ----------------
LTM sales...............      1.0x-1.5x     $120.00-$255.00       N/A             N/A
LTM EBITDA..............     5.0x-10.0x     $152.00-$455.00       N/A             N/A
Reference range.........        N/A         $135.00-$355.00 $159.76-$306.14  3.050x-5.845x

 Discounted cash flow analysis

   DLJ performed a discounted cash flow analysis of IPC for the period starting on October 1, 1999 and ending September 30, 2009, using projections and assumptions provided by IPC's management. DLJ's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal year enterprise value using the discount rates and terminal year EBITDA multiples indicated below. The discounted cash flow value per share of IPC stock was estimated using weighted average cost of capital discount rates ranging from 12.5% to 14.5% based on estimates of and judgments related to the weighted average cost of capital of IPC and terminal multiples of estimated EBITDA for IPC's fiscal year ending September 30, 2009, ranging from 7.0x to 10.0x.

   Based on this analysis, DLJ calculated an implied equity value per share of IPC ranging from $190.16 to $313.90 and implied exchange ratios for IPC ranging from 3.631x to 5.993x.

 Contribution analysis

   DLJ analyzed the respective contributions that IPC and Global Crossing would make on a pro forma basis to calendar year 1999, estimated 2000 and estimated 2001 total revenue, EBITDA, equity value and enterprise value and compared these analyses to the pro forma equity ownership of the combined company.

                                                       Global
                                                     Crossing % IPC % Combined %
                                                     ---------- ----- ----------
      CY 1999 Total Revenue.........................    92.1%    7.9%   100.0%
      CY 2000E Total Revenue........................    93.1%    6.9%   100.0%
      CY 2001E Total Revenue........................    93.8%    6.2%   100.0%
      CY 1999 EBITDA................................    97.4%    2.6%   100.0%
      CY 2000E EBITDA...............................    96.9%    3.1%   100.0%
      CY 2001E EBITDA...............................    96.2%    3.8%   100.0%
      Current equity value..........................    96.7%    3.3%   100.0%
      Current enterprise value......................    96.6%    3.4%   100.0%
      Pro forma ownership...........................    93.5%    6.5%   100.0%

 Analyses of Global Crossing

   The analyses which DLJ undertook in connection with arriving at its opinion included analyses of Global Crossing, which are described in the "Opinion of DLJ to IXnet's board of directors--Financial analyses performed by DLJ--Public comparables analysis of Global Crossing and discounted cash flow analysis of Global Crossing" on page 59 of this document.

   The above summary describes, in summary form, the material elements of the presentation made by DLJ to the IPC board on February 21, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken in connection with its opinion taken together as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to IPC that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

 Engagement

   Under the terms of an engagement agreement dated February 17, 2000, IPC agreed to pay DLJ fees customary in transactions of this nature. In addition, IPC agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and related persons against certain liabilities and expenses arising out of the merger or the transactions in connection with the merger, including liabilities under United States federal securities laws. DLJ and IPC management negotiated the terms of the fee arrangement.

 Other relationships

   In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of IPC and Global Crossing for their own accounts and for the accounts of their customers and because of this may at any time hold a long or short position in IPC or Global Crossing securities.

   DLJ has performed investment banking and other services for IXnet and Global Crossing in the past and has been compensated for those services, including acting as co-lead manager for the initial public offering of IXnet common stock in August 1999 and acting as co-manager for Global Crossing's offerings of common stock, exchangeable preferred stock and cumulative convertible preferred stock in August 1998, December 1998 and December 1999, respectively.

Interests of members of IPC's and IXnet's boards of directors and management in the mergers

   When you consider the recommendations of the IPC and IXnet boards of directors in favor of the adoption of the merger agreement, you should be aware that a number of directors and executive officers of IPC and IXnet have interests in the mergers in addition to their interests solely as IPC and IXnet stockholders, as described below. These interests may create potential conflicts of interest. Both the IPC and IXnet boards of directors were aware of these interests when they considered, adopted and approved the merger agreement and the mergers.

 David Walsh to become an officer of Global Crossing

   David A. Walsh, who is currently the Chief Executive Officer of IPC and IXnet, will become head of global sales and marketing at Global Crossing when the mergers are completed.

 Global Crossing to cause a number of agreements to be honored

   Global Crossing has agreed to cause the surviving corporations in the mergers to honor certain employment, change in control, severance, retirement or termination agreements with current or former officers, directors or employees of those corporations or their subsidiaries.

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 Additional options to David Walsh and other IPC and IXnet officers and employees

   Global Crossing has agreed to grant to David Walsh, as soon as practicable following the closing of the mergers, an option to purchase 1,000,000 shares of Global Crossing common stock; Global Crossing has also agreed to grant to certain officers and employees of IXnet and IPC options to purchase 3,000,000 shares of Global Crossing common stock.

 Effects of the mergers under IPC and IXnet stock option plans

   Under both the IPC and IXnet stock option plans, the mergers will constitute a change of control of IPC and IXnet. The IPC plan provides that upon a change of control, all options will become vested and immediately exercisable. Upon a change of control, the IXnet plan provides for accelerated vesting of up to 50% of the unvested options with no change to the time of exercise.

   Under the merger agreement, at the effective time of the mergers, all stock options then held by IPC and IXnet employees which are then outstanding and unexercised will become options to purchase shares of Global Crossing common stock on terms substantially identical to the terms of the IPC and IXnet plans before the effective time of the mergers. Global Crossing will assume those stock option plans, subject to the next two sentences. On February 22, 2000, several senior executives of IPC and IXnet, including William Adiletta, James Demitrieus, John Faccibene, Richard Farrell, Peter Hase, Drew Kelton, John McSherry, Paul Pluschkell, Alexander Russo, Anthony Servidio, David Walsh, William Walsh, Timothy Whelan and Robert Woog, entered into an agreement with Global Crossing, which we refer to as the "option limitation agreement". The option limitation agreement provides with respect to these senior executives that:

  . only 50% of their unvested options for IPC common stock and 25% of their unvested options for IXnet common stock will become vested at the effective time of the mergers;

  . David Walsh has agreed to relinquish vesting with respect to 50% of his currently fully vested options for IXnet common stock at the effective time of the mergers;

  . one third of the remaining options of the 14 senior executives of IPC and IXnet referred to above will vest on each of the first three anniversary dates of the closing date of the mergers; and

  . to the extent that an excise tax is imposed upon any of the 14 senior executives by reason of the accelerated vesting of the options, Global Crossing has agreed to reimburse the executives in the aggregate amount of up to $20,000,000.

   In addition, the IXnet stock option plan will be amended to provide that 25% of IXnet options held by a person who is not a party to the option limitation agreement or held by William Adiletta or Richard Farrell will become exercisable upon a change of control of IXnet. The change in control of IXnet resulting from the mergers will trigger this provision.

   After the effective time of the mergers, the number of shares of Global Crossing common stock that a holder of an IPC or IXnet option may purchase upon exercise of that option will equal the number of shares of Global Crossing common stock subject to that option, multiplied by (1) 5.417, in the case of an IPC option, or (2) 1.184, in the case of an IXnet option. Those shares of Global Crossing common stock will be purchased at a price equal to the exercise price specified in the option divided by 5.417, in the case of an IPC option, and 1.184, in the case of an IXnet option.

 Restrictions on the transfer of Global Crossing common stock

   The 14 senior executives of IPC and IXnet that are parties to the option limitation agreement have agreed to transfer restrictions on the shares of Global Crossing common stock they will acquire (1) upon the exercise of converted stock options after the mergers or (2) in the mergers in exchange for shares of IPC or IXnet common stock that they have acquired as a result of the exercise of IPC or IXnet stock options before the mergers. We refer to those shares of Global Crossing common stock as the "restricted shares". These transfer restrictions include:

  . during the first year after the closing of the mergers, none of these stockholders may transfer more than 25% of the restricted shares without Global Crossing's written consent; and

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  .  during the second year after the closing of the mergers, none of these stockholders may transfer more than 50% of their restricted shares. These transfer restrictions terminate on the second anniversary of the closing of the mergers.

   In addition, David Walsh and Anthony Servidio have agreed to transfer restrictions which are substantially similar to those outlined above with respect to the shares of Global Crossing common stock (1) which they will acquire in the mergers and (2) which are issuable under their stock options which are vested and exercisable as of the mergers.

 Benefit plans

   Under the merger agreement and subject to specified exceptions, all retained employees of IPC and its subsidiaries not subject to collective bargaining agreements will participate in IPC's existing employee benefit plans through December 31, 2000. After that date, at Global Crossing's option, those employees will continue to participate in IPC's employee benefit plans or will participate in Global Crossing's employee benefit plans on a basis no less favorable in the aggregate than similarly situated employees of Global Crossing and its subsidiaries. Benefits to employees who belong to collective bargaining agreements will be provided in accordance with those agreements.

 Indemnification and insurance

   Under the merger agreement and subject to specified limitations, IPC and IXnet have agreed to indemnify, during a period of six years after the completion of the mergers, all directors and executive officers of IPC and IXnet and their respective subsidiaries for acts and omissions occurring before the mergers, if those acts or omissions are uninsured. In addition, for a period of six years after the completion of the mergers, Global Crossing has agreed to maintain the current insurance and indemnification policies of IPC, IXnet and their respective subsidiaries in favor of IPC and IXnet directors and officers. If the annual premium for these policies exceeds, in the case of each of IPC and IXnet, 200% of the last annual premium paid by that company before the date of the merger agreement, Global Crossing has the option to substitute each of those policies with the best directors' and officers' insurance coverage then available, as determined in the reasonable judgment of the board of directors of Global Crossing up to an annual premium equal to 200% of the last annual premium paid by that company before the date of the merger agreement.

Certain United States federal income tax and Bermuda tax consequences

 United States federal income tax consequences

   The following discussion is a summary of the material United States federal income tax consequences to United States persons of the mergers and the ownership of Global Crossing common stock. The discussion is based on the United States Internal Revenue Code, applicable Treasury regulations, administrative rulings and pronouncements and judicial decisions as of the date of this document, all of which could change. Any change, which may be retroactive, could alter the tax consequences we discuss in this document. Our discussion of tax consequences is also based on representations made by Global Crossing, Georgia Merger Sub Corporation, a wholly-owned subsidiary of Global Crossing, IPC, IPC Systems, Idaho Merger Sub Corporation, a wholly-owned subsidiary of IPC Systems, and IXnet. If any of these representations is inaccurate, the tax consequences of the mergers could differ from those described in this document. You are a United States person if you are:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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

  . a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or
     (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   The discussion below, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below assumes that you hold your IPC or IXnet common stock and will hold your Global Crossing common stock as capital assets and does not address the tax consequences that may be relevant to you in light of your particular circumstances. Moreover, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  .  a dealer in securities or currencies;

  . a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

  .  a financial institution;

  .  an insurance company;

  .  a tax-exempt organization;

  .  a person liable for alternative minimum tax;

  . a person holding stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

  . a United States person whose "functional currency" is not the United States dollar;

  .  not a United States person; or

  . an individual who received IPC or IXnet common stock pursuant to the exercise of employee stock options or otherwise as compensation.

   If a partnership holds shares of IPC or IXnet common stock or will hold Global Crossing common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IPC or IXnet common stock or Global Crossing common stock, you should consult your tax advisor.

   In addition, this discussion does not address all of the tax consequences to shareholders that will own 5% or more of either the total voting power or the total value of the outstanding Global Crossing common stock after the mergers, determined after we take into account ownership under the applicable attribution rules of the Internal Revenue Code and applicable Treasury regulations. We will refer to these shareholders as "5% transferee shareholders".

   Tax matters are very complicated, and the tax consequences to you of the mergers and of the ownership of Global Crossing common stock will depend upon the facts of your particular situation. We encourage you to consult your own tax advisors regarding the specific tax consequences of the mergers, including tax return reporting requirements and the applicability of federal, state, local and foreign tax laws.

                          Consequences of the mergers

   The obligations of Global Crossing, Georgia Merger Sub, IPC, IPC Systems, Idaho Merger Sub and IXnet to complete the merger are conditioned on the receipt of opinions from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP for IPC and IXnet and Simpson Thacher & Bartlett for Global Crossing. These opinions, which will be based on facts, representations and assumptions as counsel may reasonably deem relevant, will be to the effect that:

  . the mergers will be treated for United States federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code;

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  .  Global Crossing, Georgia Merger Sub, IPC, IPC Systems, Idaho Merger Sub
     and IXnet will each be a party to the reorganizations within the meaning of Section 368(b) of the Internal Revenue Code; and

  . Section 367 of the Internal Revenue Code will not apply to the exchange of IPC common stock or IXnet common stock for Global Crossing common stock pursuant to the mergers, other than with respect to any 5% transferee stockholders that fail to enter into a valid "gain recognition agreement" under applicable Treasury regulations.

   Based on those conclusions, if the mergers are completed, the following additional federal income tax consequences will apply to IXnet and IPC stockholders except with respect to 5% transferee shareholders that fail to enter into a valid "gain recognition agreement" under applicable Treasury regulations:

  . No gain or loss. IPC stockholders will not recognize any gain or loss on the exchange of their IPC common stock solely for IPC Systems common stock or the exchange of IPC Systems common stock solely for Global Crossing common stock. IXnet stockholders will not recognize any gain or loss on the exchange of their IXnet common stock solely for Global Crossing common stock.

  . Tax basis. The aggregate tax basis of Global Crossing common stock you receive in the mergers will be the same as the aggregate tax basis of the IPC, IPC Systems or IXnet common stock you surrender in the mergers, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

  . Holding period. The holding period of the Global Crossing common stock you receive pursuant to the mergers will include the holding period of the IPC, IPC Systems or IXnet common stock you surrender in the mergers for the Global Crossing common stock.

  . Fractional shares. If you receive cash in payment for a fractional share interest in Global Crossing common stock pursuant to the mergers you will be treated as having received the cash in exchange for the fractional share interest and generally will recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the IPC, IPC Systems or IXnet common stock allocable to that fractional share.

                     Ownership of Global Crossing common stock

   Distributions. Distributions made to you on or with respect to Global Crossing common stock will be treated as dividends and will be taxable as ordinary income to the extent that those distributions are made out of Global Crossing's current or accumulated earnings and profits as determined for United States federal income tax purposes. Subject to the passive foreign investment company rules discussed below, to the extent that the amount of any distribution exceeds Global Crossing's current or accumulated earnings and profits for a taxable year, the excess will be treated as a tax-free return of capital which reduces your tax basis in the Global Crossing common stock to the extent of the tax basis, and any remaining amount will be treated as capital gain from the sale or exchange of property. If you are a corporation you generally will not be entitled to claim a dividends received deduction with respect to distributions by Global Crossing because Global Crossing is a foreign corporation. Global Crossing does not currently pay dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

   For so long as Global Crossing is a "United States-owned foreign corporation", distributions with respect to the common stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as either (1) foreign source "passive income" or, in the case of some Global Crossing shareholders, foreign source "financial services income" or (2) United States source income, in proportion to the earnings and profits of Global Crossing in the year of the distribution allocable to foreign and United States sources, respectively. For this purpose, Global Crossing will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of Global Crossing is owned, directly or indirectly, by United States persons.

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

   Disposition. Subject to the passive foreign investment company and controlled foreign corporations rules discussed below, gain or loss you realize on the sale, exchange or other taxable disposition of Global Crossing common stock will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on that sale, exchange or other disposition and your adjusted tax basis in the Global Crossing common stock surrendered. The gain or loss will be long term capital gain or loss if your holding period for the Global Crossing common stock is more than one year. Any gain or loss so realized will generally be United States source. Your ability to deduct capital losses is subject to limitations.

   Passive foreign investment company. In general, Global Crossing will be classified as a "passive foreign investment company", for any taxable year if either (1) at least 75% of Global Crossing's gross income is passive income or
(2) at least 50% of the value, determined on the basis of a quarterly average, of Global Crossing's assets produce or are held for the production of passive income. Global Crossing believes that it is not a passive foreign investment company and does not expect to become a passive foreign investment company in the future for United States federal income tax purposes, although Global Crossing cannot assure you in this regard. See "Risk Factors--Our shareholders may be subject to Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company rules". This conclusion is a factual determination made annually and is subject to change. In addition, it is based, in part, on interpretations of existing law that Global Crossing believes are reasonable, but which have not been approved by any taxing authority.

   If Global Crossing is classified as a passive foreign investment company in any year with respect to which a United States person is a shareholder, Global Crossing generally will continue to be treated as a passive foreign investment company with respect to that shareholder in all succeeding years, regardless of whether it continues to meet the income or asset test described above, subject to certain possible shareholder elections that may apply in some circumstances.

   If Global Crossing is treated as a passive foreign investment company

  . Distributions made by Global Crossing during a taxable year to a shareholder with respect to Global Crossing stock that are "excess distributions", which are generally defined as the excess of the amount received with respect to that stock in any taxable year over 125% of the average received in the shorter of either the three previous years or the shareholder's holding period before the taxable year, must be allocated ratably to each day of the shareholder's holding period. The amounts allocated to the current taxable year and to taxable years before the first year in which Global Crossing was classified as a passive foreign investment company are included as ordinary income in the shareholder's gross income for that current year. The amount allocated to each other prior passive foreign investment company taxable year is subject to tax at the highest rate in effect for that taxable year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

  . The entire amount of any gain realized upon the sale or other disposition including for these purposes, a pledge of Global Crossing stock, will be treated as an excess distribution made in the year of sale or other disposition. As a result, that gain will be treated as ordinary income and, to the extent allocated to PFIC years before the year of sale or disposition, will be subject to the interest charge described above. In addition, shareholders who acquire their Global Crossing stock from decedent's generally will not receive a "stepped up" basis in the stock. Instead, these shareholders will have a tax basis equal to the lower of the fair market value of the stock or the decedent's basis.

   The special passive foreign investment company tax rules described above will not apply to a Global Crossing shareholder if the shareholder (1) elects to have Global Crossing treated as a "qualified electing fund" or (2) makes a mark to market election.

  . Qualified electing fund election. If Global Crossing is treated as a passive foreign investment company, it intends to notify its shareholders and to provide to its shareholders all information that

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

     may be required to make the qualified electing fund election effective. A shareholder that makes a qualified electing fund election will be taxable currently on its pro rata share of Global Crossing's ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year of Global Crossing during which it is treated as a passive foreign investment company, regardless of whether or not distributions were received. The shareholder's basis in the Global Crossing stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Global Crossing stock and will not be taxed again as a distribution to the shareholder.

  . Mark to market election. The mark to market election is only available with respect to stock that is regularly traded on a qualified exchange, including specified United States exchanges and other exchanges designated by the United States Treasury. The Global Crossing common stock is currently listed on the Nasdaq National Market which is a qualified exchange for purposes of the mark to market election, although no assurance can be given that the Global Crossing common stock will be regularly traded for these purposes. In general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of that stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of that stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election. The electing shareholder's basis in the stock will be adjusted to reflect any of these income or loss amounts. Any gain or loss on the sale of the Global Crossing stock will be ordinary income or loss, except that a loss will be ordinary loss only to the extent of the previously included net mark to market gain.

   A shareholder who owns Global Crossing stock during any year that Global Crossing is a passive foreign investment company must file IRS Form 8621. Shareholders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding stock of Global Crossing if it is a passive foreign investment company, including the advisability and availability of making any of the elections described above.

   Foreign personal holding company. A foreign corporation will be classified as a foreign personal holding company if:

  . at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock by either voting power or value; we refer to this as the "shareholder test"; and

  . the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, as adjusted, for the taxable year from certain passive sources; we refer to this as the "income test".

   It is possible that Global Crossing or one of its non-United States subsidiaries will meet the income test in a given year. However, Global Crossing does not expect that the shareholder test will be met after the mergers. Accordingly, it is not expected that Global Crossing or any of its non-United States subsidiaries will be treated as a foreign personal holding company, although we cannot assure you in this regard. Global Crossing intends to manage its affairs so as to attempt to avoid or minimize having income imputed to its shareholders under these rules, to the extent this management of its affairs is consistent with its business goals.

   If Global Crossing or one of its non-United States subsidiaries were classified as a foreign personal holding company, all shareholders, including certain indirect holders, regardless of their percentage ownership, would be required to include in income, as a dividend, their pro rata share of Global Crossing's or its relevant non-United States subsidiary's undistributed foreign personal holding company income if they were holders on the last day of Global Crossing's taxable year or, if earlier, the last day on which Global Crossing satisfied the shareholder test. Foreign personal holding company income is generally equal to taxable income with certain adjustments. In addition, if Global Crossing were classified as a foreign personal holding company,

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shareholders who acquire their Global Crossing stock from decedents would not receive a "stepped-up" basis in that stock. Instead, these shareholders would have a tax basis equal to the lower of the fair market value of the stock or the decedent's basis.

   Personal holding company. A corporation classified as a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income. Foreign corporations like Global Crossing determine their liability for personal holding company tax by considering only (1) gross income derived from United States sources and (2) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a personal holding company if:

  . at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock measured by value, directly or indirectly; and

  . the corporation receives at least 60% of its adjusted gross income from certain passive sources.

   However, if a corporation is a foreign personal holding company or a passive foreign investment company, it cannot be a personal holding company. It is possible that Global Crossing or one of its non-United States subsidiaries will meet the income test in a given year. However, it is not expected that the shareholder test will be met after the mergers. Accordingly, it is not expected that Global Crossing or any of its subsidiaries will be treated as a personal holding company, although we cannot assure you in this regard. Global Crossing intends to manage its affairs so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent this management of its affairs is consistent with its business goals.

   Controlled foreign corporations. For purposes of this discussion, when we use the term "10% United States shareholders", we mean United States persons who individually own, or are deemed for United States federal income tax purposes to own, under complex attribution and constructive ownership rules, 10% or more of the voting stock of Global Crossing or any of its non-United States subsidiaries.

   If 10% United States shareholders own, in the aggregate, more than 50%, measured by voting power or value, of the shares of Global Crossing or any of its non-United States corporate subsidiaries, directly, indirectly, or by attribution, Global Crossing or any of its non-United States subsidiaries would be a controlled foreign corporation. If characterized as controlled foreign corporations, then a portion of the undistributed income of Global Crossing and its non-United States subsidiaries may be includible in the taxable income of 10% United States shareholders of those entities, and a portion of the gain recognized by 10% United States shareholders on the disposition of their shares in Global Crossing, which could otherwise qualify for capital gains treatment, may be converted into ordinary dividend income. It is possible that Global Crossing and its non-United States subsidiaries may be controlled foreign corporations or may become controlled foreign corporations in the future. However, as discussed above, controlled foreign corporation status generally only has potentially adverse consequences to 10% United States shareholders.

   In order to attempt to prevent any United States person from being a 10% United States shareholder of Global Crossing, the bye-laws of Global Crossing generally provide, among other things, that no holder of Global Crossing common stock or any group of holders through whom ownership may be attributed to another holder by the constructive ownership or attribution rules of Section 958 of the Internal Revenue Code will be allowed to cast votes with respect to more than 9.5% of the common stock, and some restrictions have been placed on the transferability of shares. See "Description of Global Crossing Capital Stock--Voting and transfer restrictions" beginning on page 122. We cannot assure you that these limitations will prevent the characterization of Global Crossing or any of its non-United States subsidiaries as a controlled foreign corporation or of any shareholder as a 10% United States shareholder. However, a shareholder that owns directly less than 10% of the common stock generally will not be treated as a 10% United States shareholder unless it is attributed common stock owned by other shareholders.

   Information reporting and backup withholding. In general, information reporting requirements will apply to dividends in respect of the Global Crossing common stock or the proceeds received on the sale, exchange, or

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redemption of the Global Crossing common stock paid within the United States and, in some cases, outside of the United States, to shareholders other than certain exempt recipients, such as corporations, and a 31% backup withholding may apply to the amounts if the shareholder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its United States federal income tax returns. The amount of any backup withholding from a payment to a shareholder will be allowable as a refund or credit against the shareholder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

 Bermuda tax consequences

   In the opinions of Conyers Dill & Pearman, special Bermuda tax counsel for IPC and IXnet, and Appleby, Spurling & Kempe, Bermuda tax counsel for Global Crossing, there will be no Bermuda

  .  income, corporation or profits tax;

  .  withholding tax;

  .  capital gains tax;

  .  capital transfer tax;

  .  estate duty; or

  .  inheritance tax

payable pursuant to the mergers. In addition, as of the date of this document, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Global Crossing common stock or in respect of distributions by Global Crossing with respect to Global Crossing common stock. Under current Bermuda law, Global Crossing is not subject to tax on income or capital gains. Furthermore, Global Crossing has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax will not be applicable to Global Crossing or to any of its operations or the shares, debentures or other obligations of Global Crossing, until March 28, 2016. This undertaking does not, however, prevent the application of any tax or duty to persons ordinarily resident in Bermuda or of any tax payable pursuant to The Land Tax Act 1967 of Bermuda or otherwise payable in relation to land leased to Global Crossing.

Regulatory approvals

 Hart-Scott-Rodino Act and state antitrust laws

   We cannot complete the mergers until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified waiting period requirements have been satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on March 20, 2000 and the waiting period will expire on April 19, 2000. At any time before or after the completion of the mergers, and notwithstanding that the waiting period may have terminated or that the mergers have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the mergers. Private parties may also institute legal actions under the antitrust laws under some circumstances.

 FCC, utility commissions, foreign regulatory agencies and competition agencies approvals

   It is a condition to the mergers that Global Crossing receive any necessary approvals from;

  .  the Federal Communications Commission;

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  .  state public utility commissions;

  .  foreign regulatory agencies; and

  .  foreign competition authorities,

unless the failure to obtain any of those approvals would not reasonably be expected to have a material adverse effect on Global Crossing and its subsidiaries, including, following the merger, IXnet and IPC.

Anticipated accounting treatment

   For accounting and financial reporting purposes, the mergers are intended to be treated as a purchase by Global Crossing under generally accepted accounting principles. Under the purchase method of accounting, IPC's and IXnet's assets and liabilities, as of the effective date of the mergers, will be recorded at their respective fair values and added to those of Global Crossing. For purposes of preparing Global Crossing's consolidated financial statements, Global Crossing will establish a new accounting basis for IPC's and IXnet's assets and liabilities based upon the fair values of these assets and liabilities, the merger consideration and the costs of the transactions. Global Crossing's management believes that any excess of cost over the fair value of the net assets of IPC or IXnet will be recorded as goodwill. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Global Crossing has undertaken a study to determine the fair value of some of IPC and IXnet's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of IPC and IXnet will be included in the Global Crossing consolidated statement of operations following the effective time of the mergers and Global Crossing's historical consolidated statements of operations will not be restated.

Litigation

   From February 20, 2000 to March 8, 2000, three lawsuits purporting to be class action suits were filed in the Court of Chancery in the State of Delaware in and for New Castle County. The complaints, captioned Weintraub v. Smith, et al., Blisko v. Smith, et al. and Koening v. Smith, et al., allege that IXnet, IPC and the individual directors of IXnet and IPC breached their fiduciary duties to IXnet's minority stockholders in connection with the mergers. The plaintiffs allege, among other things, that when measured in percentage terms, IXnet's minority stockholders will receive a lower premium for their shares than IPC stockholders. Although Global Crossing is not named as a defendant in any of these actions, the suits may have an impact on Global Crossing because the stockholder plaintiffs seek:

  . injunctive relief against the defendants' allocation of the merger consideration;

  . rescission of the transaction between Global Crossing, IXnet and IPC to the extent that the mergers are consummated before entry of a final judgment;

  .  an accounting for all damages suffered by the purported class; and

  .  costs and attorneys' fees.

   The defendants believe that these actions are entirely without merit and intend to contest them vigorously.

Quotation on the Nasdaq National Market

   It is a condition to the mergers that the shares of Global Crossing common stock to be issued in the mergers and the other shares to be reserved for issuance in connection with the mergers be approved for trading on the Nasdaq National Market upon official notice of issuance. The merger agreement provides that Global Crossing will use its reasonable best efforts to cause the shares of Global Crossing common stock to be issued in the mergers and the shares of Global Crossing common stock to be reserved for issuance in connection with the mergers to be approved for trading on the Nasdaq National Market.


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Resales of Global Crossing common stock

   All shares of Global Crossing common stock received by IPC or IXnet stockholders in the mergers will be registered under the Securities Act and will be freely tradeable without restriction by persons who will not be affiliates of Global Crossing after the mergers and who were not affiliates of IPC or IXnet on the date of the IPC or IXnet written consents approving the mergers. Any of those affiliates may resell the Global Crossing common stock received by him or her in the merger only if the shares are registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. Those people may be permitted to effect resales under the safe harbor provisions of Rule 145 under the Securities Act or Rule 144 in the case of persons who become affiliates of Global Crossing or as otherwise permitted under the Securities Act. People who may be deemed to be affiliates of IPC, IXnet or Global Crossing generally include individuals or entities that control, are controlled by or are under common control with Global Crossing, IPC or IXnet, as applicable, and may include some officers and all directors of that party as well as principal shareholders of Global Crossing, IPC or IXnet. We recommend that any of those people obtain advice of securities counsel before making any resale.

   The merger agreement provides that:

  . before the closing of the mergers, IPC and IXnet will deliver to Global Crossing a letter identifying all persons who may be deemed to be affiliates of IPC or IXnet for purposes of Rule 145 under the Securities Act; and

  . on or before the closing of the mergers, IPC and IXnet will deliver to Global Crossing a written agreement of each affiliate to the effect that each affiliate will not offer or sell or otherwise dispose of any shares of Global Crossing common stock received in the mergers in violation of the Securities Act or the rules and regulations under that act.

   This document does not cover resales of Global Crossing common stock received by any person who may be deemed an affiliate of Global Crossing, IPC or IXnet.

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                              THE MERGER AGREEMENT

   This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the mergers and the terms and conditions of the merger agreement.

The Mergers

   There will be a series of mergers as a result of which IPC and IXnet will become wholly-owned subsidiaries of Global Crossing. The first series of mergers, which we refer to in this document as the "IPC merger", will involve the following steps:

  . IPC will merge with IPC Information Systems, Inc., a wholly-owned subsidiary of IPC; IPC Systems will be the surviving entity of that merger;

  . IPC stockholders will receive one share of IPC Systems common stock for each share of IPC common stock, and the shares of IPC common stock will be canceled;

  . IPC Systems will then merge with Georgia Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Global Crossing; IPC Systems will survive that merger as a wholly-owned subsidiary of Global Crossing; and

  . IPC Systems stockholders will have the right to receive 5.417 shares of Global Crossing common stock for each share of IPC Systems common stock, and the shares of IPC Systems common stock will be canceled.

   The IXnet merger will follow the IPC merger and will involve the following steps:

  . IXnet will merge with Idaho Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of IPC Systems, at that time a wholly-owned subsidiary of Global Crossing; IXnet will survive that merger as a wholly-owned subsidiary of IPC Systems; and

  . IXnet stockholders will have the right to receive 1.184 shares of Global Crossing common stock for each share of IXnet common stock, and the shares of IXnet common stock will be canceled.

   After the mergers have been completed, each holder of a certificate representing any shares of IPC or IXnet common stock will no longer have any rights with respect to those shares of IPC or IXnet common stock, except the right to receive Global Crossing common stock, any cash issued in lieu of fractional shares and any unpaid dividends and distributions on unexchanged Global Crossing common stock. The Global Crossing common stock is described beginning on page 122.

   Any shares of IPC Systems or IXnet common stock

  . owned by IPC Systems or IXnet or held by IPC Systems or IXnet as treasury shares; or

  . owned by any direct or indirect wholly-owned subsidiary of IPC Systems or IXnet or by Global Crossing or any of its direct or indirect wholly-owned subsidiaries will be canceled automatically once the mergers are complete and will not receive the right to convert into any shares of Global Crossing common stock.

   Under the terms of the merger agreement:

     (1) immediately after the merger between IPC and IPC Systems:

    . the certificate of incorporation and by-laws of IPC Systems will be the same as before the merger, except that the authorized share capital of IPC Systems will be increased; and


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    .  the directors and officers of IPC at the effective time of the merger will be the directors and officers of IPC Systems;

     (2) immediately after the merger between IPC Systems and Georgia Merger
  Sub:

    . the certificate of incorporation and by-laws of IPC Systems will be the same as before the merger, except that the authorized share capital of IPC Systems will be reduced; and

    . the directors and officers of Georgia Merger Sub at the effective time of the merger will become the directors and officers of IPC Systems; and

     (3) immediately after the merger between IXnet and Idaho Merger Sub:

    . the certificate of incorporation and by-laws of IXnet will be the same as before the merger, except that the authorized share capital of IXnet will be reduced; and

    . the directors and officers of Idaho Merger Sub at the effective time of the merger will become the directors and officers of IXnet.

Effective time of the mergers

   Each merger will become effective when we file a certificate of merger relating to that merger with the Secretary of State of the State of Delaware and make all other filings or recordings required under the Delaware General Corporation Law. However, we may agree to a later effective time for each merger and specify that time in the certificate of merger relating to that merger. We expect to file all certificates of merger on the second business day after the satisfaction or waiver of all conditions in the merger agreement, other than conditions that cannot be satisfied until the closing date. See "-- Conditions to the completion of the mergers" on page 84.

Exchange procedures

   After the effective time of the mergers, EquiServe, as the exchange agent, will mail to each person who held shares of IPC, IPC Systems or IXnet common stock at the effective time of the mergers a letter of transmittal. This letter will include instructions for the exchange of IPC, IPC Systems and IXnet stock certificates for Global Crossing stock certificates. After surrendering an IPC, IPC Systems or IXnet stock certificate together with the letter of transmittal, and any other documents the exchange agent reasonably requires, the holder of an IPC, IPC Systems or IXnet stock certificate will be entitled to receive a Global Crossing stock certificate. IPC, IPC Systems and IXnet stockholders should not send in their respective IPC, IPC Systems or IXnet common stock certificates until they receive a letter of transmittal.

   In addition to a certificate representing Global Crossing common stock, the holder of a surrendered IPC, IPC Systems or IXnet stock certificate will receive a check in the amount of cash the holder is entitled to receive, including:

  .  cash paid instead of fractional shares; and

  . any dividends or other distributions on the shares of Global Crossing common stock that have a record date after the effective time of the mergers, and a payment date before or on the date the holder surrenders the IPC, IPC Systems or IXnet common stock certificate, less any withholding taxes.

   However, no cash will be paid to any holder of an IPC, IPC Systems or IXnet common stock certificate until that holder surrenders the certificate.

   After the mergers, there will be no transfers on the transfer books of IPC, IPC Systems or IXnet of shares of IPC, IPC Systems or IXnet common stock that were outstanding immediately before the mergers.

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

   Any Global Crossing stock certificate and any cash deposited by Global Crossing with the exchange agent that remains unclaimed by former IPC, IPC Systems or IXnet stockholders six months after the mergers will be delivered to Global Crossing. Any former IPC, IPC Systems or IXnet stockholders who have not complied with the exchange procedures within six months from the effective date of the mergers may look only to Global Crossing for payment of the merger consideration and any cash instead of fractional shares and unpaid dividends or distributions on the shares of Global Crossing common stock. Neither Global Crossing, IPC, IPC Systems or IXnet nor the exchange agent will be liable to any holder for any amount delivered to a public official under any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former IPC, IPC Systems or IXnet stockholders seven years after the mergers will become the property of Global Crossing to the extent permitted by law.

   No interest will be paid or accrued on any cash payable instead of fractional shares, as unpaid dividends and distributions with respect to unexchanged shares or otherwise as merger consideration.

   If your IPC, IPC Systems or IXnet stock certificates have been lost, stolen or destroyed, you will only be entitled to obtain shares of Global Crossing common stock by making an affidavit and, if required by Global Crossing, by posting a bond in a reasonable amount indicated by Global Crossing to indemnify Global Crossing or any of its subsidiaries against any claims related to your IPC, IPC Systems or IXnet stock certificate.

Fractional shares

   Global Crossing will not issue fractional shares of Global Crossing common stock in the mergers. Instead, IPC and IXnet stockholders who would otherwise have been entitled to receive a fraction of a share of Global Crossing common stock will receive cash, without interest, in an amount equal to the product of the fractional part of a share of Global Crossing common stock multiplied by the average closing price of the Global Crossing common stock reported on the Nasdaq National Market for the 20 trading days ending on the trading day immediately preceding the closing of the mergers.

Stock options

   In the mergers, each option that has been granted to an employee to buy shares of IPC or IXnet common stock will become an option to purchase Global Crossing common stock on terms substantially identical to those in effect immediately before the effective time of the mergers under the terms of the stock option plan or other agreement under which that option was granted. Global Crossing will assume those stock option plans or other agreements, as described more fully on page 65 under "The Mergers--Interest of members of IPC's and IXnet's boards of directors and management in the mergers".

   In addition, the IXnet stock option plan will be amended to provide that 25% of options for IXnet common stock held by a person who is not a party to the option limitation agreement or held by William Adiletta or Richard Farrell will become exercisable upon a change in control of IXnet. The change in control of IXnet resulting from the mergers will trigger this provision.

   The number of shares of Global Crossing common stock that a holder of an IPC or IXnet option may purchase upon exercise of that option will equal (1) the number of shares of IPC or IXnet common stock subject to that option, (2) multiplied by 5.417, in the case of an IPC option, and 1.184, in the case of an IXnet option. Those shares of Global Crossing common stock will be purchased at a price equal to the exercise price specified in the option divided by 5.417, in the case of an IPC option, and 1.184, in the case of an IXnet option.

Representations and warranties

   The merger agreement contains representations and warranties made by each of Global Crossing, IPC, IPC Systems, IXnet and Georgia Merger Sub to each other, including representations and warranties relating to:

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

  .  organization, standing and corporate power;

  .  ownership of subsidiaries;

  .  capital structure;

  . power and authority to enter into and consummate the transactions under the merger agreement;

  . absence of conflicts between organizational documents, laws and agreements and the transactions under the merger agreement;

  . governmental consents in connection with transactions under the merger agreement;

  .  compliance with applicable laws;

  . timely and compliant filings of SEC documents, financial statements and absence of undisclosed liabilities;

  .  information supplied for this document;

  .  absence of a number of changes or events;

  .  litigation and labor matters;

  .  absence of changes with respect to employees and employee benefit plans;

  .  tax returns and tax payments;

  . board of directors approval and other voting matters in connection with the mergers;

  .  environmental matters;

  .  material contract defaults and no competition provisions;

  .  brokers and finder fees with respect to the mergers;

  .  receipt of opinions of financial advisors;

  .  required votes in connection with the mergers;

  .  properties;

  .  intellectual property; and

  .  transactions with affiliates.

   All representations of the parties will expire at the effective time of the mergers.

Covenants

 Conduct of business of IPC and IXnet pending completion of the mergers

   Each of IPC and IXnet has agreed that, until the completion of the mergers, except as otherwise permitted by the merger agreement or if Global Crossing consents in writing, it will, and will cause its subsidiaries to:

  . carry on its business in the usual, regular and ordinary course in all material respects and use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses will not be materially impaired;

  . not declare any dividends on its capital stock, other than dividends and distributions paid by a direct or indirect wholly owned subsidiary of IPC to its parent;


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  .  not split, combine or reclassify its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  . not purchase, redeem or otherwise acquire any shares of capital stock, any other securities or any rights, warrants or options to acquire any such shares or other securities;

  . not authorize, issue, sell, transfer, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents other than upon the exercise of stock options outstanding on the date of the merger agreement;

  . not amend its certificate of incorporation, by-laws or other comparable organizational documents;

  . not acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the stock or assets of or by any other manner any business or any corporation, partnership, joint venture, association or other business organization or division;

  . not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or close or shut down its properties or assets, other than reasonable sales of inventory in the ordinary course of business and assets having an aggregate value not in excess of $500,000;

  . not incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of IPC or IXnet or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

  .  not amend the terms of any outstanding security;

  . not make any loans, advances or capital contributions to, or investments in, any other person, other than by a wholly owned subsidiary to its parent or to any direct or indirect wholly owned subsidiary;

  . not acquire or agree to acquire any assets the value of which, individually or in the aggregate, exceeds $250,000, or make or agree to make any capital expenditures except for capital expenditures included in the business plans as capital expenditure budgets of IPC or IXnet provided to Global Crossing;

  . not pay, discharge or satisfy any claims, liabilities or obligations, except for the payment, discharge or satisfaction:

    . of liabilities or obligations in the ordinary course of business consistent with past practice;

    . liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements, or the notes to those financial statements, included in the recent IPC SEC documents; or

    . other claims, liabilities or obligations in the aggregate in an amount not in excess of $1,000,000;

  . not waive, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document in any manner that would be material to IPC or enter into any new lease, license or other contract or document;

  . not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;


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

  . not enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement or amend any existing collective bargaining agreement;

  . not change any accounting principle, except for changes that may be required to be implemented after February 22, 2000 under generally accepted accounting principles or rules and regulations of the SEC promulgated following the date of the merger agreement;

  . not settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of IPC included in the recent IPC SEC documents or, if not so reserved for, in an aggregate amount not in excess of $250,000, as long as those settlement documents do not involve any material non-monetary obligations on the part of IPC;

  .  not close, shut down or otherwise eliminate any facilities;

  . not enter into any transaction, agreement, arrangement or understanding with affiliates, subject to limited exceptions;

  . not change any tax election, annual tax accounting period or any method of tax accounting; not file any amended tax return; not enter into any closing agreement relating to any material tax; not settle any material tax claim or assessment; not surrender any right to claim a tax refund or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

  . not change the composition, fill any vacancies or increase the size of IPC's or IXnet's board of directors; and

  . not authorize any of, or commit or agree to take any of, the actions outlined above.

 Changes in employment arrangements and severance

   IPC and IXnet have agreed that, except with the previous written consent of Global Crossing, they and their subsidiaries will not:

  . increase the compensation or fringe benefits of any present or former director, officer or employee, except for increases in salary or wages in the ordinary course of business consistent with past practice;

  . grant any severance or termination pay to any present or former director, officer or employee, except in the ordinary course of business consistent with past practice or as required by law or agreements or plans in effect as of February 22, 2000;

  . loan or advance any money or other property to any present or former director, officer or employee;

  . establish, adopt, enter into, amend or terminate any IPC or IXnet employee benefit plan, except as required by law; or

  . take any action that would accelerate the ability of a holder of any option to acquire shares of common stock of IPC, IXnet or any of their subsidiaries.

 Transition planning

   Global Crossing and IPC have agreed to appoint three officers each, including their chief financial officers, to serve from time to time as their representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the mergers.

Additional agreements

   IPC has delivered under Section 228 of the Delaware General Corporation Law an irrevocable written consent in favor of the merger between IPC and IPC Systems. In addition, IPC Systems has delivered under

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Section 228 of the Delaware General Corporation Law an irrevocable written consent in favor of the merger between IXnet and Idaho Merger Sub. In addition, IPC and IPC Systems have agreed to vote or consent all the shares of IXnet common stock and other voting securities of IXnet they or their controlled affiliates beneficially own or have the right to vote:

  . in favor of the IXnet merger, in respect of which a consent has been delivered;

  . against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation of any party under the merger agreement; and

  . except as otherwise agreed to in advance in writing by Global Crossing, against certain extraordinary transactions and material changes.

Access to information

   Each party to the merger agreement has agreed that it will, and will cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to allow Global Crossing and its representatives reasonable access during normal business hours throughout the period before the effective date of the mergers to its properties, books, contracts, commitments, personnel and records, and during that period, will provide to Global Crossing:

  . a copy of each report, schedule, registration statement and other document filed by it during the period before the effective time of the mergers under the requirements of federal or state securities laws;

  . all other information concerning its business, properties, financial condition, operations and personnel as may be reasonably requested; and

  . no later than 15 days following the end of each calendar month, monthly financial statements prepared on a basis consistent with the quarterly financial statements.

Reasonable best efforts

   Each party to the merger agreement has agreed to use its reasonable best efforts to take all actions and do all things necessary or advisable to consummate and make effective the mergers and the other transactions contemplated by the merger agreement, including all the necessary notifications and filings under the Hart-Scott-Rodino Antitrust Improvements Act, responses to inquiries from the Federal Trade Commission or the Antitrust Division of Department of Justice and responses to inquiries from any State attorney general or other governmental entity.

Benefit plans

   The merger agreement provides that, subject to specified exceptions, all retained employees of IPC and its subsidiaries not subject to collective bargaining agreements will participate in IPC's existing employee benefit plans through December 31, 2000. After that date, at Global Crossing's option, those employees will continue to participate in IPC's employee benefit plans or will participate in Global Crossing's employee benefit plans on a basis no less favorable in the aggregate than similarly situated employees of Global Crossing and its subsidiaries. Benefits to employees who belong to collective bargaining agreements will be provided in accordance with those agreements.

Indemnification and insurance

   Under the merger agreement, IPC and IXnet will indemnify, for a period of six years from the effective time of the mergers, all directors and officers of IPC and IXnet and their respective subsidiaries for acts and omissions occurring before the effective time of the mergers, if those acts or omissions are uninsured. In

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addition, Global Crossing has agreed that for a period of six years after the effective time of the mergers, it will cause to be maintained in effect the existing insurance and indemnification policies of IPC, IXnet and their respective subsidiaries in favor of directors and officers with respect to events occurring at or before the effective time of the mergers. For a more detailed description see "The Mergers--Interests of members of IPC's and IXnet's boards of directors and management in the mergers" on page 65.

No solicitation

   In the merger agreement, IPC and IXnet have agreed that neither IPC nor IXnet will, directly or indirectly, through any officer, director, employee, stockholder, financial advisor, agent or other representative:

  . solicit, initiate, encourage or facilitate, including by way of furnishing information, any inquiries or proposals that constitute, or would reasonably be expected to lead to:

    . a breach of the merger agreement or the consent and voting agreement entered into in connection with the merger agreement or otherwise interfere in any material respect with the completion of the mergers; or

    . a proposal or offer for an "alternative transaction" involving IPC or IXnet or any of their subsidiaries; "alternative transaction" in this section means (1) a transaction as a result of which any group or person, other than Global Crossing and its affiliates, would acquire, directly or indirectly, more than 25% of the outstanding shares of IPC or IXnet common stock; (2) a merger or other business combination involving IPC or IXnet as a result of which any person or group would acquire, directly or indirectly, more than 25% of the outstanding shares of IPC or IXnet common stock or shares exercisable or convertible into or exchangeable for more than 25% of the outstanding shares of IPC or IXnet common stock or of the entity surviving the merger or business combination; (3) any other transaction as a result of which any person or group acquires control of assets or businesses of IPC or IXnet with a fair market value equal to more than 25% of the fair market value of all the assets and business of either company and its subsidiaries, taken as a whole; (4) any recapitalization, restructuring or other transaction which would reasonably be expected to prevent or materially impair or delay the completion of the mergers; or (5) any public announcement of a proposal, plan or intention to do any of the actions included in (1) through (4);

  . participate or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any alternative transaction involving IPC or IXnet or any of their subsidiaries; or

  . agree to or recommend to its stockholders any alternative transaction involving IPC or IXnet or any of their subsidiaries.

   In the merger agreement, IXnet and IPC have agreed to cease and terminate any existing activities, discussions or negotiations with any persons, other than with Global Crossing, conducted with respect to any alternative transaction involving them or their subsidiaries. IPC and IXnet have also agreed not to release any other person from, or waive any provision of, any standstill agreement to which they are a party or any confidentiality agreement between either of them and another person who has made or who may reasonably be considered likely to make a proposal relating to an alternative transaction involving them or their subsidiaries.

   IPC and IXnet have also agreed to notify Global Crossing immediately after they or their advisors receive any proposal for an alternative transaction involving either of them or their subsidiaries or any request for nonpublic information in connection with any such action or for access to the properties, books or records of IPC or IXnet by any person or entity that informs that party that it is considering making, or has made, a proposal for such an alternative transaction.


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Conditions to the completion of the mergers

   The respective obligations of each party to effect the mergers is subject to the satisfaction or waiver on or before the closing of the mergers of the following conditions:

  . the shares of Global Crossing common stock to be issued in the mergers having been listed on the Nasdaq National Market or any other national securities exchange on which Global Crossing common stock may be listed upon official notice of issuance;

  . the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

  . the absence of any order, injunction or other legal restraint or prohibition enjoining or preventing the consummation of the mergers;

  . the representations and warranties of the other parties in the merger agreement, without regard to qualifications and exceptions relating to materiality or material adverse effect, being true and correct on the date of the merger agreement and as of the closing date, except to the extent they speak as of a specified date, except where the failure of those representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IPC, IXnet or Global Crossing;

  . the other parties have performed in all material respects their obligations under the merger agreement at or before the closing date of the mergers;

  . each party receives from its counsel a written opinion dated as of the closing date with respect to the tax-free nature of the mergers;

  . all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties that are necessary in connection with the transactions contemplated by the merger agreement have been obtained, except for those which are not, individually or in the aggregate, material to Global Crossing, IPC or IXnet or the failure to obtain would not reasonably be expected to have a material adverse effect on IPC, IXnet or Global Crossing; and

  . there will not be certain pending or threatened litigation by any governmental entity relating to the mergers or the business of IPC or IXnet.

Termination of the merger agreement

   The merger agreement may be terminated at any time before the effective time of the mergers:

  .  by mutual written consent of Global Crossing, IPC and IXnet;

  .  by any of Global Crossing, IPC or IXnet if:

    . any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, within the United States or any other jurisdiction in which Global Crossing, IPC or IXnet, directly or indirectly, has material assets or operations, will issue a final, nonappealable order, decree or ruling or taken any other final, nonappealable action enjoining, restraining or otherwise prohibiting the mergers;

    . if the mergers have not been consummated on or before December 31, 2000, other than due to the failure of the party seeking to terminate the merger agreement to perform its obligations required to be performed at or before the effective time of the mergers; or

    . if any party breaches in any material respect any representation or warranty, covenant or other agreement contained in the merger agreement which would give rise to a failure of a condition to the completion of the mergers and cannot be or has not been cured within 20 business days after written notice.

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

   In the event of a valid termination of the merger agreement by either Global Crossing, IPC or IXnet, the merger agreement will become void and will have no effect, without any liability or obligation on the part of Global Crossing, IPC or IXnet, other than under the provisions of the merger agreement relating to confidential treatment of proprietary information, fees and expenses.

   Neither IPC nor IXnet may terminate the merger agreement to accept a competing acquisition proposal.

Other expenses

   Except as described above, all fees and expenses incurred in connection with the merger agreement, the consent and voting agreement and the transactions contemplated by those agreements will be paid by the party incurring the expenses, whether or not the mergers are completed. Global Crossing will pay all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of this document.

   IPC and IXnet will pay all transfer, documentary, sales, use, registration, stock transfer taxes and all other similar taxes and related fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Amendments; waivers

   Any provision of the merger agreement may be amended or waived before the effective time of the mergers if the amendment or waiver is in writing and signed, in the case of an amendment, by Global Crossing, IPC and IXnet or, in the case of a waiver, by the party against which the waiver is to be effective. After the approval of the merger agreement by the shareholders of Global Crossing and the stockholders of IPC and IXnet, there may be made no amendment that by law requires further approval by stockholders without the further approval of those stockholders.

                               RELATED AGREEMENTS

Consent and voting agreement

   This section is a summary of the material terms of the consent and voting agreement, a copy of which is attached as Annex B to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the consent and voting agreement. You should refer to the full text of the consent and voting agreement for details of the terms and conditions of the consent and voting agreement.

   On February 22, 2000, a number of IPC stockholders, including Cable Systems Holding, LLC, Richard Kleinknecht, David Walsh, Anthony Servidio and Allegra Capital Partners III, L.P., entered into a consent and voting agreement with Global Crossing. Under the consent and voting agreement, these IPC stockholders executed and delivered a consent in favor of the adoption of the merger agreement. As of February 22, 2000, these IPC stockholders beneficially owned 5,936,188 shares of IPC common stock, representing approximately 67.3% of the voting power of the outstanding IPC common stock.

   In addition, under the consent and voting agreement, the IPC stockholders named in the previous paragraph have agreed to vote their IPC shares (1) in favor of the IPC merger, (2) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of IPC or any of its subsidiaries under the merger agreement and (3) except if agreed to previously in writing by Global Crossing, against a number of extraordinary transactions, such as:

  . a merger, consolidation or other business combination involving IPC or its subsidiaries;

  . a sale, lease or transfer of a material amount of assets of IPC or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of IPC or its subsidiaries;

  .  any change in the majority of the board of directors of IPC;

  . any material change in the present capitalization of IPC or any amendment to IPC's certificate of incorporation or by-laws; or

  . any other material change in IPC's corporate structure or business or change in any manner of the voting rights of the IPC common stock.

   The consent and voting agreement imposes restrictions on the transfer of shares of IPC common stock held by the IPC stockholders who are parties to that agreement. Specifically, the consent and voting agreement provides that, except as permitted under the merger agreement, no IPC stockholder party to that agreement may:

  . offer for sale, sell or enter into any contract or other arrangement with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of his or her shares of IPC common stock;

  . grant any proxies or powers of attorney or enter into any voting agreement with respect to his or her shares of IPC common stock, or deposit any of those shares in a voting trust;

  . take any action that would make any representation or warranty of that stockholder in the consent and voting agreement untrue or incorrect or have the effect of preventing or disabling that stockholder from performing his or her obligations under that agreement; or

  .  commit or agree to take any of the actions listed above.

   However, Cable Systems Holding is permitted to transfer up to 20% of the shares of IPC common stock it beneficially owned as of the date of the consent and voting agreement to its members, without any of the members being subject to the provisions of the consent and voting agreement.

   In addition, the consent and voting agreement contains transfer restrictions with respect to the shares of Global Crossing common stock which the IPC stockholders will acquire in the mergers. Specifically, Cable Systems Holding and Richard Kleinknecht may not, directly or indirectly, offer for sale in any manner or otherwise dispose of, including by gift, their Global Crossing shares for one year after the closing of the mergers. The following exceptions to these transfer restrictions apply:

  . Cable Systems Holding may transfer its shares to Citicorp Venture Capital or another subsidiary of Citigroup which agrees to be bound by these transfer restrictions and the provisions outlined in the following paragraph; and

  . Cable Systems Holding and Richard Kleinknecht may transfer shares in certain registered sales permitted under the registration rights agreement described below or in a tender offer, self tender offer, exchange offer or other transaction offered generally to shareholders of Global Crossing and approved by Global Crossing's board of directors.

   Under the consent and voting agreement, Cable Systems Holding has agreed that from the effective date of the mergers until the earlier of one year from the closing of the mergers and the date on which it and its affiliates no longer beneficially own at least 25% of the shares of Global Crossing common stock it received in the mergers, it will not directly or indirectly:

  . seek to effect a change in control of Global Crossing or the business, operations or policies of Global Crossing;

  . initiate or propose any shareholder proxies or participate in a solicitation with respect to the voting of any Global Crossing stock in a manner that is inconsistent with a recommendation of a majority of Global Crossing's board of directors;

  . propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, or other disposition of all of substantially all of Global Crossing's or its subsidiaries' assets or other business combination involving Global Crossing or its subsidiaries that has not been approved by Global Crossing's board of directors;

  . join a partnership, limited partnership, syndicate or other group, other than a group consisting of Cable Systems Holding, its permitted transferees and any of their subsidiaries, or otherwise act with others for the purpose of acquiring, holding, voting or disposing of Global Crossing voting stock or become a "person" within the meaning of Section 13(d)(3) of the Exchange Act; or

  . request, induce or encourage any other person to request that Global Crossing amend or waive any of the above listed items.

   In addition, the consent and voting agreement provides that, other than as permitted above, no IPC stockholder party to that agreement may directly or indirectly:

  . solicit, initiate, engage or facilitate any inquiries or proposals that are, or would lead to, a proposal or offer for an alternative transaction, as defined on page 83, involving IPC or IXnet or any of their subsidiaries or any transfer of shares; or

  . participate, negotiate, discuss or provide any non-public information to any person in an effort or attempt to make or implement any proposal or offer for an alternative transaction involving IPC or IXnet or any of their subsidiaries or transfer of shares.

  Each IPC stockholder party to the consent and voting agreement also agreed to end any activities in connection with a proposal or offer for an alternative transaction involving IPC or IXnet or any of their subsidiaries or transfer of shares, that had begun before the effective date of the consent and voting agreement. These stockholders have also agreed to notify Global Crossing of their receipt of any proposal or offer for an alternative transaction involving IPC or IXnet or any of their subsidiaries, any proposal or offer for any transfer of shares, or any request for non-public information or access to IPC's records in connection with a proposal or offer for an alternative transaction involving IPC or IXnet or any of their subsidiaries or transfer of shares.

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

Waiver and amendment agreement

   On March 23, 2000, Global Crossing and the IPC stockholders who are parties to the consent and voting agreement listed above entered into a waiver and amendment agreement to the consent and voting agreement described above. The waiver and amendment agreement grants David Walsh a waiver from the transfer restrictions of the consent and voting agreement to permit him to pledge 67,904 shares of his IPC common stock in connection with a personal loan.

Registration rights agreement

   In the consent and voting agreement, Global Crossing agreed with Cable Systems Holding and Richard Kleinknecht to enter into a registration rights agreement at the effective time of the mergers. Under the registration rights agreement, Cable Systems Holding and Richard Kleinknecht have the right, after one year from the date of the registration rights agreement:

  . on one occasion, to demand that Global Crossing file a registration statement to register the shares of Global Crossing common stock that Cable Systems Holding and Richard Kleinknecht will acquire in the mergers; and

  . to cause Global Crossing to include their shares received in the mergers in any registration statement filed by Global Crossing for any other shares of its common stock, subject to certain cutbacks.

Each of Cable Systems Holding and Richard Kleinknecht may not exercise the demand right acting alone, unless it or he represents more than 50% of the aggregate number of shares of Global Crossing common stock that are held by both Cable Systems Holding and Richard Kleinknecht at any given time and that are subject to the registration rights agreement. The registration rights terminate when the shares of Global Crossing common stock that are held by Cable Systems Holding and Richard Kleinknecht and that are subject to the registration rights agreement represent less than 1% of all shares of Global Crossing common stock which Cable Systems Holding and Richard Kleinknecht will acquire in the mergers.


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

                            GLOBAL CROSSING AND IPC

   Information relating to the business of Global Crossing and IPC is incorporated in this document by reference. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page 135. For information on IXnet, please see below.

                                     IXNET

Overview

   IXnet is a leading provider of communications services to the worldwide financial services community. IXnet has built and operates the IXnet Extranet connecting financial services firms and their business partners as well as multiple offices within the same firm using a global seamless network. Through its Extranet, its customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   IXnet provides services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and turnkey outsourced network solutions. In addition, IXnet aggregates, hosts and distributes financial oriented content, such as news, research, analytics and market data, for information service providers, enabling them to efficiently reach this community. IXnet's customers receive the following benefits by connecting to its Extranet:

  . access to IXnet's high performance global network that connects approximately 600 financial services firms and their business partners;

  . multiple voice and data services over a single high capacity network connection;

  .  outsourced network solutions;

  .  on-demand access to multiple content providers;

  . rapid and efficient provisioning of inter- and intra-firm communication links;

  .  superior customer service and support from a single network provider;
     and

  . a content neutral delivery mechanism for content providers to efficiently, economically and effectively reach their target market.

   Financial service firms and their business partners comprise a large global community that relies heavily on efficient communication, interaction among its members and timely access to industry-related information to conduct its business. As a result, highly reliable communication services are mission-critical to this community. IXnet believes the Extranet provides a unique value proposition, that enables the global financial community to reliably communicate over a common multi-protocol network platform, and to efficiently access information from multiple providers. IXnet connects customers to its Extranet by installing intelligent network gateways, known as customer access nodes, on its customers' premises. Once IXnet has installed a customer's access node at the customer site, it refers to the customer as being on-net.

   As the number of on-net customers increases, the value of the Extranet to current and prospective customers grows. Adding key firms and sites to IXnet's Extranet will greatly increase its value to end-users by allowing:

  . customers broader accessibility to directly connect to other on-net users;

  .  quicker delivery of dedicated communications links between firms;

  .  greater cost efficiencies to end-users for on-net communications; and

  .  higher performance communications among on-net customers.

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

   IXnet believes that its growing customer base of financial services firms will attract many of its business partners to also become customers of its Extranet. IXnet believes that this should create a cycle that will attract new customers and fuel growth in the number of services IXnet provides to individual firms. IXnet also believes that more content providers will be attracted to its Extranet due to the efficient and cost-effective method the Extranet offers to reach the desktops of IXnet's significant audience of on-net financial services customers. IXnet believes that as it delivers the services of an increasing number of content providers over its Extranet, additional customers will be attracted to the expanded content offerings on its Extranet.

   IXnet's Extranet currently connects customers in financial centers in 38 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore. IXnet's Extranet employs:

  . internet protocol, a networking technology which tracks the Internet address of nodes, routes outgoing messages, and recognizes incoming messages; and

  . asynchronous transfer mode, a high bandwidth, low-delay, connection-oriented switching technique.

   The Extranet is designed to maximize performance and reliability through features such as redundant dedicated fiber optic facilities, strategically located network operations centers and geographically distributed physical points of presence. In addition, IXnet has three data centers where IXnet provides hosting for content providers and manages servers and other equipment for customers who have outsourced their network applications to IXnet. IXnet has approximately 600 customers and has deployed approximately 1,400 customer access nodes globally.

   IXnet is focused on providing a seamless global network and operates principally in one segment providing a variety of voice, data and content distribution services which has been specifically designed to meet the specialized requirements of the financial services industry. All of IXnet's revenue is derived from its global network.

   IXnet started its business in June 1995 as International Exchange Networks, Ltd., or "IEXN". On May 4, 1999, IEXN reorganized and became a direct, wholly owned subsidiary of IXnet, a newly formed Delaware corporation. In August 1999, IXnet completed its initial public offering through the sale of approximately 7,475,000 shares of common stock at $15 per share. As of March 10, 2000, there were 51,148,867 shares of IXnet common stock outstanding, of which 43,100,000 shares were owned by IPC. IPC is a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial services community.

The IXnet solution

   Through IXnet's Extranet, customers obtain the benefits of a dedicated private network, including highly reliable and secure global voice and data connectivity, with the additional benefits of:

  .  seamless inter-firm connectivity;

  . a fully managed and/or outsourced network solution through one contact point for all matters of accountability; and

  . not having to incur the substantial cost of building, maintaining and operating a sophisticated network infrastructure.

   IXnet believes that it offers many significant advantages, including:

  . High performance global network. IXnet's Extranet is a scalable network that currently provides seamless connectivity to approximately 600 customers in 38 countries. The Extranet was built using the latest networking technologies and redundant fiber optic facilities, which enable IXnet to reliably, securely and efficiently deliver multiple services worldwide. IXnet employs a uniform platform throughout the Extranet consisting primarily of Newbridge Networks and Cisco Systems networking technologies, enabling IXnet to provide mission-critical voice and data services over dedicated fiber optic facilities. In addition, IXnet deploys asynchronous transfer mode switches in the backbone to support high bandwidth multimedia applications in combination with internet protocol switches for specialized data delivery.

  . Fully managed end-to-end network services. By connecting customers to IXnet's Extranet through a customer access node physically located at each on-net customer site, IXnet is able to provide fully managed end-to-end network services. Once a customer access node is deployed, IXnet is able to remotely monitor, administer and provision network connections to the customer site and in many cases directly to the desktop. In addition, IXnet is a single point of responsibility for the installation, maintenance and operation of IXnet's services and equipment. IXnet provides technical support 24 hours per day, seven days per week, and utilizes IPC's global field service personnel to address local network issues in many of the cities where IXnet provides service.

  . Multiple communication services through a single pipe. By deploying customer access nodes at IXnet's customer sites, IXnet is able to provide bundled services over a single, high capacity network connection. Customer access nodes serve as multi-purpose gateways that support commonly used voice and data protocols as well as specialized protocols such as financial information exchange, commonly referred to as FIX, for trading applications. Customer access nodes typically connect to IXnet's Extranet through a high capacity connection enabling customers to cost-effectively provision multiple voice and data services as opposed to ordering single, low capacity circuits from a local carrier.

  . Critical mass of on net customers. IXnet has established a global customer base of approximately 600 financial services firms on its Extranet. IXnet will continue to penetrate its current customer base and believes that this core group of financial services firms will attract many of their business partners to also become customers of IXnet's Extranet.

  . Singular focus on the financial services community. IXnet's singular focus enables it to offer services tailored to the specialized needs of its customers. IXnet's understanding of the trading environment and IXnet's customers' needs has resulted in the development of unique product offerings such as its DigiHoot(TM) service, a specialized open voice conference system allowing continuous voice contact between trading floors. In addition, IXnet believes the combination of its management team's great depth of knowledge and experience in providing communications services to financial services firms and its relationship with IPC provides IXnet with significant competitive advantages.

  . IPC relationship. IPC is a worldwide market leader in providing voice trading systems to the financial services community and has served this market for more than 25 years. IPC provides IXnet with an important entree into the financial services sector. Through IXnet's relationship with IPC, IXnet is able to provide turret-to-turret on-net connections using the installed turrets within IPC customer base and integrate IXnet's customer access nodes into IPC turret systems so that IXnet can rapidly provision IPC customers with on-net services. IXnet also coordinates its sales and marketing efforts with the IPC sales efforts, thereby offering a complete hardware and network solution for the communications needs of financial services firms.

  . High level of customer service and flexibility in customer relations. IXnet offers services at competitive prices and dedicates considerable resources to providing the highest quality global network with well-qualified and responsive customer service representatives. IXnet monitors and manages its Extranet from its network operations centers, 24 hours per day, seven days per week. Together with IPC, IXnet has a worldwide presence of field service representatives and, in many cases, on-site technical support personnel. IXnet is also focused on offering highly customized solutions for all of its customers' service, billing and reporting needs. In addition to its broad portfolio of globally available services, IXnet's Extranet allows it to implement solutions that meet the individual connectivity needs and requirements of each customer.

  . Corporate position as content neutral. IXnet does not compete with content providers who use its Extranet. IXnet is focused on being an efficient and effective distribution vehicle for the content of others. Its Extranet serves as a content neutral delivery system to the desktops of the financial services community. This approach allows its customers to display content in the formats they desire.

Business strategy

   IXnet's goal is to be the leading provider of multimedia communications services to the financial services community. IXnet's business strategy includes the following elements:

  . Exploit IXnet's advantage of being the first to offer a global dedicated communications network exclusively to the financial services community. IXnet is the first company to offer network services through a dedicated Extranet exclusively focused on the financial services community. IXnet intends to significantly leverage its position in the marketplace by aggressively expanding its direct salesforce and investing in the IXnet brand.

  . Rapidly deploy customer access nodes. Adding key firms and sites to IXnet's Extranet will greatly increase its value by enabling IXnet to offer greater inter-firm connectivity. IXnet expects that the addition of new customers to its Extranet will also attract new content providers to its Extranet who seek to deliver content to IXnet's expanded customer base. Similarly, IXnet believes that as the number of content providers whose services IXnet delivers over IXnet's Extranet increases, additional customers will be attracted to the expanded content on IXnet's Extranet.

  . Accelerate network expansion. IXnet is focused on expanding the infrastructure of IXnet's Extranet to extend IXnet's addressable market, enhance reliability and increase cost efficiencies.

  . Aggressively add content providers to IXnet's Extranet. IXnet intends to become the best delivery vehicle for content providers who want to reach the financial services community. IXnet will seek to accomplish this goal by remaining a content neutral delivery system and by offering content providers a cost-effective method of reaching their target market through a network gateway or by having IXnet host their content at one of IXnet's data centers.

  . Further leverage IPC's installed base. IXnet will continue to leverage IPC's existing long-term customer relationships in the financial services community into new IXnet business opportunities, including through the launch of bundled network and equipment services.

  . Further penetrate IXnet's existing customer base. IXnet currently has a significant established customer base encompassing many of the key global financial services firms, but IXnet captures only a small percentage of those customers' communications services expenditures. As the number of on-net users increases, the value of the Extranet to current and prospective customers grows.

  . Expand portfolio of focused service offerings. IXnet plans to continuously expand its service offerings to help further penetrate its customer base, attract new customers and increase the value of its Extranet.

Services

   IXnet offers its customers a variety of specialized voice and data services over its Extranet. The following table sets forth a brief description and the benefits of each of IXnet's services. IXnet is capable of providing any one of these services either alone or in combination with one or more other services, or collectively as part of IXnet's management of the customer's entire network.

    Type of                                                                      Name of
    Service                Description                    Benefits               Service
    -------                -----------                    --------               -------
 Premium Voice    Dedicated voice               Access to high quality voice   DigiHoot(TM)
                  communications lines which    services without the need to   MetroLink SM
                  are primarily used in         build a private network.
                  conjunction with turrets and
                  trading applications.
    Virtual       Seamless global virtual       Fast call connect time,          IXGlobal(TM)
    Private       private network with a        industry-wide abbreviated
 Voice Network    single uniform technology     dialing and cost effective
                  platform and global toll      for on-net customers.
                  free feature.
 Switched Voice   High quality voice            Competitive rates and            IXPrime(TM)
                  communications worldwide      simplified billing.
                  with simplified pricing.
    Managed       High speed digital data       Access to high quality          IXLink(TM)
    Bandwidth     transmission links, with      digital services without the
                  end-to-end service            need to build a private
                  management for connections    network.
                  between local area networks,
                  wide area networks and data
                  centers.
  Outsourcing     End-to-end management of a    Outsourcing enables               Trader
                  customer's entire network.    customers to focus on core     Connect(TM)
                                                business by placing
                                                responsibility for network
                                                and hardware on IXnet.
     Shared       Network delivery of third-    Efficient distribution        Liquidity(TM)
    Internet      party news, research,         method for content
    Protocol      analytics, market data and    providers. Simplicity of
                  other trading applications    multiple services through a
                  via data center hosting and   single network connection
                  IXnet's Extranet.             for end-users.
  Frame relay     Transport for data            Cost effective alternative     IXFrame(TM)
                  applications. Includes        to leased line networks.
                  router deployment and
                  management.

  IXnet also provides the following additional services:

   Content Hosting. IXnet provides content hosting services that permit financial information services providers to deliver data to the desktop of the financial services community without having to invest significantly in technology, infrastructure or operations staff. The level of hosting services IXnet provides scales from simple co-location to fully outsourced network solutions.

   Bandwidth Resale. IXnet provides leased bulk bandwidth at speeds of 768Kbps and above for various customer applications. This is a cost effective service for customers with large bandwidth requirements.

   Dedicated Internet Access. IXnet offers dedicated high-speed continuous access to the Internet to customers. This service is provided at speeds up to 1.5Mbps.

Sales and marketing

   IXnet's sales and marketing activities are targeted to members of the financial services community in the key financial centers worldwide. IXnet's customers include members of the financial services community including broker-dealers, investment banks, asset managers/hedge funds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms and insurance companies.

   The major components of IXnet's sales strategy are as follows:

  . Utilize a direct salesforce. IXnet has deployed a dedicated and experienced salesforce in many of the major cities worldwide where IXnet has operational points of presence. As of February 29, 2000, IXnet's salesforce consisted of 51 commissioned salespeople. Because IXnet's salespeople are regionally based, they are able to consult prospective customers face-to-face to discuss their network needs and technical requirements and develop tailored solutions. IXnet's sales representatives also market IXnet's services to financial institutions at industry seminars and trade shows. IXnet's salespeople are familiar with the applications, requirements and technical terminology of the financial services community as well as its unique business practices.

  . Expand IXnet's salesforce. IXnet believes that its rate of growth is directly related to the size and productivity of IXnet's sales force. IXnet is focused on expanding its salesforce through the hiring of motivated personnel who have backgrounds in network services or experience with the specialized communications needs of the financial services community. IXnet intends on growing its salesforce both within North America and in Europe and the Asia/Pacific area. Until the full network deployment is complete to all major cities, some foreign markets will be handled through distributor relationships.

  . Focus sales efforts on strategic customer sites. IXnet places emphasis on adding customers and customer access nodes in sites that IXnet believes are strategic in nature. Strategic sites are those with which IXnet's existing on-net customers or potential customers are interested in communicating, such as those with large trading or processing volume.

  . Leverage the salesforces of IXnet's content providers. The salesforces of IXnet's content providers have, in effect, become secondary salesforces for IXnet by selling their content delivered over IXnet's Extranet to their end-users. In order to access this content, end-users must connect to IXnet's Extranet.

  . Coordinate joint sales efforts worldwide. IXnet's regional salesforces work together in a cooperative and coordinated manner to create higher levels of customer satisfaction which IXnet believes will lead to additional business. This approach maximizes the benefits of selling IXnet's services locally as well as globally and confers a unified corporate level sales relationship between IXnet's regional salesforces for IXnet's customers worldwide.

  . Coordinate joint sales efforts with the IPC salesforce. Coordinating the efforts of IXnet's salesforce with the IPC salesforce has helped to introduce IXnet's Extranet to the significant installed base of IPC customers. IPC's salesforce is provided with incentives to reach certain sales targets in connection with their sales of IXnet's services.

   IXnet maintains a high profile in the financial services marketplace with targeted marketing and public relations efforts. IXnet places information and press releases in many financial services industry publications such as the Security Industry News, Wall Street and Technology and Trading Technology Week. IXnet actively participates in financial industry organizations such as the Wall Street Telecommunications Association and the Securities Industry Association and seminars such as the "On-Line Securities Trading Seminar" and the "Future of Buy Side/Sell Side Transaction Technologies" which enable IXnet's representatives to communicate IXnet's vision and capabilities directly to prospective customers.

   Moreover, IXnet is highly visible at key industry trade shows including "IT for Wall Street" and the "SIA Technology Management Conference".

   Geographic sales information is based on the currency in which the customer is billed. Long-lived asset information is based on the physical location of the assets. The following is revenue and long-lived asset information for geographic areas (in thousands):

                                            Year ended September 30,
                                ------------------------------------------------
                                      1999            1998            1997
                                ---------------- --------------- ---------------
                                Revenue  Assets  Revenue Assets  Revenue Assets
                                ------- -------- ------- ------- ------- -------
North America.................. $38,764 $ 78,958 $21,892 $40,404 $ 7,757 $15,298
Europe.........................  22,131   55,258  12,596   6,122   9,712   4,245
Asia/Pacific...................  12,720    2,681   1,365     --      369     --
                                ------- -------- ------- ------- ------- -------
                                $73,615 $136,897 $35,853 $46,526 $17,838 $19,543
                                ======= ======== ======= ======= ======= =======

   For the year ended September 30, 1999, revenue from the United States, United Kingdom, and Australia represented 51.6%, 27.7%, and 10.7% of total revenue, respectively. For the year ended September 30, 1998, revenue from the United States and United Kingdom represented 59.4% and 31.4% of total revenue, respectively. For the year ended September 30, 1997, revenue from the United States and United Kingdom represented 43.5% and 54.4% of total revenue, respectively.

   For the year ended September 30, 1999, long-lived assets located within the United States and United Kingdom represented 57.7% and 39.2% of total long-lived assets, respectively. For the year ended September 30, 1998 and 1997, long-lived assets were primarily located within the United States and represented 86.8% and 78.3% of total long-lived assets, respectively.

Customers

   IXnet's customers are members of the financial services community and include broker-dealers, investment banks, asset managers/hedgefunds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies. IXnet currently has approximately 600 customers and provides hosting services for over 30 content providers. Optimark Inc. and Deutsche Bank accounted for 14% and 10%, respectively, of IXnet's consolidated revenues for the fiscal year ended September 30, 1999, and 14% and 23%, respectively, of IXnet's consolidated revenues for the fiscal year ended September 30, 1998. IXnet expects these percentages to continue to decrease as overall revenue growth increases.

Customer service

   High quality customer service and support are critical to IXnet's objective of retaining and developing IXnet's customer base. IXnet differentiates itself from many of its competitors by customizing solutions and providing individualized support to its customers. For example, IXnet utilizes customized billing in local currencies and provides reports designed to address the specific needs of IXnet's customers. To support a customer's business requirements, IXnet makes available numerous IXnet resources, including technical support, engineers and project managers in the pre-implementation phase and customer service representatives and help desk personnel in the post-implementation phase. To ensure a rapid response and remedy to any customer network concerns, IXnet monitors and manages its Extranet from its network operations centers, 24 hours per day, seven days per week. When necessary, IXnet also dispatches IPC's global field service personnel to address specified local network issues.

Competition

   IXnet's competition varies geographically and by service offerings. IXnet competes with and expects continued competition from:

  . Large interexchange carriers and partnerships. Many of the large carriers, such as MCI WorldCom Inc., Cable & Wireless plc, Global One and the AT&T Corp./British Telecommunications plc venture, are expanding their capabilities to support high-speed, end-to-end communications services. These large carriers compete with IXnet in the areas of switched voice, outsourcing, premium voice and frame relay;

  . Specific product competitors and other communications companies. Several companies, such as EQUANT N.V., Infonet Services Corporation, PSInet's subsidiary TNS and GTE Internetworking, have focused on competing within a particular service category and offer some of the same communications services including frame relay, managed bandwidth and premium voice;

  . Common carriers. Common carriers, such as British Telecommunications plc, France Telecom and the former Bell Operating Companies, have extensive regional networks. Common carriers currently provide some communications services to many members of the financial services community in their market area;

  . Content providers. Content providers, such as Bloomberg L.P., Bridge Information Systems, Inc. and Reuters Holdings Plc, have developed extensive communications networks in the financial services industry and distribute their content and the content of other providers. Although they have wide distribution in the industry, their focus is on content, not network services. In addition, while they are potential customers for IXnet's services, they also compete directly with IXnet in the content delivery segment of IXnet's business; some content providers have made plans to spin off their distribution networks and sell services in direct competition with IXnet; Bridge purchased a company called Savvis; and Reuters has formed a new joint venture with EQUANT for this purpose; and

  . Resellers. Resellers, such as Sector, Inc. and WESTCom Corp., resell other companies' network services.

   Depending on the specific competitor, IXnet competes on the basis of many elements, including customer service, quality, reliability, network security, service provisioning speed, service features, functionality and cost effectiveness.

Legal proceedings

   Except for claims and lawsuits arising in the normal course of business, IXnet and its subsidiaries are not involved in any pending material legal proceedings. See also "The Mergers--Litigation" on page 74 and "Regulatory Environment" on page 112.

Intellectual property

   IXnet relies on a combination of trade secret, trademark, copyright and other intellectual property law, as well as its execution of license agreements, nondisclosure agreements and other protective measures to protect its proprietary rights.

   IXnet uses the following unregistered trademarks and service marks:
IXnet(TM); IXPrime(TM); IXGlobal(TM); Trade 24(TM); IXLink(TM); DigiHoot(TM); MetroLink SM; and Liquidity(TM).

   There can be no assurance that the steps taken by IXnet will be adequate to protect its proprietary technology and intellectual property or that its competitors will not independently develop technologies that are substantially equivalent or superior to its technology. It may be possible for a third party to copy or otherwise obtain and use IXnet's services or technology without authorization or to independently develop similar technology. This could adversely affect IXnet's business, financial condition and results of operations.

Employees

   As of February 29, 2000, IXnet and its subsidiaries employed 417 persons. Under an intercompany agreement, IPC and IXnet share corporate personnel relating to accounting, executive management, legal, administrative, human resources, information systems and other corporate functions. IXnet believes that its future success will depend in part on its continued ability to attract, hire, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel. None of its employees are represented by a labor union. IXnet has never experienced a work stoppage and believes its relationship with its employees is good.

Properties

   IXnet's properties consist of a combination of real estate leases in its name and certain real estate facilities shared with IPC, the terms of which are governed by the inter-company agreement with IPC.

   IXnet leases directly:

  . 17,956 square feet in Houston, Texas where IXnet's Houston point of presence, "POP", is located, under a lease expiring in October 2009;

  . 15,500 square feet in New York City where IXnet's New York network operations center and primary POP are located, under subleases expiring in March 2002;

  . 14,732 square feet in Boston, Massachusetts where IXnet's Boston POP is located under a lease expiring in December 2010;

  . 12,771 square feet in Newark, New Jersey where IXnet's second New York area POP is currently being built, under a lease expiring in July 2009;

  .  12,060 square feet in San Francisco under a lease expiring in January
     2010;

  . 5,300 square feet in Chicago, Illinois where IXnet's Chicago POP is located, under a lease expiring in June 2005;

  . 4,900 and 2,400 square feet in Sydney and Melbourne, Australia, 4,300 square feet in Hong Kong, 1,340 square feet in Singapore, and 2,962 square feet in Tokyo, Japan, of office space and housing for telecommunications equipment through leases acquired as part of the Saturn acquisition;

  . 2,200, 450 and 175 square feet, primarily for telecommunications equipment housing in Paris, France, and Zurich and Geneva, Switzerland, respectively; and

  . Various smaller spaces under lease or collocation agreements for telecommunications equipment housing in Frankfurt, Milan, Atlanta, New York, Chicago, Los Angeles, San Jose and Toronto.

   Under an inter-company agreement between IPC and IXnet, IXnet has agreed with IPC regarding assignments or subleases of certain leases and the allocation of costs incurred for IXnet's occupancy of portions of IPC-leased office facilities.

   IXnet's London, England, executive, sales and network operations center occupies two floors of a building that is under a long-term lease to IPC. IXnet will, in the future, explore a formal sub-lease arrangement from IPC. Until IPC and IXnet agree to formal sub-lease arrangements with respect to this space, as well as with respect to IXnet's occupancy of portions of IPC-leased branch office facilities, all costs incurred by IPC for such space, including maintenance, electric and other utility costs and telephone system usage, will be charged to IXnet as incurred for actual discernable costs and otherwise allocated between the companies based upon the square footage occupied by each of IPC and IXnet.

   A number of IXnet's leases represent space under construction in connection with its network buildout.

                                     IXNET

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read together with IXnet's Consolidated and Combined Financial Statements, and related notes to these statements, beginning on page F-1 of this document.

Overview

   IXnet is a leading provider of communications services to the worldwide financial services community. IXnet has built and operates a global seamless communications network connecting financial services firms and their business partners, as well as multiple offices within the same firm. IXnet refers to this network as its Extranet. Through its Extranet, IXnet's customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   IXnet provides a variety of voice, data, and content distribution services, which has been specifically designed to meet the specialized requirements of the financial services industry. All of IXnet's revenue is derived from its global network.

   In 1995, IXnet began building its Extranet and offering voice and data services. IXnet funded the initial construction of its Extranet, including capital expenditures and working capital, through inter-company investments and loans provided by IXnet's parent, IPC Information Systems, Inc. As of February 29, 2000, IXnet's Extranet was comprised of two network operations centers, 3 data centers, 72 points of presence, approximately 1,400 customer access nodes placed on customer premises and high capacity bandwidth facilities. IXnet's Extranet connects approximately 600 customers in 38 countries in financial centers around the world, including New York, Chicago, Los Angeles, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore.

   IXnet provides services to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and fully outsourced network solutions. In addition, IXnet aggregates, hosts and distributes financial content, such as news, research, analytics and market data, for information service providers.

   IXnet has incurred operating losses, net losses and negative operating cash flow for each month since IXnet's formation. As of December 31, 1999, IXnet had an accumulated deficit of approximately $132.0 million. IXnet expects to substantially increase its expenditures and operating expenses as it continues the buildout of its Extranet. IXnet expects to incur substantial operating losses, net losses, and negative cash flow during the buildout of its network and penetration of new markets.

   On August 12, 1999, IXnet completed its initial public offering, or "IPO", of 6,500,000 shares at price of $15 per share. On August 30, 1999, the underwriters exercised their over-allotment option and purchased an additional 975,000 shares at $15 per share.

   Total proceeds received by IXnet net of commissions and expenses were approximately $102.1 million. The proceeds of the IPO are to be used to finance the continued expansion of IXnet's network and for possible acquisitions, strategic alliances, or investments in IXnet's business.

   As of March 10, 2000, IXnet had 51,148,867 shares of common stock outstanding, of which 43,100,000 shares are owned by IPC.

Components of revenues

   IXnet offers a full range of services to meet the needs of its customers, including the following voice and data communications services:

  .  Premium voice--dedicated private voice lines;

  .  Managed bandwidth--fully managed dedicated bandwidth facilities;

  .  Outsourcing--end-to-end management of a communications networks;

  .  Switched voice--high quality voice communications services;

  . Shared internet protocol--network delivery and hosting of third party market data, research, analytics, news and other trading information to the desktop, also known as IXnet's Liquidity service; and

  .  Frame relay--dedicated transport of data applications.

   IXnet currently derives a majority of its revenues from sales of premium voice, managed bandwidth and outsourcing services, and to a lesser extent switched voice, shared internet protocol and other services. IXnet's services are billed on a monthly basis in advance of customer utilization, except for switched voice services, which are billed monthly after service is provided. Revenue is recorded as services are provided. IXnet expects future revenues will include software revenue recognition, however, this amount is not expected to be significant to IXnet's overall revenue.

Pricing policies

   Rates for IXnet's premium voice, managed bandwidth and frame relay services are determined by geographic location and bandwidth utilization. These fees may be adjusted for customer volume commitments and term of contract.

   The primary components of pricing for switched voice are duration of call and geographic location, which may be adjusted for customer volume commitment, term of contract and connections to an on-net customer.

   Rates for IXnet's outsourcing service are determined by geographic location, bandwidth utilization, telecommunications equipment deployed on the customers' premises, level of service requested and any custom requirements. The rate may be adjusted for customer volume commitments and term of contract.

   The components of pricing shared internet protocol may include the following charges paid by content providers:

  .  an access fee to connect to IXnet's Extranet;

  .  a fee to deliver service to end-users; and

  . fees associated with housing of equipment and customer application support.

   The access and delivery fees are determined by geographic location and bandwidth utilization. The hosting fee is determined by amount of space and level of required service. The other component of pricing, paid either by the end-user or the content provider, is a fee for end-user access to IXnet's Extranet. This fee is determined by geographic location and bandwidth utilization and may be adjusted for volume commitment and term of contract. IXnet also expects to charge fees in connection with the use of licensed software for the delivery of content over its network.

Long-term agreements

   The terms of IXnet's sales agreements typically range from one to five years and are determined based on the level of service requested. Customers who outsource their network needs to IXnet tend to have longer term agreements, up to five years. IXnet's ability to obtain fixed term agreements from its customers provides it with a certain level of predictability as to revenue generation. IXnet continues to penetrate its customer base by marketing additional services to existing customers, adding new customer locations and renewing the terms of its existing customer agreements. IXnet also provides services to some of its customers on a month-to-month basis.

Components of costs and expenses

 Cost of revenue

   Cost of revenue consists primarily of leased local and long distance circuit costs, personnel and related operating expenses associated with network operations, customer support and field service support. Depreciation and amortization related to the cost of IXnet's network operations centers, points of presence, customer access nodes, and indefeasible rights to use cable and fiber optic lines, are included in depreciation and amortization expense. The increase in these expenses relates primarily to the expansion of IXnet's network and resulting increases in leased circuit, maintenance, personnel, facilities, and customer support costs. Although IXnet expects that cost of revenue will continue to increase as its customer base increases, IXnet anticipates that such expenses as a percentage of revenues will decrease over time. These expenses may be incurred prior to the realization of anticipated revenue. IXnet intends to lease or buy higher capacity local and long distance circuits. As a result of these lease agreements and purchases, IXnet expects to realize the associated benefits of lower unit costs as the use of its network increases. In addition, as revenues grow, IXnet expects to realize economies of scale associated with a relatively fixed operating infrastructure.

 Sales and marketing expense

   Sales and marketing expense consists primarily of personnel costs, commissions, bad debt, travel and entertainment, marketing and advertising. IXnet markets its services to the financial services community primarily through IXnet's direct salesforce. IXnet intends to significantly expand its salesforce within the U.S., Europe and the AsiaPacific region through the hiring of personnel who have backgrounds in network services or experience with the specialized communication needs of the financial services community. Although IXnet compensates its salesforce employees, in part, on a commission basis, hiring, training, integrating and retaining these new hires requires substantial expenditures in advance of any revenue realization that may arise from the sales efforts of new hires. IXnet estimates that an average of three months elapses between the hiring of a new sales employee and the realization of recognizable productivity, and approximately another two months elapses before any significant revenues result. IXnet expects that sales and marketing expenses will increase in the future as IXnet expands its sales and marketing staffs to keep pace with its rapid growth both domestically and internationally but that such expenses will decrease over time as a percent of revenue.

 General and administrative expense

   General and administrative expense consists primarily of salaries and occupancy costs for executive, financial, and management information systems personnel. A number of accounting and management information systems functions, human resources, legal, executive and administrative services have been performed under an inter-company agreement with IXnet's parent, IPC. The related costs of providing such services have been, and will continue to be, allocated based upon utilization of the specific services. IXnet expects that general and administrative expenses will increase in the future as IXnet expands its management and administrative staffs to keep pace with its rapid growth both domestically and internationally, but that such expenses will decrease over time as a percent of revenue.

 Depreciation and amortization

   Depreciation and amortization expense includes the allocation of cost for property and equipment and goodwill over their expected useful lives. Property and equipment, excluding indefeasible rights of use, leasehold improvements and network software, are depreciated over two to five years. The cost of indefeasible rights of use are amortized over the leased term, generally 20 to 25 years, leasehold improvements are amortized over the life of the lease term, generally five years, network software is amortized over 3 years, and goodwill is amortized over periods ranging from 2.25 to 10 years.

 Network expansion

   Since the beginning of IXnet's operations, IXnet has undertaken a program of developing and expanding its Extranet. IXnet has made significant investments in network capacity and telecommunications equipment, including routers, customer access nodes, transmission electronics, switches, circuits and other equipment to produce a technologically advanced global Extranet. Historically, a large portion of IXnet's network expense was associated with the development of its Extranet and was only undertaken based on customer demand. Subsequent to IXnet's initial public offering, IXnet has begun to make greater network investments in certain strategic areas in anticipation of increased customer demand. Investments in customer access nodes and network capacity through acquisitions of indefeasible rights of use and the buildout of IXnet's points of presence will continue to represent significant capital expenditures and are expected to be substantially above historical levels.

 Deferred Compensation

   During May 1999, IXnet's board of directors and IXnet's sole stockholder, IPC, approved the IXnet, Inc. 1999 Stock Option Plan, referred to as the "Plan", authorizing the grant of options to purchase up to 7,053,409 shares of IXnet's common stock. At that time, options to purchase 6,530,184 shares were granted to employees, directors and others at an exercise price of $13.96 per share. Except for 1,763,352 options granted to IXnet's Chief Executive Officer which vested immediately, such options vest over four years. All such options become exercisable, to the extent then vested, 30 months from the date the Plan was adopted, subject to specified exceptions.

   In connection with this issuance of stock options, IXnet recorded deferred compensation in the aggregate amount of approximately $26 million, based upon the deemed fair market value of IXnet's common stock at the date of grant. IXnet recorded an additional $2.3 million of non-cash deferred stock compensation during the quarter ended December 31, 1999 which represents the charge for the issuance of options in May 1999 which are treated as variable options for accounting purposes. During the three month period ended December 31, 1999, $1.4 million of expense was recorded. The remaining deferred compensation will be amortized over the remaining vesting period of the options. In addition, some of these options are treated as variable options and may result in additional deferred compensation expense in future periods as the value of IXnet's shares changes over the vesting period.

   In connection with the mergers, 14 senior executives of IPC and IXnet have entered into an agreement with Global Crossing under which only 25% of their unvested options for IXnet common stock will become vested at the effective time of the mergers. In addition, David Walsh has agreed to relinquish vesting with respect to 50% of his fully vested options for IXnet common stock at the time of the merger. Also, the IXnet stock option plan will be amended to provide that 25% of IXnet options held by a person who is not a party to the option limitation agreement or held by William Adiletta or Richard Farrell will become exercisable upon a change of control, as defined under the IXnet stock option plan.

Acquisitions and strategic agreements

 IEXN

   During June 1995, IPC acquired an 80% interest in IEXN for $5.5 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $1.3 million of goodwill. Under the initial acquisition agreement, IPC is obligated to pay additional consideration to former shareholders using a formula based upon operating results and market capitalization through fiscal 2000. Based upon data as of December 31, 1999, IPC's obligation calculated under this agreement is not material. On April 30, 1998, IPC acquired the remaining 20% interest in IEXN held by two management shareholders in exchange for 457,140 shares of IPC common stock, valued at $4.8 million based upon the IPC closing share price on that data. The acquisition of the remaining interest was accounted for using the purchase method of accounting and resulted in $4.8 of goodwill. IEXN goodwill is being amortized over seven years from the date of the original acquisition.

 MXNet, Inc.

   On February 13, 1998, IPC acquired all of the issued and outstanding common stock of MXNet, a wholly-owned subsidiary of National Discount Brokers Group, Inc., and paid $6.7 million by the issuance of a promissory note. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill, which is being amortized on a straight-line basis over 2.25 years. IPC contributed the shares of MXNet to us in May 1999.

 Saturn Global Network Services Holdings Limited

   On December 18, 1998, International Exchange Networks acquired all of the issued and outstanding shares of Saturn from Marshalls 106 Limited. This acquisition was accounted for using the purchase method of accounting. As a result of the acquisition, IXnet recorded approximately $49.2 million of goodwill, which is being amortized on a straight-line basis over ten years.

   The purchase price for Saturn included a cash payment of $35.7 million made through borrowings from IPC, and the issuance of a promissory note guaranteed by IPC in the amount of $7.5 million. In addition, IXnet assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million. Under the agreement, the Marshalls note is subject to a working capital adjustment and right of offset. This working capital adjustment was settled in June 1999 resulting in a reduction of IXnet's obligation by approximately $2.0 million.

 Strategic Agreement

   On September 24, 1999, IXnet entered into a strategic agreement, including the licensing of software products to enhance the intelligence of IXnet's network for a purchase price of $20 million consisting of $10 million in cash and 500,000 shares of restricted IXnet common stock valued at an average closing price prior to the agreement date. The strategic agreement is designed to enhance IXnet's network capabilities with embedded intelligence, delivering financial enterprise integration, subject-based addressing, trading turret integration and application management capabilities.

 BNNY

   Effective January 1, 2000, IXnet acquired all of the issued and outstanding common shares of Business Networks of New York, Inc. or "BNNY". The $26.5 million purchase price consisted of $24.5 million in cash and 45,707 shares of IXnet common stock. BNNY is a leader in providing voice and data services to the financial community, primarily in the New York Metropolitan Area.

 SPNC

   On January 25, 2000, IXnet acquired all of the issued and outstanding common shares of Systems Programming & Network Computing, Inc. or "SPNC". The purchase price was approximately $1.5 million and consisted of $300,000 in cash, a $100,000 promissory note issued by IXnet and 6,080 shares of IXnet common stock. SPNC is a leader in providing and integrating sophisticated multi-system, multi-platform applications for the financial services community.

Results of operations

   The following table presents the components of IXnet's results of operations data as a percentage of IXnet's revenues:

                                      Quarter Ended        Year Ended
                                      December 31,        September 30,
                                      ---------------   ---------------------
                                       1999     1998    1999    1998    1997
                                      ------   ------   -----   -----   -----
Revenue..............................  100.0%   100.0%  100.0%  100.0%  100.0%
Cost of revenue (exclusive of
 depreciation and amortization shown
 separately below)...................  107.0     97.7    99.3    99.4   111.1
Sales and marketing expense..........   25.1     16.4    17.7    23.6    23.4
General and administrative expense...   19.4      9.5    11.3    14.0    19.3
Depreciation and amortization........   35.5     30.8    29.3    25.3    19.4
Special charge.......................    --       --      --      3.8     --
Stock compensation charge............    5.9      --     12.4     --      --
                                      ------   ------   -----   -----   -----
  Loss from operations...............  (92.9)   (54.4)  (70.0)  (66.1)  (73.2)
Interest expense, net................   (5.0)   (14.3)   (9.5)   (9.8)  (11.4)
Other income, net....................    0.4      0.4     0.5     0.1     0.7
                                      ------   ------   -----   -----   -----
  Loss before provision for income
   taxes.............................  (97.5)   (68.3)  (79.0)  (75.8)  (84.0)
Provision for income taxes...........    1.4      1.0     1.8     1.3     1.3
                                      ------   ------   -----   -----   -----
Net loss.............................  (98.8)%  (69.3)% (80.8)% (77.1)% (85.3)%
                                      ======   ======   =====   =====   =====

 Historical Operating Trends

   Operating costs increased in each of the periods presented but decreased as a percentage of revenue. IXnet expects these costs to continue to increase in dollars due to the continued expansion and build-out of the network but decrease as a percentage of revenue due to the continued expected increase in revenues.

 Comparison of the three months ended December 31, 1999 to the three months ended December 31, 1998

   Revenue. Revenue was $23.1 million for the three months ended December 31, 1999, an increase of $10.3 million, or 80.5%, from $12.8 million for the three months ended December 31, 1998. Of this increase, $7.7 million related to revenues from Saturn which was acquired in December 1998. The balance of the increase was primarily due to increased revenue from the growth in IXnet's overall customer base and additional revenue from IXnet's existing customer base.

   Cost of revenue. Cost of revenue was $24.7 million for the three months ended December 31, 1999, an increase of $12.2 million, or 97.6%, from $12.5 million for the three month ended December 31, 1998. The increase was primarily due to increased leased circuit costs and, to a lesser extent, the increase in operations personnel. Leased circuit costs increased due to the expansion of IXnet's points of presence, increased engineering support and the build out of the network ahead of revenue growth.

   Sales and marketing expense. Sales and marketing expense was $5.8 million for the year ended December 31, 1999, an increase of $3.7 million, or 176.2%, from $2.1 million for the three months ended December 31, 1998. This increase was primarily due to the growth in IXnet's sales force, related support personnel, consulting fees, advertising, and product marketing program.

   General and administrative expense. General and administrative expense was $4.5 million for the three months ended December 31, 1999, an increase of $3.3 million, or 275%, from $1.2 million for the three months ended December 31, 1998. This increase was primarily due to an increase in personnel costs, higher occupancy fees and professional fees as IXnet builds and expands in European and Asia/Pacific markets.

   Depreciation and amortization. Depreciation and amortization was $8.2 million for the three months ended December 31, 1999, an increase of $4.3 million, or 110.3%, from $3.9 million for the year ended December 31, 1999. This increase was primarily due to the increase in property and equipment in connection with the expansion of IXnet's network and includes the amortization of IXnet's TIBCO software license, as well as $4.6 million of amortization of goodwill associated with the Saturn acquisition.

   Stock compensation charge. IXnet recognized approximately $1.4 million in stock compensation expense during the three month period ended December 31, 1999 related to stock options issued in connection with the initial public offering. The deferred compensation balance in equity, $17.7 million, will be amortized over the remaining vesting period which is approximately 40 months.

   Interest expense, net. Interest expense, net was $1.2 million for the three months ended December 31, 1999, a decrease of $.6 million, or 33.3%, from $1.8 million for the three months ended December 31, 1998. This decrease was primarily due to an offset of interest expense by higher interest income resulting from the investment of the IPO proceeds in short-term marketable securities. IXnet expects interest expense to increase in future periods as IXnet uses the proceeds of the offering for acquisition and expansion of the network and increase IXnet's borrowings from IPC and IXnet's capital lease obligations.

   Provision for income taxes. The provision for income taxes consisted of primarily foreign taxes in 1999 and 1998. IXnet is included in the IPC consolidated tax return and the benefits of the NOL's realized on the consolidated return are recorded as capital contributions.

 Comparison of the year ended September 30, 1999 to the year ended September 30, 1998

   Revenue. Revenue was $73.6 million for the year ended September 30, 1999, an increase of $37.7 million, or 105.0%, from $35.9 million for the year ended September 30, 1998. Of this increase, $22.7 million related to revenues from Saturn which was acquired in December 1998. The balance of the increase was primarily due to increased revenue from the growth in IXnet's overall customer base.

   Cost of revenue. Cost of revenue was $73.1 million for the year ended September 30, 1999, an increase of $37.4 million, or 104.8%, from $35.7 million for the year ended September 30, 1998. The increase was primarily due to increased leased circuit costs and, to a lesser extent, the increase in operations personnel. This increase was due to the expansion of IXnet's points of presence, increased engineering support and the buildout of the network ahead of revenue growth.

   Sales and marketing expense. Sales and marketing expense was $13.1 million for the year ended September 30, 1999, an increase of $4.6 million, or 54.1%, from $8.5 million for the year ended September 30, 1998. This increase was primarily due to the growth in IXnet's sales force and related support personnel.

   General and administrative expense. General and administrative expense was $8.3 million for the year ended September 30, 1999, an increase of $3.3 million, or 66.0%, from $5.0 million for the year ended September 30, 1998. This increase was primarily due to an increase in the costs of shared administrative and general services provided by IPC, personnel costs related to internal growth and acquisitions, and, to a lesser extent, higher occupancy and professional fees.

   Depreciation and amortization. Depreciation and amortization was $21.6 million for the year ended September 30, 1999, an increase of $12.5 million, or 137.4%, from $9.1 million for the year ended September 30, 1998. This increase was primarily due to the increase in property, plant and equipment in connection with the expansion of IXnet's network and the $4.6 million of amortization of goodwill associated with the Saturn acquisition.

   Special charge. In April 1998, IPC completed a recapitalization. In connection with the recapitalization, certain IXnet employees received bonuses and payments in the aggregate of $1.4 million in consideration of the cancellation of their IPC stock options.

   Stock compensation charge. IXnet recognized approximately $9.1 million in stock compensation expense during 1999 related to stock options issued in connection with the initial public offering.

   Interest expense, net. Interest expense, net was $7.0 million for the year ended September 30, 1999, an increase of $3.5 million, or 100.0%, from $3.5 million for the year ended September 30, 1998. This increase was primarily due to higher average borrowings from IPC during the year in order to fund the Saturn acquisition, losses from operations, debt service payments and capital expenditures. Also contributing to the increase in interest expense, net, were increased capital lease obligations related to certain network assets acquired.

   Provision for income taxes. The provision for income taxes consisted of primarily foreign taxes in 1999 and 1998. IXnet is included in the IPC consolidated tax return and the benefits of the NOL's realized on the consolidated return are recorded as capital contributions.

 Comparison of the year ended September 30, 1998 to the year ended September 30, 1997

   Revenue. Revenue was $35.9 million for the year ended September 30, 1998, an increase of $18.1 million, or 101.7% from $17.8 million for the year ended September 30, 1997. Approximately $15.6 million of the increase was primarily due to growth in IXnet's customer base. The balance of the increase was primarily due to the MXNet acquisition.

   Cost of revenue. Cost of revenue was $35.7 million for the year ended September 30, 1998, an increase of $15.8 million, or 79.9%, from $19.8 million for the year ended September 30, 1997. The increase was primarily due to expanding and maintaining the leased bandwidth to service customer growth on IXnet's Extranet. The largest component of cost of revenue was leased circuit costs.

   Sales and marketing expense. Sales and marketing expense was $8.5 million for the year ended September 30, 1998, an increase of $4.3 million, or 102.7%, from $4.2 million for the year ended September 30, 1997. This increase was primarily due to an increase in sales and related personnel and an increase in the provision for bad debts.

   General and administrative expense. General and administrative expense was $5.0 million for the year ended September 30, 1998, an increase of $1.6 million, or 45.4%, from $3.4 million for the year ended September 30, 1997. The increase was primarily due to additional personnel and an increase in the allocation of certain shared administrative and general expenses provided by IPC.

   Depreciation and amortization. Depreciation and amortization was $9.1 million for the year ended September 30, 1998, an increase of $5.6 million, or 161.9%, from $3.5 million for the year ended September 30, 1997. This increase was primarily due to the increase in property, plant and equipment during the year ended September 30, 1998, as well as $1.5 million of goodwill amortization associated with the MXNet acquisition.

   Special charge. In April 1998, IPC completed its recapitalization and certain of IXnet's employees received $1.4 million in bonus payments in consideration of the cancellation of their IPC stock options.

   Interest expense, net. Interest expense, net was $3.5 million for the year ended September 30, 1998, an increase of $1.5 million, or 72.9%, from $2.0 million for the year ended September 30, 1997. The increase was primarily due to higher average borrowings from IPC to fund operations, the MXNet acquisition, debt service payments and capital expenditures, as well as interest expense on increased capital lease obligations associated with some capital expenditures.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes in 1998 and 1997. IXnet is included in the IPC consolidated tax return and the benefits of the NOL's realized on the consolidated return are recorded as capital contributions.

Quarterly results

   The following tables set forth unaudited quarterly financial data, and data expressed as a percentage of revenue, for the years ended September 30, 1999 and 1998. IXnet believes that the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere in this Form S-4 Registration Statement and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                     Quarter Ended
                         -------------------------------------------------------------------------------------
                                 Fiscal Year 1999                           Fiscal Year 1998
                         ---------------------------------------   -------------------------------------------
                         Dec 31    Mar 31    June 30    Sept 30    Dec 31    Mar 31    June 30   Sept 30
                         -------   -------   --------   --------   -------   -------   -------   -------
Revenue................. $12,752   $19,859   $ 20,038   $ 20,966   $ 7,390   $ 7,928   $ 9,917   $10,618
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......  12,458    18,476     20,093     22,070     7,770     7,643     9,439    10,800
Sales and marketing
 expense................   2,092     2,786      3,377      4,808     1,352     1,861     2,247     2,995
General and
 administrative
 expense................   1,215     1,600      2,078      3,419       762     1,569     1,472     1,198
Depreciation and
 amortization...........   3,922     5,586      5,297      6,770     1,289     1,635     2,692     3,444
Special charge..........     --        --         --         --        --        --      1,350       --
Stock compensation
 charge.................     --        --       7,881      1,198       --        --        --        --
Loss from operations.... $(6,935)  $(8,589)  $(18,688)  $(17,299)  $(3,783)  $(4,780)  $(7,283)  $(7,819)
 EBITDA(1).............. $(3,013)  $(3,003)  $ (5,510)  $ (9,331)  $(2,494)  $(3,145)  $(4,591)  $(4,375)
                                                     Quarter Ended
                         -------------------------------------------------------------------------------------
                                 Fiscal Year 1999                           Fiscal Year 1998
                         ---------------------------------------   -------------------------------------------
                         Dec 31    Mar 31    June 30    Sept 30    Dec 31    Mar 31    June 30   Sept 30
                         -------   -------   --------   --------   -------   -------   -------   -------
Revenue.................   100.0%    100.0%     100.0%     100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......    97.7      93.0      100.3      105.3     105.1      96.4      95.2     101.7
Sales and marketing
 expense................    16.4      14.0       16.9       22.9      18.3      23.5      22.7      28.2
General and
 administrative
 expense................     9.5       8.1       10.4       16.3      10.3      19.8      14.8      11.3
Depreciation and
 amortization...........    30.8      28.1       26.4       32.3      17.4      20.6      27.2      32.4
Special charge..........     --        --         --         --        --        --       13.6       --
Stock compensation
 charge.................     --        --        39.3        5.7       --        --        --        --
Loss from operations....   (54.4)%   (43.2)%    (93.3)%    (82.5)%   (51.2)%   (60.3)%   (73.4)%   (73.6)%
 EBITDA(1)..............   (23.6)%   (15.1)%    (27.5)%    (44.5)%   (33.8)%   (39.7)%   (46.3)%   (41.2)%

--------
(1) EBITDA represents operating income before interest, income taxes, depreciation and amortization expenses. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net loss as an indicator of IXnet's operating performance or to cash flows as a measure of liquidity. IXnet believes that EBITDA is widely used by analysts, investors and others in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies. EBITDA for the three months ended June 30, 1999 and September 30, 1999 excludes the stock compensation charge of $7.9 million and $1.2 million, respectively.

   IXnet's quarterly operating results will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

  . the success of IXnet's efforts to expand IXnet's customer base, and to sell additional services to our existing customer base;

  . changes in the timing of expenditures relating to the continued expansion of IXnet's Extranet;

  .  the success of IXnet's efforts to add content providers to IXnet's
     Extranet;

  .  the development of new service offerings;

  .  changes in pricing policies by IXnet or IXnet's competitors;

  .  the growth in IXnet's sales force; and

  .  the timing of acquisitions.

   In view of the significant historical growth of IXnet's operations, IXnet believes that period-to-period comparisons of IXnet's financial results should not be relied upon as an indication of future performance and that IXnet may experience significant period-to-period fluctuations in operating results in the future. IXnet expects to focus in the near term on building and increasing IXnet's customer base and increasing IXnet's Extranet utilization both through internal growth and through acquisitions which may require IXnet from time to time to increase IXnet's expenditures for personnel, marketing, global network infrastructure and the development of new services offerings.

Liquidity and capital resources

   Since the commencement of IXnet's operations in 1995, IXnet has relied primarily on IPC to fund IXnet's operating cash requirements, property and equipment expenditures, debt service payments and acquisitions. IXnet has also obtained financing for some of IXnet's network equipment, which is either guaranteed by IPC and/or partially supported by letters of credit issued under IPC's credit agreement. In addition, IXnet obtained seller financing for the Saturn acquisition, which has been guaranteed by IPC. From inception to December 31, 1999, the aggregate net amount of intercompany funding, exclusive of guarantees and letters of credit, was approximately $143.7 million, of which $73.0 million was contributed to equity effective March 31, 1999.

   Initial public offering. On August 12, 1999 IXnet completed its initial public offering of 6,500,000 shares at a price of $15 per share. On August 30, 1999, the underwriters exercised their over-allotment option and purchased an additional 975,000 shares at $15 per share. Total proceeds received by IXnet net of commissions and expenses were approximately $102.1 million. The proceeds of the initial public offering are to be used to finance the continued expansion of IXnet's network and for possible acquisitions, strategic alliances, or investments in IXnet's business. As of February 29, 2000, the net offering proceeds have been used or committed as follows:

  . IXnet has paid approximately $5 million in connection with a strategic agreement including the license of software products to enhance its network intelligence. IXnet has committed an additional $5 million to this agreement.

  . IXnet has invested approximately $3 million in indefeasible rights of use and bandwidth capacity.

  . IXnet has paid approximately $25 million in connection with the acquisition of other companies.

  . IXnet has spent approximately $38 million to fund investments in network telecommunications equipment in its continuing expansion of its network and build-out of its points of presence.

  . IXnet has invested approximately $31 million in United States investment grade government securities and cash equivalent accounts. These amounts will be used for continued deployment and expansion of IXnet's Extranet, as well as possible future acquisitions, strategic alliances or investments in property or assets used in IXnet's business.

   Financing arrangements. Subject to the terms and conditions of the intercompany agreement, IPC has agreed to continue to provide IXnet with ongoing financing and to obtain letters of credit on IXnet's behalf. The amount available under the intercompany agreement starts at $6.25 million and increases by that amount quarterly thereafter, up to an aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. On June 30, 2001, all amounts loaned and outstanding under the inter-company agreement will become immediately due and payable. In addition, IPC, in its sole discretion, will continue to provide guarantees of IXnet's obligations. During the quarters ended September 30, 1999 and December 31, 1999 presented in this Form S-4 Registration Statement, the $6.25 million limitation had been exceeded representing a delay in reimbursement of quarterly funding by IPC and interest expense on the outstanding amounts, as well as the transfer of a UK VAT receivable from IPC to IXnet in the quarter ended September 30, 1999. The amounts were subsequently reimbursed and the balances are now consistent with the intercompany agreement.

   IPC has primarily two sources of funds from which it can fund IXnet's working capital needs. The first is from its cash flow and the second is through its $65 million secured credit facility, consisting of a $20 million term loan facility and a revolving credit facility of up to $45 million. However, IPC will not make loans to IXnet, obtain letters of credit on IXnet's behalf or provide IXnet with guarantees if, such requests would be prohibited under IPC's credit agreement; would result in a default or event of default under IPC's agreement; or would result in a default or event of default under the indenture for IPC's senior discount notes. IXnet expects that available cash, marketable securities, and existing funding from IPC as well as third-party vendor financing will be sufficient to meet its normal operating requirements, including increased expenditures in property and equipment, over the near term.

   All borrowings under the intercompany agreement will be evidenced by demand notes. However IPC has agreed not to demand payment on those notes until June 30, 2001, unless a default or an event of default under IPC's credit agreement or a change in control occurs. In either case, all amounts owing under the intercompany agreement will be immediately due and payable upon demand. A change in control will occur if IPC ceases to own at least 50% of IXnet's voting securities.

   Under the intercompany agreement, all currently outstanding and any future loans from IPC will be made at a rate per annum equal to 2% over the base rate under IPC's credit agreement. The base rate under IPC's credit agreement is equal to the higher of the rate of interest announced publicly by Citibank, N.A. at its head office in New York as its base rate or 1/2 of 1% per annum above the federal funds rate.

   In addition, any amounts loaned by IPC to IXnet which are outstanding on July 1, 1999 will bear interest at a rate equal to 2% over the base rate and will not reduce the amount of funding that will be available to IXnet.

   The intercompany agreement provides that the letters of credit or guarantees provided by IPC which were outstanding on July 1, 1999 of $5.75 million shall continue in full force and effect on their same terms and conditions until their expiration. Loans from IPC and letters of credit procured by IPC, which were outstanding on July 1, 1999, do not reduce the amounts available to IXnet under the intercompany agreement.

   IXnet will reimburse IPC for the applicable costs, fees and charges incurred by IPC in obtaining letters of credit or for providing guarantees to IXnet after July 1, 1999 or payments made by IPC in connection with any enforcement by third parties of such letters of credit and guarantees. All other costs under IPC's credit agreement will continue to be borne by IPC.

   The intercompany agreement also provides for the allocation between IXnet and IPC of allowances and limitations provided for in IPC's credit agreement, which include sales of assets, investments and the amount of debt that may be incurred.

Cash flows

   Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, particularly accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. During the three months ended December 31, 1999 and 1998, IXnet's net losses were the primary components of net cash used in operating activities. Net cash used in operating activities was $19.9 million for the three months ended December 31, 1999, as compared to $6.3 million for the three months ended December 31, 1998.

   Cash used in investing activities was $25.3 million for the three months ended December 31, 1999, compared to $38.3 million for the same period ended December 31, 1998. The components of cash used in investing activities during the three month period ended December 31, 1999, resulted from $10.5 million used for capital expenditures, as well as a net investment of $14.8 million in marketable securities using proceeds from government grade commercial paper which were classified as cash equivalents at September 30, 1999. For the three months ended December 31, 1998, components of cash used in investing activities were $3.5 million in capital expenditures, as well as $34.7 million used for the Saturn acquisition.

   Cash provided by financing activities was $13.9 million for the three months ended December 31, 1999, compared to $47.1 million for the three months ended December 31, 1998. The largest component of cash provided from financing activities for the three months ended December 31, 1999 and 1998, resulted from net borrowings from IXnet's parent, IPC, in the amount of $19.1 million and $45.2 million, respectively. Borrowings increased each period to fund losses from operations, debt service payments, costs associated with IXnet's initial public offering, and capital expenditures. In addition, borrowings increased during the quarter ended December 31, 1998, due to the funding of the Saturn acquisition.

   During the three years ended September 30, 1999, our net losses were the primary component of net cash used in operating activities, offset by significant non-cash depreciation and amortization expenses. Net cash used in operating activities was $29.1 million for the year ended September 30, 1999, as compared to $15.1 million for the year ended September 30, 1998.

   Cash used in investing activities was $87.3 million for the year ended September 30, 1999, compared to $13.8 million for the year ended September 30, 1998. The components of cash used in investing activities during the year ended September 30, 1999, resulted from $34.7 million used for the Saturn acquisition as well as $24.2 million used for expenditures of property, plant, and equipment, which consisted primarily of network equipment. Furthermore, $28.4 million of the initial public offering proceeds are being invested in short-term commercial paper. For the year ended September 30, 1997, total additions to fixed assets were $13.2 million, of which $9.7 million was financed and $3.5 million was expended in cash.

   Cash provided by financing activities was $181.9 million for the year ended September 30, 1999, compared to $29.8 million for the year ended September 30, 1998. The two largest components of cash used in financing activities for the year ended September 30, 1999, resulted from net proceeds of approximately $102.1 million from the completion of our initial public offering and approximately $82.6 million in borrowings from IPC. This increase in borrowings was due to funding for the Saturn acquisition, losses from operations, debt service payments, costs associated with our initial public offering, and capital expenditures.

Commitments, capital expenditures and future financing requirements

   As of December 31, 1999, IXnet had capital lease commitments to telecommunications vendors totaling $22.9 million payable in various years through 2004 of which $6.4 million plus finance charges were due within one year.

   Capital expenditures, funded through IPO proceeds and borrowings from IPC, were $10.5 million for the three months ended December 31, 1999. In addition, IXnet had notes in the aggregate amount of $15.6 million outstanding as of December 31, 1999 consisting of $8.6 million due to the former shareholders of Saturn and $7.0 million in connection with the strategic agreement entered into in September 1999. As of December 31, 1999, $11.4 million is payable within one year.

   As of September 30, 1999, we had capital lease commitments to certain telecommunications vendors totaling $21.1 million payable in various years through 2004 of which $7.6 million were due within one year. Additionally, as of September 30, 1999, we were obligated to make future minimum lease payments for property, leased circuits and equipment of $43.7 million under non-cancelable operating leases expiring in various years through 2005.

   Capital expenditures, funded through IPO proceeds and borrowings from IPC, were $24.2 million for the year ended September 30, 1999. In addition, we had notes in the aggregate amount of $19.4 million outstanding as of September 30, 1999 consisting of $9.4 million due to the former shareholders of Saturn and $10.0 million in connection with the strategic agreement entered into in September 1999. As of September 30, 1999, $14.5 million is payable within one year.

   Installation of customer access nodes, acquisition of indefeasible rights of use, or IRU's, and the buildout of IXnet's points of presence are expected to be IXnet's most significant capital expenditure items over the next

12 months. IXnet expects to continue to acquire high capacity bandwidth to enhance IXnet's global network capabilities in North America, Europe and the Asia/Pacific region which would be accompanied by capital expenditures in the deployment of points of presence. IXnet expects that IXnet's purchase of property and equipment will increase substantially from historic levels and that its net proceeds from the IPO, along with third party equipment financing arrangements, should be sufficient to meet IXnet's near term needs for property and equipment.

   As of December 31, 1999, IXnet had available cash and cash equivalents of $7.4 million and restricted cash of $21.1 million in connection with the strategic agreement and future payments for IRU's. As of September 30, 1999, we had available cash and cash equivalents of $39.0 million and restricted cash of $26.5 million in connection with the strategic agreement and future payments for IRU's. IXnet is currently generating operating losses and expects to continue to do so for the foreseeable future. Under the indenture for IPC's senior discount notes, the net proceeds from IXnet's IPO is limited in its use to fund IXnet's working capital needs. IXnet believes that it will need additional working capital, along with the funding of IXnet's debt obligations, which consist of capital lease obligations, installment payments for indefeasible rights to use international cable systems, and payments on the notes to Saturn. Payments in connection with the strategic agreement installment note and payments for certain IRU's are made against the restricted cash balance. Under IPC's credit agreement and IXnet's inter-company agreement with IPC, there are some restrictions from seeking additional debt or equity financing other than debt financing from IPC for working capital and other operating costs. Accordingly IXnet expects to continue to rely upon IPC to fund these requirements.

   IXnet has purchased or committed to purchase interests in or indefeasible rights to use international cable systems on projects such as TAT12/13, TAT14, Gemini, CANTAT3, Germany-U.K.6, Japan-U.S., TPC-5, Hermes, Solas and NTL. Further, IXnet expects to evaluate its current and future bandwidth requirements in connection with the merger.

Other possible strategic relationships and acquisitions

   IXnet intends to make strategic acquisitions as appropriate opportunities arise to expand its service offerings, expand its Extranet and/or increase IXnet's customer base. See "Overview" located in the beginning of this section.

Foreign exchange rate risk

   IXnet conducts its business in more than 38 countries, and transactions from these foreign operations are denominated in local currencies. With respect to these foreign operations, IXnet is exposed to foreign currency fluctuations for its net working capital positions. Foreign currency fluctuations historically have not had a significant impact on IXnet's revenues or operating results. IXnet currently does not have a foreign exchange hedging program; however, IXnet may implement a program to mitigate foreign currency transaction risk in the future. Although IXnet's foreign operations are subject to economic, fiscal and monetary policy of foreign governments, to date these factors have not had a material effect on IXnet's results of operations or liquidity. A significant and growing portion of IXnet's business is from IXnet's international operations, and changes in the global economy, foreign tax laws, international business practices and currency exchange rates could adversely affect IXnet's business.

   On January 1, 1999, several members of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new legal currency. Since its adoption, the Euro has not had a material adverse effect on the IXnet's business or financial condition.

Interest rate risk

   IXnet is exposed to changes in interest rates primarily from its outstanding debt and its investments in certain marketable securities. The interest rate for all outstanding debt is variable and therefore will fluctuate with market conditions. As a result, IXnet is exposed to interest rate fluctuations, which could have a negative impact on its results of operations. Historically, interest rate fluctuations have not had a significant impact on IXnet's results of operations. IXnet currently does not have an interest rate hedging program, however, it may implement a program to mitigate future fluctuations in interest rates. IXnet's marketable securities consist of fixed income investments in the form of short-term commercial paper. IXnet continually monitors its exposure to changes in interest rates from its marketable securities. Accordingly, IXnet believes that the effects of changes in interest rates are limited, however, it is possible that IXnet would be at risk if interest rates change in an unfavorable direction. The magnitude of any gain or loss will be a function of the difference between the fixed rate of the financial instrument and the market rate, which could have a material effect on IXnet's financial condition and results of operations.

Effects of recently issued accounting standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of this standard was deferred to all fiscal quarters of fiscal years beginning after June 15, 2000 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which was issued on June 30, 1999. IXnet does not currently use derivative financial instruments.

Year 2000 update

   Even though the date is now past January 1, 2000 and IXnet has not experienced any immediate adverse impact on IXnet's operations from the transition to the Year 2000, IXnet cannot provide complete assurance that IXnet's operations have not been affected in a manner that is not yet apparent or that will arise in the future. In addition, computer programs that were date sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, IXnet will continue to monitor IXnet's Year 2000 compliance and the Year 2000 compliance of IXnet's suppliers. However, IXnet anticipates no Year 2000 problems that are reasonably likely to have a material adverse effect on IXnet's operations.

                             REGULATORY ENVIRONMENT

   The telecommunications services that IXnet and IPC provide must be structured to comply with the laws and regulations of national, state and local government agencies in countries IXnet and IPC serve. The primary regulatory policy of the United States in this area is to promote effective competition in the United States telecommunications service market, including the market for international services. The United States government has advocated that competitive international markets will provide incentives for further market entry both in the United States and foreign markets. Many other countries are also moving toward the implementation of competitive market structures.

United States regulatory considerations

   For domestic telecommunication services in the United States, the FCC and state public utility commissions have direct jurisdiction, granted by statute, over all aspects of IXnet's and IPC's telecommunications service offerings. With international traffic, however, the United States regulatory structure is limited to the origination or termination of telecommunications services in the United States. As a result, the United States and each foreign country share jurisdiction over policies and regulations controlling international telecommunications services between the two. Thus, the United States cannot unilaterally implement a regulatory policy for international telecommunications, thereby limiting the impact a domestic statute, such as the Telecommunications Act, can have in developing a new structure for international telecommunications.

   In the United States, IXnet's and IPC's telecommunications services are subject to the Communications Act of 1934, as amended by various statutes, including the Telecommunications Act, and the FCC's regulations promulgated thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant public utility commissions. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Despite recent trends toward deregulation, the FCC and relevant public utility commissions continue to exercise extensive authority to regulate ownership of transmission facilities, telecommunications services and the terms and conditions under which IXnet's and IPC's services are provided. In addition, IXnet and IPC are required by federal and state laws and regulations to file tariffs listing the rates, terms and conditions of the telecommunications services IXnet and IPC provide. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that IXnet and IPC are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on IXnet's and IPC's businesses.

   IXnet and IPC currently hold several FCC authorizations for telecommunications services. These authorizations permit IXnet and IPC to acquire interests in submarine cable and international satellite facilities previously authorized by the FCC. IXnet and IPC can also resell private lines that are not interconnected to the public switched telephone network for communication services between the United States and all other countries and offer switched service by the use of private lines interconnected to the public switched telephone network under an arrangement with a non-dominant carrier on all United States international routes; or under an arrangement with a dominant carrier only on routes expressly authorized by the FCC, currently, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Iceland, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, Netherlands Antilles, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

   State public utility commissions exercise jurisdiction over intrastate services which are communications that originate and terminate in the same state. IXnet and IPC hold a certificate of public convenience and necessity to resell forms of telephone service within New York State and also has the appropriate authority to offer intrastate service in a number of other states.

   Regulatory requirements pertinent to IXnet's and IPC's operations have recently changed and will continue to change as a result of the World Trade Organization Basic Telecommunication Agreement, federal legislation, court decisions and new and revised policies of the FCC and public utility commissions. In particular, the FCC continues to refine its international service rules to promote competition and reflect and encourage liberalization in foreign countries. To the extent the FCC is successful in this endeavor, a more competitive environment for international telecommunications services is likely to develop. This may increase competition and alter IXnet's and IPC's ability to compete with other service providers. It also may affect IXnet's and IPC's ability to provide certain services, or introduce new services. The impact on IXnet's and IPC's operations of any changes in applicable regulatory requirements cannot be predicted. As the regulatory regimes change in the United States and elsewhere, IXnet's and IPC's authorizations also may need to be adjusted.

International regulatory considerations

   Significant liberalization of telecommunications regulation in a number of countries has provided IXnet and IPC with greater flexibility to obtain authorizations to provide service. The specific licensing approach or regulation of IXnet's and IPC's services has differed from country-to-country depending on the status of deregulation and the development of competition in each country. Detailed below are a variety of the licensing approaches taken by IXnet in operating its worldwide network.

   Canada. IXnet and IPC were recently granted a Class A license in Canada that allows IXnet and IPC to provide international telecommunications services to the public in Canada and operate telecommunications facilities used in transporting basic telecommunications service traffic between Canada and another country.

   United Kingdom. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. Individual licenses are required for the provision of facilities-based services and for the resale of leased lines. IXnet's subsidiary holds a Public Telecommunications Operator, or PTO, License. The PTO license entitles IXnet to acquire indefeasible rights of use on international satellites and submarine cable systems, to resell international private lines, including ones interconnected to the Public Switched Telephone network, as well as interconnect with, and lease capacity at, wholesale rates from, facility-based carriers. The international simple voice resale license allows us to resell international private lines, as well as interconnect with, and obtain capacity at wholesale rates from facility-based carriers.

   Other European Union Countries. Before January 1, 1998, a majority of the European Union, or EU, countries maintained the position that all or most telecommunications services were under the exclusive jurisdiction of state-sanctioned monopolies. Under that regulatory regime, provision of many competitive telecommunications services was strictly limited to particular services or banned to preserve the privileged position of the state-sanctioned monopoly. Effective January 1, 1998, the EU required that member states liberalize their telecommunications regulations to permit the introduction of competition in all sectors of the telecommunications market. Nonetheless, IXnet and IPC initiated service before these reforms. In some cases, IXnet and IPC were able to take advantage of a special status granted to closed user groups. Closed user groups are communities of interest that are common among a company and its subsidiaries or group of companies. The EU definition of closed user groups looks to see if the link between the members of the group is a common business activity. IXnet, IPC and their subsidiaries fit this definition of closed user groups in several countries. In addition, in several EU countries, IXnet and IPC structured their service offerings to not require interconnection to the local public switched telephone network. For example, based on closed user groups status and/or lack of interconnection to the public switched network, IXnet and IPC have been granted licenses in Belgium, Ireland, Italy and Spain to provide voice and data services to closed user groups. Additionally, IXnet's and IPC's subsidiaries are able to operate in France, Denmark, Finland, Sweden, and Germany without the need for licenses in these countries. In these cases, IXnet provides private line and virtual private network voice services and a full range of data services.

   Switzerland. Although Switzerland is not part of the EU, it has followed the EU's market liberalization approach. Even before the January 1, 1998 opening of the Swiss telecommunications market, IXnet and IPC, through their subsidiaries, have been able to provide private line and virtual private network voice services and a full range of data services in Switzerland due to its status as a closed user groups and its lack of interconnection to the Swiss public switched telephone network.

   Japan. In January 1997, the Japanese Ministry of Post & Telephone granted IXnet's Japanese subsidiary a Special Type II telecommunications carrier license. This license allows IXnet to provide virtual private network and private line voice services, data transmission services, image transmission services, packet switched data transmission and managed digital network services. In October 1999, the Japanese Ministry of Post and Telephone granted IXnet's new Japanese subsidiary a Type I telecommunications license. IXnet is in the process of completing administrative and technical requirements associated with this license. This will allow IXnet to own or operate facilities in Japan as well as to land international facilities of IXnet's own using submarine cable systems either as original owner or purchaser of IRU's.

   Hong Kong. IXnet's subsidiary has received from the Hong Kong Government Office of the Telecommunications Authority a Public Non-exclusive
Telecommunications Services, or PNETS, license for external telecommunications services.

   Singapore. In October 1997, the Telecommunications Authority of Singapore granted IXnet's Singapore subsidiary a license to operate a network in Singapore for closed user groups of entities actively involved in the financial services industry for the provision of data services including bandwidth on demand, frame relay, ATM, and multi-protocol transport services. IXnet also holds a license to resell leased circuits to provide Intracompany voice and data services in Singapore.

   South Korea. In December 1999, the Ministry of Information and Communication granted IXnet a license to provide international value-added network services.

   Brazil. In April 1998, the Brazilian Agencia Nacional de Telecomunicacoes, "Anatel", granted IXnet's Brazilian subsidiary a limited service license to offer specialized limited telecommunications services to and from Brazil. This license allows IXnet to provide virtual private network and private line voice and data services to closed user groups.

   Australia and New Zealand. In both Australia and New Zealand, IXnet is able to provide private line and a full range of data services to closed user groups pursuant to a class license.

Expansion into other foreign countries

   IXnet and IPC intend to expand their operations into other jurisdictions as such markets deregulate and IXnet and IPC are able to offer a full range of services to their customers. However, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive IXnet's and IPC's entry into those additional markets. IXnet's and IPC's ability to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event IXnet and IPC are able to gain entry to such a market, no assurances can be given that IXnet and IPC will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on its business, results of operations or financial condition.

   In those countries where IXnet and IPC are strictly prohibited from offering service, IXnet and IPC may enter into a relationship with the state-sanctioned telecommunications monopoly so that IXnet's and IPC's services can be offered in that jurisdiction. In these situations, the local telecommunications service provider would provide the facilities and offer local services to IXnet's and IPC's are customers. It is likely that services would cost more in these situations. There are, however, certain countries which do not require licensing for the provision of telecommunications network services.

                   INFORMATION REGARDING DIRECTORS, EXECUTIVE
                OFFICERS AND 5% SHAREHOLDERS OF GLOBAL CROSSING

   The following table presents, as of March 3, 2000, certain information regarding the beneficial ownership of the Global Crossing common stock by (1) each person or entity who is known by Global Crossing to own beneficially 5% or more of Global Crossing's voting common stock, (2) each of Global Crossing's directors and executive officers and (3) all of Global Crossing's directors and executive officers as a group. To Global Crossing's knowledge, each of those shareholders has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with that individual's spouse. Amounts appearing in the table below include (1) all shares of common stock outstanding as of March 3, 2000, (2) all shares of common stock issuable upon the exercise of options within 60 days of March 3, 2000 and (3) all shares of common stock issuable upon the exercise of warrants within 60 days of March 3, 2000. The warrants designated below as "new PCG warrants" and "GCL warrants" each represent the right to immediately purchase shares of Global Crossing common stock at an exercise price of $9.50 per share.

                                   Beneficial Ownership of Common Stock
                          ------------------------------------------------------
                                        Shares    Shares
                                      subject to  subject    Shares
                           Number of   new PCG    to GCL   subject to Percentage
                           shares(1)   warrants  warrants  options(2)  of class
                          ----------- ---------- --------- ---------- ----------
Pacific Capital Group,
 Inc.(3)................   85,861,172  6,050,004 2,515,788          0   11.98%
 360 North Crescent
  Drive
 Beverly Hills,
  California 90210

Canadian Imperial Bank
 of Commerce(4).........   75,297,827          0         0    240,000    9.69%
 161 Bay Street, 8th
  Floor--BCE Place
 P.P. Box 500
 M5J258, Toronto, Canada

Gary Winnick(5).........   87,301,383  6,050,004 2,515,788  1,800,000   12.36%
Lodwrick M. Cook........    3,443,929    950,002         0    362,240     *
Leo J. Hindery, Jr......            0          0         0    170,000     *
Thomas J. Casey(6)......      630,412          0         0  1,006,666     *
Abbott L. Brown(7)......   10,386,029  1,450,002   367,666    900,000    1.68%
Joseph Clayton..........      542,396          0         0  1,640,000     *
Dan J. Cohrs............       10,000          0         0    708,668     *
John Comparin...........        5,000          0         0          0     *
James C. Gorton.........       15,000          0         0    709,606     *
David L. Lee(8).........   18,559,028  1,825,002   663,456    900,000    2.80%
Barry Porter............   17,063,809  1,825,002   610,266    900,000    2.60%
John M. Scanlon.........      363,748          0         0  2,234,560     *
John A. Scarpati........          900          0         0    333,334     *
Robert Sheh.............            0          0         0    583,685     *
William B. Carter.......      239,520          0         0  1,706,096     *
Wallace S. Dawson.......      108,958          0         0    530,400     *
Edward Mulligan.........        6,012          0         0     50,000     *
Robert Annunziata.......            0          0         0  5,438,424     *
Jay R. Bloom(9).........   13,993,966          0         0    128,533    1.81%
William E. Conway,
 Jr.(10)................    2,247,640          0         0     75,000     *
Canning Fok Kin-ning....            0          0         0  8,898,889    1.13%
Eric Hippeau............       35,895          0         0     42,300     *
Dean C. Kehler(9).......   14,848,648          0         0    128,533    1.92%
Geoffrey J.W. Kent......            0          0         0     75,000     *
Douglas McCorkindale....       38,855          0         0     87,400     *
James McDonald..........        5,351          0         0     40,932     *
Bruce Raben.............            0          0         0    120,000     *
Michael R. Steed........            0          0         0    120,000     *
All Directors and
 Executive Officers as a
 Group..................  158,157,917 12,100,012 4,157,176 29,690,266   24.72%

--------
  * Percentage of shares beneficially owned does not exceed one percent.
 (1) As of March 3, 2000, 779,714,470 shares of common stock were issued and outstanding.
 (2) Represents stock options issued under stock option plans of Global Crossing, except that Mr. Fok's amount includes 8,888,889 shares of common stock issuable upon conversion of the 400,000 shares of convertible preferred stock issued to Hutchison Whampoa in connection with the formation of the Hutchison Global Crossing joint venture. As Managing Director of Hutchison Whampoa, Mr. Fok may be deemed to share investment and voting control over these shares.
 (3) Includes 70,107,766 shares of common stock and common stock warrants owned or managed by GKW Unified Holdings, a company formed for the benefit of Gary Winnick and members of his family and managed by Pacific Capital Group, which thereby shares investment and voting power over such shares. Also includes 25,133 shares of common stock owned by Casey Pacific Holdings LLC for the benefit of Thomas J. Casey and managed by Pacific Capital Group, which thereby shares investment and voting power over such shares.
 (4) These share amounts, which are effective as of March 9, 2000, include 11,453,529 shares held by certain affiliates of Canadian Imperial Bank of Commerce in such a manner that CIBC shares investment power over such shares. The indicated options have been assigned to Canadian Imperial Bank of Commerce by its employees who previously served on the Global Crossing board of directors.
 (5) Includes (a) all shares of common stock beneficially owned by Pacific Capital Group, a company controlled by Mr. Winnick, and (b) 1,440,211 shares held by The Winnick Family Foundation, a non-profit organization over whose portfolio securities Mr. Winnick shares investment and voting power.
 (6) Includes 605,279 shares of common stock owned by Casey Global Holdings LLC and 25,133 shares of common stock owned by Casey Pacific Holdings LLC, which companies are managed by GCL and Pacific Capital Group, respectively, in such a manner that Mr. Casey shares investment and voting power over such shares.
 (7) Includes (a) 75,350 shares of common stock held by the Ridgestone Foundation, a non-profit organization of which Mr. Brown is trustee and
      (b) 150,000 shares of common stock held by the Abbott and Linda Brown Family Foundation, a non-profit organization of which Mr. Brown is trustee. Mr. Brown resigned as a director and officer of Global Crossing effective March 31, 2000.
 (8) Includes (a) all 9,900,822 shares of common stock and 513,156 shares of common stock issuable upon the exercise of warrants owned by San Pasqual Corp., a corporation of which Mr. Lee and his family are the sole shareholders and over whose portfolio securities Mr. Lee shares investment and voting power and (b) all 3,988,242 shares of common stock and 150,300 shares of common stock issuable upon the exercise of warrants owned by the David and Ellen Lee Family Trust, of which Mr. Lee is a trustee and in that capacity shares investment and voting power over those shares.
 (9) Includes (a) 11,453,529 shares held by certain affiliates of Canadian Imperial Bank of Commerce in such a manner that Messrs. Bloom and Kehler have shared investment and voting power over those shares and (b) 218,434 shares held by Caravelle Investment Fund, LLC, for whose investment advisor Messrs. Bloom and Kehler serve as managing directors.
(10) Includes 2,239,640 shares of common stock beneficially owned by The Carlyle Group, of which Mr. Conway is managing director and in such capacity shares voting and investment control over those shares.

   STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND 5% STOCKHOLDERS OF IPC

Management and Directors
   The following table presents, as of March 10, 2000, certain information regarding the beneficial ownership of IPC common stock and IXnet common stock by: (1) each director of IPC; (2) (a) IPC's Chief Executive Officer and (b) each of the other four most highly compensated executive officers of IPC who were serving as executive officers at the end of the last completed fiscal year and whose aggregate salary plus bonus for the fiscal year ended September 30, 1999 was at least $100,000; and (3) all executive officers and directors as a group. To IPC's knowledge, each shareholder indicated below has sole voting and investment power with respect to the shares shown unless otherwise noted. Amounts appearing on the tables below include (1) all shares of common stock outstanding as of March 10, 2000, (2) all shares of common stock issuable upon the exercise of options within 60 days of March 10, 2000 and (3) all shares of common stock issuable upon the exercise of warrants within 60 days of March 10, 2000.

                                             Amount and     Exercisable Stock
                                              Nature of    Options Included in   Approximate
                              Title and      Beneficial       the Previous     Percent of Class
Name of Beneficial Owner  Class of Security  Ownership(1)       Column (2)            (3)
------------------------  ------------------ -----------   ------------------- ----------------
Richard M. Cashin,                             196,498(4)                    0             2.22%
 Jr. ...................  IPC common stock
                          IXnet common stock         0                     --               --
James M. Demitrieus.....  IPC common stock           0                     --               --
                          IXnet common stock    14,000(5)                    0                *
David Y. Howe...........  IPC common stock       6,664(6)                    0                *
                          IXnet common stock         0                     --               --
Richard P. Kleinknecht..  IPC common stock     877,344(7)              115,440              9.8%
                          IXnet common stock         0                     --               --
William Lavery..........  IPC common stock      46,176                  46,176                *
                          IXnet common stock       750(8)                  --                 *
Robert J. McInerney.....  IPC common stock           0                     --               --
                          IXnet common stock     2,500                       0                *
Richard W. Smith........  IPC common stock     381,904(9)                    0             4.32%
                          IXnet common stock         0                     --               --
Gerald E. Starr.........  IPC common stock      92,362                  82,829             1.04%
                          IXnet common stock     3,000(10)                   0                *
David A. Walsh..........  IPC common stock     446,798(11)             175,181             4.96%
                          IXnet common stock         0                     --               --
John Wayt, III..........  IPC common stock      15,395                       0                *
                          IXnet common stock       100                       0                *
Peter A. Woog...........  IPC common stock      47,489(12)                   0                *
                          IXnet common stock       500(13)                   0                *
All executive officers
 and directors as a
 group (14 persons).....  IPC common stock   2,041,024                 425,098            23.10%
                          IXnet common stock    20,950                     --              3.49%

--------
  * Less than 1%
 (1) Based upon information supplied by officers and directors and by filings under Sections 13 and 16 of the Securities Exchange Act of 1934.
 (2) The figures in this column represent the number of shares which the individual and group could have acquired upon exercise of stock options granted under the IPC Stock Incentive Plan and the IXnet, Inc. 1999 Stock Option Plan that, as of March 10, 2000, were exercisable or were expected to become exercisable within 60 days. Any options which might become exercisable upon consummation of the merger are not included.
 (3) For IPC, percentage of ownership is based on 8,838,855 shares of IPC common stock outstanding on March 10, 2000. For IXnet, percentage of ownership is based on 51,148,867 shares of IXnet common stock outstanding on March 10, 2000. The percentages also include, in the case of each individual and the group, the additional number of shares listed in the fourth column.
 (4) Cable Systems Holding LLC, Richard M. Cashin, Jr., David Y. Howe, Allegra Capital Partners III, L.P., Richard P. Kleinknecht, David A. Walsh, Anthony M. Servidio, Charles F. Auster, IPC and certain other persons are parties to an investors agreement which contains provisions concerning the voting and transfer of shares of common stock of IPC. The investors agreement will be terminated upon the consummation of the mergers. Mr. Cashin may be deemed to have shared voting power over his shares with Cable Systems Holding under the investors agreement. The number of shares shown on the table does not include 6,113,801 shares owned, as of March 10, 2000, by other signatories to the investors agreement. As of March 10, 2000, the persons who have entered into the investors agreement may be deemed to beneficially own as a group 6,310,299 shares, or 71.39% of the outstanding shares, of IPC's common stock under the investors agreement. Mr. Cashin is a member of Cable Systems Holding and a director of IPC and IXnet.
 (5) Includes 5,000 shares owned jointly with spouse and 2,000 shares owned by his children. Mr. Demitrieus has shared voting and investment power with regard to all 14,000 shares.
 (6) Mr. Howe may be deemed to have shared voting power over his shares with Cable Systems Holding under the investors agreement. The number shown in the table does not include 6,303,635 shares owned, as of March 10, 2000, by other signatories to the investors agreement. Mr. Howe is a member of Cable Systems Holding and a director of IPC.
 (7) Includes 761,904 shares owned directly by Richard P. Kleinknecht and 115,440 shares that could be acquired upon the exercise of stock options. That number does not include 5,548,395 shares owned, as of March 10, 2000, by other signatories to the investors agreement. Mr. Kleinknecht may also be deemed to have shared voting power over his shares with Global Crossing under the consent and voting agreement. Mr. Kleinknecht is Vice-Chairman of IPC and a director of IPC.
 (8) Includes 750 shares held by minor children over which Mr. Lavery has shared voting and investment power.
 (9) Includes 381,904 shares beneficially owned by Allegra of which Mr. Smith is a general partner. Mr. Smith has shared voting and investment power over all 381,904 shares owned by Allegra. That number does not include 5,928,395 shares owned as of March 10, 2000, by other signatories to the investors agreement. Allegra may also be deemed to have shared voting power over its shares with Global Crossing under the consent and voting agreement. Mr. Smith is Chairman of the board of directors of IXnet and a general partner of Allegra.
(10) Held in trust for the benefit of minor children. Mr. Starr has shared voting and investment power with respect to all of these shares.
(11) That number does not include 6,038,662 shares owned, as of March 10, 2000, by other signatories to the investors agreement. Mr. Walsh is President and a director of IXnet and IPC.
(12) Includes 1,000 shares over which Mr. Woog has sole investment and voting power and 46,489 shares over which Mr. Woog has shared investment and voting power. The 46,489 shares over which Mr. Woog has shared power include 3,000 shares held jointly by Peter A. Woog and Helene S. Woog and 43,489 shares held in the name of the Woog Family Limited Partnership.
(13) Mr. Woog has shared voting and investment power over all 250 shares owned by his children.

5% Stockholders

   The following table presents certain information, as of the dates indicated in the footnotes below, with respect to the beneficial ownership of IPC common stock by each person known by IPC to own beneficially more than 5% of its outstanding shares of common stock, other than directors and executive officers. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.

                                      Amount and Nature of Approximate Percent
      Name of Beneficial Owner        Beneficial Ownership     of Class (1)
      ------------------------        -------------------- -------------------
Cable Systems Holding, LLC...........      4,686,985(2)           53.03%
 206 East Forest Hills Drive
 Phoenix, Arizona 85022
Chesapeake Partners Management Co.,
 Inc.................................        535,000(1)            6.06%
Chesapeake Partners Limited
 Partnership.........................        498,000(3)            5.64%
 1829 Reisterstown Road
 Suite 220
 Baltimore, Maryland 21208

--------
(1) Percentage of ownership is based on 8,838,855 shares of common stock outstanding on March 10, 2000.
(2) Based on Amendment No. 7 to Schedule 13D filed on March 13, 2000. Includes 1,107,311 shares owned by certain members of Cable Systems Holding, including Richard M. Cashin, Jr. and David Y. Howe, as to which Cable Systems Holding may be deemed to have shared voting power. Cable Systems Holding may be deemed to have shared voting power over all of its shares with Global Crossing under the consent and voting agreement. The shares beneficially owned by Cable Systems Holding may also be deemed to be indirectly beneficially owned by Citigroup, Inc., Citigroup Holdings Company, Citicorp, Citibank N.A. and Citicorp Venture Capital, Ltd. through their indirect ownership of units in Cable Systems Holding.
(3) Based on Amendment No. 2 to Schedule 13G filed on July 2, 1999.

     STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND 5% STOCKHOLDERS OF IXNET

Management and Directors

   The following table presents, as of March 10, 2000, certain information regarding the beneficial ownership of IXnet common stock, IPC common stock and the stock of any of IXnet's subsidiaries by: (1) each IXnet director; (2) (a) IXnet's Chief Executive Officer and (b) each of the other four most highly compensated executive officers of IXnet who were serving as executive officers at the end of the last completed fiscal year and whose aggregate salary plus bonus for the fiscal year ended September 30, 1999 was at least $100,000; and
(3) all executive officers and directors as a group. To IXnet's knowledge, each shareholder indicated below has sole voting and investment power with respect to the shares shown unless otherwise noted. Amounts appearing on the tables below include (1) all shares of common stock outstanding as of March 10, 2000,
(2) all shares of common stock issuable upon the exercise of options within 60 days of March 10, 2000, (3) all shares of common stock issuable upon the exercise of warrants within 60 days of March 10, 2000.

                                              Amount and
                                              Nature of       Exercisable Stock
                              Title and       Beneficial     Options Included in      Approximate
                          Class of Security  Ownership(1)    the Third Column (2) Percent of Class (3)
Name of Beneficial Owner  ------------------ ------------    -------------------- --------------------
Charles F. Auster.......  IXnet common stock      4,400(4)               0                   *
                            IPC common stock    115,968(5)          82,829                 1.3%
Richard M. Cashin,
 Jr. ...................  IXnet common stock          0                --                  --
                            IPC common stock    196,498(6)               0                2.22%
Douglas T. Hickey.......  IXnet common stock          0                --                  --
                            IPC common stock          0                --                  --
Douglas J. Mello........  IXnet common stock          0                --                  --
                            IPC common stock        500                  0                   *
Paul Pluschkell, Jr. ...  IXnet common stock          0                --                  --
                            IPC common stock      9,250              9,250                   *
Anthony M. Servidio.....  IXnet common stock      1,300(7)               0                   *
                            IPC common stock    174,730(8)               0                1.98%
John T. Sharkey.........  IXnet common stock     40,000                  0                   *
                            IPC common stock          0                --                  --
Richard W. Smith........  IXnet common stock          0                --                  --
                            IPC common stock    381,904(9)               0                4.33%
Gerald E. Starr.........  IXnet common stock      3,000(10)              0                   *
                            IPC common stock     92,352             82,829                1.04%
David A. Walsh..........  IXnet common stock          0                --                  --
                            IPC common stock    446,798(11)        175,181                4.96%
Peter A. Woog...........  IXnet common stock        250(12)              0                   *
                            IPC common stock     47,489(13)              0                   *
All executive officers
 and directors as a
 group (20 persons).....  IXnet common stock     62,800                  0                   *
                            IPC common stock  1,540,672            483,469               17.43%

--------
 (1) Based upon information supplied by officers and directors and filings under Sections 13 and 16 of the Exchange Act.
 (2) The figures in this column represent the number of shares which the individual and group could have acquired upon exercise of stock options granted under the IXnet Stock Option Plan or the IPC Stock Incentive Plan that, as of March 10, 2000, were exercisable or were expected to become exercisable within 60 days. Any options which might become exercisable upon consummation of the merger are not included.
 (3) For IXnet, ownership is based on 51,148,867 shares of common stock outstanding on March 10, 2000. For IPC, ownership is based on 8,838,855 shares of IPC common stock outstanding on March 10, 2000.

    The percentages also include, in the case of each individual and the group, the additional number of shares listed in the fourth column.
 (4) Includes 3,000 shares owned by spouse and 1,000 shares owned by minor children.
 (5) Includes 3,000 shares owned by Mr. Auster and his spouse and 300 shares owned by his minor children. Cable Systems Holding, Richard M. Cashin, Jr., David Y. Howe, Allegra Capital Partners III, L.P., Richard P. Kleinknecht, David A. Walsh, Anthony M. Servidio, Charles F. Auster, IPC and certain other persons are parties to an investors agreement which contains provisions concerning the voting and transfer of shares of common stock of IPC. The investors agreement will be terminated upon the consummation of the mergers. The number of shares shown on the table does not include 6,277,160 shares owned, as of March 10, 2000, by other signatories to the investors agreement. As of March 10, 2000, the persons who have entered into the investors agreement may be deemed to beneficially own as a group 6,310,299 shares, or 71.39% of the outstanding shares, of IPC's common stock pursuant to the investors agreement.
 (6) Mr. Cashin may be deemed to have shared voting power over his shares with Cable Systems Holding under the investors agreement. The number of shares shown on the table does not include 6,113,801 shares owned, as of March 10, 2000, by other signatories to the investors agreement.
 (7) Includes 1,300 shares owned by his children.
 (8) The number of shares shown on the table does not include 6,135,569 shares owned, as of March 10, 2000, by other signatories to the investors agreement.
 (9) Includes 381,904 shares beneficially owned by Allegra Capital Partners III, L.P., of which Mr. Smith is a general partner. Mr. Smith has shared voting and investment power over all 381,904 shares owned by Allegra. The number of shares shown on the table does not include 5,928,395 shares owned as of March 10, 2000 by other signatories of the investors agreement. Allegra may also be deemed to have shared voting power over its shares with Global Crossing under the consent and voting agreement.
(10) The number of shares shown on the table are held in trust for the benefit of minor children. Mr. Starr has shared voting and investment power with respect to all of these shares.
(11) That number does not include 6,038,662 shares owned, as of March 10, 2000 by other signatories to the investors agreement.
(12) Mr. Woog has shared voting and investment power over all 250 shares owned by his children.
(13) Includes 1,000 shares over which Mr. Woog has sole investment and voting power and 46,489 shares over which Mr. Woog has shared investment and voting power. The 46,489 shares over which Mr. Woog has shared investment and voting power include 3,000 shares held jointly by Peter A. Woog and Helene S. Woog and 43,489 shares held in the name of the Woog Family Limited Partnership.

5% Stockholders

   The following table presents certain information, as of March 10, 2000, with respect to the beneficial ownership of IXnet common stock by each person known by to own beneficially more than 5% of its outstanding shares of common stock. Unless indicated otherwise, each person listed has sole voting and investment power over the shares beneficially owned.

                                       Amount and Nature of
         Name and Address of                Beneficial      Approximate Percent
           Beneficial Owner                 Ownership           of Class (1)
         -------------------           -------------------- -------------------
IPC Communications, Inc...............      43,100,000             84.3%
 Wall Street Plaza
 88 Pine Street
 15th Floor
 New York, New York 10005

--------
(1) Percentage of ownership is based on 51,148,867 shares of common stock outstanding on March 10, 2000.

                  DESCRIPTION OF GLOBAL CROSSING CAPITAL STOCK

   The following summary is a description of the material terms of the Global Crossing common stock, which does not purport to be complete and is subject in all respects to the applicable provisions of Bermuda law and of the constituent documents of Global Crossing and each of its subsidiaries. The Global Crossing memorandum of association and bye-laws are filed as exhibits to the registration statement of which this document is a part.

General

   Under its memorandum of association, Global Crossing's authorized share capital is $30,200,000, divided into:

  .  3,000,000,000 shares of common stock, par value $0.01 per share; and

  .  20,000,000 shares of preferred stock, par value $0.01 per share.

Voting and transfer restrictions

   Voting Restriction. Each share of Global Crossing common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated under that act, more than 9.5%, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20%, of the votes cast in connection with any matter which Global Crossing shareholders are voting on, the number of votes of that shareholder will be limited to 9.5%, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of those votes cast, based on a formula contained in the Global Crossing bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on the voting rights will be allocated to the other shareholders pro rata, based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitations as a result of that allocation.

   Transfer restriction. The Global Crossing bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or some of their lenders, beneficially owning within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of the Global Crossing common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of the Global Crossing common stock, without approval of a majority of the members of the board of directors and of shareholders representing at least a majority of the total votes at the shareholder meeting called to approve that transfer will not be registered in the share registry and will be void and of no effect.

   Amendments to the voting reallocation and transfer restriction provisions of the Global Crossing bye-laws require the approval of the Global Crossing board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common stock. In the event of any amendment to these bye-laws, under some circumstances, Global Crossing has the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a United States shareholder for purposes of Section 951 and subsequent sections of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of Global Crossing.

Distributions

   Holders of common stock are treated equally with respect to all distributions to Global Crossing's shareholders.

Global Crossing registration rights agreement

   Pacific Capital Group, GKW Unified Holdings, affiliates of Canadian Imperial Bank of Commerce, Continental Casualty Company, MRCo, Global Crossing and some other Global Crossing shareholders, including some Global Crossing officers and directors and their affiliates, have entered into a stockholders agreement and a registration rights agreement, each incorporated by reference as an exhibit to the registration statement of which this document is a part.

   Under the registration rights agreement, Global Crossing shareholders who are parties to that agreement and a number of their transferees have demand and piggyback registration rights and will receive indemnification and, in some circumstances, reimbursement for expenses from Global Crossing in connection with applicable registration.

Transfer agent

   The transfer agent for the shares of Global Crossing common stock is EquiServe.

        SOME DIFFERENCES BETWEEN RIGHTS OF STOCKHOLDERS OF IPC AND IXNET
                 AND RIGHTS OF SHAREHOLDERS OF GLOBAL CROSSING

   Upon completion of the mergers, holders of IPC and IXnet common stock will be entitled to receive Global Crossing common stock. Global Crossing is a company formed under the laws of Bermuda, and each of IPC and IXnet is a corporation incorporated under the laws of the State of Delaware. The Companies Act 1981 is the statute that governs Bermuda companies and the Delaware General Corporation Law is the statute that governs Delaware corporations.

   The following is a summary of some material differences among the rights of holders of IPC, IXnet and Global Crossing common stock. These differences arise from differences between the corporate laws of the State of Delaware and Bermuda as well as differences among the companies' governing documents, including certificates of incorporation, memorandum of association and by-laws. This discussion is not a complete statement of all differences among the rights of holders of IPC, IXnet and Global Crossing common stock. This summary discusses material differences between the laws of Bermuda and those of the State of Delaware and material differences among the IPC and IXnet certificates of incorporation and by-laws and the Global Crossing memorandum of association and bye-laws. This summary is qualified by the full text of each document, the Companies Act and the Delaware General Corporation Law. For information as to how to get those documents, see "Where You Can Find More Information" beginning on page 135.

   In reading the following section, please note that, throughout this section and this document, we refer to holders of common stock of Global Crossing as "shareholders" and to holders of common stock of IPC and IXnet as "stockholders". These terms are consistent with the terms used in the Companies Act and the Delaware General Corporation Law.

Size and classification of the board of directors

   Global Crossing. Bermuda law permits a company's board of directors to be divided into classes with staggered terms of office. The Global Crossing bye-laws provide for three classes of directors with staggered terms. The Global Crossing bye-laws mandate that Global Crossing have not less than 11 directors and not more than 20. The Global Crossing board of directors currently consists of 19 directors.

   IPC and IXnet. The Delaware General Corporation Law provides that a company's board of directors may be divided into classes with staggered terms of offices. Neither IPC's nor IXnet's certificate of incorporation provides for a staggered board of directors. The IPC certificate of incorporation states that the board of directors will have not fewer than two and no more than nine directors; the IXnet certificate of incorporation states that the board of directors will have not fewer than three and no more than 11 directors.

Removal of directors; vacancies; alternate directors

   Global Crossing. The Global Crossing bye-laws provide that shareholders may in a special meeting called for that purpose remove a director, as long as notice of the meeting is given to the director not less than 14 days before the meeting and the director is entitled to be heard at the meeting. Any vacancy created by the removal of a director at a special meeting may be filled at the meeting by the election of another director or, in the absence of an election, by the board of directors. The Global Crossing bye-laws also provide that any director may be removed from office (A) upon resolution of the board, if the director or the director's alternate was absent from board meetings for more than six consecutive months without permission of the board or (B) if, after the initial term, that is, the term for any director commencing on August 13, 1998, no less than three-quarters of the directors request the director to resign.

   Under Global Crossing's bye-laws, any director may appoint any other director or any other person approved by resolution of the Global Crossing board of directors to act as an alternate director to represent that director. A director may remove an alternate director appointed by that director.

   IPC and IXnet. The Delaware General Corporation Law allows directors of a company to be removed from office with or without cause by the vote of the holders of a majority of the shares entitled to vote in any election of directors, except (1) in the case of a corporation with a classified board serving staggered terms of office, in which case that removal can be effected only for cause, unless the company's certificate of incorporation provides otherwise or (2) in the case of companies with cumulative voting, to which different provisions apply. Both the IPC and IXnet certificates of incorporation do not provide otherwise nor do they provide for cumulative voting.

   The Delaware General Corporation Law allows a vacancy on the board of directors to be filled by the remaining directors in office, although less than a quorum, or by a sole remaining director unless the company's certificate of incorporation or by-laws state otherwise. Both IPC's and IXnet's by-laws provide that stockholders will fill vacancies on the board of directors, caused by a director's removal, except that if a director was elected by stockholders voting as a separate class, then only those stockholders may fill that vacancy. Vacancies which are not filled at the stockholders meeting at which the director was removed and all other vacancies which are not the result of a removal may be filled by the remaining directors.

Meeting of shareholders/stockholders

   Global Crossing. Under Bermuda law, an annual meting must be held once every calendar year. A special meeting of shareholders may be convened by a majority of the directors at any time and must be convened upon the request of shareholders holding not less than one-tenth of the paid up capital of the company carrying the right to vote at general meetings. In addition, under the Global Crossing bye-laws, a special meeting may be called by the chairman or co-chairman of the board of directors at any time.

   IPC and IXnet. Under the Delaware General Corporation Law, stockholders generally do not have the right to call meetings of stockholders unless that right is granted in the certificate of incorporation or by-laws. However, if a company fails to hold its annual meeting within a period of 30 days after the date designated for that meeting or if no date has been designated for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or after the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder or director. However, Delaware law does not provide for a stockholder to call such a meeting other than by application to the Delaware Court of Chancery. The IPC and IXnet by-laws provide that the annual meeting may be called only by the board of directors, and a special meeting may be called only by the board of directors, the chairman of the board or any two of the directors then in office.

Action by written consent and resolutions of shareholders/stockholders

   Global Crossing. Action by written consent of shareholders is permitted in Bermuda, except for the purpose of removing an auditor or director before the expiration of his or her term of office. A written resolution must be signed by all shareholders entitled to attend and vote at a meeting. In addition, the Global Crossing bye-laws provide that, unless a greater percentage is required by the Companies Act or by specific bye-law provisions, any matter proposed for consideration at any general meeting requires the affirmative vote of a majority of the votes cast at the meeting.

   IPC and IXnet. The Delaware General Corporation Law provides that, unless a company's certificate of incorporation provides otherwise, stockholders may take any action without a meeting by written consent if the consenting stockholders represent at least the minimum number of votes that would be necessary to approve the matter if it were voted on at a stockholders meeting at which all shares entitled to vote were present and voted. The IPC and IXnet certificates of incorporation do not provide otherwise.

Vote required for extraordinary corporate transactions

   Global Crossing. Bermuda law permits an amalgamation between two or more Bermuda companies or between one or more Bermuda exempted companies and one or more foreign companies subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three-fourths of the shareholders of each company present and voting in person or by proxy at a meeting called for that purpose at which the quorum will be two persons holding more than one-third of the issued shares. Short form amalgamations are permitted between a holding company and one or more of its wholly owned subsidiary companies or between two or more wholly owned subsidiary companies of the same holding company subject to approval of the amalgamation by a resolution of the directors of each amalgamating company. The Global Crossing bye-laws provide that an amalgamation requires the approval of a simple majority of votes cast at any shareholders' meeting, subject to specified quorum requirements.

   IPC and IXnet. Under the Delaware General Corporation Law, approval of mergers and consolidations or sales, leases or exchanges of all or substantially all of the property or assets of a company require the approval of the holders of a majority of the outstanding shares entitled to vote, except that no vote of stockholders of the company surviving a merger is necessary if:

  . the merger does not amend the certificate of incorporation of that company;

  . each outstanding share of stock immediately before the effective date of the merger is to be an identical outstanding or treasury share after the merger; and

  . either no common shares of the company and no securities or obligations convertible into common shares are to be issued in the merger or common shares to be issued in the merger, or the shares of common stock to be issued in the merger plus shares of common stock initially issuable on conversion of other securities issued in the merger does not exceed 20% of the shares of common stock of the company outstanding immediately before the effective date of the merger.

Interested director transactions

   Global Crossing. The Global Crossing bye-laws provide that a director may be a party to or otherwise interested in any transaction or arrangement with Global Crossing or in which Global Crossing is otherwise interested. So long as the director declares the nature of his or her interest in writing as required by the bye-laws of the Companies Act, he or she will not be accountable to Global Crossing for any benefit which he or she derives from a similar transaction or arrangement. For the purposes of the bye-laws, a director is deemed to have an interest in a transaction or arrangement with Global Crossing if he or she is the holder of, or is beneficially interested in, 5% or more of any class of stock of a company, or of the voting rights available to shareholders of a company, with which Global Crossing is proposing to enter into a transaction or arrangement.

   IPC and IXnet. Under the Delaware General Corporation law, no contract or transaction between a company and one or more of its directors or officers, or between a company or another entity in which one or more of its directors or officers has a financial interest, will be void or voidable solely for that reason or solely because that director or officer is present at or participates in the meeting which authorizes the contract or solely because that director's votes are counted for that purpose, if:

  . the material facts of the director's relationship or interest and the material facts of the contract or transaction are disclosed or known to the board of directors or a committee of the board, which authorizes the contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

  . the material facts of the director's relationship and interest and the material facts of the contract or transaction are known to the stockholders and the contract is specifically approved in good faith by the stockholders; or

  . the contract or transaction is fair to the corporation at the time it is authorized.

   Common or interested directors may be counted in determining the presence of a quorum at a meeting which authorizes the contract or the transaction.

   A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of a subsidiary, including directors who are also officers or employees of the corporation or a subsidiary, when that action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

Transfer restrictions

   Global Crossing. The Global Crossing bye-laws also provide that transfers to a shareholder that result in the shareholder beneficially owning more than a specified percentage of Global Crossing stock will not be registered in the share register of Global Crossing and will be void and of no effect unless the transfer is duly approved. See "Description of Global Crossing Capital Stock-- Voting and transfer restrictions" on page 122.

   IPC and IXnet. There are no similar restrictions on transfers of shares under the Delaware General Corporation Law or IPC's or IXnet's certificates of incorporation or by-laws.

Business combinations with interested stockholders

   Global Crossing. The Companies Act does not contain any business combination statute similar to the Delaware statute described below.

   IPC and IXnet. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held company from engaging in a business combination with an interested stockholder for a period of three years after the time the person became an interested stockholder, unless:

  . before that time, the board of directors of the company approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, with specified exceptions; or

  . the business combination is approved by the board of directors and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting shares that are not owned by the interested stockholder.

   A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates or associates, owns or, within three years, did own 15% or more of the company's voting stock.

   Under the Delaware General Corporation Law, a corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law in either its certificate of incorporation or its by-laws. IPC, in its by-laws, and IXnet, in its certificate of incorporation, have elected not to be governed by
Section 203 of the Delaware General Corporation Law.

Shareholder/stockholder suits

   Global Crossing. The Bermuda courts would permit a shareholder to begin a derivative action in the name of the company to remedy a wrong done to the company only (1) where the act complained of is alleged to be beyond the corporate power of the company or illegal, (2) where the act complained of is alleged to constitute fraud against the minority shareholders by those controlling the company, as long as the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers, (3) where an act requires approval by a greater percentage of the company's shareholders than actually approved it or (4) where there is an absolute necessity to waive the general rule that a shareholder may not bring such a derivative action to prevent a violation of the company's memorandum of association or bye-laws.

   There is also a statutory remedy under Section 111 of the Companies Act, which provides that a shareholder may seek redress of the court as long as he or she can establish that the company's affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some of the shareholders, including himself or herself.

   IPC and IXnet. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the company. The Delaware General Corporation Law provides that a stockholder must state in the complaint that he or she was a stockholder of the company at the time of the transaction of which he or she complains or that he or she received the stock by operation of law from a person who was a stockholder at the time of the transaction. A stockholder may not sue derivatively unless he or she first makes demand on the company that it bring suit and that demand has been refused, unless it is shown that demand would have been futile.

Dissenters' rights

   Global Crossing. Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly-owned subsidiary or between two or more wholly-owned subsidiaries of the same holding company, may, in specified circumstances, receive cash or other consideration in the amount of the fair value of the shareholder's shares as determined by a court, instead of the consideration he or she would otherwise receive in that amalgamation.

   IPC and IXnet. Stockholders are not entitled to demand appraisal rights in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property or assets. Stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except when:

  . they are stockholders of the surviving corporation and the merger did not require their approval under the Delaware General Corporation Law;

  . the company's shares that they own are listed either on a national securities exchange or on the Nasdaq National Market; or

  .  the company's shares are held of record by more than 2,000 stockholders.

   However, appraisal rights are available in any of the three cases listed above if the stockholders are required by the terms of the merger or consolidation to accept consideration other than:

  . shares of stock of the company surviving or resulting from the merger or consolidation;

  . shares of stock of another company which are listed either on a national securities exchange or on the Nasdaq National Market or held of record by more than 2,000 stockholders;

  .  cash in lieu of fractional shares; or

  .  any combination of the above three.

   In addition, under the Delaware General Corporation Law, a company may provide in its certificate of incorporation that appraisal rights are available as a result of:

  .  an amendment to its certificate of incorporation;

  . any merger or consolidation in which the corporation is a "constituent corporation"; or

  .  the sale of all or substantially all of the assets of the corporation.

   The IPC and IXnet certificates of incorporation do not provide for appraisal rights in any of the three cases listed directly above.

Dividends

   Global Crossing. The Global Crossing bye-laws provide that the board of directors may from time to time declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interest including any interim dividends that appear to the board of directors to be justified. The board of directors must be satisfied on reasonable grounds that at the time when the dividends are declared and at the time when the dividends are paid, Global Crossing is, and would after the payment be, able to pay its debts as they fall due and that the realizable value of Global Crossing's assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

   IPC and IXnet. The Delaware General Corporation Law generally allows dividends to be paid out of surplus of the company and, if there is no surplus, out of the net profit of the company for the current fiscal year and/or the previous fiscal year. No dividends may be paid if they would result in the capital of the company being less than the capital represented by the shares of preferred stock of the company. Surplus is defined as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.

Voting

   Global Crossing. The Global Crossing bye-laws contain restrictions on voting shares if a holder owns more than a specified percentage of the voting power. See "Description of Global Crossing Capital Stock--Voting and transfer restrictions" on page 122.

   IPC and IXnet. The IPC and IXnet certificates of incorporation do not contain any similar restriction.

Preemptive rights

   Global Crossing. Bermuda law does not require that preemptive rights be provided for in the bye-laws of the company. Preemptive rights may exist by contractual arrangement or under the terms of issue of the shares. The Global Crossing bye-laws do no contain any provision concerning preemptive rights, nor has Global Crossing entered into any agreement or arrangement granting preemptive rights.

   IPC and IXnet. Under the Delaware General Corporation Law, no stockholder has a preemptive right to subscribe to additional issues of a company's stock unless, and to the extent that, that right is expressly granted to the stockholders in the company's certificate of incorporation. Neither IPC's nor IXnet's certificates of incorporation provide for preemptive rights.

Amendments to corporate governance documents

   Global Crossing. Amendments to the memorandum of association of a Bermuda company must be submitted to a general meeting of the shareholders and will be effective only to the extent approved by the shareholders at that meeting and, in respect of certain amendments to a company's objects, by the Bermuda Minister of Finance. The Global Crossing bye-laws provide that the bye-laws may be amended by resolution of the board of directors, subject to approval by shareholder resolution at a general meeting. In some circumstances, the vote or consent of the holders of 75% of the outstanding shares of capital stock of Global Crossing and the approval of the majority of the Global Crossing board of directors are required.

   IPC and IXnet. Under the Delaware General Corporation Law, unless a higher vote is required in the certificate of incorporation, the certificate of incorporation may be amended if:

  . the board of directors includes the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of stockholders; and

  . the holders of at least a majority of the shares of stock entitled to vote on the amendment approve it.

   If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of that class must also vote in favor of the amendment.

   The IPC and IXnet certificates of incorporation provide that they can only be amended by the majority vote of their respective stockholders and respective directors then in office. Provisions of the IPC and IXnet certificates of incorporation require the approval of holders of 70% of the outstanding stock and a majority of the directors in order to amend that provision.

   Under the Delaware General Corporation Law, the board of directors may amend by-laws if so authorized in the certificate of incorporation. The stockholders of a Delaware company also have the power to amend by-laws. Both IPC's and IXnet's certificates of incorporation authorize the board of directors to adopt, amend or repeal their by-laws.

Limitations on directors' liability

   Global Crossing. Under Bermuda law, a director must observe the statutory duty of care which requires the director to act honestly and in good faith with a view to the best interest of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Directors are also subject to common law fiduciary duties which require directors to act in what they reasonably believe to be the best interest of the company and for a proper purpose. Bermuda law renders void any provision in the bye-laws or any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. The Global Crossing bye-laws contain a number of provisions limiting the liability of directors as permitted under Bermuda law.

   The Global Crossing bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of Global Crossing, against any director of Global Crossing on account of any action taken by any director, or the failure of any director to take any action in the performance of his or her duties with or for Global Crossing. This waiver, however, does not apply to any claims or rights of action arising out of the fraud or dishonesty of a director.

   IPC and IXnet. The Delaware General Corporation Law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

  .  breaching the duty of loyalty to the corporation or its stockholders;

  .  failing to act in good faith;

  .  engaging in intentional misconduct or a known violation of law;

  .  obtaining an improper personal benefit from the corporation; or

  . paying a dividend or approving a stock repurchase that was illegal under the Delaware law.

   The certificates of incorporation of both IPC and IXnet limit the monetary liability of a director to the fullest extent permitted by Delaware law.

Rights of inspection

   Global Crossing. Bermuda law provides the public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholder meetings, and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda, but if it is a public company, it may establish a branch register outside Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   IPC and IXnet. Under Delaware law, any stockholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose for his or her request, has the right during a company's usual hours for business to inspect, for any proper purpose, the company's stock ledger, a list of its stockholders and its other books and records and to make copies or extracts of those items. A proper purpose means a purpose reasonably related to that person's interest as a stockholder.

Repurchase of untraced shares

   Global Crossing. The Global Crossing bye-laws provide that Global Crossing will be entitled to sell at the best price reasonably obtainable, or if the shares are listed on a stock exchange, to purchase at the trading price as of the date of purchase, the shares of a shareholder or the shares that a person is entitled to as a result of death, bankruptcy or otherwise by operation of law if:

  . during a period of 12 years, at least three dividends have been declared and all dividends that have been sent in the manner authorized by the bye-laws remained uncashed;

  . after twelve years, advertisements are placed both in a national daily newspaper and a newspaper circulating in the area of the last known address of that shareholder or other person giving notice of Global Crossing's intention to purchase or sell the shares;

  . for three months after the advertisements are placed, no information regarding that shareholder is received; and

  . if the shares are listed on a stock exchange, notice is given to the stock exchange of Global Crossing's intention to sell or purchase those shares before the publication of the advertisements.

   Global Crossing will hold the proceeds of any such sale for six years, during which period the applicable shareholder will be a creditor of Global Crossing and will be entitled, upon request, to payment of the proceeds from the sale of those shares without interest. After the six-year period ends, any unclaimed proceeds will become the property of Global Crossing.

   IPC and IXnet. The IPC and IXnet by-laws do not contain any provision regarding untraced shares.

Indemnification of officers and directors

   Global Crossing. Under Bermuda law, a company is permitted to indemnify any officer or director out of the funds of the company against (1) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (2) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for fraud and dishonesty. The Global Crossing bye-laws contain provisions regarding the indemnification of officers and directors. The Global Crossing bye-laws generally provide for indemnification to the extent permitted under Bermuda law.

   IPC and IXnet. Under the Delaware General Corporation Law, a company is permitted to indemnify its officers, directors and certain other persons against any expenses, judgments, fines and amounts paid in settlement incurred in any civil, criminal, administrative or investigative action or proceeding if that individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a company has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter in such an action or proceeding, he or she must be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with that proceeding. However, in the case of actions by or in the right of the corporation, indemnification is limited to expenses, including attorneys' fees, actually and reasonably incurred, and no indemnification may be made for any claim, issue or matter as to which the person has been adjudged to be liable to the corporation, unless indemnification is otherwise authorized by a court.

   The IPC and IXnet by-laws require IPC and IXnet to indemnify any director, officer or employee of IPC or IXnet or their respective subsidiaries to the full extent permitted by Delaware law. This right to indemnification includes the advancement of expenses to the fullest extent permitted under Delaware law. The by-laws of IPC and IXnet also allow for the maintenance of insurance, at IPC's, or IXnet's, expense, to protect an officer or director against any expense, liability or loss whether or not IPC or IXnet would be entitled to indemnify the officer or director for the expense, liability or loss under Delaware General Corporate Law.

Indemnification of Global Crossing by shareholders for some taxes and other impositions

   Global Crossing. The Global Crossing bye-laws provide that if any law imposes or purports to impose any immediate, future or possible liability on Global Crossing to make any payment in respect of shares held by or distributions payable or paid to any shareholder then Global Crossing will be fully indemnified by that shareholder or that shareholder's executor or administrator from that liability. In addition, Global Crossing will have a lien on all dividends and other money payable in respect of the shares held by that shareholder until the applicable liability is paid, plus interest, and may recover as a debt due from that shareholder or his or her administrator any money paid by Global Crossing as a result of that liability. Global Crossing may also refuse to register a transfer of any shares until that money and interest is repaid or set off.

   IPC and IXnet. The IPC and IXnet corporate governance documents do not contain any similar provisions.

Indemnification of shareholders by Global Crossing for some taxes

   Global Crossing. The Global Crossing bye-laws provide that, if the existing voting and transfer restrictions in the bye-laws are amended or the board of directors and shareholders approve a restricted transfer of shares, Global Crossing will indemnify each shareholder that is treated as a "United States Shareholder" under Section 951 and its sequence of the Internal Revenue Code as a result of that amendment from and against all losses, costs, damages, liabilities and expenses arising out of, directly or indirectly, that treatment.

   IPC and IXnet. IPC and IXnet do not have similar indemnification obligations under their corporate governance documents.

Listing

   Global Crossing. Global Crossing common stock trades on both the Nasdaq National Market and the Bermuda Stock Exchange.

   IPC. IPC common stock trades on the American Stock Exchange.

   IXnet. IXnet common stock trades on the Nasdaq National Market.

                                 LEGAL MATTERS

   The validity of the Global Crossing common stock to be issued to IPC and IXnet stockholders in the mergers will be passed upon by Global Crossing's counsel, Appleby Spurling & Kempe, Hamilton, Bermuda. Simpson Thacher & Bartlett, New York, New York, counsel to Global Crossing and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to IPC and IXnet, will be delivering opinions concerning United States federal income tax consequences of the mergers. Appleby, Spurling & Kempe will be delivering opinions concerning Bermuda income tax consequences of the mergers. As of April 10, 2000, lawyers of Simpson Thacher & Bartlett who have participated in the preparation of this document beneficially owned less than 1% of the outstanding shares of Global Crossing common stock. As of April 10, 2000, lawyers of Appleby, Spurling & Kempe who have participated in the preparation of this document beneficially owned approximately less than 1% of the outstanding shares of Global Crossing common stock.

                                    EXPERTS

   The consolidated financial statements of Global Crossing and its subsidiaries incorporated by reference in this information statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this registration statement of which this information statement/prospectus is a part to the annual report on Form 10-K of Frontier Corporation for the year ended December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this information statement/prospectus have been incorporated by reference in reliance upon the report of KPMG Audit Plc, chartered accountants, incorporated by reference in this information statement/prospectus and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Racal Telecom incorporated by reference in this registration statement of which this information statement/prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this information statement/prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this information statement/prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of IPC incorporated by reference in the registration statement of which this information statement/prospectus is a part to the annual report on Form 10-K for the year ended September 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated and combined financial statements of IXnet and subsidiaries included in the registration statement of which this information statement/prospectus is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   Global Crossing is organized under the laws of Bermuda. In addition, some directors and officers of Global Crossing reside outside the United States and a substantial portion of the assets of Global Crossing are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon those persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Global Crossing has been advised by its legal counsel in Bermuda, Appleby, Spurling & Kempe, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to specified conditions and exceptions.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

IPC

   Proposals of IPC stockholders which are intended to be presented by those stockholders at IPC's 2001 annual meeting of stockholders must be received by IPC at Wall Street Plaza, 88 Pine Street, New York, New York 10005 no later than October 7, 2000, in order to be included in the 2001 annual meeting proxy materials. If a stockholder does not notify IPC by December 21, 2000 of a proposal, then the persons named as proxies in the proxy card for the 2001 annual meeting may use their discretionary voting authority if the proposal is raised at the meeting.

IXnet

   Proposals of IXnet stockholders which are intended to be presented by those stockholders at IXnet's 2001 annual meeting of stockholders must have been received by IXnet at its principal executive offices at Wall Street Plaza, 88 Pine Street, New York, NY 10005, no later than October 7, 2000, in order to be included in the proxy statement and proxy relating to that meeting. If a stockholder does not notify IXnet by December 21, 2000 of a proposal, then the persons names as proxies in the proxy accompanying the 2001 annual meeting proxy statement may use their discretionary voting authority if the proposal is raised at the 2001 annual meeting.

                           INCORPORATION BY REFERENCE

Global Crossing

   Global Crossing is incorporating the following information by reference in this document:

  . Global Crossing's annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . Global Crossing's current reports on Form 8-K filed on January 11, 2000, as amended by Form 8-K/A filed on January 19, 2000; February 18, 2000; March 2, 2000; and March 3, 2000;

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in Global Crossing's registration statement on Form S-4 (File No. 333-86693), filed with the SEC on September 8, 1999; and

  . all documents that Global Crossing files with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the effective time of the mergers.

IPC

   IPC is incorporating the following information by reference in this document:

  . IPC's annual report on Form 10-K for the fiscal year ended September 30, 1999;

  . IPC's current report on Form 10-Q for the fiscal quarter ended December 31, 1999, filed on February 15, 2000, as amended by Form 10-Q/A filed on April 12, 2000;

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

  .  IPC's current report on Form 8-K filed on March 6, 2000; and

  . all documents that IPC files with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the effective time of the mergers.

                      WHERE YOU CAN FIND MORE INFORMATION

Global Crossing

   Global Crossing files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, Global Crossing is required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning Global Crossing at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

   You may also request a copy of these materials, free of cost, by writing or telephoning Global Crossing at the following address:

    Investor Relations
    Global Crossing Ltd.
    360 N. Crescent Drive
    Beverly Hills, CA 90210
    310-385-5200.

IPC

   IPC is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with that act files reports, proxy statements and other information with the SEC.

   Copies of IPC's reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. If available, such information may also be accessed through the SEC's EDGAR system, via electronic means, including the SEC's website on the internet at http://www.sec.gov.

   The shares of IPC common stock are included for quotation on The American Stock Exchange, and those reports, proxy statements and other information concerning IPC are available for inspection and copying at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10006.

   You may also request a copy of these materials, free of cost, by writing or telephoning IPC at the following address:

    IPC Communications, Inc.
    Investor Relations
    88 Pine Street
    New York, NY 10005
    212-825-9060

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

IXnet

   IXnet is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with that act files reports, proxy statements and other information with the SEC.

   Copies of IXnet's reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. If available, such information may also be accessed through the SEC's EDGAR system, via electronic means, including the SEC's website on the internet at http://www.sec.gov.

   You may also review reports, proxy statements and other information concerning IXnet at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   You may also request a copy of these materials, free of cost, by writing or telephoning IXnet at the following address:

    IXnet, Inc.
    Investor Relations
    88 Pine Street
    New York, NY 10005
    212-412-6400

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

                         INDEX TO FINANCIAL STATEMENTS

IXNET AND SUBSIDIARIES

Consolidated Balance Sheets at December 31, 1999 and
 September 30, 1999 (unaudited)...........................................   F-1

Consolidated and Combined Statements of Operations
 for the Three Months Ended December 31, 1999 and 1998 (unaudited)........   F-2

Consolidated and Combined Statements of Cash Flows
 for the Three Months Ended December 31, 1999 and 1998 (unaudited)........   F-3

Notes to Consolidated and Combined Financial Statements (unaudited).......   F-4

Report of Independent Public Accountants..................................  F-10

Consolidated and Combined Balance Sheets at September 30, 1999 and 1998...  F-11

Consolidated and Combined Statements of Operations for the
 Years Ended September 30, 1999, 1998 and 1997............................  F-12

Consolidated and Combined Statements of Cash Flows
 for the Years Ended September 30, 1999, 1998 and 1997....................  F-13

Consolidated and Combined Statements of Changes
 in Stockholders' Equity (Deficit) for the years ended September 30, 1999,
 1998 and 1997............................................................  F-14

Notes to Consolidated and Combined Financial Statements...................  F-16

                                  IXNET, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                (Amounts in thousands, except per share amount)

                                                     December 31, September 30,
                                                         1999         1999
                                                     ------------ -------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $  7,397     $ 39,020
  Marketable securities.............................     48,553       28,357
  Marketable securities, restricted.................     15,051       20,435
  Accounts receivable, net..........................     23,948       17,824
  Prepaids and other current assets.................      4,418        5,505
                                                       --------     --------
    Total current assets............................     99,367      111,141
Long term marketable securities, restricted.........      6,065        6,065
Property and equipment, net.........................     87,809       80,170
Goodwill, net.......................................     47,614       49,773
Other assets........................................        860          889
                                                       --------     --------
    Total assets....................................   $241,715     $248,038
                                                       ========     ========


        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................   $  9,249     $ 10,198
  Accrued liabilities...............................     21,671       22,445
  Current portion of capital leases.................      6,365        5,636
  Current portion of notes payable..................     11,376       14,502
                                                       --------     --------
    Total current liabilities.......................     48,661       52,781
Note payable to parent..............................     70,661       52,122
Lease obligations, less current portion.............     16,522       15,412
Notes payable, less current portion.................      4,233        4,854
                                                       --------     --------
Total liabilities...................................    140,077      125,169
                                                       ========     ========

Commitments and contingencies

Stockholders' equity:
  Common stock--$0.01 par value, authorized 100,000
   shares; 51,075 and 51,075 shares issued and out-
   standing at December 31, 1999 and September 30,
   1999, respectively...............................        511          511
  Paid-in capital...................................    251,953      249,080
  Accumulated deficit...............................   (132,024)    (109,176)
  Deferred compensation.............................    (17,720)     (16,797)
  Accumulated other comprehensive loss..............     (1,082)        (749)
                                                       --------     --------
    Total stockholders' equity......................    101,638      122,869
                                                       --------     --------
    Total liabilities and stockholders' equity......   $241,715     $248,038
                                                       ========     ========

          See Notes to Consolidated and Combined Financial Statements

                                  IXNET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                                          Three Months Ended
                                                             December 31,
                                                          -------------------
                                                            1999       1998
                                                          ---------  --------
Revenue.................................................. $  23,125  $ 12,752
Cost of revenue (exclusive of depreciation and
 amortization shown separately below)....................    24,745    12,458
Sales and marketing expense..............................     5,805     2,092
General and administrative expense.......................     4,476     1,215
Depreciation and amortization............................     8,211     3,922
Stock compensation charge................................     1,363       --
                                                          ---------  --------
  Loss from operations...................................   (21,475)   (6,935)
Interest expense, net....................................    (1,160)   (1,825)
Other income, net........................................        99        46
                                                          ---------  --------
  Loss before provision for income taxes.................   (22,536)   (8,714)
Provision for income taxes...............................       312       123
                                                          ---------  --------
  Net loss............................................... $ (22,848) $ (8,837)
                                                          =========  ========
Basic and diluted loss per share......................... $   (0.45) $  (0.21)
                                                          =========  ========
Basic and diluted weighted average number of shares
 outstanding.............................................    51,075    43,100
                                                          =========  ========


          See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                         (Dollar amounts in thousands)

                                                          Three Months ended
                                                             December 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
Cash flows from operating activities:
  Net loss ..............................................  $(22,848)  $ (8,837)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization .......................     6,052      2,676
    Amortization of goodwill ............................     2,159      1,246
    Provision for doubtful accounts .....................       744        124
    Deferred compensation charges .......................     1,363        --
    Changes in operating assets and liabilities:
      Trade receivables .................................    (6,868)       575
      Prepaids and other assets .........................     1,116      1,344
      Accounts payable and accrued liabilities ..........    (1,598)    (3,408)
                                                          ---------  ---------
  Net cash used in operating activities .................   (19,880)    (6,280)
                                                          ---------  ---------
Cash flows from investing activities:
  Capital expenditures ..................................   (10,487)    (3,549)
  Acquisition of Saturn, net of cash acquired ...........       --     (34,713)
  Net increase in investments in marketable securities ..   (14,812)       --
                                                          ---------  ---------
  Net cash used in investing activities .................   (25,299)   (38,262)
                                                          ---------  ---------
Cash flows from financing activities:
  Financing from parent, net ............................    18,539     45,183
  Principal payments on capital leases ..................    (1,365)    (1,026)
  Capital transactions with parent ......................       587      2,897
  Repayment of notes payable ............................    (3,872)       --
                                                          ---------  ---------
  Net cash provided by financing activities .............    13,889     47,054
                                                          ---------  ---------
Effect of exchange rate changes on cash .................      (333)       (75)
Net (decrease)/increase in cash .........................   (31,623)     2,437
Cash and cash equivalents, beginning of period ..........    39,020      1,255
                                                          ---------  ---------
Cash and cash equivalents, end of period ................ $   7,397  $   3,692
                                                          =========  =========
Cash paid during the period for interest ................ $     780  $     142
Non-cash investing and financing activities--
  Capital lease obligations entered into during the
   period ............................................... $   3,204  $   2,146
  Deferred compensation in connection with grants of
   stock options ........................................     2,286
Acquisition of Saturn:
  Fair value of assets acquired .........................            $  58,456
  Less: Fair value of liabilities assumed and note issued
   ......................................................               23,743
                                                                     ---------
  Acquisition of Saturn, net of cash acquired ...........            $  34,713
                                                                     =========

          See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Background and Basis of Presentation

   IXnet, Inc. ("IXnet" or the "Company") provides communications services tailored to the specialized needs of the worldwide financial services community. The Company has built and operates an Extranet, a global network connecting members of the financial services community as well as multiple offices within the same firm. The Company's services include globally available services including managed voice and data services, switched voice communications and content hosting and distribution of news, research, analytics and market data.

   IXnet started its business as International Exchange Networks, Ltd. ("IEXN"), which was incorporated in Delaware on March 8, 1993. On June 23, 1995, IPC Information Systems, Inc. ("IPC"), acquired 80% of the outstanding common stock of IEXN and acquired the remaining 20% on April 30, 1998. On March 31, 1999, IPC contributed $73 million of IEXN's then outstanding note payable to IPC into IEXN's paid-in capital.

   MXNet, Inc. ("MXNet") was incorporated in Delaware on May 24, 1996, as a wholly owned subsidiary of National Discount Brokers Group, Inc. On February 13, 1998, IPC acquired the outstanding common stock of MXNet, which was contributed to IEXN in May 1999.

   On May 4, 1999, IPC contributed 100% of the outstanding common stock of IEXN to the Company. In addition, on May 4, 1999, the Company was incorporated in Delaware as a wholly owned subsidiary of IPC with 2,000 shares of common stock, par value $0.01 per share, authorized, and 1,000 shares issued to IPC. Effective July 1, 1999, the Company amended its certificate of incorporation to increase its authorized shares to 100,000,000. On June 30, 1999, the Company declared a 43,100 for one stock split effective July 1, 1999, resulting in 43,100,000 shares issued and outstanding.

   The Company completed an initial public offering (the "Offering") of 6,500,000 shares of common stock at $15 per share on August 12, 1999. On August 30, 1999, the underwriters exercised their over-allotment option and purchased an additional 975,000 shares of common stock at $15 per share.

   The financial statements as of and for the quarter ended December 31, 1999, as well as September 30, 1999, include the accounts of IXnet and its consolidated subsidiaries. The financial statements for the quarter ended December 31, 1998, combine the historical financial information of IEXN and its consolidated subsidiaries with the historical financial information of MXNet. Intercompany balances and transactions between IEXN and MXNet have been eliminated. Additionally, the financial statements present the issued and outstanding shares of IXnet as if they had been in place for the quarter ended December 31, 1998. The financial statements include certain corporate expenses incurred by IPC that have been charged to the Company. Management believes these allocations are reasonable.

   In the opinion of management, the accompanying unaudited financial statements include all necessary adjustments (consisting of normal recurring accruals and appropriate inter-company elimination adjustments) for a fair presentation of the financial position of IXnet, Inc. as of December 31, 1999, and the results of its operations for the three months ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles, commonly referred to as GAAP, for interim financial information applied on a consistent basis. The results of operations for the three months ended December 31, 1999, are not necessarily indicative of the results to be expected for the full year. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with IXnet's Annual Report on Form 10-K for the year ended September 30, 1999.

                                  IXNET, INC.

                                  (Unaudited)

2. Summary of Significant Accounting Policies

 Accounts Receivable

   Accounts receivable relate to the billing of communication services and are net of allowance for doubtful accounts of $2.8 million and $2.1 million at December 31, 1999 and September 30, 1999.

 Earnings Per Share

   Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock adjusted for the dilutive effect of common stock equivalent shares of common stock options. Common stock equivalent shares are calculated using the treasury stock method. All stock options outstanding have been excluded from the computation of diluted loss per share, as their effect would be antidilutive. Accordingly, there is no difference between basic and diluted EPS.

3. Comprehensive Loss

   Comprehensive loss includes the Company's net loss and foreign currency translation adjustments. The tax effect and reclassifications are not significant. The Company's total comprehensive loss for the three months ended December 31, 1999 and 1998 was as follows (in thousands):

                                              Three Months Ended December 31,
                                              ---------------------------------
                                                    1999             1998
                                              ----------------  ---------------
      Net loss...............................         $(22,848)         $(8,837)
      Translation adjustment.................             (333)             (75)
                                              ----------------  ---------------
        Total comprehensive loss.............         $(23,181)         $(8,912)
                                              ================  ===============

4. Acquisitions and Strategic Agreement

 IEXN

   During June 1995, IPC acquired an 80% interest in IEXN for $5.5 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $1.3 million of goodwill. Under the initial acquisition agreement, the Company is obligated to pay additional consideration to former shareholders using a formula based upon operating results and market capitalization through fiscal 2000. Based upon data as of December 31, 1999, the Company's obligation calculated under this agreement is not material. On April 30, 1998, IPC acquired the remaining 20% interest in IEXN held by two management shareholders in exchange for 457,140 shares of IPC common stock, valued at $4.8 million based upon the IPC closing share price on that date. The acquisition of the remaining interest was accounted for using the purchase method of accounting and resulted in $4.8 million of goodwill. IEXN goodwill is being amortized over seven years from the date of the original acquisition.

 MXNet

   In February 1998, IPC acquired, by the issuance of a promissory note in the amount of $6.7 million, all of the issued and outstanding common stock of MXNet, a wholly owned subsidiary of National Discount Brokers Group, Inc. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill. MXNet goodwill is being amortized over
2.25 years from the date of acquisition.

                                  IXNET, INC.

                                  (Unaudited)


 Saturn Global Network Services Holdings Ltd.

   On December 18, 1998, the Company acquired all of the issued and outstanding common shares of Saturn Global Network Services Holdings Limited ("Saturn") from Marshalls 106 Limited ("Marshalls"). The purchase price included the payment of cash in the amount of $35.7 million (paid by the Company through borrowings from IPC) and the issuance by the Company of a promissory note, guaranteed by IPC, in the amount of $7.5 million bearing interest at the UK Sterling Base Rate, as defined, plus three percent and payable over three years (the "Marshalls Note"). In addition, the Company assumed indebtedness of Saturn due to Marshalls in the amount of $5 million payable over 24 months with interest at 9.25% (the "Saturn Note"). Under this agreement, the Marshalls note is subject to a working capital adjustment and right of offset. The working capital adjustment was settled in June 1999 resulting in a reduction approximately $2 million.

   Saturn, a UK holding company, owns telecommunication network operating subsidiaries in the United Kingdom, USA, Hong Kong, Australia, Japan and Singapore which sell managed premium grade voice and data communication services to the financial community. The acquisition was accounted for using the purchase method of accounting and resulted in $49.2 million of goodwill. Saturn goodwill is being amortized over 10 years from the date of the acquisition.

 Strategic Agreement

   On September 24, 1999, IXnet entered into a $20 million strategic agreement, including the licensing of certain software products to enhance the intelligence of the network, for a purchase price consisting of $10.0 million in cash, payable within the next twelve months, and 500,000 shares of restricted IXnet common stock valued at an average closing price prior to the agreement date. The strategic agreement is intended to create a unique network infrastructure with embedded intelligence, delivering financial enterprise integration, subject-based addressing, trading turret integration and application management capabilities.

5. Stock Compensation Charge

   In May 1999, IXnet recorded $26.4 million in non-cash deferred stock compensation reflecting the issuance by the Company of options to purchase 6,530,184 shares of common stock of IXnet at $13.96 per share. The deferred stock compensation is based upon the deemed fair market value of IXnet's common stock and the exercise price of such options issued on the date of grant. The Company recorded an additional $2.3 million of non-cash deferred stock compensation during the quarter which represents the charge for the issuance of options in May 1999 which are treated as variable options for accounting purposes. Approximately $1.4 million of deferred stock compensation is included as expense for the three months ended December 31, 1999. The remaining deferred compensation will be amortized over the remaining vesting period of the options. In addition, certain of these options may be treated as variable options and may result in additional compensation expense in future periods.

                                  IXNET, INC.

                                  (Unaudited)


6. Property and Equipment

   Property and equipment is comprised of the following (in thousands):

                                                     December 31, September 30,
                                        Useful Lives     1999         1999
                                        ------------ ------------ -------------
   Network equipment................... 2 to 5 years   $37,406       $39,700
   Network equipment under capital
    leases.............................      5 years    38,980        28,637
   Indefeasible rights of use..........     IRU term     9,423         6,571
   Network software....................      3 years    23,405        21,485
   Office equipment and furniture......      5 years     6,551         6,227
   Leasehold improvements..............   Lease term     3,070         2,524
                                                       -------       -------
     Total depreciable property and
      equipment........................                118,835       105,144
     Less accumulated depreciation and
      amortization.....................                 31,026        24,974
                                                       -------       -------
                                                       $87,809       $80,170
                                                       =======       =======

   Accumulated depreciation of network equipment under capital leases at December 31, 1999 and September 30, 1999, was $12.4 million and $10.8 million, respectively.

7. Disclosures about Segments of an Enterprise and Related Information

   The Company is focused on providing a seamless global network providing a variety of voice, data, and content distribution services which has been specifically designed to meet the specialized requirements of the financial services industry. All of our revenue is derived from our global network. All operating expenses and assets of the Company are combined and reviewed by the chief operating decision makers on an enterprise wide-basis, resulting in no additional discrete financial information or reportable segment information.

   Our network connects customers in 37 countries around the world and we have major offices in New York, London and Sydney from which we coordinate our sales and marketing, finance and administrative functions in North America, Europe and the Asia Pacific countries. We refer to these areas as regions. We focus on the global needs of the financial services community. There is a high degree of similarity across our customer base, products and services in each region.

   Enterprise wide information is provided in accordance with SFAS 131 "Disclosures about Segments of an Enterprise and Related Information". Geographic sales information is based on the currency in which the customer is billed. Long-lived asset information is based on the physical location of the assets. The following is revenue and long-lived asset information for geographic areas (in thousands):

                                              Three Months ended December 31,
                                           -------------------------------------
                                                  1999               1998
                                                  ----               ----
                                                   Long-Lived         Long-Lived
                                           Revenue   Assets   Revenue   Assets
                                           ------- ---------- ------- ----------
   North America.......................... $11,653  $ 77,394  $ 8,431  $36,883
   Europe.................................   6,499    11,703    3,758   15,073
   Asia/Pacific...........................   4,973    47,186      563      --
                                           -------  --------  -------  -------
                                           $23,125  $136,283  $12,752  $51,956
                                           =======  ========  =======  =======

   For the three months ended December 31, 1999, revenue from the United States, United Kingdom, and Australia represented 49.1%, 22.7%, and 11.6% of total revenue, respectively. For the three months ended December 31, 1998, revenue was generated primarily from the United States and the United Kingdom.

                                  IXNET, INC.

                                  (Unaudited)


   Long-lived assets primarily located within the United States, represent 34.6%, and 70.0% of total assets, as of December 31, 1999, and 1998, respectively.

   For the three months ended December 31, 1999, one customer accounted for 11.3% of total revenue. For the three months ended December 31, 1998, two customers accounted for 17.5% and 14.7% of total revenue.

8. Commitments and Contingencies:

 Intercompany Agreement

   As of July 1, 1999, the Company, IPC and IEXN entered into an intercompany agreement which provides, among other matters, for IPC to furnish up to $50.0 million of credit, including the provision of letters of credit, guarantees and other forms of credit enhancements limited to $6.25 million per quarter, commencing July 1, 1999 and continuing through the quarter ending June 30, 2001. Outstanding notes payable on July 1, 1999 and additional amounts borrowed under the agreement bear interest at the Base Rate, as defined, plus 2%. Any and all amounts advanced by IPC which are outstanding on June 30, 2001 shall be immediately due and payable.

   The amount due IPC at December 31, 1999 and September 30, 1999, respectively, was $70.7 million and $52.1 million. During each quarter presented in this Interim Report on form 10-Q, the $6.25 million limitation had been exceeded representing a delay in reimbursement of quarterly funding by IPC and interest expense on the outstanding amounts, as well as the transfer of a UK VAT receivable from IPC to the Company in the quarter ended September 30, 1999. The amounts were subsequently reimbursed and the balances are now consistent with the intercompany agreement.

9. Subsequent Events

   Effective January 1, 2000, IXnet acquired all of the issued and outstanding common shares of Business Networks of New York, Inc. ("BNNY"). The $26.5 million purchase price consisted of $24.5 million in cash and 45,707 shares of IXnet common stock.

   BNNY is a leader in providing voice and data services to the financial community, primarily in the New York Metropolitan Area.

   On January 25, 2000, IXnet acquired all of the issued and outstanding common shares of Systems Programming & Network Computing, Inc. ("SPNC"). The purchase price was approximately $1.5 million and consisted of $300,000 in cash, a $100,000 promissory note issued by the Company and 6,080 shares of IXnet common stock.

   SPNC is a leader in providing and integrating sophisticated multi-system, multi-platform applications for the financial services community.

   On February 22, 2000, IXnet announced along with its parent, IPC Communications, Inc. that both entities had entered into an agreement and plan of merger with Global Crossing Ltd. valued at $3.8 billion. Under the terms of the merger agreement IXnet stockholders will be entitled to receive 1.184 shares of Global Crossing common stock for each share of IXnet common stock and IPC stockholders will be entitled to receive 5.417 shares of Global Crossing common stock for each share of IPC common stock. Upon completion of the mergers, IPC Information Systems Inc., which will be the successor to IPC Communications, Inc., and IXnet will become wholly owned subsidiaries of Global Crossing. The acquisition will be accounted for using the purchase method of accounting and is expected to close in June 2000.

                                  IXNET, INC.

                                  (Unaudited)


   From February 20, 2000 to March 8, 2000, three lawsuits purporting to be class action suits were filed in the Delaware Chancery Court in and for New Castle County. The complaints, captioned Weinbtraub v. Smith, et al., Blisko v. Smith, et al., and Koening v. Smith et al., allege that IXnet, IPC, and the individual directors of IXnet and IPC breached their fiduciary duties to IXnet's minority shareholders in connection with the mergers of Global Crossing Ltd., IXnet and IPC. The plaintiffs allege, among other things, that when measured in percentage terms, IXnet's minority stockholders will receive a lower premium for their shares than IPC stockholders. The plaintiffs seek an injunction of the mergers, money damages and attorney's fees. The defendants believe these actions are entirely without merit and will contest them vigorously.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
IXnet, Inc.:

   In our opinion, the accompanying consolidated and combined balance sheets and the related consolidated and combined statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of IXnet, Inc. and its subsidiaries at September 30, 1999 and September 30, 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conduced our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

New York, New York
November 30, 1999

                                  IXNET, INC.

                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                (Amounts in thousands, except per share amount)

                                                             September 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents............................... $  39,020  $  1,255
  Marketable securities...................................    28,357       --
  Marketable securities, restricted.......................    20,435       --
  Accounts receivable, net................................    17,824     9,844
  Prepaids and other current assets.......................     5,505     2,707
                                                           ---------  --------
    Total current assets..................................   111,141    13,806
Property and equipment, net...............................    80,170    36,351
Long term marketable securities, restricted...............     6,065       --
Goodwill, net.............................................    49,773     9,023
Other assets..............................................       889     1,152
                                                           ---------  --------
    Total assets.......................................... $ 248,038  $ 60,332
                                                           =========  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................ $  10,198  $  7,028
  Accrued liabilities.....................................    22,445     9,007
  Current portion of capital leases.......................     5,636     4,057
  Current portion of notes payable........................    14,502       --
                                                           ---------  --------
    Total current liabilities.............................    52,781    20,092
Note payable to parent....................................    52,122    43,629
Lease obligations, less current portion...................    15,412    11,570
Notes payable, less current portion.......................     4,854       --
                                                           ---------  --------
    Total liabilities.....................................   125,169    75,291
                                                           ---------  --------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock--$0.01 par value, authorized 100,000
   shares;
   51,075 and 43,100 shares issued and outstanding at Sep-
   tember 30, 1999 and 1998, respectively.................       511       431
  Paid-in Capital.........................................   249,080    33,830
  Accumulated deficit.....................................  (109,176)  (49,709)
    Deferred compensation.................................   (16,797)      --
  Accumulated other comprehensive (loss) income...........      (749)      489
                                                           ---------  --------
    Total stockholders' equity (deficit)..................   122,869   (14,959)
                                                           ---------  --------
    Total liabilities and stockholders' equity (deficit).. $ 248,038  $ 60,332
                                                           =========  ========

          See Notes to Consolidated and Combined Financial Statements

                                  IXNET, INC:

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                  Year ended September 30,
                                                 ----------------------------
                                                   1999      1998      1997
                                                 --------  --------  --------
Revenue......................................... $ 73,615  $ 35,853  $ 17,838
Cost of revenue (exclusive of depreciation and
 amortization shown separately below)...........   73,097    35,652    19,823
Sales and marketing expense.....................   13,063     8,455     4,172
General and administrative expense..............    8,312     5,001     3,439
Depreciation and amortization...................   21,575     9,060     3,460
Special charge..................................      --      1,350       --
Stock compensation charge.......................    9,079       --        --
                                                 --------  --------  --------
  Loss from operations..........................  (51,511)  (23,665)  (13,056)
Interest expense, net...........................   (6,999)   (3,527)   (2,040)
Other income (expense), net.....................      336        26       117
                                                 --------  --------  --------
  Loss before provision for income taxes........  (58,174)  (27,166)  (14,979)
Provision for income taxes......................    1,293       473       229
                                                 --------  --------  --------
  Net loss...................................... $(59,467) $(27,639) $(15,208)
                                                 ========  ========  ========
Basic and diluted loss per share................ $  (1.35) $  (0.64) $  (0.35)
                                                 ========  ========  ========
Basic and diluted weighted average number of
 shares outstanding.............................   44,085    43,100    43,100
                                                 ========  ========  ========


          See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                                   Year ended September 30,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
Cash flows from operating activities:
  Net loss....................................... $(59,467) $(27,639) $(15,208)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Depreciation and amortization..................   15,656     6,865     3,279
  Amortization of goodwill.......................    5,919     2,195       181
  Provision for doubtful accounts................    1,693     1,674       325
  Deferred compensation charges..................    9,079       --        --
  Changes in operating assets and liabilities:
    Trade receivables............................   (6,190)   (5,957)   (3,178)
    Prepaids and other assets....................   (1,566)     (135)   (2,471)
    Accounts payable and accrued liabilities.....    5,762     7,904     2,403
                                                  --------  --------  --------
  Net cash used in operating activities..........  (29,114)  (15,093)  (14,669)
                                                  --------  --------  --------
Cash flows from investing activities:
    Capital expenditures.........................  (24,208)  (12,930)   (3,495)
    Acquisition of Saturn, net of cash acquired..  (34,713)      --        --
    Investment in marketable securities..........  (28,357)     (842)      --
                                                  --------  --------  --------
    Net cash used in investing activities........  (87,278)  (13,772)   (3,495)
                                                  --------  --------  --------
Cash flows from financing activities:
    Net proceeds from initial public offering....  102,775       --        --
    Financings from parent, net..................   82,792    23,476    12,887
    Capital transactions with parent.............    3,098     9,478     5,535
    Principal payments on capital leases.........   (5,214)   (3,125)   (1,818)
    Repayment of notes payable...................   (1,556)      --        --
                                                  --------  --------  --------
    Net cash provided by financing activities....  181,895    29,829    16,604
                                                  --------  --------  --------
Effect of exchange rate changes on cash..........   (1,238)     (234)      469
                                                  --------  --------  --------
Net increase (decrease) in cash..................   64,265       730    (1,091)
Cash and cash equivalents, beginning of period...    1,255       525     1,616
                                                  --------  --------  --------
Cash and cash equivalents, end of period......... $ 65,520  $  1,255  $    525
                                                  ========  ========  ========
Cash paid during the period for interest......... $  6,118  $  3,527  $  2,040
Non-cash investing and financing activities--
  Capital contributed by parent:
    Acquisition of remaining 20% of International
     Exchange
     Networks, Ltd............................... $    --   $  4,800  $    --
    Acquisition of MXNet Inc., net of cash
     acquired....................................      --      6,660       --
    Capitalization of note payable to parent.....   73,000       --        --
  Installment purchase of indefeasible rights of
   use...........................................      --      3,600       --
  Capital lease obligations entered into during
   the period....................................   10,284     6,414     9,685
  Deferred compensation in connection with grants
   of stock options..............................   26,382       --        --
  Purchase of software in connection with the
   strategic agreement...........................   20,000       --        --
Acquisition of Saturn:
  Fair value of assets acquired.................. $ 58,456  $    --   $    --
  Less: Fair value of liabilities assumed and
   note issued...................................   23,743       --        --
                                                  --------  --------  --------
  Acquisition of Saturn, net of cash acquired.... $ 34,713  $    --   $    --
                                                  ========  ========  ========

          See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
                       STOCKHOLDERS' EQUITY (DEFICIT)(1)
                                 (In thousands)

                         Common Stock
                         -------------
                                       Paid-in   Accumulated   Deferred
                         Shares Amount Capital     Deficit   Compensation Subtotal(1)
                         ------ ------ --------  ----------- ------------ -----------
Balance, September 30,
 1996................... 43,100  $431  $  7,357   $  (6,862)   $    --     $    926
  Paid-in capital.......    --    --      5,535         --          --        5,535
  Net loss..............    --    --        --      (15,208)        --      (15,208)
  Translation
   adjustment...........    --    --        --          --          --          --
                         ------  ----  --------   ---------    --------    --------
Balance, September 30,
 1997................... 43,100   431    12,892     (22,070)        --       (8,747)
  Paid-in capital.......    --    --     20,938         --          --       20,938
  Net loss..............    --    --        --      (27,639)        --      (27,639)
  Translation
   adjustment...........    --    --        --          --          --          --
                         ------  ----  --------   ---------    --------    --------
Balance, September 30,
 1998................... 43,100   431    33,830     (49,709)        --      (15,448)
  Issuance of common
   stock in initial
   public offering, net
   of expenses..........  7,475    75   102,775         --          --      102,850
  Issuance of common
   stock in connection
   with strategic
   agreement............    500     5     9,995         --          --       10,000
  Capitalization of note
   payable to Parent....    --    --     73,000         --          --       73,000
  Deferred stock option
   compensation.........    --    --     26,382         --      (26,382)        --
  Amortization of
   deferred
   compensation.........    --    --        --          --        9,079       9,079
  Other deferred
   compensation
   adjustments..........    --    --       (506)        --          506         --
  Capital contribution
   for IPC's utilization
   of tax benefits......    --    --      3,604         --          --        3,604
    Net loss............    --    --        --      (59,467)        --      (59,467)
    Translation
     adjustment.........    --    --        --          --          --          --
                         ------  ----  --------   ---------    --------    --------
Balance, September 30,
 1999................... 51,075  $511  $249,080   $(109,176)   $(16,797)   $123,618
                         ======  ====  ========   =========    ========    ========

--------
(1) The Consolidated and Combined Statements of Changes in Stockholders' Equity (Deficit) continues on page F-15.


           See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

                CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES
                       IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                                            Accumulated
                                               Other
                                           Comprehensive           Comprehensive
                               Subtotal(1) Income (Loss)  Total        Loss
                               ----------- ------------- --------  -------------
Balance, September 30, 1996..   $    926      $   (36)   $    890    $    --
    Paid-in capital..........      5,535          --        5,535         --
    Net loss.................    (15,208)         --      (15,208)   $(15,208)
    Translation adjustment...        --           202         202         202
                                --------      -------    --------    --------
      Total comprehensive
       loss..................                                        $(15,006)
                                                                     ========
Balance, September 30, 1997..     (8,747)         166      (8,581)        --
    Paid-in capital..........     20,938          --       20,938         --
    Net loss.................    (27,639)         --      (27,639)   $(27,639)
    Translation adjustment...        --           323         323         323
                                --------      -------    --------    --------
      Total comprehensive
       loss..................                                        $(27,316)
                                                                     ========
Balance, September 30, 1998..    (15,448)         489     (14,959)
  Issuance of common stock in
   initial public offering,
   net of expenses...........    102,850          --      102,850         --
  Issuance of common stock in
   connection with strategic
   agreement.................     10,000          --       10,000         --
  Capitalization of note
   payable to Parent.........     73,000          --       73,000         --
  Deferred stock option
   compensation..............        --           --          --          --
  Amortization of deferred
   compensation..............      9,079          --        9,079         --
  Other deferred compensation
   adjustments...............        --           --          --          --
  Capital contribution for
   IPC's utilization of tax
   benefits..................      3,604          --        3,604         --
    Net loss.................    (59,467)         --      (59,467)    (59,467)
    Translation adjustment...        --        (1,238)     (1,238)     (1,238)
                                --------      -------    --------    --------
      Total comprehensive
       loss..................                                        $(60,705)
                                                                     ========
Balance, September 30, 1999..   $123,618      $  (749)   $122,869
                                ========      =======    ========

--------
(1) The Consolidated and Combined Statements of Changes in Stockholders' Equity (Deficit) is continued from page F-14.


           See Notes to Consolidated and Combined Financial Statements.

                                  IXNET, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Background and Basis of Presentation:

   IXnet, Inc. ("IXnet" or the "Company") provides communications services tailored to the specialized needs of the worldwide financial services community. The Company established and operates an extranet, a global network connecting members of the financial services community as well as multiple offices within the same firm. The Company's services include globally available services including managed voice and data services, switched voice communications and content hosting and distribution of news, research, analytics and market data.

   The Company completed an initial public offering (the "Offering") of 6,500,000 shares of common stock at $15 per share on August 12, 1999. On August 30, 1999, the underwriters exercised their over-allotment option and purchased an additional 975,000 shares of common stock at $15 per share. In connection with the Offering, IXnet was incorporated in Delaware on May 4, 1999, as a wholly owned subsidiary of IPC Information Systems, Inc. ("IPC") with 2,000 shares of common stock, par value $0.01 per share, authorized, and 1,000 shares issued to IPC. Effective July 1, 1999 the Company amended its certificate of incorporation to increase its authorized shares to 100,000,000. On June 30, 1999, the Company declared a 43,100 for one stock split effective July 1, 1999, resulting in 43,100,000 shares issued and outstanding.

   On May 4, 1999, IPC contributed 100% of the outstanding common stock of International Exchange Networks, Ltd. ("IEXN") to the Company.

   IEXN was incorporated in Delaware on March 8, 1993, with 10,000 shares of common stock, par value $0.01 per share, authorized. On June 23, 1995, IPC acquired 2,280 shares of IEXN (80% of the outstanding common stock after the acquisition) and acquired the remaining 560 shares outstanding on April 30, 1998. On March 31, 1999, IPC contributed $73.0 million of IEXN's then outstanding note payable to IPC into IEXN's paid-in capital.

   MXNet Inc. ("MXNet") was incorporated in Delaware on May 24, 1996, as a wholly owned subsidiary of National Discount Brokers Group, Inc. with 3,000 shares of common stock, par value $0.01 per share, authorized. On February 13, 1998, IPC acquired the outstanding common stock of MXNet which was contributed to IEXN in May 1999.

   The financial statements present the consolidated financial position, results of operations, changes in stockholder's (deficit) equity and cash flows of IEXN and its subsidiaries combined with the financial position, results of operations, changes in stockholder's deficit and cash flows of MXNet as of and for the periods that they were under common control. Additionally, the financial statements present the issued and outstanding shares of IXnet as if they had been in place for all periods presented. The financial statements include certain corporate expenses (see Note 11) incurred by IPC that have been charged to the Company on a direct or allocated basis. Management believes these allocations are reasonable.

2. Summary of Significant Accounting Policies:

 Principles of Consolidation and Combination

   The consolidated financial statements as of and for the year ended September 30, 1999 include the accounts of IXnet and its consolidated subsidiaries. The financial statements as of September 30, 1998 combine the historical financial information of IEXN and its consolidated subsidiaries with the historical financial information of MXNet from the date of its acquisition. Intercompany balances and transactions within and between IEXN and MXNet have been eliminated. The financial statements for the year ended September 30, 1997, include the historical financial information of IEXN and its consolidated subsidiaries.

                                  IXNET, INC.

 Cash and Cash Equivalents

   The Company places cash with high-credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

 Marketable Securities

   Marketable securities consist of investments in short term government grade commercial paper with maturities less than 1 year. Such securities are classified as available for sale and, accordingly, are carried at fair value, which approximates cost at September 30, 1999. The amortized cost of debt securities is adjusted for amortization of premium and accretion of discounts to maturity. Amortization of purchase premiums or accretion of discounts and realized gains and losses are included in interest income.

   On September 24, 1999, the Company entered into a strategic agreement including the licensing of certain software products to enhance the intelligence of the network. The purchase price included $10.0 million in cash to be paid in installments over six months beginning on October 30, 1999. Separately, the Company also entered into agreements to purchase indefeasible rights of use ("IRU's") over the next three years in an aggregate amount of $16.5 million. In accordance with an amendment to IPC's credit agreement revised in connection with the strategic agreement, these amounts are invested in marketable securities dedicated to satisfy these commitments.

 Accounts Receivable

   Accounts receivable relate to the billing of communication services and are net of allowance for doubtful accounts of $2.1 million and $0.6 million for the year ended September 30, 1999 and 1998, respectively.

 Revenue Recognition

   Revenues are billed and recognized monthly based on flat-rate monthly charges. Installation revenue is deferred and recognized ratably over the average contract term. Bandwidth and switched voice charges are billed and recognized monthly based on customer usage.

 Property and Equipment

   Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over their estimated useful lives or related contract terms, beginning in the year the asset is placed into service. Direct costs related to the installation of network equipment are capitalized and depreciated over the life of the asset.

 Goodwill

   Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in purchase acquisitions. Goodwill is amortized on a straight-line basis over the periods benefited. Goodwill includes the related amounts recorded in connection with IPC's acquisitions of IEXN and MXNet and IXnet's acquisition of Saturn. The Company assesses whether its goodwill is impaired as required by SFAS 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of".

                                  IXNET, INC.

 Comprehensive Loss

   Effective October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. Comprehensive loss includes the Company's net loss and foreign currency translation adjustments. The tax effect and reclassifications were not significant.

 Income Taxes

   The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

   The Company is included in the consolidated federal income tax return of IPC and computes its federal income tax provision on a separate return basis. Under the tax sharing arrangement with its parent, the Company is reimbursed for the benefit derived from inclusion of its tax losses in the consolidated federal income tax return. Any difference between the amount of the federal income tax provision or benefit determined on a separate return basis and the amount received under the tax sharing arrangement is treated as a contribution to paid-in capital.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

 Segment Information

   In 1999, the Company adopted Statement of Financial Accounting Standards
(SFAS) 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry" segment approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not effect the Company's results of operations or financial position.

 Foreign Currency Translation Adjustment

   The balance sheets and statements of operations of the Company's foreign operations are recorded using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rates and revenue and expense amounts are translated at the average rates of exchange prevailing during the periods reported. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity (deficit).

                                  IXNET, INC.

 Earnings Per Share

   Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock adjusted for the dilutive effect of common stock equivalent shares of common stock options. Common stock equivalent shares are calculated using the treasury stock method. All stock options outstanding have been excluded from the computation of diluted loss per share as their effect would be antidilutive. Accordingly, there is no difference between basic and diluted EPS.

3. Effects of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of this standard was deferred to all fiscal quarters of fiscal years beginning after June 15, 2000 by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which was issued on June 30, 1999. Management does not believe the adoption of this standard will have a material impact on the Company's operations.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not anticipate the adoption of the standard to have a material effect on its financial position, results of operations or cash flows.

4. Acquisitions and Strategic Agreement:

 IEXN

   During June 1995, IPC acquired an 80% interest in IEXN for $5.5 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $1.3 million of goodwill. Under the initial acquisition agreement, the Company is obligated to pay additional consideration to former shareholders using a formula based upon operating results and market capitalization through fiscal 2000. Based upon data as of September 30, 1999, the Company's obligation calculated under this agreement is not material. On April 30, 1998, IPC acquired the remaining 20% interest in IEXN held by two management shareholders in exchange for 457,140 shares of IPC common stock, valued at $4.8 million based upon the IPC closing share price on that date. The acquisition of the remaining interest was accounted for using the purchase method of accounting and resulted in $4.8 million of goodwill is being amortized over seven years from the date of the original acquisition.

 MXNet

   In February 1998, IPC acquired, by the issuance of a promissory note in the amount of $6.7 million, all of the issued and outstanding common stock of MXNet, a wholly owned subsidiary of National Discount Brokers Group, Inc. The promissory note plus accrued interest was paid on April 8, 1998. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill. MXNet goodwill is being amortized over
2.25 years from the date of acquisition.

                                  IXNET, INC.

   The following unaudited pro forma statement of operations data for the years ended September 30, 1998 and 1997, gives effect to the acquisition of MXNet as if it had occurred on October 1, 1997 and 1996, respectively (in thousands):

                                                               Year ended
                                                              September 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
      Revenue.............................................. $ 36,386  $ 18,663
      Loss before provision for income taxes............... $(28,669) $(18,804)

   Pro forma adjustments include: (i) financial results of MXNet for the year ended September 30, 1997; (ii) financial results of MXNet from October 1, 1997 to the date of acquisition; and (iii) amortization of goodwill over 2.25 years. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at October 1, 1996 or 1997, or of the results to be achieved thereafter.

Saturn Global Network Services Holdings Ltd.

   On December 18, 1998, the Company acquired all of the issued and outstanding common shares of Saturn Global Network Services Holdings Limited ("Saturn") from Marshalls 106 Limited ("Marshalls"). The purchase price included the payment of cash in the amount of $35.7 million (paid by the Company through borrowings from IPC) and the issuance by the Company of a promissory note, guaranteed by IPC, in the amount of $7.5 million bearing interest at the UK Sterling Base Rate, as defined, plus three percent and payable over three years (the "Marshalls Note"). In addition, the Company assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million payable over 24 months with interest at 9.25% (the "Saturn Note"). Under this agreement, the Marshalls note is subject to a working capital adjustment and right of offset. The working capital adjustment was settled in June 1999 resulting in a reduction of our obligation by approximately $2.0 million. These notes, including interest, is payable in the amounts of $4.7 million, $3.2 million and $2.4 million in 2000, 2001 and 2002, respectively.

   Saturn, a UK holding company, owns telecommunication network operating subsidiaries in the United Kingdom, USA, Hong Kong, Australia, Japan and Singapore. It has an established business of selling managed premium grade voice and data communication services to the financial community. The acquisition was accounted for using the purchase method of accounting and resulted in $49.2 million of goodwill. Saturn goodwill is being amortized over 10 years from the date of the original acquisition.

   The following unaudited pro forma statement of operations data for the years ended September 30, 1999 and 1998 gives effect to the Saturn acquisition as if it had occurred on October 1, 1998 and 1997, respectively (in thousands):

                                                               Year ended
                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
      Revenue.............................................. $ 78,414  $ 61,171
      Loss before provision for income taxes............... $(60,686) $(37,834)

   Pro forma adjustments include: (i) amortization of goodwill over 10 years;
(ii) interest expense on the Saturn Note and the Marshalls Note; and (iii) interest expense on borrowings from IPC at a US bank prime rate plus two percent. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at October 1, 1998 or 1997, or of the results to be achieved thereafter.

                                  IXNET, INC.

 Strategic Agreement

   On September 24, 1999, IXnet entered into a $20 million strategic agreement, including the licensing of certain software products to enhance the intelligence of the network, for a purchase price consisting of $10.0 million in cash, payable within the next twelve months, and 500,000 shares of restricted IXnet common stock valued at an average closing price prior to the agreement date. The strategic agreement is intended to create a unique network infrastructure with embedded intelligence, delivering financial enterprise integration, subject-based addressing, trading turret integration and application management capabilities.

5. IPC Merger and Special Charge:

   On April 30, 1998, Arizona Acquisition Corp. was merged into IPC (the "Merger"). In connection with the Merger, IPC issued $247.4 million aggregate principal amount at maturity of 10 7/8% Senior Discount Notes due 2008 (the "Notes"). The Notes were issued under an indenture between IPC, as issuer, and United States Trust Company of New York, as trustee.

   The indenture contains various covenants and conditions which impose limitations on IPC and its subsidiaries (including IXnet), including, (i) indebtedness, (ii) restricted payments, (iii) dividends, (iv) issuance and sale of capital stock of subsidiaries, (v) issuance of guarantees by subsidiaries,
(vi) certain transactions with shareholders and affiliates, (vii) liens, (viii) sale-leaseback transactions, (ix) asset sales, and (x) maintaining various financial ratios.

   In connection with the Merger, IEXN incurred a special charge for bonuses and the cancellation of IPC stock options of $1.4 million.

6. Property and Equipment:

   Property and equipment is comprised of the following (in thousands):

                                                                September 30,
                                                               ----------------
                                                  Useful Lives   1999    1998
                                                  ------------ -------- -------
   Network equipment............................. 2 to 5 years $ 39,700 $15,907
   Network equipment under capital leases........      5 years   28,637  20,717
   Indefeasible rights of use....................     IRU term    6,571   4,448
   Network software..............................      3 years   21,485     --
   Office equipment and furniture................      5 years    6,227   3,871
   Leasehold improvements........................   Lease term    2,524   2,127
                                                               -------- -------
     Total depreciable property and equipment....               105,144  47,070
     Less accumulated depreciation and
      amortization...............................                24,974  10,719
                                                               -------- -------
                                                               $ 80,170 $36,351
                                                               ======== =======

   Included in accumulated depreciation and amortization at September 30, 1999 and 1998, was $10.8 million and $5.8 million, respectively, representing accumulated depreciation of network equipment under capital leases.

                                  IXNET, INC.

7. Benefit Plans:

 Pension Plans

   The Company participates in IPC's defined contribution plan covering all eligible US employees. According to plan provisions, IPC contributions are discretionary and are subject to approval by IPC's board of directors. Eligible employees may contribute 15% of their compensation up to $10,000 annually. The Company contributed $184,519, $103,000 and $48,000 to the plan on behalf of the Company's employees for the years ended September 30, 1999, 1998 and 1997.

 IPC's Stock Option and Incentive Plans

   Under IPC's 1994 Stock Option and Incentive Plan, 1998 Stock Option Plan, and 1999 Incentive Stock Option Plan certain employees of the Company received grants of stock options.

   A summary of IPC's stock option plan and changes related to employees of the Company as of September 30, 1999, 1998, and 1997, and for the years then ended is presented below.

                                                                        Weighted
                                                                        Average
                                                               Option   Exercise
                                                               Shares    Price
                                                              --------  --------
Outstanding at September 30, 1996............................  231,000   $ 7.93
  Options granted............................................  186,000   $ 7.25
  Options forfeited..........................................  (53,334)  $ 7.53
  Options exercised..........................................  (26,666)  $ 6.83
                                                              --------   ------
Outstanding at September 30, 1997............................  337,000   $ 7.71
  Options forfeited..........................................   (4,002)  $ 7.63
  Options exercised..........................................   (4,998)  $ 8.00
  Options exercised and retired at merger.................... (328,000)  $ 7.70
  Options granted (1998 Option Plan).........................  401,734   $10.50
                                                              --------   ------
Outstanding at September 30, 1998............................  401,734   $10.50
  Options forfeited..........................................  (22,868)  $10.50
  Options exercised.......................................... (160,300)  $10.50
  Options granted............................................  195,146   $10.50
                                                              --------   ------
Outstanding at September 30, 1999............................  413,712   $10.50
                                                              ========   ======

   There were 413,712, 0, and 53,445 options exercisable at September 30, 1999, 1998 and 1997, respectively. The weighted average fair value per share of options granted was $10.50, $4.10, $3.31 for the years ended September 30, 1999, 1998 and 1997, respectively. The weighted average contractual life of stock options outstanding at September 30, 1999 was 9.1 years.

   In connection with the Merger, IPC terminated the 1994 Option Plan and replaced it with the 1998 Option Plan. Under the 1998 Option Plan, employees generally vest in stock options over a five-year period, subject to certain accelerated vesting provisions based on IPC common stock achieving specified fair market levels for specified periods. Such fair market levels have been met and accordingly, all options are vested and exercisable.

                                  IXNET, INC.

 IXnet 1999 Stock Option Plan

   During May 1999, IXnet's Board of Directors and IPC approved the 1999 Stock Option Plan, authorizing the grant of options to purchase up to 7,053,409 shares of the Company's common stock. At that time, options to purchase 6,530,184 shares were granted to employees, directors and others at an exercise price of $13.96 per share. Except for 1,763,352 options granted to the Chief Executive Officer which vested immediately, such options vest over four years. Options become exercisable, to the extent then vested, 30 months from the date of grant.

   In connection with the issuance of stock options under the Plan, the Company recorded deferred compensation in the aggregate amount of approximately $26.4 million based upon the deemed fair market value for accounting purposes of IXnet's common stock at the date of grant. For the year ended September 30, 1999, $9.1 million of the deferred compensation was included as expense. The remaining balance will be amortized over the remaining vesting period of the options. In addition, certain of these options are treated as variable options for accounting purposes and may result in additional deferred compensation expense in future periods.

   A summary of IXnet's stock option plan from the initial issuance to September 30, 1999 is as follows:

                                                      Option    Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
      Beginning Balance............................. 6,530,184       $13.96
      Options granted...............................   489,764       $16.04
      Options forfeited.............................  (193,919)      $13.98
                                                     ---------       ------
      Outstanding at September 30, 1999............. 6,826,029       $14.11
                                                     =========       ======

 Stock-Based Compensation

   IXnet applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized for the 1994 or 1998 IPC Option Plan. The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation". In connection with the IPC Merger, the Company recognized compensation expense in the amount of $875,000 in the year ended September 30, 1998, representing payments to IXnet option holders upon cancellation of their IPC stock options. Had compensation expense for employees of the Company receiving stock options under IXnet's 1999 Stock Option Plan, IPC's 1998 Stock Option Plan and IPC's 1994 Option Plan been determined based on the fair value at the grant date for awards under these plans in the years ended September 30, 1999, 1998, and 1997 respectively, consistent with the provisions of SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                                                  Year ended September 30,
                                                 ----------------------------
                                                   1999      1998      1997
                                                 --------  --------  --------
     Net loss--as reported...................... $(59,467) $(27,639) $(15,208)
     Net loss--pro forma........................ $(63,076) $(28,114) $(15,859)
     Basic and diluted loss per share--as
      reported.................................. $  (1.35) $  (0.64) $  (0.35)
     Basic and diluted loss per share--pro
      forma..................................... $  (1.43) $  (0.65) $  (0.37)

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions used for grants for the years ended September

                                  IXNET, INC.

30, 1999, 1998 and 1997, respectively: zero dividend yield and expected volatility of 0.3%, 0.5% and 0.5%; weighted average risk-free interest rate of 6.0%, 5.61% and 6.01%; and expected lives of 4, 3 and 4 years.

8. Supplemental Financial Data:

   Prepaids and other current assets include the following (in thousands):

                                                                  September 30,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
      Value added tax recoverable................................ $3,349 $1,211
      Prepaid telecommunication transport lines and circuits.....    --     376
      Deposits...................................................    --     750
      Other receivables..........................................    590    --
      Other......................................................  1,566    370
                                                                  ------ ------
                                                                  $5,505 $2,707
                                                                  ====== ======

   Accounts payable include the following (in thousands):

                                                                  September 30,
                                                                  --------------
                                                                   1999    1998
                                                                  ------- ------
      Installment purchase of IRU................................ $   --  $3,600
      Trade accounts payable.....................................  10,198  3,428
                                                                  ------- ------
                                                                  $10,198 $7,028
                                                                  ======= ======

   Accrued liabilities include the following (in thousands):

                                                                  September 30,
                                                                  --------------
                                                                   1999    1998
                                                                  ------- ------
      Carrier costs.............................................. $12,351 $3,815
      Compensation and benefits..................................   3,463  2,206
      Deferred revenue...........................................   2,695    615
      Other......................................................   3,936  2,371
                                                                  ------- ------
                                                                  $22,445 $9,007
                                                                  ======= ======

9. IPC's Revolving Credit Facility:

   On June 21, 1999, IPC amended and restated its $55.0 million Revolving Credit Facility to provide for a Working Capital Facility of $45.0 million and a $20.0 million Term Loan. In addition, certain terms relating to eligibility of receivables used in determining the amount available under the Working Capital Facility were changed to increase the availability. The amendment and restatement also provided for a pledge by IPC Communications of IPC common stock and a pledge by IPC of IXnet common stock and certain additional financial covenants including a leverage ratio and fixed charge ratio. All of the Company's real and personal property will continue to be pledged as collateral and the Company and its subsidiaries will continue to be guarantors under IPC's revolving credit agreement. The $20.0 million Term Loan is repayable in quarterly installments of $1.3 million, commencing September 30, 1999 and bears interest at LIBOR plus 2.75% or at the Base Rate plus 1.75% at IPC's option. IPC's credit agreement, which provides for both the Working Capital Facility and the Term Loan, matures on April 30, 2003.

                                  IXNET, INC.

10. Commitments and Contingencies:

 Leases

   The Company has entered into various operating leases for real estate, equipment, and telecommunication transport lines and circuits and has entered into capital lease agreements for certain network equipment.

   Future minimum lease payments required under noncancellable capital and operating leases at September 30, 1999 are as follows (in thousands):

                                                             Capital Operating
      Fiscal                                                 Leases   Leases
      ------                                                 ------- ---------
      2000..................................................   7,608   24,154
      2001..................................................   7,322    5,438
      2002..................................................   5,184    4,268
      2003..................................................   3,414    3,853
      2004..................................................   1,525    3,813
      Thereafter............................................     --     2,142
                                                             -------  -------
      Total................................................. $25,053  $43,668
                                                                      =======
      Less, amounts representing interest...................   4,005
                                                             -------
      Net present value of minimum lease payments under
       capital leases....................................... $21,048
                                                             =======

   Expenses under operating leases were $17.1 million, $13.3 million, and $8.3 million for the years ended September 30, 1999, 1998, and 1997 respectively.

 Indefeasible Rights of Use

   The Company may enter into IRU agreements for participation in international cable systems. Commitments under these agreements are payable as follows (in thousands):

         Fiscal
         ------
         2000........................................... $10,435
         2001...........................................   5,202
         2002...........................................     863
                                                         -------
                                                         $16,500
                                                         =======

 Intercompany Agreement

   As of July 1, 1999, the Company, IPC and IEXN entered into an intercompany agreement which provides, among other matters, for IPC to furnish up to $50.0 million of credit, including the provision of letters of credit, guarantees and other forms of credit enhancements limited to $6.25 million per quarter, commencing July 1, 1999 and continuing through the quarter ending June 30, 2001. Outstanding notes payable on July 1, 1999 and additional amounts borrowed under the agreement bear interest at the Base Rate, as defined, plus 2%. Any and all amounts advanced by IPC which are outstanding on June 30, 2001 shall be immediately due and payable.

                                  IXNET, INC.

   The amount due IPC at September 30, 1999 and 1998, respectively, was $52.1 million and $43.6 million. For the quarter ended September 30, 1999, the $6.25 million limitation had been exceeded representing a delay in reimbursement of a fourth quarter funding by IPC, the transfer of a UK VAT receivable from IPC to the Company and interest expense on the outstanding amounts. The amounts were subsequently reimbursed and the balances are now consistent with the intercompany agreement.

 Employment Agreements

   The Company has executed employment contracts with certain senior executives for future services that vary in length up to 5 years, for which the Company has a minimum commitment aggregating $8.6 million at September 30, 1999.

11. Transactions with IPC:

   IPC provided certain corporate functions on behalf of IXnet (relating to accounting, executive management, legal, administrative, human resources, information systems, insurance and other corporate functions). These expenses have been allocated to IXnet based on its direct and indirect utilization of specific services. Indirect expenses were allocated based on IXnet's headcount in proportion to combined IXnet and IPC headcount. Included in general and administrative expenses were corporate allocations of $1.8 million, $1.5 million, and $0.9 million for the years ended September 30, 1999, 1998 and 1997, respectively. Management believes these allocations are reasonable. Amounts due IPC for these expenses are included in note payable to parent.

   The note payable to parent includes net cash advances, payments of third-party liabilities on behalf of IXnet and amounts due for direct and indirect services performed by IPC, offset in part by tax benefits related to IXnet which were utilized by IPC in its consolidated tax return. Interest expense in the amounts of $5.1 million, $2.2 million, and $1.1 million for the years ended September 30, 1999, 1998 and 1997, respectively, was charged based on a U.S. bank prime rate plus two percent on the average net amount outstanding each month. In addition, the Company uses IPC technicians to install certain network equipment. Costs incurred for these technicians for the years ended September 30, 1999, 1998 and 1997 were $1.9 million, $325,000 and $250,000, respectively.

   IXnet provides domestic and international long distance telecommunications services to IPC as well as private line services between IPC's domestic locations. Amounts charged to IPC were $155,000, $170,000 and $165,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

12. Income Taxes:

   Pre tax earnings consisted of the following (in thousands):

                                                    Year ended September 30,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
      United States............................... $(55,768) $(28,218) $(15,425)
      Foreign.....................................   (2,406)    1,052       446
                                                   --------  --------  --------
      Total pretax earnings....................... $(58,174) $(27,166) $(14,979)
                                                   ========  ========  ========

                                  IXNET, INC.

   The provision for income taxes consisted of the following (in thousands):

                                                                  Year ended
                                                                September 30,
                                                              ------------------
                                                               1999  1998  1997
                                                              ------ ----- -----
      Current:
        Federal.............................................. $  --  $ --  $ --
        State and local......................................    --    --    --
        Foreign..............................................  1,149   358   --
                                                              ------ ----- -----
                                                              $1,149 $ 358 $ --
                                                              ====== ===== =====
      Deferred:
        Federal.............................................. $  --  $ --  $ --
        State and local......................................    --    --    --
        Foreign..............................................    144   115   229
                                                              ------ ----- -----
                                                                 144   115   229
                                                              ------ ----- -----
      Income tax provision................................... $1,293 $ 473 $ 229
                                                              ====== ===== =====

   The components of net deferred tax liabilities are as follows (in thousands):

                                                    September 30,
                         ------------------------------------------------------------------------
                                       1999                                 1998
                         -----------------------------------  -----------------------------------
                         Federal    State   Foreign  Total    Federal    State   Foreign  Total
                         --------  -------  ------- --------  --------  -------  ------- --------
Deferred tax assets:
 Amortization of
  intangibles........... $  3,343  $   544   $ --   $  3,887  $    481  $    80   $ --   $    561
 Accounts receivable....      --       --      --        --        217       36     --        253
 Accrued expenses.......      398       65     --        463       477       80     --        557
 Net operating loss.....   33,300    5,421     --     38,721    17,512    2,927     --     20,439
                         --------  -------   -----  --------  --------  -------   -----  --------
   Total deferred tax
    assets..............   37,041    6,030     --     43,071    18,687    3,123     --     21,810
Deferred tax
 liabilities:
 Excess tax over book
  depreciation..........    1,701      367     550     2,618     1,402      234     406     2,042
                         --------  -------   -----  --------  --------  -------   -----  --------
 Net deferred tax
  (liability) asset.....   35,340    5,663    (550)   40,453    17,285    2,889    (406)   19,768
   Less valuation
    allowance...........  (35,340)  (5,663)    --    (41,003)  (17,285)  (2,889)    --    (20,174)
                         --------  -------   -----  --------  --------  -------   -----  --------
   Net deferred tax
    liability........... $    --   $   --    $(550) $   (550) $    --   $   --    $(406) $  (406)
                         ========  =======   =====  ========  ========  =======   =====  ========

   The Company is included in the IPC consolidated federal income tax return and the benefits of their net operating losses have been realized on such return. Amounts received from IPC related to these benefits have been recorded as capital contributions. Future income tax benefits from operating losses and temporary timing differences will be recognized to the extent they would be realized on a separate return basis.

   The following table summarizes the significant differences between the U.S. federal statutory income tax rate and the Company's effective tax rate for financial statement purposes.

                                                Year ended September 30,
                                               ------------------------------
                                                 1999       1998       1997
                                               --------   --------   --------
     U.S. federal statutory income tax rate..     (35.0)%    (35.0)%    (35.0)%
     State and local taxes, net of federal
      income tax effect......................      (5.9)      (5.9)      (5.9)
     Change in valuation allowance...........      35.8       41.2       41.3
     Other...................................       2.9        1.4        1.1
                                               --------   --------   --------
                                                    2.2%       1.7%       1.5%
                                               ========   ========   ========

                                  IXNET, INC.

13. Disclosures about Segments of an Enterprise and Related Information

   The Company is focused on providing a seamless global network providing a variety of voice, data, and content distribution services which has been specifically designed to meet the specialized requirements of the financial services industry. All of our revenue is derived from our global network. All operating expenses and assets of the Company are combined and reviewed by the chief operating decision makers on an enterprise wide-basis, resulting in no additional discrete financial information or reportable segment information.

   Our network connects customers in 37 countries around the world and we have major offices in New York, London and Sydney from which we coordinate our sales and marketing, finance and administrative functions in North America, Europe and the Asia Pacific countries. We refer to these areas as regions. All of our products and services are similar in each of the regions. We specifically address the needs of the financial services industry and therefore the types and class of customers for all products and services in each of the regions are similar. The methods of providing services on our global network are similar.

   Enterprise wide information is provided in accordance with SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" Geographic sales information is based on the currency in which the customer is billed. Long-lived asset information is based on the physical location of the assets. The following is revenue and long-lived asset information for geographic areas (in thousands):

                                            Year ended September 30,
                                ------------------------------------------------
                                      1999            1998            1997
                                ---------------- --------------- ---------------
                                Revenue  Assets  Revenue Assets  Revenue Assets
                                ------- -------- ------- ------- ------- -------
  North America................ $38,764 $ 78,958 $21,892 $40,404  $7,757 $15,298
  Europe.......................  22,131   10,693  12,596   6,122   9,712   4,245
  Asia/Pacific.................  12,720   47,246   1,365     --      369     --
                                ------- -------- ------- ------- ------- -------
                                $73,615 $136,897 $35,853 $46,526 $17,838 $19,543
                                ======= ======== ======= ======= ======= =======

   For the year ended September 30, 1999, revenue from the United States, United Kingdom, and Australia represented 51.6%, 27.7%, and 10.7% of total revenue, respectively. For the years ended September 30, 1998 and 1997, revenue was generated primarily from the United States and the United Kingdom.

   Long-lived assets primarily located within the United States, represent 31.8%, 67.0%, and 55.3% of total assets, as of September 30, 1999.

   For the year ended September 30, 1999, two customers accounted for 14.0% and 10.0% of total revenue. For the year ended September 30, 1998, two customers accounted for 23% and 14% of total revenue For the year ended September 30, 1997, one customer accounted for 45% of the total revenue.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of February 22, 2000

                                     Among

                             GLOBAL CROSSING LTD.,

                        GEORGIA MERGER SUB CORPORATION,

                           IPC COMMUNICATIONS, INC.,

                         IPC INFORMATION SYSTEMS, INC.,

                          IDAHO MERGER SUB CORPORATION

                                      and

                                  IXNET, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----


                                   ARTICLE I

 The Mergers.............................................................    2
    SECTION 1.01 The Mergers............................................     2
    SECTION 1.02 Closing................................................     2
    SECTION 1.03 Effective Time of the Mergers..........................     2
    SECTION 1.04 Effects of the Mergers.................................     3
    SECTION 1.05 Certificate of Incorporation; By-Laws..................     3
    SECTION 1.06 Directors..............................................     3
    SECTION 1.07 Officers...............................................     4


                                   ARTICLE II

 Effect of the Merger on the Capital Stock of the Constituent
  Corporations...........................................................    4
    SECTION 2.01 Effect of Intercompany Merger on Capital Stock.........     4
    SECTION 2.02 Effect of IPC Merger on Capital Stock..................     4
    SECTION 2.03 Effect of IXnet Merger on Capital Stock................     5
    SECTION 2.04 Stock Plans............................................     6
    SECTION 2.05 Exchange of Certificates...............................     7
    SECTION 2.06 Fractional Shares......................................     8
    SECTION 2.07 Lost, Stolen or Destroyed Certificates.................     8
    SECTION 2.08 Appraisal Rights.......................................     8


                                  ARTICLE III

 Representations and Warranties..........................................    9
    SECTION 3.01 Representations and Warranties of IPC and IPC Systems..     9
    SECTION 3.02 Representations and Warranties of IXnet................    19
    SECTION 3.03 Representations and Warranties of Parent and Sub.......    28
    SECTION 3.04 Representations of Parent and Sub......................    30


                                   ARTICLE IV

 Covenants Relating to Conduct of Business Prior to Mergers..............   31
    SECTION 4.01 Conduct of Business of the Companies...................    31


                                   ARTICLE V

 Additional Agreements...................................................   33
    SECTION 5.01 Preparation of Forms S-4 and the Information
                 Statement/Prospectuses; Stockholder Meetings...........    33
    SECTION 5.02 Letter of the Companies' Accountants...................    35
    SECTION 5.03 Letter of Parent's Accountants.........................    35
    SECTION 5.04 Access to Information; Confidentiality.................    36
    SECTION 5.05 Reasonable Best Efforts................................    36
    SECTION 5.06 Benefit Plans..........................................    36
    SECTION 5.07 Indemnification........................................    37
    SECTION 5.08 Expenses...............................................    38
    SECTION 5.09 Public Announcements...................................    38
    SECTION 5.10 Affiliates.............................................    39

                                                                           Page
                                                                           ----
    SECTION 5.11 Listing of Parent Common Stock.........................    39
    SECTION 5.12 No Solicitation........................................    39
    SECTION 5.13 Certain Agreements.....................................    40
    SECTION 5.14 Stop Transfer..........................................    40
    SECTION 5.15 Compliance with Section 228 of the DGCL................    40


                                   ARTICLE VI

 Conditions Precedent....................................................   40
    SECTION 6.01 Conditions to Each Party's Obligation To Effect the
                  Mergers...............................................    40
    SECTION 6.02 Conditions to Obligations of Parent and GC Merger Sub..    41
    SECTION 6.03 Conditions to Obligation of the Companies and IPC
                  Systems...............................................    42


                                  ARTICLE VII

 Termination, Amendment and Waiver.......................................   42
    SECTION 7.01 Termination............................................    42
    SECTION 7.02 Effect of Termination..................................    43
    SECTION 7.03 Amendment..............................................    43
    SECTION 7.04 Extension; Waiver......................................    43


                                  ARTICLE VIII

 General Provisions......................................................   43
    SECTION 8.01 Nonsurvival of Representations and Warranties..........    43
    SECTION 8.02 Notices................................................    44
    SECTION 8.03 Definitions............................................    44
    SECTION 8.04 Interpretation.........................................    45
    SECTION 8.05 Counterparts...........................................    45
    SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries.........    45
    SECTION 8.07 Governing Law..........................................    45
    SECTION 8.08 Assignment.............................................    45
    SECTION 8.09 Enforcement; Jurisdiction..............................    45
    SECTION 8.10 Severability...........................................    46


                                     EXHIBITS

 Exhibit A       Form of Stockholder Consent
 Exhibit B       Form of Affiliate Letter

                                                                         ANNEX A

     AGREEMENT AND PLAN OF MERGER dated as of February 22, 2000 among GLOBAL CROSSING LTD., a company formed under the laws of Bermuda ("Parent"), GEORGIA MERGER SUB CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("GC Merger Sub"), IPC COMMUNICATIONS, INC., a Delaware corporation ("IPC"), IPC INFORMATION SYSTEMS, INC., a Delaware corporation and a wholly owned subsidiary of IPC ("IPC Systems"), IDAHO MERGER SUB CORPORATION, a Delaware corporation and a wholly owned subsidiary of IPC Systems ("IPC Merger Sub" and, together with GC Merger Sub, "Subs"), IXNET, INC., a Delaware corporation ("IXnet" and, together with IPC, the "Companies")

   WHEREAS, the respective Boards of Directors of Parent, GC Merger Sub, IPC and IPC Systems have determined that the merger of IPC with and into IPC Systems (the "Intercompany Merger"), and the immediately subsequent merger of GC Merger Sub with and into IPC Systems (the "IPC Merger"), each upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved (a) the Intercompany Merger, pursuant to which each share of Common Stock, par value $0.01 per share, of IPC ("IPC Common Stock") issued and outstanding immediately prior to the Effective Time of the Intercompany Merger (as defined in Section 1.03), other than shares of IPC Common Stock owned, directly or indirectly, by IPC or any wholly owned subsidiary (as defined in Section 8.03) of IPC or held by IPC as treasury shares or owned by Parent, GC Merger Sub or any other wholly owned subsidiary of Parent, will be converted into the right to receive one share of Common Stock, par value $0.01 per share, of IPC Systems ("IPC Systems Common Stock") and (b) the IPC Merger, pursuant to which each share of IPC Systems Common Stock issued and outstanding immediately prior to the Effective Time of the IPC Merger (as defined in Section 1.03), other than shares of IPC Systems Common Stock owned, directly or indirectly, by IPC Systems or any wholly owned subsidiary of IPC Systems or held by IPC Systems as treasury shares or owned by Parent, GC Merger Sub or any other wholly owned subsidiary of Parent, will be converted into the right to receive shares of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock");

   WHEREAS, the respective Boards of Directors of Parent, IPC Merger Sub, IPC, IPC Systems and IXnet have determined that the merger of IPC Merger Sub with and into IXnet (the "IXnet Merger", together with the IPC Merger and the Intercompany Merger, the "Mergers"), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved the IXnet Merger, pursuant to which each share of Common Stock, par value $0.01 per share, of IXnet ("IXnet Common Stock") issued and outstanding immediately prior to the Effective Time of the IXnet Merger (as defined in Section 1.03), other than shares of IXnet Common Stock owned, directly or indirectly, by IPC Systems or IXnet or any of their respective wholly owned subsidiaries or held by IXnet as treasury shares or owned by Parent or any wholly owned subsidiary of Parent, will be converted into the right to receive shares of Parent Common Stock;

   WHEREAS, (i) the affirmative vote, by ballot or written consent, of a majority of the outstanding shares of the IPC Common Stock is required for the adoption of this Agreement (the "IPC Stockholder Approval") and (ii) the affirmative vote, by ballot or written consent, of a majority of the outstanding shares of the IXnet Common Stock is required for the adoption of this Merger Agreement (the "IXnet Stockholder Approval" and, together with the IPC Stockholder Approval and the IPC Systems Stockholder Approval (as defined herein), the "Stockholder Approvals");

   WHEREAS, as a condition to its willingness to enter into this Agreement, Parent has required that Cable Systems Holding, LLC and the other stockholders of IPC party thereto (the "IPC Stockholders") enter into, and the IPC Stockholders have agreed to enter into, the Consent and Voting Agreement with Parent dated of even date herewith (as amended from time to time in accordance with its terms, the "Voting Agreement") relating to, among other things, the agreement of the IPC Stockholders to execute and deliver the IPC

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Stockholder Consent (as defined herein) immediately following the execution and delivery of this Agreement; and, in order to induce Parent to enter into this Agreement, the Board of the Directors of IPC has approved the entering into by Parent and the IPC Stockholders of the Voting Agreement and the consummation of the transactions contemplated thereby;

   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

   WHEREAS, for Federal income tax purposes, it is intended that each of the Mergers qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  The Mergers

   SECTION 1.01 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), (a) IPC shall be merged with and into IPC Systems at the Effective Time of the Intercompany Merger, (b) following the Intercompany Merger, GC Merger Sub shall be merged with and into IPC Systems at the Effective Time of the IPC Merger and (c) following the IPC Merger, IPC Merger Sub shall be merged with and into IXnet at the Effective Time of the IXnet Merger. Upon the Effective Time of the Intercompany Merger, the separate existence of IPC shall cease, and IPC Systems shall continue as the surviving corporation (the "Intercompany Merger Surviving Corporation") of the Intercompany Merger. Upon the Effective Time of the IPC Merger, the separate existence of GC Merger Sub shall cease, and IPC Systems shall continue as the surviving corporation (the "IPC Merger Surviving Corporation") of the IPC Merger. Upon the Effective Time of the IXnet Merger, the separate existence of IPC Merger Sub shall cease, and IXnet shall continue as the surviving corporation (the "IXnet Merger Surviving Corporation" and, together with the Intercompany Merger Surviving Corporation and the IPC Merger Surviving Corporation, the "Surviving Corporations") of the IXnet Merger.

   SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Mergers (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction of the conditions set forth in Article VI, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

   SECTION 1.03 Effective Time of the Mergers. Upon the Closing, the parties shall cause each Surviving Corporation to file a certificate of merger relating to its Merger (the "Certificates of Merger") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Intercompany Merger shall become effective at such time as the Certificate of Merger for the Intercompany Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Parent and IPC and specified in such Certificate of Merger (the time the Intercompany Merger becomes effective being the "Effective Time of the Intercompany Merger"). The IPC Merger shall become effective at such time as the Certificate of Merger for the IPC Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Parent and IPC and specified in such Certificate of Merger (the time the IPC Merger becomes effective being the "Effective Time of the IPC Merger"). The IXnet Merger shall become effective at such time as the Certificate of Merger for the IXnet Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as agreed by Parent and IXnet and specified in such Certificate of Merger (the time the IXnet Merger becomes effective being the "Effective Time of the IXnet Merger"; and the time by which all the Mergers have become effective being the "Effective Time"). The parties shall cause the IPC Merger to become effective immediately following the Effective Time of the Intercompany Merger and the IXnet Merger to become effective immediately following the Effective Time of the IPC Merger.

   SECTION 1.04 Effects of the Mergers. The Mergers shall have the effects set forth in Section 259 of the DGCL (or any successor provision).

   SECTION 1.05 Certificate of Incorporation; By-Laws. (a) (i) The certificate of incorporation of IPC Systems, as in effect immediately prior to the Effective Time of the Intercompany Merger, shall be the certificate of incorporation of the Intercompany Merger Surviving Corporation, except that at the Effective Time of the Intercompany Merger such certificate of incorporation shall be amended as follows: Article Four shall be amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have the authority to issue is 25,000,000 shares, each having a par value of one cent ($0.01).".

   (ii) The By-laws of IPC Systems as in effect at the Effective Time of the Intercompany Merger shall be the By-laws of the Intercompany Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (b) (i) The certificate of incorporation of IPC Systems, as in effect immediately prior to the Effective Time of the IPC Merger, shall be the certificate of incorporation of the IPC Merger Surviving Corporation, except that at the Effective Time of the IPC Merger such certificate of incorporation shall be amended as follows: Article Four shall be amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares, each having a par value of one cent ($0.01)."

   (ii) The By-laws of IPC Systems as in effect at the Effective Time of the IPC Merger shall be the By-laws of the IPC Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (c) (i) The certificate of incorporation of IXnet, as in effect immediately prior to the Effective Time of the IXnet Merger, shall be the certificate of incorporation of the IXnet Merger Surviving Corporation, except that at the Effective Time of the IXnet Merger such certificate of incorporation shall be amended as follows: Article Four shall be amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares, each having a par value of one cent ($0.01)."

   (ii) The By-laws of IXnet as in effect at the Effective Time of the IXnet Merger shall be the By-laws of the IXnet Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.06 Directors. (a) The directors of IPC at the Effective Time of the Intercompany Merger shall be the directors of the Intercompany Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) The directors of GC Merger Sub at the Effective Time of the IPC Merger shall be the directors of the IPC Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (c) The directors of IPC Merger Sub at the Effective Time of the IXnet Merger shall be the directors of the IXnet Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 1.07 Officers. (a) The officers of IPC at the Effective Time of the Intercompany Merger shall be the officers of the Intercompany Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) The officers of GC Merger Sub at the Effective Time of the IPC Merger shall be the officers of the IPC Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (c) The officers of IPC Merger Sub at the Effective Time of the IXnet Merger shall be the officers of the IXnet Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

   Effect of the Merger on the Capital Stock of the Constituent Corporations

   SECTION 2.01 Effect of Intercompany Merger on Capital Stock. As of the Effective Time of the Intercompany Merger, by virtue of the Intercompany Merger and without any action on the part of the holder of any shares of IPC Common Stock or any shares of capital stock of IPC Systems:

   (a) Common Stock of IPC Systems. Each share of IPC Systems Common Stock issued and outstanding immediately prior to the Effective Time of the Intercompany Merger shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

   (b) Conversion of IPC Common Stock. Except as otherwise provided herein, each issued and outstanding share of IPC Common Stock shall be converted into one fully paid and nonassessable share of the common stock ("Intercompany Merger Surviving Corporation Common Stock") of the Intercompany Merger Surviving Corporation (the "Intercompany Merger Exchange Ratio").

   (c) Cancellation and Retirement of IPC Common Stock. Except as otherwise provided herein, from and after the Effective Time of the Intercompany Merger, all shares of IPC Common Stock issued and outstanding immediately prior to the Effective Time of the Intercompany Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time of the Intercompany Merger represented shares of IPC Common Stock (an "IPC Share Certificate") shall automatically be deemed to represent the number of shares of Intercompany Merger Surviving Corporation Common Stock to be issued to the holder of such IPC Share Certificate pursuant to Section 2.01(b) (the "Intercompany Merger Consideration").

   SECTION 2.02 Effect of IPC Merger on Capital Stock. As of the Effective Time of the IPC Merger, by virtue of the IPC Merger and without any action on the part of the holder of any shares of IPC Systems Common Stock or any shares of capital stock of GC Merger Sub:

   (a) Common Stock of GC Merger Sub. Each share of common stock, par value $0.01 per share, of GC Merger Sub issued and outstanding immediately prior to the Effective Time of the IPC Merger shall be converted into one share of the common stock of the IPC Merger Surviving Corporation and shall constitute the only issued and outstanding capital stock of the IPC Merger Surviving Corporation.

   (b) Cancellation of Treasury Stock and Parent-Owned Intercompany Merger Surviving Corporation Common Stock. Each share of Intercompany Merger Surviving Corporation Common Stock that is owned by the Intercompany Merger Surviving Corporation or held by the Intercompany Merger Surviving Corporation as treasury shares or owned by any direct or indirect wholly owned subsidiary of the Intercompany Merger Surviving Corporation and each share of Intercompany Merger Surviving Corporation Common Stock that is owned by Parent, GC Merger Sub or any other direct or indirect wholly owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

   (c) Conversion of Intercompany Merger Surviving Corporation Common
Stock. Except as otherwise provided herein, each issued and outstanding share of Intercompany Merger Surviving Corporation Common Stock shall be converted into the right to receive from Parent 5.417 fully paid and nonassessable shares of Parent Common Stock (the "IPC Merger Exchange Ratio"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time of the IPC Merger the outstanding shares of Parent Common Stock or IPC Common Stock shall have been changed into a different number of shares or a different class (other than pursuant to the Intercompany Merger), by reason of any stock dividend, subdivision, reclassification, recapitalization, redenomination, split, combination or exchange of shares, the IPC Merger Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, redenomination, split, combination or exchange of shares.

   (d) Cancellation and Retirement of Intercompany Merger Surviving Corporation Common Stock. From and after the Effective Time of the IPC Merger, all shares of Intercompany Merger Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time of the IPC Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an IPC Share Certificate shall cease to have any rights with respect to the common stock formerly represented thereby, except the right to receive the consideration to be issued to holders of Intercompany Merger Surviving Corporation Common Stock in the IPC Merger pursuant to Section 2.02(c) (the "IPC Merger Consideration"), any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.06 and any dividends payable pursuant to Section 2.05(f).

   SECTION 2.03 Effect of IXnet Merger on Capital Stock. As of the Effective Time of the IXnet Merger, by virtue of the IXnet Merger and without any action on the part of the holder of any shares of IXnet Common Stock or any shares of capital stock of IPC Merger Sub:

   (a) Common Stock of IPC Merger Sub. Each share of common stock, par value $0.01 per share, of IPC Merger Sub issued and outstanding immediately prior to the Effective Time of the IXnet Merger shall be converted into one share of the common stock of the IXnet Merger Surviving Corporation and shall constitute the only issued and outstanding capital stock of the IXnet Merger Surviving Corporation.

   (b) Cancellation of Treasury Stock and Parent-and IPC Merger Surviving Corporation-Owned IXnet Common Stock. Each share of IXnet Common Stock that is owned by IXnet or held by IXnet as treasury shares or owned by any direct or indirect wholly owned subsidiary of IXnet, and each share of IXnet Common Stock that is owned by Parent, the IPC Merger Surviving Corporation or any of their direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

   (c) Conversion of IXnet Common Stock. Except as otherwise provided herein, each issued and outstanding share of IXnet Common Stock shall be converted into the right to receive from Parent 1.184 fully paid and nonassessable shares of Parent Common Stock (the "IXnet Merger Exchange Ratio"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time of the IXnet Merger the outstanding shares of Parent Common Stock or IXnet Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, redenomination, split, combination or exchange of shares, the IXnet Merger Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, redenomination, split, combination or exchange of shares.

   (d) Cancellation and Retirement of IXnet Common Stock. From and after the Effective Time of the IXnet Merger, all shares of IXnet Common Stock issued and outstanding immediately prior to the Effective Time of the IXnet Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time of the IXnet Merger represented shares of IXnet Common Stock (an "IXnet Share Certificate" and, together with the IPC Share Certificates, "Share Certificates") shall cease to have any rights with respect thereto, except the right to receive the consideration to be issued to holders of IXnet Common Stock in the IXnet Merger pursuant to Section 2.03(c) (the "IXnet Merger Consideration" and, together with the IPC Merger Consideration, the "Merger Consideration"), any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.06 and any dividends payable pursuant to Section 2.05(f).

   SECTION 2.04 Stock Plans. (a) Prior to the Effective Time of the Mergers, each of IPC and IXnet (x) shall take all action necessary (including obtaining any necessary consents and/or waivers) to ensure that from and after the Effective Time of the Mergers, all options granted to Employees to purchase shares of IPC Common Stock ("IPC Options") or IXnet Common Stock ("IXnet Options" and, together with IPC Options, "Options"), which are then outstanding and unexercised (whether or not vested or exercisable), shall, without any further action on the part of the holders thereof, be converted into and become, respectively, options to purchase shares of Parent Common Stock on terms substantially identical to those in effect immediately prior to the Effective Time of the Mergers under the terms of the stock option plan or other agreement or award pursuant to which such Options were granted (collectively, such plans, agreements and awards of IPC or IXnet being hereinafter referred to as the "Stock Plans") and Parent shall assume the Stock Plans with respect to then outstanding options (but taking into account any changes thereto, including the acceleration thereof, provided for in the applicable Stock Plans resulting from the Mergers) as limited by the Agreement entered into February 22, 2000, among Parent, IPC, IXnet and certain holders of Options ("Option Limitation Agreement") and (y) shall amend Section 5(c) of each Stock Plan to provide that vesting of any Option thereunder held by a party to the Option Limitation Agreement in connection with or relating to a change of control (as such term is defined in the Stock Plans) shall be limited in accordance with the Option Limitation Agreement and shall amend Section 5(d) of the IXnet Stock Plan to provide that 25% of IXnet Options held by a person who is not a party to the Option Limitation Agreement or held by William Adiletta or Richard Farrell shall become exercisable upon a Change in Control; provided, however, that from and after the Effective Time of the Mergers (i) each such Option assumed by Parent may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock purchasable upon exercise of such Option shall be equal to, in the case of IPC Options, the number of shares of Parent Common Stock subject to such Option multiplied by the IPC Merger Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Option divided by the IPC Merger Exchange Ratio and, in the case of IXnet Options, the number of shares of Parent Common Stock subject to such Option multiplied by the IXnet Merger Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Option divided by the IXnet Merger Exchange Ratio.

   (b) Neither the vesting nor the exercisability of any Option shall accelerate as a result of, or in connection with, the transactions contemplated hereby, except to the extent required by the existing terms of the Stock Plan or stock option agreement pursuant to which such Option was granted, as in effect on the date hereof and as limited or as adjusted pursuant to the amendments referred to in Section 2.04(a) and the Option Limitation Agreement. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code.

   (c) Parent shall, as of the Effective Time of the Mergers, reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options assumed by it in accordance with this

Section 2.04, such number not to be reduced except to the extent such Options are exercised, canceled or terminated pursuant to their terms. Upon the Effective Time of the Mergers or as soon as reasonably practicable thereafter, Parent shall file, or cause to be filed, a registration statement(s) on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Options and shall cause such registration statement(s) to remain effective (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

   (d) At least ten days prior to the Effective Time of the Mergers, the Companies shall notify each grantee under every Stock Plan that such plan is to be assumed by Parent as of the Effective Time of the Mergers, and that, to the extent not exercised prior to the Effective Time of the Mergers, each outstanding Option thereunder will be assumed by Parent and thereafter may be exercised solely to purchase shares of Parent Common Stock in accordance with
Section 2.04(a) hereof.

   SECTION 2.05 Exchange of Certificates. (a) Prior to the Effective Time of the Mergers, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging Share Certificates for the applicable Merger Consideration. Immediately following the Effective Time of the Mergers, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Share Certificates, certificates representing the Parent Common Stock issuable pursuant to Section 2.02 or 2.03 in exchange for Share Certificates. Promptly after the Effective Time of the Mergers, Parent will send, or will cause the Exchange Agent to send, to each holder of a Share Certificate at the Effective Time of the Mergers (i) a letter of transmittal for use in such exchange which shall specify that delivery of the applicable Merger Consideration shall be effected, and risk of loss and title to the certificates representing Parent Common Stock and Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of such Share Certificates in exchange for the certificates representing Parent Common Stock.

   (b) Each holder of Share Certificates that formerly represented shares of IPC Common Stock, IPC Systems Common Stock or IXnet Common Stock which have been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of such Share Certificates, together with a properly completed letter of transmittal covering such Share Certificates, will be entitled to receive the applicable Merger Consideration payable in respect of such Share Certificates and any dividends payable pursuant to Section 2.05(f). Until so surrendered, each such Share Certificate shall, after the Effective Time of the Mergers, represent for all purposes only the right to receive the applicable Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 2.06 and any dividends payable pursuant to Section 2.05(f).

   (c) If any portion of the applicable Merger Consideration is to be paid to a person other than the registered holder of a Share Certificate, it shall be a condition to such payment that such Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock in exchange for the Share Certificate so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

   (d) After the Effective Time of the Mergers, there shall be no further registration of transfers of shares of IPC Common Stock, IPC Systems Common Stock or IXnet Common Stock. If, after the Effective Time of the Mergers, Share Certificates are presented to a Surviving Corporation, they shall be cancelled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

   (e) Any portion of the applicable Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of Share Certificates six months after the Effective Time of the Mergers shall be returned to Parent, upon demand, and any such holder who has not exchanged his Share Certificates for the applicable Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent for payment of the applicable Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 2.06 and any dividends payable pursuant to Section 2.05(f) in respect of his shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Share Certificates for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Share Certificates seven years after the Effective Time of the Mergers (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

   (f) No dividends or other distributions with respect to Parent Common Stock issued in the Mergers shall be paid, and no voting rights with respect to Parent Common Stock issued in the Mergers will be accorded, to the holder of any unsurrendered Share Certificates until such certificates are surrendered as provided in this Section 2.05. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Mergers payable prior to or on the date of such surrender with respect to such whole shares of Parent Common Stock and not previously paid, less the amount of any withholding taxes (if any) which may be required thereon.

   SECTION 2.06 Fractional Shares. (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Share Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of Parent Common Stock.

   (b) Notwithstanding any other provision of this Agreement, each holder of shares of IPC Systems Common Stock or IXnet Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Share Certificates delivered by such holder) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock and (ii) the average closing price of the Parent Common Stock on NASDAQ for the 20 trading days prior to and ending on the trading day immediately preceding the Closing Date (the "Average Price"). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

   SECTION 2.07 Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or its subsidiaries with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of capital stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and any unpaid dividends or distributions in respect of or on Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

   SECTION 2.08 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, if provided for by applicable law, shares of IPC Common Stock that are issued and outstanding immediately prior to the Effective Time of the Intercompany Merger and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "IPC Dissenting Shares") shall not be converted into the right to receive the Intercompany Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, if provided by applicable law, the holders thereof shall be entitled to payment of the appraised value of such IPC Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of IPC Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time of the Intercompany Merger, the Intercompany Merger Consideration with respect thereto, in the manner provided for in Section 2.01.

   (b) IPC shall give Parent (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by IPC, withdrawals of such objections and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by IPC and (B) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of IPC thereunder. IPC shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or
(z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

                                  ARTICLE III

                         Representations and Warranties

   SECTION 3.01 Representations and Warranties of IPC and IPC Systems. Each of IPC and IPC Systems represents and warrants to Parent and GC Merger Sub as follows:

     (a) Organization, Standing and Corporate Power. IPC and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority could not reasonably be expected to have an IPC Material Adverse Effect or an IXnet Material Adverse Effect (each as defined in Section 8.3). IPC and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not be reasonably expected to have an IPC Material Adverse Effect. The Recent SEC Documents (as defined in Section 3.01(e)) contain as exhibits complete and correct copies of the Certificate of Incorporation and By-laws of each of IPC and IXnet, in each case as amended to the date of this Agreement.

     (b) Subsidiaries. The only direct or indirect subsidiaries of IPC are those listed in Section 3.01(b) of the disclosure schedule ("Disclosure Schedule") delivered to Parent by IPC at the time of execution of this Agreement. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by IPC, by another subsidiary (wholly owned) of IPC or by IPC and another such subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except as set forth in Section 3.01(b) of the Disclosure Schedule. Except for the ownership interests set forth in Section 3.01(b) of the Disclosure Schedule or in the Recent SEC Documents, IPC does not own, directly or indirectly, any capital stock or other ownership interest, and does not have any option or similar right to acquire any assets or equity or other ownership interest, in any corporation, partnership, business association, joint venture or other entity. IPC directly owns all the issued and outstanding capital stock of IPC Systems and IPC Systems directly owns all the issued and outstanding shares of capital stock of IXnet that are beneficially owned by IPC.

     (c) Capital Structure. As of February 21, 2000, the authorized capital stock of IPC consists of (i) 25,000,000 shares of IPC Common Stock, and
  (ii) 10,000,000 shares of preferred stock, each having a par value of one cent ($0.01) ("IPC Preferred Stock"). As of the close of business on February 21, 2000, there were (i) 8,823,151 shares of IPC Common Stock and 0 shares of IPC Preferred Stock issued and outstanding; (ii) 0 shares of IPC Common Stock held in the treasury of IPC;
  (iii) 40 shares of IPC Common Stock reserved for issuance upon exercise of authorized but unissued IPC Options pursuant to the Stock Plans; and (iv) 1,132,793 shares of IPC Common Stock issuable upon exercise of outstanding IPC Options. Section 3.01(c) of the Disclosure Schedule sets forth the name of each holder of outstanding options to acquire shares of IPC Common Stock, the number of options held and the exercise prices of such options. Except as set forth above, as of the date hereof, no shares of capital stock or other equity securities of IPC are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of IPC are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than IPC Options, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of IPC having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of IPC may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which IPC or any of its subsidiaries is a party or by which any of them is bound obligating IPC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of IPC or of any of its subsidiaries or obligating IPC or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Recent SEC Documents and except for such indebtedness which is not material to IPC, IPC and its subsidiaries have no indebtedness. Other than the Options, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of IPC or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of IPC or any of its subsidiaries and (ii) there are no irrevocable proxies with respect to shares of capital stock of IPC or any subsidiary of IPC. Except as set forth above or in
  Section 3.01(c) of the Disclosure Schedule or in the Recent SEC Documents, there are no agreements or arrangements pursuant to which IPC is or could be required to register shares of IPC Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any securityholders of IPC with respect to securities of IPC. The authorized capital stock of IPC Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by IPC, free and clear of any Lien.

     (d) Authority; Noncontravention. Each of IPC, IPC Systems and IPC Merger Sub has the requisite corporate and other power and authority to enter into this Agreement and, subject to the Stockholder Approvals, each of which is being obtained by written consent immediately following the execution of this Agreement, each of them has the requisite corporate and other power and authority to consummate the transactions contemplated hereby and thereby. After the delivery of the Stockholder Consents, no vote, approval or other action on the part of any holder of IPC Common Stock, IPC Systems Common Stock or IXnet Common Stock shall be required to adopt this Agreement and consummate the transactions contemplated hereby, including the Mergers. No corporate action is required to be taken by IXnet or its stockholders in connection with the consummation of the Intercompany Merger or the IPC Merger. The execution and delivery of this Agreement by IPC, IPC Systems, IXnet and IPC Merger Sub and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of IPC, IPC Systems and IPC Merger Sub, subject, in the case of the IPC Merger and the Intercompany Merger to the IPC Systems Stockholder Approval and the IPC Stockholder Approval, respectively. This Agreement has been duly executed and delivered by each of IPC, IPC Systems, IXnet and IPC Merger Sub and constitutes a valid and binding obligation of IPC, IPC Systems, IXnet and IPC Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Except as disclosed in Section 3.01(d) of the Disclosure Schedule, the execution and delivery of this Agreement and the Voting Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (including the delivery of the Stockholder Consents), conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of IPC or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of IPC or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to IPC or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to IPC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have an IPC Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to IPC or any of its subsidiaries in connection with the execution and delivery of this Agreement by IPC, IPC Systems, IXnet or IPC Merger Sub, as applicable, or the consummation by IPC, IPC Systems, IXnet or IPC Merger Sub of the transactions contemplated hereby or thereby (including the delivery of the Stockholder Consents), except, with respect to this Agreement, for (i) the filing of a premerger notification and report form by IPC and IXnet under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (y) Information Statements (as defined herein) relating to each of the Mergers, and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which IPC or IXnet is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.01(d) of the Disclosure Schedule.

     (e) SEC Documents; Undisclosed Liabilities. IPC and, to the extent applicable, its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since October 1, 1998, and IPC has delivered or made available to Parent all reports, schedules, forms, statements and other documents filed by IPC and, to the extent applicable, its subsidiaries with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes) of IPC and of IXnet included in all SEC Documents filed since October 1, 1998 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of IPC and its consolidated subsidiaries or IXnet and its consolidated subsidiaries as the case may be as of the dates thereof and the consolidated results of their respective operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that have not been and are not expected to be material in amount). Except as set forth in Schedule 3.01(e), at the date of the most recent audited financial statements of IPC included in the SEC Documents filed by IPC or its subsidiaries since October 1, 1998 and prior to the date of this Agreement (the "Recent SEC Documents"), neither IPC nor any of its subsidiaries had, and since such date neither IPC nor any of such subsidiaries incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have an IPC Material Adverse Effect. To the best of IPC's knowledge, (i) all historical financial statements supplied to Parent by IPC for periods subsequent to December 31, 1999 have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of IPC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments that have not been and are not expected to be material in amount) and (ii) all financial data so supplied for such periods is true and accurate in all material respects.

     (f) Information Supplied. None of the information supplied or to be supplied by IPC for inclusion or incorporation by reference in (i) the Forms S-4 (as defined in Section 5.01) will, at the time each Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) each Information Statement/Prospectus (as defined in Section 5.01(a)) will, at the date it is first mailed to IPC's stockholders or IXnet's stockholders, as the case may be, or at the time of the applicable Stockholders Meeting (as defined in Section 5.01(c)) or the IXnet Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Forms S-4 and the Information Statement/Prospectuses will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by IPC with respect to statements made or incorporated by reference therein based on information supplied by Parent or its subsidiaries for inclusion or incorporation by reference in the Forms S-4 and the Information Statement/Prospectuses.

     (g) Absence of Certain Changes or Events. Except as disclosed in Section 3.01(g) of the Disclosure Schedule or except as included in the Recent SEC Documents, since October 1, 1998, IPC has conducted its business in all material respects only in the ordinary course consistent with past practice and there is not and has not been any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have an IPC Material Adverse Effect or an IXnet Material Adverse Effect.

     (h) Litigation; Labor Matters; Compliance with Laws. (i) Except as disclosed in the Recent SEC Documents, there are no suits, actions, complaints, charges, arbitrations, inquiries, counterclaims, proceedings or governmental or internal investigations pending or, to the knowledge of IPC, threatened in writing against or affecting IPC or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have an IPC Material Adverse Effect; in addition, there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against IPC or any of its subsidiaries having, or which could reasonably be expected to have any such effect.

     (ii) Except as disclosed in Section 3.01(h)(ii) of the Disclosure Schedule, (A) neither IPC nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (B) neither IPC nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is such unfair labor practice threatened or otherwise affecting IPC or any of its subsidiaries, (C) there is not any strike, work stoppage, dispute, lockout or other labor controversy involving it or any of its subsidiaries pending or, to its knowledge, threatened, any of which would reasonably be expected to have an IPC Material Adverse Effect; (D) no representation question exists or has been raised respecting any of the Company=s employees or any of its subsidiaries' employees within the past three years, nor to the knowledge of IPC are there any campaigns being conducted to solicit cards from employees of IPC or any of its subsidiaries to authorize representation by any labor organization; (E) neither IPC nor any of its subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has IPC or any of its subsidiaries planned or announced any such action or program for the future; (F) neither IPC nor any of its subsidiaries shall, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), or any state law, affecting in whole of in part any site of employment, facility, operating unit or employee; and (G) the Company and its subsidiaries are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (iii) The conduct of the business of each of IPC and each of its subsidiaries and, to the knowledge of IPC, its contractors complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, including the Foreign Corrupt Practices Act, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have an IPC Material Adverse Effect.

     (i) Absence of Changes with respect to Employees and Employee Benefit Plans. Except as set forth in Section 3.01(i) of the Disclosure Schedule or in the Recent SEC Documents, since September 1, 1999, there has not been any (i) increase in the compensation or fringe benefits of any present or former director or Employee (as defined in Section 3.01(j) hereof) whose base salary equals or is in excess of $100,000 per annum as of September 1, 1999, of IPC or any subsidiary thereof (except for increases in salary or wages in the ordinary course of business consistent with past practice),
  (ii) grant of any severance or termination pay to any present or former director or Employee whose base salary equals or is in excess of $100,000 per annum as of September 1, 1999, of IPC or any subsidiary thereof (except in the ordinary course of business consistent with past practice or as required by law or agreements or plans in effect as of September 1, 1999),
  (iii) loan or advance of money or other property by IPC or any subsidiary thereof to any of their present or former directors or Employees which is outstanding as of the date hereof; or (iv) establishment, adoption, entrance into, amendment or termination of any IPC Plan (as defined in Section 3.01(j) hereof).

     (j) (i) Except as set forth therein, Section 3.01(j)(i) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and all stock purchase, stock option, consulting, severance, employment, change-in-control, termination, indemnification, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former director or any employee or former employee of IPC or any subsidiary thereof (the "Employees") has any present or future right to benefits, sponsored or maintained by IPC or its subsidiaries or under which IPC or any subsidiary thereof has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "IPC Plans".

     (ii) Except as set forth in Section 3.10(j)(ii) of the Disclosure Schedule, with respect to each IPC Plan, IPC has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and other written communications (or a description of any oral communications) by IPC or any subsidiary thereof to their employees concerning the extent of the benefits provided under an IPC Plan; and (D) with respect to each employee pension plan, for the three (3) most recent years (I) the Form 5500 and attached schedules, (II) audited financial statements, (III) actuarial valuation reports and (IV) attorney's response to an auditor's request for information.

     (iii) (A) Each IPC Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each IPC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject IPC or any subsidiary thereof, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each IPC Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (E) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any IPC Plan; (F) no IPC Plan provides retiree welfare benefits and neither IPC nor any subsidiary thereof has any obligations to provide any retiree welfare benefits, other than those mandated by the Consolidated Omnibus Budget Reconciliation Act of 1995; and (G) except as set forth in Section 3.01(j)(iii) of the Disclosure Schedule, all awards, grants or bonuses made pursuant to any IPC Plan have been, or will be, fully deductible to IPC or its subsidiaries notwithstanding the provisions of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder; provided that with respect to each IPC Plan that is a multi-employer plan, the representations contained in this Section 3.01(j)(iii) are made to the knowledge of IPC.

     (iv) There are no IPC Plans (that are not multiemployer plans) which are subject to Title IV of ERISA.

     (v) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which IPC, any subsidiary thereof, or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) none of IPC, any subsidiary thereof, or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA, or to the best knowledge of IPC, would be subject to such liability if, as of the Closing Date, IPC, any of its subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (B) to the best knowledge of IPC, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

     (vi) With respect to any IPC Plan other than a multiemployer plan, and to the best knowledge of IPC with respect to any multiemployer plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (B) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (C) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other governmental agency is pending, threatened or in progress.

     (vii) Except as set forth in Section 3.01(j)(vii) of the Disclosure Schedule, no IPC Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any current or former Employee or director of IPC or any subsidiary thereof of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former Employee or director of IPC or any subsidiary thereof, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code section 280G.

     (k) Tax Returns and Tax Payments. IPC and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which IPC or any of its subsidiaries is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid, and IPC and each of its subsidiaries has timely paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings). IPC and its subsidiaries have made adequate provision (to the extent required by, and in accordance with generally accepted accounting principles ("GAAP")) for all Taxes payable for any periods that end before the Effective Time of the Mergers for which no Tax Returns have yet been filed and for any periods that begin before the Effective Time of the Mergers and end after the Effective Time of the Mergers to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time of the Mergers, and the charges, accruals and reserves for Taxes reflected in the financial statements of IPC and its subsidiaries are adequate under GAAP to cover the Tax liability accruing or payable by IPC and its subsidiaries in respect of periods prior to the date hereof. Except as set forth in Section 3.01(k) of the Disclosure Schedule: (i) no material claim for unpaid Taxes has become a lien against the property of IPC or any of its subsidiaries or is being asserted in writing against IPC or any of its subsidiaries, (ii) neither IPC nor any of its subsidiaries is delinquent in the payment of any Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed, (iii) no material audit or other proceeding with respect to any Taxes due from IPC or any of its subsidiaries or any Tax Return of IPC or any of its subsidiaries is pending, threatened, to IPC's knowledge, or being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by IPC nor any of its subsidiaries and is currently in effect, (v) neither IPC or any of its subsidiaries (A) has been a member of a Consolidated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was IPC) or (B) has any liability for the Taxes of any person (other than IPC and its subsidiaries), including liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, (vi) no consent under Section 341(f) of the Code has been filed with respect to IPC or any of its subsidiaries, and (vii) all Taxes required to be withheld, collected or deposited by or with respect to IPC and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. As used herein, "Taxes" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

     (l) Board Approval; Section 203 of the DGCL. The Board of Directors of IPC has, prior to the execution hereof and prior to the execution of the Voting Agreement, (i) approved the execution and delivery by IPC of this Agreement, and the execution and delivery by the parties thereto of the Voting Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement and the Voting Agreement.
  Section 203 of the DGCL is inapplicable to this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated hereby and thereby with respect to both IPC and IXnet. No state takeover statute or similar statute or regulation of the State of Delaware or of any other state or jurisdiction applies or purports to apply to this Agreement, the Mergers, the Voting Agreement, the Stockholder Consents or any of the other transactions contemplated hereby or thereby and (z) no provision of the certificate of incorporation, by-laws or other governing instruments of IPC or any of its subsidiaries or the terms of any rights plan or preferred stock of IPC or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of IPC and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of IPC, IPC Systems, IXnet or any Surviving Corporation on a basis not available to Parent in the event that Parent were to acquire securities of IPC, IPC Systems or IXnet. The Board of Directors of IPC Merger Sub has duly approved this Agreement and the IXnet Merger and declared this Agreement advisable.

      (m) Environmental Matters. (i) Except as disclosed in Section 3.01(m) of the Disclosure Schedule:

       (A) IPC and its subsidiaries including their predecessors and their properties (I) are in compliance in all material respects with all applicable Environmental Laws; (II) hold all material Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (III) are in compliance in all material respects with all of their Environmental Permits; and (IV) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

       (B) None of IPC and its subsidiaries has received any Environmental Claim, and none of IPC and its subsidiaries is aware, after reasonable inquiry, of any threatened Environmental Claim or of any circumstances, conditions or events that would reasonably be expected to give rise to an Environmental Claim, against IPC or any of its subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have an IPC Material Adverse Effect;

       (C) None of IPC and its subsidiaries has entered into or agreed to any consent decree or order under any Environmental Law, and none of IPC and its subsidiaries is subject to any judgment, decree or order of any governmental authority relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

       (D) There are no (I) underground storage tanks, (II) polychlorinated biphenyls, (III) asbestos or asbestos-containing materials or (IV) Hazardous Materials present at any facility currently or, to the knowledge of IPC, formerly owned, leased or operated by IPC or any of its subsidiaries that would reasonably be expected to give rise to material liability of IPC or any of its subsidiaries under any Environmental Laws;

       (E) There are no past (including, to the knowledge of IPC, with respect to assets or businesses formerly owned, leased or operated by IPC or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that would reasonably be expected to give rise to material liability of IPC or any of its subsidiaries under any Environmental Laws or any contract or agreement; and

       (F) None of IPC and its subsidiaries has assumed or retained, by contract or, to the knowledge of IPC, operation of law, any material liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material or Environmental Claim.

     (ii) The items on Section 3.01(m) of the Disclosure Schedule, individually and in the aggregate, would not reasonably be expected to have an IPC Material Adverse Effect.

     (iii) IPC has provided or made available to Parent true and complete copies of all Environmental Reports in its possession or control.

     (iv) For purposes of this Agreement, the following terms shall have the following meanings:

       "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by IPC or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, or (ii) any Environmental Law or Environmental Permit.

       "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

       "Environmental Permits" means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

       "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect IPC or any of its subsidiaries.

       "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     (n) Material Contract Defaults; Non-Competes. (i) IPC has provided or made available to Parent copies, and has provided a true and correct list to Parent, of all material contracts, agreements, commitments, arrangements, leases, licenses, policies or other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("IPC Material Contracts"). Neither IPC nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default or unable to perform in any respect under any such IPC Material Contract, including any license or agreement relating to intellectual property, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have an IPC Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

     (ii) Except as disclosed in Section 3.01(n) of the Disclosure Schedule or in the Recent SEC Documents, neither IPC nor any of its subsidiaries is a party to any agreement that expressly limits the ability of IPC or any of its subsidiaries to compete in or conduct any line of business or compete with any person in any geographic area or during any period of time.

     (o) Brokers. No broker, investment banker, financial advisor or other person other than Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPC.

     (p) Opinion of Financial Advisor. IPC has received the opinions of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, each dated the date of this Agreement, to the effect that, as of the date thereof, the IPC Merger Exchange Ratio is fair, from a financial point of view, to the holders of IPC Common Stock.

     (q) Board Recommendation. The Board of Directors of IPC, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the Voting Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of IPC, and (ii) declared this Agreement advisable and resolved to recommend that the holders of the shares of IPC Common Stock adopt this Agreement.

     (r) Required Votes. The IPC Stockholder Approval, being the affirmative approval, by vote or written consent, of a majority of the outstanding shares of IPC Common Stock, is the only vote of the holders of any class or series of IPC's securities necessary to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated hereby. There is no vote of the holders of any class or series of IPC's securities necessary to approve the Voting Agreement or the transactions contemplated thereby. The affirmative approval, by vote or written consent, of a majority of the outstanding shares of IPC Systems Common Stock to adopt this Agreement (the "IPC Systems Stockholder Approval") is the only vote of the holders of any class or series of IPC Systems' securities necessary to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated hereby.

     (s) Properties. Except as disclosed in Section 3.01(s) of the Disclosure Schedule or in the Recent SEC Documents, each of IPC and its subsidiaries
  (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Recent SEC Documents as being owned by IPC or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to IPC's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet delinquent and (2) such imperfections or irregularities of title, or other Liens (other than real property mortgages or deeds of trust) as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations currently conducted at such properties, (B) all real property mortgages and deeds of trust and (C) the Liens disclosed in Section 3.01(s) of the Disclosure Schedule and (ii) is the lessee of all leasehold estates reflected in Section 3.01(s) of the Disclosure Schedule hereto or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and is valid without material default (and the lessee has not received any written notice of default, whether or not material) thereunder by the lessee or, to IPC's knowledge, the lessor.

     (t) Intellectual Property. (i) Except as disclosed in the Recent SEC Documents, IPC has heretofore made available to Parent, with respect to the Intellectual Property owned, held or used by IPC or its subsidiaries ("IPC IP"), all material patents, registrations and applications relating thereto, all material unregistered copyrights, trademarks, service marks, brand names, corporate names, technology and inventions and each and every material license, sublicense, consent-to-use agreement and other agreement granting or obtaining any right to use or practice any rights under any IPC IP to which IPC and/or any of its subsidiaries is a party ("IPC IP Licenses").

     (ii) Except as disclosed on Section 3.01(t)(ii) of the Disclosure Schedule, (1) IPC and/or any of its subsidiaries own or has the right to use all the Intellectual Property necessary for IPC and its subsidiaries to conduct their businesses as is currently conducted and consistent with past practice; (2) all of the material owned IPC IP is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; (3) to IPC's knowledge, the IPC IP does not infringe or otherwise impair the Intellectual Property of any third party and is not being infringed or impaired by any third party; (4) no judgment, decree, injunction, rule or order has been rendered or, to the knowledge of IPC, is threatened by any Governmental Entity which would limit, cancel or question the validity of (or IPC or any subsidiary's right to own or use) any material IPC IP; (5) IPC takes all reasonable steps to protect, maintain and safeguard the material IPC IP, including executing all appropriate confidentiality agreements; (6) neither IPC and its subsidiaries, nor, to IPC's knowledge, any other party to an IP License, is alleged in writing to be, in breach or default thereunder, and IPC and its subsidiaries have not received any written notification from any third party that there is any such breach or default; (7) the transactions contemplated by this Agreement shall in no material way impair or limit the rights of IPC or any of its subsidiaries under any IP License, or cause any material payments to be due thereunder.

     For the purposes of this Agreement, "Intellectual Property" shall mean all U.S., state and foreign intellectual property, including without limitation all (1) (A) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (B) copyrights and works of authorship in any media, including computer programs, software programs, databases and related items, advertising and promotional materials (including graphics and text), and Internet site content; (C) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets and other confidential information; (2) all registrations, applications, recordings, and licenses or other agreements related thereto;
  (3) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and (4) rights to bring an action at law or in equity for the infringement or other impairment of the foregoing before the Closing Date, including the right to receive all proceeds and damages therefrom.

     (u) Transactions with Affiliates. Except as disclosed in the Recent SEC Documents and as set forth on Section 3.01(u) of the Disclosure Schedule and in the SEC Documents, from October 1, 1998 through the date of this Agreement, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between IPC or its subsidiaries or contractors, on the one hand, and IPC's affiliates (other than wholly-owned (excluding directors' and nominee shares) subsidiaries of
  IPC), on the other hand, in which the amount or value involved exceeded
  $60,000.

   SECTION 3.02 Representations and Warranties of IXnet. IXnet represents and warrants to Parent and GC Merger Sub as follows:

     (a) Organization, Standing and Corporate Power. Each of IXnet and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority could not reasonably be expected to have an IXnet Material Adverse Effect. Each of IXnet and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not be reasonably expected to have an IXnet Material Adverse Effect. The Recent IXnet SEC Documents (as defined in Section 3.02(e)) contain as exhibits complete and correct copies of the Certificate of Incorporation and By-laws of IXnet, in each case as amended to the date of this Agreement.

     (b) Subsidiaries. The only direct or indirect subsidiaries of IXnet are those listed in Section 3.01(b) of the Disclosure Schedule. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by IXnet, by another subsidiary (wholly owned) of IXnet or by IXnet and another such subsidiary (wholly owned), free and clear of all Liens, except as set forth in Section 3.01(b) of the Disclosure Schedule. Except for the ownership interests set forth in
  Section 3.01(b) of the Disclosure Schedule or in the Recent IXnet SEC Documents, IXnet does not own, directly or indirectly, any capital stock or other ownership interest, and does not have any option or similar right to acquire any assets or equity or other ownership interest, in any corporation, partnership, business association, joint venture or other entity.

     (c) Capital Structure. As of February 21, 2000, the authorized capital stock of IXnet consists of 100,000,000 shares of IXnet Common Stock. As of the close of business on February 21, 2000, there were (i) 51,148,867 shares of IXnet Common Stock were issued and outstanding; (ii) 0 shares of IXnet

  Common Stock held in the treasury of IXnet; (iii) 907,557 shares of IXnet Common Stock reserved for issuance upon exercise of authorized but unissued IXnet Options pursuant to the Stock Plans; and (iv) 9,053,409 shares of IXnet Common Stock issuable upon exercise of outstanding IXnet Options.
  Section 3.01(c) of the Disclosure Schedule sets forth the name of each holder of outstanding options to acquire shares of IXnet Common Stock, the number of options held and the exercise prices of such options. Except as set forth above, no shares of capital stock or other equity securities of IXnet are authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of IXnet are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the IXnet Options, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of IXnet having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of IXnet may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which IXnet or any of its subsidiaries is a party or by which any of them is bound obligating IXnet or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of IXnet or of any of its subsidiaries or obligating IXnet or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the Recent IXnet SEC Documents and except for such indebtedness which is not material to IXnet, IXnet and its subsidiaries have no indebtedness. Other than the IXnet Options, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of IXnet or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of IXnet or any of its subsidiaries and (ii) there are no irrevocable proxies with respect to shares of capital stock of IXnet or any subsidiary of IXnet. Except as set forth above or in Section 3.01(c) of the Disclosure Schedule or in the Recent IXnet SEC Documents, there are no agreements or arrangements pursuant to which IXnet is or could be required to register shares of IXnet Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any securityholders of IXnet with respect to securities of IXnet.

     (d) Authority; Noncontravention. IXnet has the requisite corporate and other power and authority to enter into this Agreement and, subject to the IXnet Stockholder Approval with respect to the consummation of the IXnet Merger, which is being obtained by written consent immediately following the execution of this Agreement, to consummate the transactions contemplated hereby. Other than in its capacity as a stockholder of IXnet, no corporate action is required to be taken by IPC or its stockholders in connection with the consummation of the IXnet Merger. The execution and delivery of this Agreement by IXnet and the consummation by IXnet of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IXnet, subject, in the case of the IXnet Merger, to the IXnet Stockholder Approval. This Agreement has been duly executed and delivered by IXnet and constitutes a valid and binding obligation of IXnet, enforceable against IXnet in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Except as disclosed in Section 3.01(d) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of IXnet or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of IXnet or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to IXnet or any of its subsidiaries or their respective properties or assets or

  (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to IXnet or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have an IXnet Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to IXnet or any of its subsidiaries in connection with the execution and delivery of this Agreement by IXnet or the consummation by IXnet of the transactions contemplated hereby, except, with respect to this Agreement, for (i) the filing of a premerger notification and report form by IXnet under the HSR Act, (ii) the filing with the SEC of (y) Information Statements relating to the Mergers, and (z) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which IXnet is qualified to do business and
  (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.01(d) of the Disclosure Schedule.

     (e) SEC Documents; Undisclosed Liabilities. IXnet and, to the extent applicable, its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1998, and IXnet has delivered or made available to Parent all reports, schedules, forms, statements and other documents filed by IXnet and, to the extent applicable, its subsidiaries with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "IXnet SEC Documents"). As of their respective dates, the IXnet SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such IXnet SEC Documents, and none of the IXnet SEC Documents (including any and all financial statements included therein) as of such dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes) of IXnet included in all IXnet SEC Documents filed since October 1, 1998 (the "IXnet SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of IXnet and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that have not been and are not expected to be material in amount). Except as set forth in
  Schedule 3.01(e), at the date of the most recent audited financial statements of IXnet included in the IXnet SEC Documents filed by IXnet or its subsidiaries since October 1, 1998 and prior to the date of this Agreement (the "Recent IXnet SEC Documents"), neither IXnet nor any of its subsidiaries had, and since such date neither IXnet nor any of such subsidiaries incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have an IXnet Material Adverse Effect. To the best of IXnet's knowledge, (i) all historical financial statements supplied to Parent by IXnet for periods subsequent to December 31, 1999 have been prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of IXnet and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments that have not been and are not expected to be material in amount) and (ii) all financial data so supplied for such periods is true and accurate in all material respects.

     (f) Information Supplied. None of the information supplied or to be supplied by IXnet for inclusion or incorporation by reference in (i) the Forms S-4 will, at the time each Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) each Information Statement/Prospectus will, at the date it is first mailed to IXnet's stockholders or IPC's stockholders, as the case may be, at the time of the IXnet Stockholder Meeting or the IPC Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Forms S-4 and the Information Statement/Prospectuses will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by IXnet with respect to statements made or incorporated by reference therein based on information supplied by Parent or GC Merger Sub for inclusion or incorporation by reference in the Forms S-4 and the Information Statement/Prospectuses.

     (g) Absence of Certain Changes or Events. Except as disclosed in Section 3.01(g) of the Disclosure Schedule or except as included in the Recent IXnet SEC Documents, since October 1, 1998, IXnet has conducted its business in all material respects only in the ordinary course consistent with past practice and there is not and has not been any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have an IXnet Material Adverse Effect.

     (h) Litigation; Labor Matters; Compliance with Laws. (i) Except as disclosed in the Recent SEC Documents, there are no suits, actions, complaints, charges, arbitrations, inquiries, counterclaims, proceedings or governmental or internal investigations pending or, to the knowledge of IXnet, threatened in writing against or affecting IPC or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have an IXnet Material Adverse Effect; in addition, there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against IXnet or any of its subsidiaries having, or which could reasonably be expected to have any such effect.

     (ii) Except as disclosed in Section 3.01(h)(ii) of the Disclosure Schedule, (A) neither IXnet nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (B) neither IPC nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is such unfair labor practice threatened or otherwise affecting IXnet or any of its subsidiaries, (C) there is not any strike, work stoppage, dispute, lockout or other labor controversy involving it or any of its subsidiaries pending or, to its knowledge, threatened, any of which would reasonably be expected to have an IXnet Material Adverse Effect; (D) no representation question exists or has been raised respecting any of the Company's employees or any of its subsidiaries' employees within the past three years, nor to the knowledge of IXnet are there any campaigns being conducted to solicit cards from employees of IXnet or any of its subsidiaries to authorize representation by any labor organization; (E) neither IXnet nor any of its subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has IXnet or any of its subsidiaries planned or announced any such action or program for the future; (F) neither IXnet nor any of its subsidiaries shall, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, or any state law, affecting in whole of in part any site of employment, facility, operating unit or employee; and (G) the Company and its subsidiaries are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (iii) The conduct of the business of each of IXnet and each of its subsidiaries and, to the knowledge of IXnet, its contractors complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, including the Foreign Corrupt Practices Act, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have an IXnet Material Adverse Effect.

     (i) Absence of Changes with respect to Employees and Employee Benefit Plans. Except as set forth in Section 3.01(i) of the Disclosure Schedule or in the Recent IXnet SEC Documents, since September 1, 1999, there has not been any (i) increase in the compensation or fringe benefits of any present or former director or IXnet Employee (as defined below) whose base salary equals or is in excess of $100,000 per annum as of September 1, 1999 (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) grant of any severance or termination pay to any present or former director or IXnet Employee whose base salary equals or is in excess of $100,000 per annum as of September 1, 1999 (except in the ordinary course of business consistent with past practice or as required by law or agreements or plans in effect as of September 1,
  1999), (iii) loan or advance of money or other property by IXnet or any subsidiary thereof to any of their present or former directors or IXnet Employees which is outstanding as of the date hereof or (iv) establishment, adoption, entrance into, amendment or termination of any IXnet Plan (as defined below).

     (j) (i) Except as set forth therein, Section 3.01(j)(i) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and all stock purchase, stock option, consulting, severance, employment, change-in-control, termination, indemnification, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former director or any employee or former employee of IXnet or any subsidiary thereof (the "IXnet Employees") has any present or future right to benefits, sponsored or maintained by IXnet or its subsidiaries or under which IXnet or any subsidiary thereof has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "IXnet Plans".

     (ii) Except as set forth in Section 3.01(j)(ii) of the Disclosure Schedule, with respect to each IXnet Plan, IXnet has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument;
  (B) the most recent determination letter, if applicable; (C) any summary plan description and other written communications (or a description of any oral communications) by IXnet or any subsidiary thereof to their employees concerning the extent of the benefits provided under a IXnet Plan; and (D) with respect to each employee pension benefit plan, for the three (3) most recent years (I) the Form 5500 and attached schedules, (II) audited financial statements, (III) actuarial valuation reports and (IV) attorney's response to an auditor's request for information.

     (iii) (A) Each IXnet Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each IXnet Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject IXnet or any subsidiary thereof, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each IXnet Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (E) no "reportable event" (as such term is defined in

  ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any IXnet Plan;
  (F) no IXnet Plan provides retiree welfare benefits and neither IXnet nor any subsidiary thereof has any obligations to provide any retiree welfare benefits, other than those mandated by the Consolidated Omnibus Budget Reconciliation Act of 1995; and (G) except as set forth in Section 3.01(j)(iii) of the Disclosure Schedule, all awards, grants or bonuses made pursuant to any IXnet Plan have been, or will be, fully deductible to IXnet or its subsidiaries notwithstanding the provisions of Section 162(m) of the Code and the regulations promulgated thereunder; provided that with respect to each IXnet Plan that is a multi-employer plan, the representations contained in this Section 3.02(j)(iii) are made to the knowledge of IXnet.

     (iv) There are no IXnet Plans that are not multiemployer plans which are subject to Title IV of ERISA.

     (v) With respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which IXnet, any subsidiary thereof, or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) none of IXnet, any subsidiary thereof, or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA or, to the best knowledge of IXnet, would be subject to such liability if, as of the Closing Date, IXnet, any of its subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section
  4205) from any such multiemployer plan; and (B) to the best knowledge of IXnet, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

     (vi) With respect to any IXnet Plan other than a multiemployer plan, and to the best knowledge of IXnet with respect to any multiemployer plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (B) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (C) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other governmental agency is pending, threatened or in progress.

     (vii) Except as set forth in Section 3.01(j)(vii) of the Disclosure Schedule, no IXnet Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any current or former Employee or director of IXnet or any subsidiary thereof of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former Employee or director of IXnet or any subsidiary thereof, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code section 280G.

     (k) Tax Returns and Tax Payments. IXnet and each of its subsidiaries, and any Consolidated Group for Tax purposes of which IXnet or any of its subsidiaries is or has been a member (an "IXnet Consolidated Group") has timely filed all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. All Taxes shown on such Tax Returns have been timely paid, and IXnet, each of its subsidiaries and each IXnet Consolidated Group has timely paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings). IXnet, its subsidiaries and each IXnet Consolidated Group have made adequate provision (to the extent required by, and in accordance with GAAP) for all Taxes payable for any periods that end before the Effective Time of the Mergers for which no Tax Returns have yet been filed and for any periods that begin before the Effective Time of the Mergers and end after the Effective Time of the Mergers to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time of the Mergers, and the charges, accruals and reserves for Taxes reflected in the financial statements of IXnet, its subsidiaries and each IXnet Consolidated Group are adequate under GAAP to cover the Tax liability accruing or payable by IXnet and its subsidiaries in respect of periods prior to the date hereof. Except as set forth in Section 3.01(k) of the Disclosure

  Schedule: (i) no material claim for unpaid Taxes has become a lien against the property of IXnet or any of its subsidiaries or is being asserted in writing against IXnet or any of its subsidiaries, (ii) neither IXnet nor any of its subsidiaries is delinquent in the payment of any Tax or has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed, (iii) no material audit or other proceeding with respect to any Taxes due from IXnet, any of its subsidiaries or any IXnet Consolidated Group or any Tax Return of IXnet, any of its subsidiaries or any IXnet Consolidated Group is pending, threatened, to the best of IXnet's knowledge, or being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by IXnet, any of its subsidiaries or any IXnet Consolidated Group and is currently in effect, (v) neither IXnet or any of its subsidiaries (A) has been a member of a Consolidated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was IPC) or (B) has any liability for the Taxes of any person (other than IXnet and its subsidiaries), including liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, (vi) no consent under Section 341(f) of the Code has been filed with respect to IXnet or any of its subsidiaries, and (vii) all Taxes required to be withheld, collected or deposited by or with respect to IXnet, each of its subsidiaries and each IXnet Consolidated Group have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

     (l) Board Approval; Section 203 of the DGCL. The Board of Directors of IXnet has, prior to the execution hereof, approved the execution and delivery by IXnet of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement. Section 203 of the DGCL is inapplicable to this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated hereby and thereby with respect to IXnet. No state takeover statute or similar statute or regulation of the State of Delaware or of any other state or jurisdiction applies or purports to apply to this Agreement, the Mergers, the Voting Agreement, the Stockholder Consents or any of the other transactions contemplated hereby or thereby and no provision of the certificate of incorporation, by-laws or other governing instruments of IXnet or any of its subsidiaries or the terms of any rights plan or preferred stock of IXnet would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of IXnet and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of IXnet or the IXnet Merger Surviving Corporation on a basis not available to Parent in the event that Parent were to acquire securities of IXnet or its subsidiaries.

     (m) Environmental Matters. (i) Except as disclosed in Section 3.01(m) of the Disclosure Schedule:

       (A) IXnet and its subsidiaries including their predecessors and their properties (I) are in compliance in all material respects with all applicable Environmental Laws; (II) hold all material Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (III) are in compliance in all material respects with all of their Environmental Permits; and (IV) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

       (B) None of IXnet and its subsidiaries has received any Environmental Claim, and none of IXnet and its subsidiaries is aware, after reasonable inquiry, of any threatened Environmental Claim or of any circumstances, conditions or events that would reasonably be expected to give rise to an Environmental Claim, against IXnet or any of its subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have an IXnet Material Adverse Effect;

       (C) None of IXnet and its subsidiaries has entered into or agreed to any consent decree or order under any Environmental Law, and none of IXnet and its subsidiaries is subject to any judgment, decree or order of any governmental authority relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

       (D) There are no (I) underground storage tanks, (II) polychlorinated biphenyls, (III) asbestos or asbestos-containing materials or (IV) Hazardous Materials present at any facility currently or, to the knowledge of IXnet, formerly owned, leased or operated by IXnet or any of its subsidiaries that would reasonably be expected to give rise to material liability of IXnet or any of its subsidiaries under any Environmental Laws;

       (E) There are no past (including, to the knowledge of IXnet, with respect to assets or businesses formerly owned, leased or operated by IXnet or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that would reasonably be expected to give rise to material liability of IXnet or any of its subsidiaries under any Environmental Laws or any contract or agreement; and

       (F) To the knowledge of IXnet, none of IXnet and its subsidiaries has assumed or retained, by contract or operation of law, any material liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material or Environmental Claim.

     (ii) The items on Section 3.01(m) of the Disclosure Schedule, individually and in the aggregate, would not reasonably be expected to have an IXnet Material Adverse Effect.

     (iii) IXnet has provided or made available to Parent and GC Merger Sub true and complete copies of all Environmental Reports in its possession or control.

     (n) Material Contract Defaults; Non-Competes. (i) IXnet has provided or made available to Parent copies, and has provided a true and correct list to Parent, of all material contracts, agreements, commitments, arrangements, leases, licenses, policies or other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("IXnet Material Contracts"). Neither IXnet nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default or unable to perform in any respect under any such IXnet Material Contract, including any license or agreement relating to intellectual property, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to IXnet; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

     (ii) Except as disclosed in Section 3.01(n) of the Disclosure Schedule or in the Recent IXnet SEC Documents, neither IXnet nor any of its subsidiaries is a party to any agreement that expressly limits the ability of IXnet or any of its subsidiaries to compete in or conduct any line of business or compete with any person in any geographic area or during any period of time.

     (o) Brokers. No broker, investment banker, financial advisor or other person other than Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IXnet.

     (p) Opinion of Financial Advisor. IXnet has received the opinions of Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, each dated the date of this Agreement, to the effect that, as of the date thereof, the IXnet Merger Exchange Ratio is fair, from a financial point of view, to the holders of IXnet Common Stock.

     (q) Board Recommendation. The Board of Directors of IXnet, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the Voting Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of IXnet, and (ii) declared this Agreement advisable and resolved to recommend that the holders of the shares of IXnet Common Stock adopt this Agreement.

     (r) Required IXnet Vote. The IXnet Stockholder Approval, being the affirmative approval, by vote or written consent, of a majority of the outstanding shares of IXnet Common Stock, is the only vote of the holders of any class or series of IXnet's securities necessary to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated hereby. There is no vote of the holders of any class or series of IXnet's securities necessary to approve the Voting Agreement or the transactions contemplated thereby.

     (s) Properties. Except as disclosed in the Recent IXnet SEC Documents or in Section 3.01(s) of the Disclosure Schedule hereto, each of IXnet and its subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Recent IXnet SEC Documents as being owned by IXnet or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to IXnet's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet delinquent and (2) such imperfections or irregularities of title, or other Liens (other than real property mortgages or deeds of trust) as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations currently conducted at such properties, (B) all real property mortgages and deeds of trust and (C) the Liens disclosed in Section 3.01(s) of the Disclosure Schedule and (ii) is the lessee of all leasehold estates reflected in Section 3.01(s) of the Disclosure Schedule or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and is valid without material default (and the lessee has not received any notice of default, whether or not material) thereunder by the lessee or, to IXnet's knowledge, the lessor.

     (t) Intellectual Property. (i) Except as disclosed in the Recent IXnet SEC Documents, IXnet has heretofore made available to Parent, with respect to the Intellectual Property owned, held or used by IXnet or its subsidiaries ("IXnet IP"), all material patents, registrations and applications relating thereto, all material unregistered copyrights, trademarks, service marks, brand names, corporate names, technology and inventions and each and every material license, sublicense, consent-to-use agreement and other agreement granting or obtaining any right to use or practice any rights under any IXnet IP to which IXnet and/or any of its subsidiaries is a party ("IXnet IP Licenses").

     (ii) Except as disclosed on Section 3.01(t)(ii) of the Disclosure Schedule, (1) IXnet and/or any of its subsidiaries own or has the right to use all the Intellectual Property necessary for IXnet and its subsidiaries to conduct their businesses as is currently conducted and consistent with past practice; (2) all of the material IXnet IP is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; (3) to IXnet's knowledge, the IXnet IP does not infringe or otherwise impair the Intellectual Property of any third party and is not being infringed or impaired by any third party; (4) no judgment, decree, injunction, rule or order has been rendered or, to the knowledge of IXnet, is threatened by any Governmental Entity which would limit, cancel or question the validity of (or IXnet or any subsidiary's right to own or use) any material IXnet IP;
  (5) IXnet takes all reasonable steps to protect, maintain and safeguard the material IXnet IP, including executing all appropriate confidentiality agreements; (6) neither IXnet and its subsidiaries, nor, to the best of IXnet's knowledge, any other party to an IP License, is alleged in writing to be, in breach or default thereunder, and IXnet and its subsidiaries have not received any written notification from any third party that there is any such breach or default; (7) the transactions contemplated by this Agreement shall in no material way impair or limit the rights of IXnet or any of its subsidiaries under any IP License, or cause any material payments to be due thereunder.

     (u) Transaction with Affiliates. Except as set forth in Section 3.01(u) of the Disclosure Schedule and in the IXnet SEC Documents, from October 1, 1997 through the date of this Agreement, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between IXnet or its subsidiaries or contractors, on the one hand, and IXnet's affiliates (other than IPC and the wholly-owned (excluding directors' and nominee shares) subsidiaries of IPC or IXnet), on the other hand, in which the amount or value involved exceeded $60,000.

   SECTION 3.03 Representations and Warranties of Parent and Sub. Parent and GC Merger Sub represent and warrant to the Companies as follows:

     (a) Organization, Standing and Corporate Power. Each of Parent, GC Merger Sub and the other subsidiaries of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The copies of the memorandum of association and by-laws of Parent which were previously furnished to IXnet are true, complete and correct copies of such documents as in effect on the date of this Agreement. For purposes of this Section 3.03, "subsidiary" shall mean those subsidiaries of Parent that constitute "Significant Subsidiaries" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b) Capital Structure. (i) As of February 18, 2000, the authorized capital stock of Parent consisted of (a) 3,000,000,000 shares of Parent Common Stock of which 780,156,745 shares were outstanding (not including 22,033,758 shares of Parent Common Stock held by a subsidiary of Parent and considered "treasury stock" for U.S. GAAP purposes) and (b) 20,000,000 shares of preferred stock of which (A) 10,000,000 shares of Parent's 6 3/8% Cumulative Convertible Preferred Stock, (B) 400,000 shares of Parent's 6 3/8% Cumulative Convertible Preferred Stock, Series B, and (C) 2,600,000 shares of Parent=s 7% Cumulative Convertible Preferred Stock (collectively, the "Parent Preferred Stock") were outstanding. As of February 18, 2000,
  (a) 2,000,000 shares of Parent Common Stock were reserved for issuance to pay dividends on the outstanding shares of Parent Preferred Stock, (b) 43,317,369 shares of Parent Common Stock were reserved for issuance upon conversion of the shares of Parent Preferred Stock and (c) 90,000,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1998 Stock Incentive Plan (the "Parent Stock Incentive Plan"). Since February 18, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than (a) issuances of shares pursuant to options or rights outstanding under the stock plans of Parent and (b) issuances of shares of Parent Common Stock upon conversion of shares of Parent Preferred Stock. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of February 18, 2000 no options, warrants or other rights to acquire capital stock from Parent other than (A) options representing in the aggregate the right to purchase 80,232,932 shares of Parent Common Stock issued to current or former employees, directors and consultants of Parent and its subsidiaries pursuant to the Parent Stock Incentive Plan and (B)
  (i) warrants to purchase 12,500,012 shares of Parent Common Stock expiring August 13, 2003, exercisable at $9.50 per share of Parent Common Stock, and
  (ii) warrants to purchase 5,108,358 shares of Parent Common Stock expiring August 13, 2008, exercisable at $9.50 per share of Parent Common Stock (collectively, the "Parent Warrants"). No options or warrants or other rights to acquire capital stock from Parent have been issued or granted since February 18, 2000 to the date of this Agreement.

     (ii) As of the date of this Agreement, other than Parent Common Stock and Parent Preferred Stock, no bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote on any matters on which shareholders may vote ("Parent Voting Debt") are issued or outstanding.

     (iii) Except as otherwise set forth in this Section 3.03(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of

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

  any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries, other than with respect to Parent Preferred Stock and the 10 1/2 % Senior Exchangeable Preferred Stock due 2008 of Global Crossing Holdings Ltd., in each case in accordance with the terms thereof.

     (c) Authority; Noncontravention. (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bermuda Monetary Authority of the issuance of the shares of Parent Common Stock to be issued in the Mergers (and the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Mergers and the other transactions contemplated hereby will not, conflict with, or result in a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the memorandum of association or by-laws of Parent or any other constituent document of any subsidiary of Parent, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any subsidiary of Parent or their respective properties or assets.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the Mergers and the other transactions contemplated hereby, except for (i) the filing of a premerger notification and report form under the HSR Act,
  (ii) the filing with the SEC of (y) the Information Statements relating to the Mergers and, if applicable, the Schedules 13E-3, and (z) such reports under the Exchange Act as may be required in connection with this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which IPC or IXnet is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.01(d) of the Disclosure Schedule, and (vi) the approval of the issuance of the shares of Parent Common Stock to be issued in the Mergers (and of the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) by the Bermuda Monetary Authority and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (d) Reports and Financial Statements. Parent has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (e) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Forms S-4 will, at the time each Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) each Information Statement/Prospectus will, on the date it is first mailed to IPC's stockholders or IXnet's stockholders, as the case may be, or at the time of the IXnet Stockholder Meeting or the IPC Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Forms S-4 and the Information Statement/Prospectuses will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing provisions of this Section 3.03(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Forms S-4 or the Information Statement/Prospectuses based on information supplied by IXnet or IPC or their subsidiaries for inclusion or incorporation by reference therein.

     (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement, the Merger and the Voting Agreement. The Board of Directors of GC Merger Sub has duly approved this Agreement and the IPC Merger and declared this Agreement advisable.

     (g) Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Chase Securities Inc. ("Chase"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent.

   SECTION 3.04 Representations of Parent and Sub. Parent and GC Merger Sub represent and warrant to the Company as follows:

     (a) Organization and Corporate Power. GC Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. GC Merger Sub is a direct wholly-owned subsidiary of Parent.

     (b) Corporate Authorization. GC Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by GC Merger Sub of this Agreement and the consummation by GC Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GC Merger Sub. This Agreement has been duly executed and delivered by GC Merger Sub and constitutes a valid and binding agreement of GC Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (c) Non-Contravention. The execution, delivery and performance by GC Merger Sub of this Agreement and the consummation by GC Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of GC Merger Sub.

     (d) No Business Activities. GC Merger Sub has not conducted any activities other than in connection with the organization of GC Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. GC Merger Sub has no subsidiaries.

     (e) Capitalization of GC Merger Sub. The authorized capital stock of GC Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

                                  ARTICLE IV

          Covenants Relating to Conduct of Business Prior to Mergers

   SECTION 4.01 Conduct of Business of the Companies (a) Conduct of Business by the Companies. During the period from the date of this Agreement to the Effective Time of the Mergers (except as otherwise specifically required by the terms of this Agreement), each of the Companies shall, and shall cause its subsidiaries to, act and carry on their respective businesses in all material respects in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be materially unimpaired at the Effective Time of the Mergers. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Mergers, the Companies shall not, and shall not permit any of their subsidiaries to, without the prior written consent of Parent:

     (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions paid by a direct or indirect wholly owned subsidiary of IPC to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Companies or any of their subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) authorize for issuance, issue, deliver, sell, transfer, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights) (other than the issuance of IPC Common Stock or IXnet Common Stock upon the exercise of options to purchase shares of such common stock outstanding on the date of this Agreement and in accordance with their present terms);

     (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of, close or shut down its properties or assets, other than reasonable sales of inventory in the ordinary course of business and assets having an aggregate value not in excess of $500,000;

     (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Companies or any of their subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, (y) amend the terms of any outstanding security or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than by a wholly owned subsidiary to its parent or to any direct or indirect wholly owned subsidiary;

     (vii) acquire or agree to acquire any assets the value of which, individually or in the aggregate, exceeds $250,000, or make or agree to make any capital expenditures except for capital expenditures set forth in the business plans as capital expenditure budgets of the Companies provided to Parent prior the date hereof;

     (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (x) of liabilities or obligations in the ordinary course of business consistent with past practice, (y) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Recent IPC SEC Documents or (z) other claims, liabilities or obligations in the aggregate in an amount (or having a value in an amount) not in excess of $1,000,000, or waive, release, grant, or transfer any rights of value or modify or change any existing license, lease, contract or other document in any manner that would be material to IPC or enter into any new lease, license or other contract or document;

     (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (x) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement or amend any existing collective bargaining agreement;

     (xi) change any accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to GAAP or rules and regulations of the SEC promulgated following the date hereof;

     (xii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of IPC included in the Recent IPC SEC Documents or, if not so reserved for, in an aggregate amount not in excess of $250,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of IPC);

     (xiii) close, shut down or otherwise eliminate any of its facilities;

     (xiv) enter into any transaction, agreement, arrangement or understanding, or any related series thereof, between itself or its subsidiaries, on the one hand, and its affiliates (other than IPC and the wholly-owned (excluding directors' and nominee shares) subsidiaries of IPC or IXnet), on the other hand;

     (xv) change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

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

     (xvi) change the composition, fill any vacancies or increase the size of IPC's or IXnet's Board of Directors; or

     (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

   (b) Changes in Employment Arrangements and Severance. Following the date of this Agreement, none of IPC, IXnet nor any subsidiary thereof shall, without the Parent's prior written consent, (a) increase the compensation or fringe benefits of any present or former director, officer or Employee of IPC, IXnet or any subsidiary thereof (except for increases in salary or wages in the ordinary course of business consistent with past practice), (b) grant any severance or termination pay to any present or former director, officer or Employee of IPC, IXnet or any subsidiary thereof (except in the ordinary course of business consistent with past practice or as required by law or agreements or plans in effect as of the date of this Agreement), (iii) loan or advance any money or other property to any present or former director, officer or Employee of IPC, IXnet or any subsidiary thereof, (iv) establish, adopt, enter into, amend or terminate any IPC or IXnet Plan, except as required by law, or (v) take any action that would accelerate the ability of a holder of any option to acquire shares of IPC, IXnet or any of their subsidiaries pursuant to the exercise of such option.

   (c) Transition Planning. (i) Parent and IPC shall each appoint three officers, including in each case its chief financial officer, to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Mergers. Either party may remove and replace its appointees at any time. During the period between the date of this Agreement and the Effective Time of the Mergers, such committee shall (A) examine various alternatives regarding the manner in which to best organize and manage the businesses of Parent and the Companies after the Effective Time of the Mergers and (B) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation.

   (ii) In order to facilitate an orderly transition of the business of the Companies to a wholly owned subsidiary of Parent and to permit the coordination of their related operations on a timely basis, the Companies shall consult with Parent on all strategic and material operational matters. Without in any way limiting the provisions of Section 5.04, Parent, its subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to either Company, be entitled to review the operations and visit the facilities of such Company and its subsidiaries during business hours as may be deemed reasonably necessary by Parent in order to accomplish the foregoing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct either Company's operations prior to the Effective Time of the Mergers.

   (iii) Promptly following the date hereof, Parent and the Companies shall, to the extent not violative in any material respect of any law or of any contracts or agreements to which any party hereto or any of its subsidiaries or controlled affiliates is a party, commence to negotiate in good faith an agreement to transition the Companies' business onto Parent's network and review Parent's and the Companies' U.S. domestic network to obtain the maximum network optimization and synergies as necessary for the Companies' future business plans.

                                   ARTICLE V

                             Additional Agreements

   SECTION 5.01 Preparation of Forms S-4 and the Information Statement/Prospectuses; Stockholder Meetings. (a) As promptly as practicable following the date hereof, (i) the parties shall prepare and the Companies shall file with the SEC transaction or information statements relating to each of the Mergers, which in each case shall, together with the prospectuses referred to below, constitute an information statement and prospectus and, if necessary, a transaction statement on Schedule 13E-3 (such transaction or information statement/prospectuses, and any amendments or supplements thereto, the "Information Statement/Prospectuses"), and (ii) Parent shall, in cooperation with the Companies, prepare and file with the SEC registration statements on Form S-4 with respect to the issuance of Parent Common Stock in the Mergers

(including any amendments or supplements thereto, the "Forms S-4"). The Information Statement/Prospectuses will be included in a Form S-4 as Parent's prospectus. The Forms S-4, the Information Statement/Prospectuses shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Companies shall use all reasonable efforts to have the Forms S-4 declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Forms S-4 effective as long as is necessary to consummate the Mergers. The Companies will use their reasonable best efforts to cause the Information Statement/Prospectuses to be mailed to each Company's stockholders, as applicable, as promptly as practicable after the applicable Form S-4 is declared effective under the Securities Act. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to each Information Statement/Prospectus and Form S-4 and advise one another of any oral comments with respect to each Information Statement/Prospectus or Form S-4 received from the SEC. The parties will cooperate in preparing and filing with the SEC any amendment or supplement to the Information Statement/Prospectuses or Forms S-4. No amendment or supplement to the Information Statement/Prospectuses shall be filed without the prior approval of Parent and the Companies, which approvals shall not be unreasonably withheld or delayed.

   (b) The IPC Stockholders have agreed to execute and deliver, or cause to be executed and delivered, in accordance with Section 228 of the DGCL, immediately following execution and delivery of this Agreement, a written consent with respect to all shares of the IPC Common Stock owned by them or which they have the right to vote or consent in favor of the adoption of this Agreement (the "IPC Stockholder Consent"). IPC agrees that immediately following the execution and delivery of this Agreement, it shall execute and deliver in accordance with
Section 228 of the DGCL, in its capacity as the sole stockholder of IPC Systems, a Stockholders Consent in the form of Exhibit A hereto (the "IPC Systems Stockholder Consent") and IPC Systems agrees that immediately following the execution and delivery of this Agreement, it shall execute and deliver in accordance with Section 228 of the DGCL, in its capacity as a stockholder of IXnet, a Stockholders Consent in the form of Exhibit A hereto (the "IXnet Stockholder Consent" and, together with the IPC Stockholder Consent and the IPC Systems Stockholder Consent, the "Stockholder Consents"). Each such Stockholder Consent shall be irrevocable, with respect to all shares of IPC Common Stock or IXnet Common Stock that are owned beneficially or of record by IPC or IPC Systems, as the case may be, or as to which they have, directly or indirectly, the right to vote or direct the voting. Each of IPC and IPC Systems hereby further agrees that, during the term of this Agreement, it shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of IXnet, however called, or in connection with any written consent of the holders of IXnet Common Stock, in either case, prior to the earlier of the Effective Time of the Mergers and the termination of this Agreement, if a meeting is held, appear at such meeting or otherwise cause all shares of IXnet Common Stock beneficially owned by it to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all such shares of IXnet Common Stock, and any other voting securities of IXnet (whether acquired heretofore or hereafter), that are beneficially owned by it or its controlled affiliates or as to which it has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the IXnet Merger, the adoption of this Agreement and the approval of the other transactions and other matters contemplated by this Agreement and any actions required in furtherance hereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of any party under this Agreement; (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the IXnet Merger and the transactions and other matters contemplated by this Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving IXnet or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of IXnet or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of IXnet or its subsidiaries; (3) (A) any change in the majority of the board of directors of IXnet; (B) any material change in the present capitalization of IXnet or any amendment of its Certificate of Incorporation or By-laws; (C) any other material change in IXnet's corporate structure or business; or (D) any other action; which, in the case of each of the matters referred to in clauses 3(A), (B), (C) or (D), is intended, or could reasonably be expected, to impede, frustrate, prevent, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Parent of the Mergers or the transactions contemplated by this Agreement or change in any manner the voting rights of the IXnet Common Stock. Neither IPC nor IPC Systems shall enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions after such termination in a manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence. IPC Systems hereby grants to, and appoints, Parent and Robert Annunziata, Chief Executive Officer of Parent, Dan J. Cohrs, Chief Financial Officer of Parent, and James C. Gorton, Senior Vice President and General Counsel of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to execute and deliver a written consent and to vote IPC Systems' shares of IXnet Common Stock as indicated in this Section 5.01(b). IPC Systems intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its shares of IXnet Common Stock.

   (c) Notwithstanding the foregoing, if Parent so requests, each Company shall, as promptly as practicable following such request, take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to duly call, give notice of and convene a meeting of its stockholders (in either case, a "Stockholders Meeting") to consider and vote upon the approval and adoption of this Agreement and the applicable Merger, and to submit this Agreement to the stockholders of such Company for their approval, in which case all references in this Agreement to an "Information Statement" with respect to such Company's Merger shall be deemed to be references to a "Proxy Statement," and such Company and its Board of Directors shall take all lawful reasonable action to solicit, and use all reasonable efforts to obtain, such approval. The Board of Directors of each Company shall recommend approval of the Merger Agreement to the stockholders of such Company and shall not be permitted to withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

   (d) Each Company will cause its transfer agent to make stock transfer records relating to such Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

   (e) Each of the parties hereto shall use commercially reasonable efforts to cause the Mergers to qualify, and will not take any actions which to its knowledge would reasonably be expected to prevent the Mergers from qualifying as reorganizations under the provisions of Section 368 of the Code.

   SECTION 5.02 Letter of the Companies' Accountants. Each Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers, LLP, the independent public accountants for both Companies, dated a date within two business days before the date on which each Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Forms S-4. In connection with each Company's efforts to obtain such letter, if requested by PricewaterhouseCoopers LLP, Parent shall provide a representation letter to PricewaterhouseCoopers, LLP complying with SAS 72, if then required.

   SECTION 5.03 Letter of Parent's Accountants. Parent shall use its reasonable best efforts to cause to be delivered to each Company a letter of Arthur Andersen & Co., Parent's independent public accountants, dated a date within two business days before the date on which each Form S-4 shall become effective and addressed to the applicable Company, in form and substance reasonably satisfactory to such Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Parent's efforts to obtain such letter, if requested by Arthur Andersen & Co., each Company shall provide a representation letter to Arthur Andersen & Co. complying with SAS 72, if then required.

   SECTION 5.04 Access to Information; Confidentiality. (a) Each Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Mergers to its properties, books, contracts, commitments, personnel and records and, during such period, each Company shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request and (iii) no later than 15 days following the end of each calendar month, monthly financial statements prepared on a basis consistent with the quarterly financial statements referred to in Section 3.01(e) or Section 3.02(e). Parent will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information of the Companies in confidence to the extent required by, and in accordance with, the provisions of the confidentiality letter between Parent and IXnet and the confidentiality letter between Parent and IPC (collectively, the "Confidentiality Agreement").

   (b) No investigation pursuant to this Section 5.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

   SECTION 5.05 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement. Each of the parties hereto will use its reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required or necessary to transfer any assets and related liabilities of the Companies to the Surviving Corporations in the Mergers, in connection with the transactions contemplated by this Agreement, including the Mergers, and the Voting Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and the Companies shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Mergers. In connection with the legal opinions referred to in Sections 6.02(c) and 6.03(c), Parent, GC Merger Sub, IPC Merger Sub, IPC Systems and the Companies agree to deliver letters of representation reasonable under the circumstances as to their present intention and present knowledge.

   (b) The parties hereto shall file as soon as practicable notifications under the HSR Act with respect to the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State attorney general or other Governmental Entity in connection with the transactions contemplated hereby. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

   SECTION 5.06 Benefit Plans. (a) Effective as of the Closing, Parent shall provide that all retained employees of IPC and its subsidiaries, who are not subject to collective bargaining agreements, shall participate in IPC's existing employee benefit plans through December 31, 2000, and thereafter, either shall continue to participate in any or all of such plans or, at the option of the Parent, shall participate in Parent's benefit plans (other than those plans that are the subject of collective bargaining) on a basis no less favorable in the aggregate than similarly situated employees of Parent and its subsidiaries and, with respect to employees who are the subject of collective bargaining agreements, all benefits and other terms and conditions of employment shall be provided in accordance with the applicable collective bargaining agreement; provided, however, that for purposes of the foregoing, no Stock Plan or other plan, program or arrangement related to the stock of IPC or its subsidiaries shall be considered nor shall Parent or any affiliate thereof have any obligation to issue or provide any benefits related to the stock of IPC or its subsidiaries, other than as provided in Section 2.03. In the event that any employee of IPC or its affiliates is transferred to Parent or any affiliate of Parent or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by the Surviving Corporations or their affiliates, Parent shall cause such plan, program or arrangement to treat the prior service of such employee with IPC or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of IPC, as service rendered to the Surviving Corporations or their affiliates, as the case may be; provided, however, that Parent may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered years of service and with respect to any defined benefit pension plan of Parent or any affiliate of Parent, no such prior service shall be recognized for any purposes other than eligibility to participate or vesting of benefits.

   (b) To the extent that retained employees of IPC and its subsidiaries become eligible to participate in plans sponsored by Parent and its subsidiaries (other than Companies' benefit plans), Parent shall (i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their respective dependents under any welfare benefit plans that such employees and dependents may be eligible to participate in, effective on or after the Closing Date, but only to the extent that such exclusions and waiting periods were inapplicable or satisfied under the analogous benefit plan of the Companies and
(ii) provide each such employee or dependent with credit for any co-payments and deductibles paid prior to the Closing Date in respect of the plan year in progress at the time such participation begins in satisfying any applicable co-payment, deductible or out-of-pocket requirement under any analogous welfare plans that such employees or dependents are eligible to participate in on or after the Closing Date, but only to the extent such co-payment, deductible or out-of-pocket requirements would be deemed satisfied under the analogous benefit plan of the Companies.

   (c) Parent shall cause the Surviving Corporations to honor, in accordance with their terms as in effect on the date hereof, any individual employment, change in control, severance, retirement or termination agreement between a Company or any subsidiary thereof, on the one hand, and any current or former officer, director or employee of such Company or subsidiary, on the other hand that has been made available to Parent and is listed in Section 5.06(c) of the Disclosure Schedule. As soon as practicable following the Closing, Parent will cause to be issued to the officers or employees of IPC and IXnet options to purchase Parent Common Stock as set forth in Section 5.06(c) of the Disclosure Schedule.

   (d) Parent agrees that subject to the Option Limitation Agreement and the amendments to the Stock Plans referred to in Section 2.04(a) hereof, the approval of this Merger Agreement by the Stockholders of IPC and IXnet shall constitute a "Change of Control" within the meaning of the Stock Plans, the IXnet Stock Option Certificate for Executives, and the Employment Agreement dated July 1, 1999 between Gerald Starr and International Exchange Networks, Ltd.

   SECTION 5.07 Indemnification. (a) Commencing at the Effective Time of the Mergers and for six years thereafter, each Company shall indemnify all present and former directors or officers of it and its subsidiaries for acts or omissions occurring prior to the Effective Time of the Mergers to the fullest extent now provided in their respective certificate of incorporation or by-laws, provided such indemnification is consistent with applicable law, to the extent such acts or omissions are uninsured; provided that to the extent that during any period insurance does not fully indemnify any person contemplated to be indemnified in accordance with the first sentence of this Section 5.07, the applicable Company shall indemnify such person in accordance with such terms.

   (b) Parent will cause to be maintained for a period of not less than six years from the Effective Time of the Mergers the Companies' current directors' and officers' insurance and indemnification policies (or at

Parent's option replacement policies having terms no less advantageous than the Companies' current policies) to the extent that each such policy provides coverage for events occurring prior to the Effective Time of the Mergers for all persons who are or were directors and officers of the Companies on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement for each such policy (200% of such premium, the "Maximum Premium"), provided that (i) Parent following the Effective Time of the Mergers shall not be required to spend an amount in any year in excess of 200% of the annual aggregate premiums currently paid by the Companies for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to cause the Surviving Corporations to obtain policies with the best coverage available, in the reasonable judgment of the Board of Directors of Parent following the Mergers, for a cost not exceeding such amount, and (ii) in the sole discretion of Parent
(x) such policies may be one or more "tail" policies for all or any portion of the full four-year period or (y) Parent may cause comparable coverage in accordance with the foregoing clauses to be provided under any policy maintained for the benefit of the directors and officers of Parent or any of its subsidiaries.

   (c) Each indemnified party shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought thereunder, notify the applicable Surviving Corporation or the Parent, as the case may be (each an "indemnifying party") in writing of the claim or action. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party, a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 5.07 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section 5.07 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, as a result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party of the costs thereof.

   SECTION 5.08 Expenses.

   (a) Except as set forth in this Section 5.08, all fees and expenses incurred in connection with this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Parent shall pay all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Information Statement/Prospectuses (including any preliminary materials related thereto) and the Forms S-4 (including financial statements and exhibits).

   (b) All transfer, documentary, sales, use, registration, stock transfer Taxes and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Companies and the Companies shall timely make all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

   SECTION 5.09 Public Announcements. Parent and GC Merger Sub, on the one hand, and the Companies and their subsidiaries, on the other hand, will consult with each other before holding any press conferences or analyst calls and before issuing any press releases relating to this Agreement or the Mergers. The parties will provide each other the opportunity to review and comment upon any press release with respect to the transactions contemplated by this Agreement and the Voting Agreement, including the Mergers, and shall not issue any such press release prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

   SECTION 5.10 Affiliates. Prior to the Closing Date, the Companies shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is executed and, if applicable, at the time this Agreement is submitted for approval to the stockholders of the Companies, "affiliates" of either Company for purposes of Rule 145 under the Securities Act. The Companies shall deliver to Parent with respect to each such "affiliate" on or prior to the Closing a written agreement substantially in the form attached as Exhibit B hereto.

   SECTION 5.11 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Mergers and under the Stock Plans to be approved, subject to official notice of issuance, for quotation on NASDAQ or for listing on any other national securities exchange on which the Parent Common Stock may be listed in lieu NASDAQ.

   SECTION 5.12 No Solicitation.

   (a) Neither of the Companies shall, directly or indirectly, through any officer, director, employee, stockholder, financial advisor, agent or other representative (including any investment banker, attorney or accountant retained by the Companies or by any of their subsidiaries or stockholders) (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, (x) a breach of this Agreement or the Voting Agreement or otherwise interfere in any material respect with the completion of the Mergers or (y) a proposal or offer for an Alternative Transaction (as defined below) involving either of the Companies or any of their subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) participate or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any Acquisition Proposal, or (iii) agree to or recommend to its stockholders any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either Company from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal. The Companies agrees that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons (other than Parent and GC Merger Sub) conducted heretofore with respect to any Acquisition Proposal. The Companies agrees not to release any other person from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made or who may reasonably be considered likely to make an Acquisition Proposal. The Companies agrees that they will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence of this Section 5.12 of the obligations undertaken in this Section 5.12.

   (b) The Companies shall notify Parent immediately after receipt by either Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of either Company by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the person making such Acquisition Proposal and the terms and conditions of such proposal, inquiry or contact.

   (c) As used in this Agreement, "Alternative Transaction" means (i) a transaction pursuant to which any person or group other than Parent or its affiliates (a "Third Party") would acquire, directly or indirectly, more than 25% of the outstanding shares of IPC Common Stock or IXnet Common Stock whether pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving either Company pursuant to which any person or group would acquire, directly or indirectly, more than 25% of the outstanding shares of IPC Common Stock or IXnet Common Stock or shares exercisable or convertible into or exchangeable for more than 25% of the outstanding shares of IPC Common Stock or IXnet Common Stock, or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any person or group acquires control of assets or businesses (including for this purpose the outstanding equity securities of subsidiaries of IPC, and the entity surviving any merger or business combination including any of them) of IPC or IXnet having a fair market value equal to more than 25% of the fair market value of all the assets or businesses of either Company and its subsidiaries, taken as a whole, immediately prior to such transaction, (iv) any recapitalization, restructuring or other transaction which would reasonably be expected to prevent or materially impair or delay the consummation of the Mergers or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   SECTION 5.13 Certain Agreements. Neither Company nor any of their subsidiaries will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

   SECTION 5.14 Stop Transfer. IPC acknowledges and agrees to be bound by and comply with the provisions of Section 7 of the Voting Agreement as if a party thereto with respect to transfers of record ownership of shares of IPC Common Stock, and agrees to notify the transfer agent for any shares of IPC Common Stock or voting rights certificates and provide such documentation and do such other things as may be necessary to effectuate the provisions of such agreement.

   SECTION 5.15 Compliance with Section 228 of the DGCL. IPC will deliver, concurrently with the delivery to it of the IPC Stockholder Consent, a certificate of its Secretary as to the sufficiency of the IPC Stockholder Consent to adopt the Merger Agreement by IPC stockholders. IXnet will deliver, concurrently with the delivery to it of the IXnet Stockholder Consent, a certificate of its Secretary as to the sufficiency of the IXnet Stockholder Consent to adopt the Merger Agreement by the IXnet stockholders. In accordance with Section 228 of the DGCL, each Company shall promptly (but in any event within 10 days of the date hereof) notify its stockholders who have not consented in writing to the adoption of the Merger Agreement and who, if such action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date of the applicable Stockholder Consent.

                                   ARTICLE VI

                              Conditions Precedent

   SECTION 6.01 Conditions to Each Party's Obligation To Effect the
Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

     (b) Listing. The shares of Parent Common Stock issuable to the stockholders of the Companies pursuant to this Agreement (including upon the exercise of options) shall have been approved for listing on the NASDAQ or on any other national securities exchange on which the Parent Common Stock may be listed in lieu thereof, subject to official notice of issuance.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Mergers shall be in effect.

     (e) Forms S-4. The Forms S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall be in effect and no procedures for such purpose shall be pending before or threatened by the SEC.

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

   SECTION 6.02 Conditions to Obligations of Parent and GC Merger Sub. The obligations of Parent and GC Merger Sub to effect the Mergers are further subject to the satisfaction (or waiver by Parent) of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Companies and IPC Systems set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an IPC Material Adverse Effect or an IXnet Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Companies by the chief executive officer and the chief financial officer of each of the Companies to the effect set forth in this paragraph.

     (b) Performance of Obligations. The Companies, IPC Systems and IPC Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of IPC by the chief executive officer and the chief financial officer of IPC to such effect.

     (c) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett, counsel to Parent, based on appropriate representations, including representations of Parent, the Companies, IPC Systems and the Subs, to the effect that (i) the Mergers will be treated for U.S. federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code, (ii) Parent, GC Merger Sub, the Companies, IPC Systems and IPC Merger Sub will each be a party to the reorganizations within the meaning of Section 368(b) of the Code and (iii) Section 367 of the Code will not apply to the exchange of IPC Common Stock or IXnet Common Stock for Parent Common Stock pursuant to the Mergers, other than with respect to any "five percent transferee shareholders" who fail to enter into a "gain recognition agreement" in accordance with applicable treasury regulations.

     (d) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Companies or the failure of which to have been received would not reasonably be expected to have an IPC Material Adverse Effect, an IXnet Material Adverse Effect or a Parent Material Adverse Effect.

     (e) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Companies, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Companies, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Companies, Parent or any of their respective subsidiaries, as a result of the Mergers or any of the other transactions contemplated by this Agreement or the Voting Agreement,
  (iii) seeking to impose limitations on the ability of Parent or GC Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of IPC Common Stock, IXnet Common Stock or common stock of the Surviving Corporations, including the right to vote such common stock on all matters properly presented to the stockholders of the Companies or the Surviving Corporations, respectively, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Companies or their subsidiaries.

   SECTION 6.03 Conditions to Obligation of the Companies and IPC Systems. The obligation of the Companies and IPC Systems to effect the Mergers is further subject to the satisfaction (or waiver by IPC) of the following conditions.

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. IPC shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to the effect set forth in this paragraph.

     (b) Performance of Obligations and the Subs. Parent and GC Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and IPC shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to such effect.

     (c) Tax Opinion. The Companies shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Companies, based on appropriate representations, including representations, of Parent, the Companies, IPC Systems and the Subs, to the effect that (i) the Mergers will be treated for U.S. federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code, (ii) Parent, GC Merger Sub, IPC Merger Sub, IPC Systems and the Companies will each be a party to the reorganizations within the meaning of Section 368(b) of the Code and
  (iii) Section 367 of the Code will not apply to the exchange of IPC Common Stock or IXnet Common Stock for Parent Common Stock pursuant to the Mergers, other than with respect to any "five percent transferee shareholders" who fail to enter into a "gain recognition agreement" in accordance with applicable treasury regulations.

     (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding which would reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of the Companies, (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Companies, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Companies, Parent or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Companies, Parent or any of their respective subsidiaries, as a result of the Mergers or any of the other transactions contemplated by this Agreement or the Voting Agreement.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

   SECTION 7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Mergers, whether before or after approval of matters presented in connection with the Mergers by the stockholders of the Companies:

     (a) by mutual written consent of Parent and the Companies; or

     (b) by either Parent or the Companies if any Governmental Entity within the United States or any country or other jurisdiction in which the Companies or Parent, directly or indirectly, has material assets or operations shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by either Parent or the Companies if the Mergers shall not have been consummated on or before December 31, 2000 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Mergers); or

     (d) by Parent, if any required approval of the stockholders of either Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, at any adjournment thereof, or by written consent; or

     (e) by the Companies, if Parent or GC Merger Sub has breached in any material respect any representation or warranty, covenant or other agreement contained in this Agreement which (i) would give rise to a failure of a condition set forth in clauses (a) or (b) of Section 6.03 and
  (ii) cannot be or has not been cured prior to the date 20 business days after the giving of written notice of such breach to Parent; or

     (f) by Parent, if either of the Companies, IPC Systems or IPC Merger Sub has breached in any material respect any representation or warranty, covenant or other agreement contained in this Agreement which (i) would give rise to a failure of a condition set forth in clauses (a) or (b) of
  Section 6.02 and (ii) cannot be or has not been cured prior to the date 20 business days after the giving of written notice of such breach to the Companies.

   SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by the Companies or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the last sentence of Section 5.04(a), Section 5.08, Section 5.13 and this Section 7.02. Nothing contained in this Section 7.02 shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement or for fraud.

   SECTION 7.03 Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time of the Mergers (whether before or after approval of matters presented in connection with Mergers by stockholders of the constituent corporations in the Mergers) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Companies and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Companies, there shall be made no amendment that by law requires further approval by the stockholders of the Companies without the further approval of such stockholders.

   SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time of the Mergers, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               General Provisions

   SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Mergers. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Mergers.

   SECTION 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or GC Merger Sub, to

       Global Crossing Ltd.
       360 N. Crescent Drive
       Beverly Hills, CA 90210
       Facsimile: 310-281-5820
       Attention: James C. Gorton

     with a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017
       Facsimile: 212-455-2502
       Attention: D. Rhett Brandon

     (b) if to either Company, to

       IPC Communications, Inc. or IXnet, Inc., as applicable
       Wall Street Plaza
       88 Pine Street
       New York, New York 10005
       Facsimile: 212-509-7888
       Attention: Alexander Russo

     with copies to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, New York
       Facsimile: 212-735-2000
       Attention: Joseph A. Coco; and

       Morgan, Lewis & Bockius LLP
       101 Park Avenue
       New York, New York 10178
       Facsimile: 212-309-6273
       Attention: Philip H. Werner

   SECTION 8.03 Definitions. For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; as used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or cause the direktion of the management or policies of a person, whether throughthe ownership of voting securities, by contract or otherwise.

     (b) "IPC Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance that (i) is materially adverse to, or would pre~ent or materially delay, the ability of IPC or its subsidiaries to perform their obligaions under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or condition (financial or otherwise) of IPC and its subsidiaries taken as a whole; "IXnet Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance that (i) is materially adverse to, or would prevent or materially delay, the ability of IXnet or its subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or condition (financial or otherwise) of IXnet and its subsidiaries taken as a whole; "Parent Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance that (i) is materially adverse to, or would prevent or materially delay, the ability of Parent or its subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its subsidiaries taken as a whole;

     (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership, partnership or member interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or managing member or partner (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

   SECTION 8.04 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies, except Section 5.06(c), Section 5.06(d) and Section 5.07.

   SECTION 8.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

   SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 8.09 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

   SECTION 8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          GLOBAL CROSSING LTD.

                                          By:     /s/ Thomas J. Casey
                                             ----------------------------------
                                             Name: Thomas J. Casey
                                             Title:

                                          GEORGIA MERGER SUB CORPORATION

                                          By:     /s/ Thomas J. Casey
                                             ----------------------------------
                                             Name: Thomas J. Casey
                                             Title:

                                          IPC COMMUNICATIONS, INC.

                                          By:     /s/ David Walsh
                                             ----------------------------------
                                             Name: David Walsh
                                             Title:

                                          IPC INFORMATION SYSTEMS, INC.

                                          By:     /s/ David Walsh
                                             ----------------------------------
                                             Name: David Walsh
                                             Title:

                                          IXNET, INC.

                                          By:     /s/ David Walsh
                                             ----------------------------------
                                             Name: David Walsh
                                             Title:

                                          IDAHO MERGER SUB CORPORATION

                                          By:     /s/ David Walsh
                                             ----------------------------------
                                             Name: David Walsh
                                             Title:

                                                                         ANNEX B

                          CONSENT AND VOTING AGREEMENT

   CONSENT AND VOTING AGREEMENT, dated as of February 22, 2000 (the "Agreement"), among GLOBAL CROSSING LTD., a company formed under the laws of Bermuda ("Parent"), CABLE SYSTEMS HOLDING, LLC, a Delaware limited liability company ("CSH"), and each of the other signatories hereto (and together with CSH, the "Stockholders").

   WHEREAS, concurrently herewith, Parent, Georgia Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("GC Merger Sub"), IPC Communications, Inc., a Delaware corporation (the "Company"), IPC Information Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("IPC Systems"), Idaho Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("IPC Merger Sub"), and Ixnet, Inc., a Delaware corporation and a subsidiary of the Company ("IXnet"), are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which (i) the Company will be merged with and into IPC Systems (the "Intercompany Merger"),
(ii) GC Merger Sub will be merged with and into IPC Systems (the "IPC Merger") and (iii) IPC Sub will be merged with and into IXnet (the "IXnet Merger" and together with the Intercompany Merger and the IPC Merger, the "Mergers");

   WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that CSH and the other Stockholders enter into this Agreement pursuant to which, among other things, the Stockholders have agreed to certain consent and voting provisions in connection with and in favor of the Company Merger; and

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1. Consent and Voting Matters

   1.1 Consent and Agreement to Vote. Each Stockholder agrees (for itself and not as to any other Stockholder) that immediately following the execution and delivery of this Agreement and the Merger Agreement, it shall execute and deliver, as the record owner thereof, in accordance with Section 228 of the DGCL, the Stockholders Consent in the form of Exhibit A hereto (the "Consent"), which shall be irrevocable, with respect to all Shares that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting.

   Each Stockholder hereby further agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, it shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), in either case, prior to the earlier of the Effective Time of the Mergers and the termination of this Agreement, if a meeting is held, appear at such meeting or otherwise cause such Stockholder's Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all such Stockholder's Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or its subsidiaries or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of the Intercompany Merger and the IPC Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions and other matters contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any subsidiary thereof under the Merger Agreement; (c) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Mergers and the transactions and other matters contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; or (c) any other material change in the Company's corporate structure or business or change in any manner of the voting rights of the Company Common Stock. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses (a), (b) or (c) of the preceding sentence.

   1.2 Proxy. Each Stockholder hereby grants to, and appoints, Parent and Robert Annunziata, Chief Executive Officer of Parent, Dan J. Cohrs, Chief Financial Officer of Parent, and James C. Gorton, Senior Vice President and General Counsel of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, its proxy and attorney-in-fact (with full power of substitution) to execute and deliver a written consent and to vote such Stockholder's Shares as indicated in Section
1.1. Subject to Section 10.5, such Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares.

   Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares or any other voting securities of the Company that relate to the approval of the Merger Agreement.

   2. Representations and Warranties of the Stockholders. Each Stockholder, severally but not jointly, makes the following representations and warranties to the Parent:

     2.1 Power; Binding Agreement. Such Stockholder has the power and authority to enter into and perform all of its obligations under this Agreement (including the power and authority without further action on the part of any shareholders, members or partners thereof or any other juridical or nonjuridical person to comply with the consent and voting requirements of Section 1). The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party (including any trust agreement, voting agreement, stockholders agreement or voting trust), except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or law, and to the discretion of the court before which any proceeding therefor may be brought, or (c) public policy considerations or court decisions which may limit the rights of the parties hereto for indemnification.

     2.2 No Conflict. Other than filings required under the HSR Act, and the filing of Forms 4 and Schedules 13D under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is required to be made or obtained by such Stockholder for the execution of this Agreement by such Stockholder, except for any such filings the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated hereby and filings required in connection with the consummation of the Mergers. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (a) conflict with or result in any breach of such Stockholder's certificate of incorporation, bylaws, operating agreement, partnership agreement or other organizational or governing document or agreement, as the case may be, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of the Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of the Stockholder's members, properties or assets, except to the extent any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or to prevent such Stockholder from complying with its obligations hereunder.

     2.3 Reliance. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     2.4 Ownership of Shares. Such Stockholder is the record owner of the number shares of Company Common Stock set forth opposite its name on
  Schedule 2.4 (with respect to each Stockholder and together with any shares of Company Common Stock with respect to which such Stockholder shall have or receive record ownership, its "Shares"), free and clear of any Liens other than restrictions contained in the Amended and Restated Investors Agreement, dated as of April 9, 1998 (the "Investors Agreement"). Except as otherwise provided in the Investors Agreement, such Stockholder has sole voting power, and sole power of disposition, with respect to all of such Stockholder's Shares.

     2.5 No Broker. Such Stockholder has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or the Merger Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated by the Merger Agreement.

   3. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

     3.1 Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which Parent is a party (including any trust agreement, voting agreement, stockholders agreement or voting trust), except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

     3.2 No Conflict. Other than filings required under the HSR Act, the filing of a Form 3 and Schedule 13D under the Exchange Act and the filing of a registration statement under the Securities Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except in each case for such filings the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and filings required in connection with the consummation of the Mergers. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable organizational documents applicable to Parent, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, except to the extent that any of the foregoing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

   4. Covenants of the Stockholders. The Stockholders, jointly but not severally, hereby covenant and agree as follows:

     4.1 Cooperation in Filing Notification under Hart-Scott-Rodino. Each of the Stockholders agrees to use reasonable best efforts to cooperate with Parent and each other to promptly effectuate the filing of any notification required under the HSR Act.

     4.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Stockholders each agree to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions provided for by this Agreement.

     4.3 No Solicitation. (a) Other than as expressly permitted under Section 4.4(b), none of the Stockholders, in its capacity as such, shall, directly or indirectly, through any officer, director, employee, stockholder, member, partner, financial advisor, agent or other representative (including any investment banker, attorney or accountant retained by such Stockholder or by any of such Stockholder's subsidiaries, affiliate or stockholders, members or partners) (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to an Acquisition Proposal or any Transfer (as defined in Section 4.4) of Shares or (ii) participate or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any Acquisition Proposal or any Transfer of Shares. Other than as expressly permitted under
  Section 4.4(b), each Stockholder, in its capacity as such, agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons (other than Parent and Sub) conducted heretofore with respect to any Acquisition Proposal or any Transfer of Shares. Each Stockholder agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence of this Section 4.3 of the obligations undertaken in this
  Section 4.3.

     (b) Other than as expressly permitted under Section 4.4(b), each Stockholder, in its capacity as such, shall notify Parent immediately after receipt by such Stockholder (or any of its stockholders, members, partners or advisors) of any Acquisition Proposal or a proposal or offer for any Transfer of Shares or any request for nonpublic information in connection with an Acquisition Proposal or a proposal or offer for any Transfer of Shares or for access to the properties, books or records of the Company by any person or entity that informs such Stockholder that it is considering making, or has made, an Acquisition Proposal or a proposal or offer for any Transfer of Shares. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) The foregoing provisions of this Section 4.3 shall not restrict any member of a Stockholder who is also a director of the Company from taking any actions solely in his capacity as a director.

   4.4 Restriction on Transfer of Shares, Proxies and Non-Interference; Restriction on Withdrawal. (a) No Stockholder shall, directly or indirectly:
(i) except pursuant to or as contemplated hereby by the terms of this

Agreement or the Merger Agreement, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a "Transfer"), any or all of such Stockholder's Shares or any interest therein;
(ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into any other voting arrangement with respect to any Shares; (iii) take any action that would make any representation or warranty of any Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing such Stockholder's obligations under this Agreement; or (iv) commit or agree to take any of the foregoing actions.

     (b) Notwithstanding the foregoing, CSH may Transfer up to 20% of the Shares set forth next to its name on Schedule 2.4 to its members in accordance with the terms of its governing operating agreement or otherwise on a pro rata or other widely distributed basis who shall receive such Shares free and clear of all obligations imposed on CSH hereunder and none of the obligations hereunder shall attach to such Shares.

   4.5 Transfer of Shares of Parent Common Stock. (a) None of CSH, its Permitted Transferees (as defined below) or Richard Kleinknecht (collectively, the "Outside Stockholders") shall directly or indirectly, Transfer any shares of the Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") until the first anniversary of the Closing, except (i) in the case of CSH, to Citicorp Venture Capital, Ltd. ("CVC") or another subsidiary of Citigroup which shall have agreed by reasonably satisfactory instrument delivered to Parent to be bound by the provisions of Sections 4.5 and 4.6 hereof (collectively, the "Permitted Transferees"), (ii) any Transfer pursuant to Section 3(a) of the Registration Rights Agreement, or (iii) pursuant to a tender offer, self tender offer, exchange offer or other transaction offered generally to stockholders of Parent and approved by Parent's Board of Directors. Each of David Walsh and Anthony Servidio, individually and for himself, agrees that he shall not, directly or indirectly, Transfer during the period commencing on the Closing Date and (a) ending on the first anniversary of the Closing Date, shares of Parent Common Stock representing more than 25% of the sum of the shares of Parent Common Stock received by him in the Merger and shares of Parent Common Stock issuable to him pursuant to options to acquire Parent Common Stock which have vested and are exercisable as of the Closing ("Vested Shares"), (b) ending on the second anniversary of the Closing Date, cumulatively, more than 62.5% of his Vested Shares, and (c) any time after the second anniversary of the Closing Date, 100% of his Vested Shares.

     (b) All certificates representing shares of Parent Common Stock issued to any Stockholder pursuant to the Merger Agreement shall be endorsed with a legend reading as follows until such time as the shares represented thereby are no longer subject to the provisions hereof:

    "The shares of Common Stock, par value $.01 per share, of Global Crossing Ltd. (the "Company") represented by this certificate are subject to a Consent and Voting Agreement dated as of February 22, 2000, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company."

     (c) In the case of the Outside Stockholders, the legend on the certificates representing any of the shares of Parent Common Stock shall be removed on the first anniversary of the Closing and such legend shall be removed from shares of Parent Common Stock Transferred by an Outside Stockholder pursuant to the Registration Rights Agreement.

   4.6 Standstill. None of CSH or its Permitted Transferees or subsidiaries shall directly or indirectly (a) acting alone or in concert with others, seek to effect a change in control of Parent or the business, operations or policies of Parent; (b) initiate or propose any stockholder proposal or make, or in any way, participate in, directly or indirectly, any "solicitation" of "proxies" to vote or intentionally seek in an organized fashion to influence any person with respect to the voting of, any Parent Voting Securities in a manner inconsistent with the position of the board of directors of Parent or become "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) in opposition to the recommendation of the majority of the directors of Parent with respect to any matter; (c) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, Parent or any of its subsidiaries or any material portion of its or such subsidiary's business or assets, or any similar transaction that has not been approved by the Board of Directors of Parent; (d) join a partnership, limited partnership, syndicate or other group (other than a group consisting of CSH, its Permitted Transferees and any of their subsidiaries), or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Parent Voting Securities, or, otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act relating to any of the matters set forth in clauses (a), (b), (c) or (d); or (e) request, or induce or encourage any other person to request, that Parent amend or waive any of the provisions of this Section 4.6. The provisions of this Section 4.6 shall cease to apply at such time after the Merger as CSH and its affiliates collectively cease to beneficially own at least 25% of the Parent Common Stock acquired by CSH in the Merger.

   4.7 CSH Affiliates. It is expressly understood that none of the provisions of this Agreement shall apply to Citigroup or any of its affiliates, other than CSH and its Permitted Transferees and their respective subsidiaries.

   4.8 Registration Rights. Parent shall enter into the Registration Rights Agreement, in substantially the form of Exhibit B attached hereto
("Registration Rights Agreement"), with the Outside Stockholders immediately prior to the Effective Time of the Mergers.

   5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

   6. Certain Events. Except as set forth in Section 4.4, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's administrators, successors or receivers.

   7. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. Such Stockholder agrees, with respect to any Shares in certificated form, that immediately following the execution hereof, it will present to the Company, the certificates representing the Shares for inscription by the Company of the following legend: "The shares of Common Stock, par value $.01 per share, of IPC Communications, Inc. (the "Company") represented by this certificate are subject to a Consent and Voting Agreement dated as of February 22, 2000, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Upon the transfer of any Shares pursuant to Section 4.4(b), such legend shall be removed. Such Stockholder agrees that it will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee. Pursuant to the Merger Agreement, the Company has agreed to notify the transfer agent for any Shares in uncertificated form of the provisions set forth in this Section 7 and has agreed to, and such Stockholder agrees to, provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such uncertificated Shares. Parent will not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder's Parent Common Stock, unless such transfer is made in compliance with this Agreement.

   8. Post-Closing Covenants. Each Stockholder agrees to hold in strict confidence all data and information relating to the business of the Company and its subsidiaries (the "Proprietary Information") obtained in the course of its ownership of shares or participation in the management of the Company or any of its subsidiaries or otherwise which is either non-public, confidential or proprietary in nature. Each Stockholder agrees that subject to any requirement of law or tribunal order, it will keep such Proprietary Information confidential and will not, without the prior written consent of Parent, be disclosed by any Stockholder to any person. This Agreement shall be inoperative as to such portions of the Proprietary Information which (i) are or become generally available to the public other than as a result of a disclosure by Parent or any of its representatives, (ii) become available to any Stockholder or one of its representatives on a nonconfidential basis from a source other than any of Parent or any of its representatives, which has not advised such Stockholder that it is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of Parent or any of its subsidiaries or affiliates with respect to such portions of the Proprietary Information, or (iii) were known by any Stockholder on a nonconfidential basis prior to its commencement of employment with, or ownership of, the Company or one of its subsidiaries. Each Stockholder agrees that Parent shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this
Section 8. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 8 by any Stockholder but shall be in addition to all other remedies available at law or equity. It is further understood and agreed that failure or delay by Parent in exercising any right, power or privilege under this Section 8 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude and other or further exercise of any right, power or privilege under this Agreement.

   9. No Survival of Representations and Warranties. Other than as expressly set forth herein, the representations, warranties and covenants of the parties contained herein shall not survive the termination of this Agreement; provided, however, that an uncured breach by a party of a representation, warranty or covenant hereunder prior to such termination shall survive such termination.

   10. Miscellaneous.

   10.1 Successors and Assigns. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Other than as set forth in the immediately succeeding sentence, and except as contemplated hereby, neither Parent nor any Stockholder may assign any of its rights, or delegate any of its duties or obligations, hereunder without the prior written consent of Parent, and any such purported assignment or delegation shall be void ab initio. Notwithstanding the foregoing, Parent, its affiliates, and its successors and assigns, may assign their rights and delegate their duties (a) to any successor entity resulting from any liquidation, merger, consolidation, reorganization, or transfer of all or substantially all of the assets or stock of Parent, or
(b) to any affiliate of Parent; provided, that in either case, any such assignee shall expressly assume all of the obligations of Parent hereunder.

   10.2 Notices. All notices, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company such as Federal Express or United Parcel Service, by facsimile transmission, or otherwise actually delivered to the following addresses:

      (a) If to Parent:

        Global Crossing Ltd.
        360 N. Crescent Drive
        Beverly Hills, CA 90210
        Attention: James C. Gorton
        Facsimile: 310-281-5820

        with a copy to:

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Attn: D. Rhett Brandon
        Fax: 212-455-2502

     (b If to CSH:

        Cable Systems Holding, LLC
        206 East Forest Hills Drive
        Phoenix, AZ 85022
        Attention: Peter Woog
        Fax: 602-789-8847

        with copies to:

        Citicorp Venture Capital, Ltd.
        399 Park Avenue--14th Floor
        New York, New York 10043
        Facsimile No.: 212-888-2940
        Attn: Richard M. Cashin, Jr.; and

        Morgan, Lewis & Bockius LLP
        10 Park Avenue
        New York, NY 10178
        Attention: Philip H. Werner
        Fax: 212-309-6273; and

        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036
        Facsimile: 212-735-2000
        Attention: Joseph A. Coco, Esq.; and

      (c) If to any other Stockholder:

        To such person(s) and address(es) set forth under such Stockholder's signature

   Any Notice shall be deemed duly given when received by the addressee thereof. Any of the parties to this Agreement may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

   10.3 Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

   10.4 Enforcement; Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.2 or upon the agent appointed by the Company for service of process in Delaware, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

   10.5 Termination. This Agreement and the irrevocable proxy granted in
Section 1.2 hereof will terminate upon the termination of the Merger Agreement. Sections 1, 2, 3, 4.1, 4.2, 4.3, 4.4, 6 and 7 shall terminate at the Effective Time of the Mergers. With respect to the Outside Stockholders only, this Agreement shall terminate in its entirety and the Outside Stockholders shall no longer be deemed Stockholders hereunder upon the first anniversary of the Closing.

   10.6 Capacity. No member, stockholder, director, partner, employee, officer, representative or agent of any Stockholder (in each case, in their capacity as such) has made any (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement.

   10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

   10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

   10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

   10.11 Headings. The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

   10.12 Expenses. Each party shall pay its own costs, expenses, including without limitation, the fees and expenses of their respective counsel and financial advisors.

   10.13 Publicity. The initial press release relating to this Agreement shall be a joint press release, and Parent and the Stockholders shall use reasonable efforts to agree upon the text of any other press release before issuing any such press release.

   10.14 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the posting of bond or other security, in addition to any other remedy to which it or they may be entitled, at law or in equity.

   IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto have executed this Agreement as of the date first above written.

                                          Global Crossing Ltd.

                                               /s/ Thomas J. Casey
                                          By: _________________________________
                                             Name: Thomas J. Casey
                                             Title:

                                          Cable Systems Holding, LLC


                                               /s/ Peter A. Woog
                                          By: _________________________________
                                             Name: Peter A. Woog
                                             Title: Manager

                                               /s/ Richard Kleinknecht
                                          By: _________________________________
                                             Name: Richard Kleinknecht for
                                             Richard Kleinknecht individually
                                             and Richard Kleinknecht trustee

                                             Richard P. Kleinknecht
                                             15 Banbury Lane
                                             Huntington, NY 11745

                                             with a copy to:

                                             White & Case
                                             1155 Avenue of the Americas
                                             New York, New York 10036
                                             Attention: Edward F. Rover, Esq.
                                             Fax: (212) 354-8113

                                               /s/ David Walsh
                                          By: _________________________________
                                             Name: David Walsh

                                             IPC Communications, Inc.
                                             Wall Street Plaza
                                             88 Pine Street
                                             New York, NY 10005
                                             Attention: David Walsh
                                             Fax: (212) 344-5106

                                               /s/ Anthony Servidio
                                          By: _________________________________
                                             Name: Anthony Servidio

                                             IPC Communications, Inc.
                                             Wall Street Plaza
                                             88 Pine Street
                                             New York, NY 10005
                                             Attention: David Walsh
                                             Fax: (212) 344-5106

                                          Allegra Capital Partners III, L.P.

                                          Its General Partner:
                                          Allegra Partners III, L.P.

                                               /S/ Richard W. Smith
                                          By: _________________________________
                                             Name: Richard W. Smith
                                             Title:

                                             Allegra Capital Partners III,
                                             L.P.
                                             515 Madison Avenue
                                             New York, NY 10022-5403
                                             Attention: Richard W. Smith
                                             Fax: (212) 759-2561

                                                                    SCHEDULE 2.4

                                                                 SHARES OF
                                                            COMPANY COMMON STOCK
                   NAME OF RECORD OWNER                             HELD
----------------------------------------------------------- --------------------
Cable Systems Holding, LLC.................................      4,346,033
Richard Kleinknecht........................................        761,904
David Walsh................................................        271,617
Anthony Servidio...........................................        174,730
Allegra Capital Partners III, L.P. ........................        381,904
                                                                 ---------
STOCKHOLDER TOTAL: ........................................      5,936,188

                                                                       ANNEX C-1

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


February 22, 2000

The Board of Directors
IXnet, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of IXnet, Inc. ("IXnet") of the IXnet Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Merger Agreement"), among Global Crossing Ltd. ("Global Crossing"), Georgia Merger Sub Corporation, a wholly-owned subsidiary of Global Crossing ("GC Merger Sub"), IPC Communications, Inc. ("IPC"), IPC Information Systems, Inc., a wholly owned subsidiary of IPC ("IPC Systems"), Idaho Merger Sub Corporation, a wholly-owned subsidiary of IPC Systems ("IPC Merger Sub"), and IXnet. As more fully described in the Merger Agreement, (i) IPC will be merged with and into IPC Systems (the "Intercompany Merger") pursuant to which the outstanding shares of the common stock, par value $0.01 per share, of IPC ("IPC Common Stock") will be converted into the right to receive shares of the common stock, par value $0.01 per share, of IPC Systems ("IPC Systems Common Stock"), (ii) immediately subsequent to the Intercompany Merger, GC Merger Sub will be merged with and into IPC Systems (the "IPC Merger") pursuant to which the outstanding shares of IPC Systems Common Stock will be converted into the right to receive shares of the common stock, par value $0.01 per share, of Global Crossing ("Global Crossing Common Stock") and (iii) IPC Merger Sub will be merged with and into IXnet (the "IXnet Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of IXnet ("IXnet Common Stock") will be converted into the right to receive 1.184 shares (the "IXnet Exchange Ratio") of Global Crossing Common Stock.

   In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of IXnet and certain senior officers and other representatives and advisors of Global Crossing concerning the businesses, operations and prospects of IXnet and Global Crossing. We examined certain publicly available business and financial information relating to IXnet and Global Crossing as well as certain financial forecasts and other information and data for IXnet and Global Crossing which were provided to or otherwise discussed with us by the managements of IXnet and Global Crossing, including information relating to certain strategic implications and operational benefits anticipated to result from the IXnet Merger. We reviewed the financial terms of the IXnet Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of IXnet Common Stock and Global Crossing Common Stock; the historical and projected earnings and other operating data of IXnet and Global Crossing; and the capitalization and financial condition of IXnet and Global Crossing. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the IXnet Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of IXnet and Global Crossing. We also evaluated the pro forma financial impact of the IXnet Merger and the IPC Merger on Global Crossing. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.


                                     C-1-1

The Board of Directors
IXnet, Inc.
February 22, 2000
Page 2

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of IXnet and Global Crossing that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of IXnet and Global Crossing as to the future financial performance of IXnet and Global Crossing and the strategic implications and operational benefits anticipated to result from the IXnet Merger. We have assumed, with your consent, that the IXnet Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of IXnet and Global Crossing. We are not expressing any opinion as to what the value of the Global Crossing Common Stock actually will be when issued pursuant to the IXnet Merger or the price at which the Global Crossing Common Stock will trade subsequent to the IXnet Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IXnet or Global Crossing nor have we made any physical inspection of the properties or assets of IXnet or Global Crossing. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of IXnet, nor were we requested to consider, and our opinion does not address, the relative merits of the IXnet Merger as compared to any alternative business strategies that might exist for IXnet or the effect of any other transaction in which IXnet might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   Salomon Smith Barney Inc. has acted as financial advisor to IXnet in connection with the proposed IXnet Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the IXnet Merger. We have in the past provided investment banking services to IXnet and Global Crossing unrelated to the proposed IXnet Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of IXnet and Global Crossing for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, an affiliate of Citigroup Inc., the parent company of Salomon Smith Barney Inc., beneficially owns approximately 60% of the outstanding shares of IPC, which owns approximately 73% of the outstanding shares of IXnet Common Stock. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with IXnet, Global Crossing and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of IXnet in its evaluation of the proposed IXnet Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed IXnet Merger.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the IXnet Exchange Ratio is fair, from a financial point of view, to the holders of IXnet Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.

                                          SALOMON SMITH BARNEY INC.

                                     C-1-2

                                                                       ANNEX C-2

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

February 22, 2000

The Board of Directors
IPC Communications, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of IPC Communications, Inc. ("IPC") of the IPC Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Merger Agreement"), among Global Crossing Ltd. ("Global Crossing"), Georgia Merger Sub Corporation, a wholly-owned subsidiary of Global Crossing ("GC Merger Sub"), IPC, IPC Information Systems, Inc., a wholly-owned subsidiary of IPC ("IPC Systems"), Idaho Merger Sub Corporation, a wholly owned subsidiary of IPC Systems ("IPC Merger Sub"), and IXnet, Inc. ("IXnet"). As more fully described in the Merger Agreement, (i) IPC will be merged with and into IPC Systems (the "Intercompany Merger") pursuant to which the outstanding shares of the common stock, par value $0.01 per share, of IPC ("IPC Common Stock") will be converted into the right to receive shares of the common stock, par value $0.01 per share, of IPC Systems ("IPC Systems Common Stock"), (ii) immediately subsequent to the Intercompany Merger, GC Merger Sub will be merged with and into IPC Systems (the "IPC Merger") pursuant to which each outstanding share of IPC Systems Common Stock will be converted into the right to receive 5.417 shares (the "IPC Exchange Ratio") of the common stock, par value $0.01 per share, of Global Crossing ("Global Crossing Common Stock") and (iii) IPC Merger Sub will be merged with and into IXnet (the "IXnet Merger") pursuant to which the outstanding shares of the common stock, par value of $0.01 per share, of IXnet ("IXnet Common Stock") will be converted into the right to receive shares of Global Crossing Common Stock.

   In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of IPC and certain senior officers and other representatives and advisors of Global Crossing concerning the businesses, operations and prospects of IPC and Global Crossing. We examined certain publicly available business and financial information relating to IPC and Global Crossing as well as certain financial forecasts and other information and data for IPC and Global Crossing which were provided to or otherwise discussed with us by the managements of IPC and Global Crossing, including information relating to certain strategic implications and operational benefits anticipated to result from the IPC Merger. We reviewed the financial terms of the IPC Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of IPC Common Stock and Global Crossing Common Stock; the historical and projected earnings and other operating data of IPC and Global Crossing; and the capitalization and financial condition of IPC and Global Crossing. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the IPC Merger. We also evaluated the pro forma financial impact of the IPC Merger and the IXnet Merger on Global Crossing. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of IPC and Global Crossing that such forecasts and other information and data were reasonably prepared on bases reflecting the

                                     C-2-1

The Board of Directors
IPC Communications, Inc.
February 22, 2000
Page 2
best currently available estimates and judgments of the managements of IPC and Global Crossing as to the future financial performance of IPC and Global Crossing and the strategic implications and operational benefits anticipated to result from the IPC Merger. We have assumed, with your consent, that the IPC Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of IPC and Global Crossing. We are not expressing any opinion as to what the value of the Global Crossing Common Stock actually will be when issued pursuant to the IPC Merger or the price at which the Global Crossing Common Stock will trade subsequent to the IPC Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IPC or Global Crossing nor have we made any physical inspection of the properties or assets of IPC or Global Crossing. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of IPC, nor were we requested to consider, and our opinion does not address, the Intercompany Merger, the relative merits of the IPC Merger as compared to any alternative business strategies that might exist for IPC or the effect of any other transaction in which IPC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   Salomon Smith Barney Inc. has acted as financial advisor to IPC in connection with the proposed IPC Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the IPC Merger. We have in the past provided investment banking services to IPC and Global Crossing unrelated to the proposed IPC Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of IPC and Global Crossing for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, an affiliate of Citigroup Inc., the parent company of Salomon Smith Barney Inc., beneficially owns approximately 60% of the outstanding shares of IPC Common Stock. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with IPC, Global Crossing and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of IPC in its evaluation of the proposed IPC Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed IPC Merger.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the IPC Exchange Ratio is fair, from a financial point of view, to the holders of IPC Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.

                                          SALOMON SMITH BARNEY INC.


                                     C-2-2

                                                                       ANNEX D-1

      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                                               February 22, 2000

Board of Directors
IXnet, Inc.
Wall Street Plaza
88 Pine Street, 6th Floor
New York, NY 10005

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of IXnet, Inc. ("IXnet" or the "Company") other than IPC Communications, Inc. ("IPC") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Agreement"), among Global Crossing Ltd. ("Global Crossing") Georgia Merger Sub Corporation ("IPC Merger Sub"), a wholly-owned subsidiary of Global Crossing, IPC, IPC Information Systems, Inc. ("IPC Sub"), a wholly-owned subsidiary of IPC, Idaho Merger Sub Corporation ("IXnet Merger Sub"), a wholly-owned subsidiary of IPC Sub and IXnet, pursuant to which (i) IPC will be merged (the "Intercompany Merger") with and into IPC Sub, and immediately subsequently, IPC Merger Sub will be merged (the "IPC Merger" and, together with the Intercompany Merger, the "IPC Mergers") with and into IPC Sub and (ii) IXnet Merger Sub will be merged (the "IXnet Merger" and together with the IPC Mergers, the "Mergers") with and into IXnet.

   Pursuant to the Agreement, as a result of the IXnet Merger each share of common stock, par value $0.01 per share ("Company Common Stock") of the Company will be converted, subject to certain exceptions, into the right to receive
1.184 shares (the "Exchange Ratio") of common stock, $0.01 par value per share ("Global Crossing Common Stock") of Global Crossing.

   In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Global Crossing, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning October 1, 1999 and ending September 30, 2009 prepared by the management of the Company and certain financial projections of Global Crossing for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of Global Crossing. In addition, we have compared certain financial and securities data of the Company and Global Crossing with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Global Crossing Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company or IPC.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Global Crossing or their respective representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Global

Crossing as to the future operating and financial performance of the Company and Global Crossing, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Global Crossing Common Stock will actually trade at any time. Our opinion does not address the relative merits of the IXnet Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the IXnet Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and Global Crossing in the past and has been compensated for such services, including acting as co-lead manager for the initial public offering of Company Common Stock in August 1999 and acting as co-manager for Global Crossing's offerings of common stock, exchangeable preferred stock and cumulative convertible preferred stock in August 1998, December 1998 and December 1999, respectively.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to holders of Company Common Stock (other than IPC) from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                  /s/ Louis P. Friedman
                                          By: _________________________________
                                                    Louis P. Friedman
                                                    Managing Director

                                     D-1-2

                                                                       ANNEX D-2

      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                                               February 22, 2000

Board of Directors
IPC Communications, Inc.
Wall Street Plaza
88 Pine Street, 6th Floor
New York, NY 10005

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of IPC Communications, Inc. ("IPC" or the "Company") other than Citicorp Venture Capital Ltd. and its affiliates (collectively "CVC") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Agreement"), among Global Crossing Ltd. ("Global Crossing") Georgia Merger Sub Corporation ("IPC Merger Sub"), a wholly-owned subsidiary of Global Crossing, the Company, IPC Information Systems, Inc. ("IPC Sub"), a wholly-owned subsidiary of the Company, Idaho Merger Sub Corporation ("IXnet Merger Sub"), a wholly-owned subsidiary of IPC Sub and IXnet, Inc. ("IXnet"), pursuant to which
(i) IPC will be merged (the "Intercompany Merger") with and into IPC Merger Sub, and immediately subsequently, IPC Merger Sub will be merged (the "IPC Merger" and, together with the Intercompany Merger, the "IPC Mergers") with and into IPC Sub and (ii) IXnet Merger Sub will be merged (the "IXnet Merger" and, together with the IPC Merger, the "Mergers") with and into IXnet.

   Pursuant to the Agreement, each share of common stock, par value $0.01 per share ("Company Common Stock") of the Company will be converted, subject to certain exceptions, into the right to receive 5.417 shares (the "Exchange Ratio") of common stock, $0.01 par value per share ("Global Crossing Common Stock") of Global Crossing.

   In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, IXnet and Global Crossing, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning October 1, 1999 and ending September 30, 2009 prepared by the management of the Company, certain financial projections of IXnet for the period beginning October 1, 1999 and ending September 30, 2009 prepared by the management of IXnet and certain financial projections of Global Crossing for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of Global Crossing. In addition, we have compared certain financial and securities data of the Company, IXnet and Global Crossing with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Global Crossing Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company or IXnet.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, IXnet and Global Crossing or their respective representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company, IXnet and

Global Crossing as to the future operating and financial performance of the Company, IXnet and Global Crossing, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Global Crossing Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Mergers and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Mergers. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Mergers.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for IXnet and Global Crossing in the past and has been compensated for such services, including acting as co-lead manager for the initial public offering of IXnet common stock in August 1999 and acting as co-manager for Global Crossing's offerings of common stock, exchangeable preferred stock and cumulative convertible preferred stock in August 1998, December 1998 and December 1999, respectively.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to holders of Company Common Stock (other than CVC) from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                 /s/ Louis P. Friedman
                                          By: _________________________________
                                                    Louis P. Friedman
                                                    Managing Director

                                     D-2-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

   The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 21. Exhibits and Financial Statement Schedules.

   (i) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.1     Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 5.1     Opinion of Appleby, Spurling & Kempe as to the legality of the securities being registered (to be filed by amendment).
 8.1     Opinion of Appleby, Spurling & Kempe as to tax matters (to be filed by amendment).
 8.2     Opinion of Simpson Thacher & Bartlett as to tax matters (to be filed by amendment).
 10.31   Consent and Voting Agreement, dated as of February 22, 2000, among the
         Registrant, Cable Systems Holding, LLC and certain stockholders of IPC
         Communications, Inc. (incorporated by reference to Exhibit 2.1 to
         Registrant's current report on Form 8-K filed on March 2, 2000).
 23.1    Consent of Arthur Andersen (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of PricewaterhouseCoopers (filed herewith).
 23.7    Consent of PricewaterhouseCoopers (filed herewith).
 23.8    Consent of Appleby, Spurling & Kempe (included in Exhibits 5.1 and
         8.1).
 23.9    Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2).
 24.1    Power of Attorney of the Registrant (included on page II-4 of this
         Registration Statement).
 99.1    Consent of Salomon Smith Barney Inc. in respect of IXnet (filed herewith).
 99.2    Consent of Salomon Smith Barney Inc. in respect of IPC (filed herewith).
 99.3    Consent of Donaldson, Lufkin & Jenrette in respect of IXnet and IPC
         (filed herewith).

Item 22. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (e) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on April 12, 2000.

                                          Global Crossing Ltd.

                                          By: /s/ Leo J. Hindery, Jr.
                                             ----------------------------------
                                             Name: Leo J. Hindery, Jr.
                                             Title: Chief Executive Officer

                               POWER OF ATTORNEY

   Each person whose individual signature appears below appoints each of Leo J. Hindery, Thomas J. Casey and James C. Gorton as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, and all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

             /s/ Gary Winnick               Chairman of the Board and   April 12, 2000
___________________________________________  Director
               Gary Winnick

           /s/ Lodwrick M. Cook             Co-Chairman of the Board    April 12, 2000
___________________________________________  and Director
             Lodwrick M. Cook

          /s/ Leo J. Hindery, Jr.           Chief Executive Officer     April 12, 2000
___________________________________________  and Director
            Leo J. Hindery, Jr.

                                            Vice Chairman of the Board  April 12, 2000
___________________________________________  and Director
              Thomas J. Casey

                                            President, Chief Operating  April 12, 2000
___________________________________________  Officer and Director
               David L. Lee

                                            Senior Vice President and   April 12, 2000
___________________________________________  Director
               Barry Porter

                 Signature                            Title                  Date
                 ---------                            -----                  ----

             /s/ Dan J. Cohrs               Senior Vice President and   April 12, 2000
___________________________________________  Chief Financial Officer
               Dan J. Cohrs                  (principal financial
                                             officer and principal
                                             accounting officer)

           /s/ Robert Annunziata            Director                    April 12, 2000
___________________________________________
             Robert Annunziata

             /s/ Jay R. Bloom               Director                    April 12, 2000
___________________________________________
               Jay R. Bloom

           /s/ Joseph P. Clayton            Director                    April 12, 2000
___________________________________________
             Joseph P. Clayton

        /s/ William E. Conway, Jr.          Director                    April 12, 2000
___________________________________________
          William E. Conway, Jr.

         /s/ Canning Fok Kin-ning           Director                    April 12, 2000
___________________________________________
           Canning Fok Kin-ning

                                            Director                    April 12, 2000
___________________________________________
               Eric Hippeau

                                            Director                    April 12, 2000
___________________________________________
              Dean C. Kehler

          /s/ Geoffrey J.W. Kent            Director                    April 12, 2000
___________________________________________
            Geoffrey J.W. Kent

        /s/ Douglas H. McCorkindale         Director                    April 12, 2000
___________________________________________
          Douglas H. McCorkindale

           /s/ James F. McDonald            Director                    April 12, 2000
___________________________________________
             James F. McDonald




                                            Director                    April 12, 2000
___________________________________________
                Bruce Raben

            /s/ Jack M. Scanlon             Director                    April 12, 2000
___________________________________________
              Jack M. Scanlon

           /s/ Michael R. Steed             Director                    April 12, 2000
___________________________________________
             Michael R. Steed


                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.1     Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).

 5.1 Opinion of Appleby, Spurling & Kempe as to the legality of the securities being registered (to be filed by amendment).

 8.1 Opinion of Appleby, Spurling & Kempe as to tax matters (to be filed by amendment).

 8.2 Opinion of Simpson Thacher & Bartlett as to tax matters (to be filed by amendment).

 10.31   Consent and Voting Agreement, dated as of February 22, 2000, among the
         Registrant, Cable Systems Holding, LLC and certain stockholders of IPC
         Communications, Inc. (incorporated by reference to Exhibit 2.1 to
         Registrant's current report on Form 8-K filed on March 2, 2000).

 23.1    Consent of Arthur Andersen (filed herewith).

 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).

 23.3    Consent of KPMG Audit Plc (filed herewith).

 23.4    Consent of Deloitte & Touche (filed herewith).

 23.5    Consent of PricewaterhouseCoopers (filed herewith).

 23.6    Consent of PricewaterhouseCoopers (filed herewith).

 23.7    Consent of PricewaterhouseCoopers (filed herewith).

 23.8    Consent of Appleby, Spurling & Kempe (included in Exhibits 5.1 and
         8.1).

 23.9    Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2).

 24.1 Power of Attorney of the Registrant (included on page II-4 of this Registration Statement).

 99.1 Consent of Salomon Smith Barney Inc. in respect of IXnet (filed herewith).

 99.2 Consent of Salomon Smith Barney Inc. in resect of IPC (filed herewith).

 99.3    Consent of Donaldson, Lufkin & Jenrette in respect of IXnet and IPC
         (filed herewith).